UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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MetroPCS Communications, Inc.

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On March 4, 2013, MetroPCS Communications, Inc. (“MetroPCS” or “Parent”) announced that its indirect wholly-owned subsidiary, MetroPCS Wireless, Inc. commenced a private debt offering to certain institutional investors pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Private Placement”). In connection with the Private Placement, MetroPCS disclosed certain information to prospective investors in a preliminary offering memorandum dated March 4, 2013. Some of the information in the preliminary offering memorandum has not been previously disclosed publicly and is included below in the general form presented in the preliminary offering memorandum.

Unless stated otherwise or the context indicates otherwise, references to “Wireless,” “our company,” “the Company,” “we,” “our,” “ours” and “us” refer to MetroPCS Wireless, Inc. and our direct and indirect domestic restricted subsidiaries. Our ultimate corporate parent is MetroPCS Communications, Inc., a Delaware corporation, which we refer to as “MetroPCS Communications” or “Parent”. All of our capital stock is owned by MetroPCS, Inc., a Delaware corporation and the direct wholly-owned subsidiary of Parent and the direct parent of the Company. We refer to MetroPCS, Inc. as “HoldCo”.

Unless stated otherwise or the context indicates otherwise, references to “Deutsche Telekom” refer to Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, references to “T-Mobile Global” refer to T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschränkter Haftung organized and existing under the laws of the Federal Republic of Germany and a direct wholly-owned subsidiary of Deutsche Telekom, references to “T-Mobile Holding” refer to T-Mobile Global Holding GmbH, a Gesellschaft mit beschränkter Haftung organized and existing under the laws of the Federal Republic of Germany and a direct wholly-owned subsidiary of T-Mobile Global, and references to “T-Mobile” refer to T-Mobile USA, Inc., a Delaware corporation and a direct wholly-owned subsidiary of T-Mobile Holding; unless the context otherwise requires, references to “T-Mobile” refer to the combined company with regard to periods after the Transaction.

“Additional Deutsche Telekom Notes” means additional Deutsche Telekom Notes in an amount equal to $3.5 billion less the sum of (a) the principal amount of the notes issued in the offering of notes and (b) the principal amount of any other notes issued by Wireless to third-party investors after the execution of the Business Combination Agreement but prior to the Closing Date.

“combined company” refers to the combined businesses of Parent and its subsidiaries (including Wireless and its subsidiaries) and T-Mobile and its subsidiaries following consummation of the Transaction.

“Business Combination Agreement” means the Business Combination Agreement, dated October 3, 2012, among Parent, Deutsche Telekom, T-Mobile Global, T-Mobile Holding, and T-Mobile.

“Deutsche Telekom Notes Indenture” refers to an indenture containing covenants, events of default and other non-economic terms and conditions described in the description of notes attached as Exhibit G to the Business Combination Agreement, as amended pursuant to the letter agreement, dated December 5, 2012, between Parent and Deutsche Telekom (as such Exhibit G may be further amended from time to time, the “Deutsche Telekom Description of Notes”).

“Deutsche Telekom Notes” refers to $15.0 billion principal amount of senior unsecured notes to be issued by T-Mobile on or prior to the closing date of the Transaction (the “Closing Date”) to Deutsche Telekom, or a subsidiary of Deutsche Telekom, to refinance certain intercompany indebtedness owed by T-Mobile and its subsidiaries to Deutsche Telekom and its subsidiaries (excluding T-Mobile and its subsidiaries), together with the Additional Deutsche Telekom Notes.

“Existing Senior Notes” refers to Wireless’ outstanding 7 7/8% Senior Notes due 2018 and 6 5/8% Senior Notes due 2020.

“Issuer” refers to MetroPCS Wireless, Inc. with regard to periods prior to the consummation of the proposed combination with T-Mobile USA, Inc., a subsidiary of Deutsche Telekom AG, and to T-Mobile USA, Inc. with regard to periods after the proposed combination is consummated.

“notes” refers to Wireless’ Senior Notes due 2021 (the “2021 notes”) together with Wireless’ Senior Notes due 2023 (the “2023 notes,”), each a “series” of notes.

“Transaction” means the following transactions proposed to occur pursuant to the Business Combination Agreement:

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Parent will effect a recapitalization that includes (a) a reverse stock split (the “Reverse Stock Split”) of Parent’s common stock, which has a par value $0.0001 per share prior to the completion of the Transaction and will have a par value of $0.00001 per share following the completion of the Transaction, pursuant to which each share of Parent common stock outstanding as of the effective time of the Reverse Stock Split will represent thereafter one-half share of Parent’s common stock, and (b) a payment in cash of $1.5 billion (or approximately $4.06 per share pre-Reverse Stock Split), without interest, in the aggregate to the record holders of Parent’s common stock immediately following the effective time of the Reverse Stock Split (the “Recapitalization Payment”);

•

immediately following the Recapitalization Payment, Parent will issue and deliver to T-Mobile Holding or its designee shares of Parent common stock equal to 74% of the fully-diluted shares of Parent common stock outstanding immediately following the Recapitalization Payment (the “Stock Issuance”), and T-Mobile Holding will deliver to Parent all of the shares of capital stock of T-Mobile; and

•

unless otherwise agreed to by the parties, on the business day immediately following the closing of the Reverse Stock Split, the Recapitalization Payment and the Stock Issuance, HoldCo will merge with and into the Company, with the Company continuing as the surviving entity, and immediately thereafter, the Company will merge with and into T-Mobile, with T-Mobile continuing as the surviving entity.

“Senior Secured Credit Facility” refers to the Third Amended and Restated Credit Agreement, dated as of March 17, 2011, among the Company, as Borrower, the guarantors party thereto, the lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as modified by the Incremental Commitment Agreement, dated as of May 10, 2011 and as further amended and restated, supplemented or modified from time to time.

“Working Capital Facility” refers to a revolving unsecured credit facility with a maximum principal amount of $500 million that Deutsche Telekom (or one of its subsidiaries if the obligations of such subsidiary thereunder are unconditionally guaranteed by Deutsche Telekom) will make available for the benefit of T-Mobile and its subsidiaries, on the Closing Date, to be used for working capital and other general corporate purposes.

Risks Related to Our Business

We face intense competition from other telecommunications providers and new entrants in the marketplace and such competition may intensify in the future.

We compete directly in each of our markets with a number of facilities-based and non-facilities-based communications service providers. The communications industry is extremely competitive and the competition is increasing. The traditional dividing lines between local, long distance, wireless, cable and Internet service providers are also becoming increasingly blurred. Further, as the growth in the post-pay sector of the wireless industry continues to decrease, many of the largest nationwide competitors with significantly greater resources than we have and who have not traditionally focused on offering service on an unlimited, no long-term contract flat-rate basis are now focusing increasing attention on providing unlimited, no long-term contract flat-rate paid-in-advance services, either directly or indirectly through resellers or mobile virtual network operators, or MVNOs, significantly increasing competition and causing downward price pressures with aggressive sales and marketing campaigns. All of our national wireless broadband mobile competitors and certain of our regional competitors and MVNOs currently are offering unlimited service plans on a no long-term contract flat-rate basis in the areas where we operate. The competitive pressures of the wireless telecommunications industry may continue to cause other carriers to offer unlimited service plans or service plans on a no long-term contract flat-rate basis with increasingly large bundles of minutes of use or unlimited use at increasingly lower prices on a national coverage basis. Since we primarily serve major metropolitan areas where the national wireless broadband mobile carriers and MVNOs are also offering services and we believe the overall post-paid sector is experiencing slowing growth, we anticipate increased competition for unlimited, no long-term contract, flat-rate paid-in-advance services, which may be advertised, marketed, or promoted specifically to customers in our target demographic. This intense competition could cause reduced revenues, increased costs, lower profitability, and other adverse financial or operational consequences which could have a material adverse effect on our business, financial condition and operating results.

Our response to competitive pressures may result in increased costs or decreased prices over time.

Market prices for wireless broadband mobile services in general, and for flat-rate, no long-term contract, unlimited use of paid-in-advance services in particular, have declined over time and we anticipate prices will continue to decline with increased competition, including competition from carriers and MVNOs. Moreover, certain carriers we compete against, or may compete against in the future, offer additional services, such as wireline phone service, cable or satellite television, media and Internet, have broader geographic service areas, and are capable of bundling their wireless services with these other services in a package of services that we may not be able to duplicate at competitive prices. In response to all of the competitive offerings in the marketplace and falling market prices, in the future we may be required to add additional select features to our existing service plans, change our service plans, change the geographic areas included in our roaming, long-distance and other products and services, reduce our prices, or sell additional handsets, applications or content. We also evaluate our products, service offerings and the demands of our target customers regularly to be responsive to the competitive offerings, and may, as a result, amend, change, discontinue or adjust our products and service offerings, initiate or offer new permanent, trial or promotional product or service offerings or targeted promotional activities, reduced pricing, add additional features, subsidize the cost of handsets, or increase commission payments to our indirect dealers and increase our marketing and distribution costs. We cannot control the pricing decisions of our competitors and many of our competitors may continue to reduce their prices or offer promotions aimed at our existing and potential customers, which, combined with discounts afforded such competitors and their ability to bundle features and services, may result in lower prices, slower growth, higher costs and increased churn of our customer base. Further, any new or changed product and service offerings may not meet customer demands or may not succeed in the long term, or may not be as profitable as our current offerings. These new or changed product and service plan offerings may result in reduced revenues, increased expenses, lower profitability, and other adverse financial or operational consequences, which could have a material adverse effect on our business, financial condition and operating results.

Many of our competitors have significantly greater financial and other resources than us.

Many of our current and prospective competitors are, or are affiliated with, major companies that have larger and more robust networks and support systems and substantially greater financial, technical, personnel, marketing and lobbying resources and bargaining power than we have. Some have greater access to capital, cash reserves, and spectrum holdings; longer-established brands with better name recognition; larger geographic coverage areas, roaming territories, and third-party distribution networks; better in-building coverage; unique intellectual property; exclusive distributorship arrangements for certain popular brands of handsets, applications and content; a larger market share; and more advanced technology than we have, all of which may affect our ability to compete successfully. Our lack of access to these resources may inhibit our ability to respond to our competition.

Many of our competitors also have established relationships with a larger base of current and potential customers and, due to their size and bargaining power, may obtain discounts or may have exclusive access to desired handsets, content, features, and services that our customers or prospective customers may want, expect or demand. Many of our competitors with greater access to capital and production and distribution resources also have entered into or may enter into exclusive deals with vendors and suppliers, including handset vendors, wireless application developers, content providers and service providers, or may cause such vendors to only develop products or services usable on their spectrum. For example, we currently do not have access to sell certain popular brands of handsets, such as the iPhone (although the combined company will sell Apple products), which several of our largest competitors sell. As handset, application, and content selection and pricing are increasingly important to customers, the lack of availability to us of some of the latest and most popular handsets, applications, and content, whether as a result of exclusive dealings, volume discounting, inventory shortages or otherwise, could put us at a significant competitive disadvantage and could make it more difficult for us to attract and retain our customers, especially as our competitors continue to aggressively offer handset promotions with increased features, content, functionality and applications. Similarly, we believe we pay more, on average, than other national wireless broadband mobile carriers for our handsets and, if this trend continues and new technologies force us to offer new handsets, including those with increased costs due to increased features and functionality, we could be forced to further subsidize the price of our handsets and pay higher sales commissions on the sale or upgrade of handsets, which could adversely affect our business, financial condition and operating results. Our competitors have licensed spectrum which is not always in the same bands as our spectrum and the extent to which future handsets will be compatible across all bands of spectrum is uncertain. Accordingly, in the future, we may not achieve the same economies of scale with respect to handsets as we enjoy today. These advantages may allow our competitors to offer products and services (such as handsets, devices, handset subsidies, higher commissions to distributors and dealers, broader geographic coverage, more facilities or services, and greater bundled features, applications and content) that we do not and cannot offer, offer lower prices, market to broader customer segments, and offer service over larger geographic areas. Our failure to respond timely to competition could reduce growth, revenue, market share and net income, and could increase our costs and customer churn. All of these risks, if realized, could have a material adverse effect on our business, financial condition, and operating results.

Our competitors may take government subsidies which may give them a competitive advantage.

Some of our competitors have taken advantage of, or may in the future take advantage of, governmental loan, grant or credit programs, or universal service fund payments, which may allow them to offer products and services for lower prices, with lower costs, increase their revenue and growth while reducing churn, or allow them to provide service without charging customers in areas that may be uneconomical for us to serve without taking advantage of such programs. We have chosen not to participate in such programs at the current time. If we continue not to, or are unable to, participate in such governmental programs and our competitors participate in such programs, it could have a material adverse effect on our business, financial condition, and operating results.

We may not be able to respond quickly or effectively or at all to new marketing and sales initiatives launched by our competitors.

Many of our competitors have far greater sales and marketing resources with far larger sales and marketing budgets than we do. We generally have had, and anticipate in the future having, less sales and marketing resources and less brand recognition than our competitors, and we have spent, and anticipate spending, less on sales and marketing than our competitors. We do not know and cannot anticipate what sales and marketing initiatives our competitors may launch or the magnitude of their efforts, including offering exclusive devices, services, features, or content, or offering discounted or free products or services and reimbursement of cancellation fees. We generally do not have the resources to respond, or we may be unable or unwilling to spend the amounts necessary to effectively respond, to all sales and marketing initiatives of our competitors and consequently our efforts may be ineffective, inadequate, or may be delayed as a result of internal billing, customer care or other operational systems, which may allow our competitors to gain competitive share and negatively affect our brand and sales and marketing efforts. We also may not have time to conduct extensive customer focus groups or sales trials before launching our sales and marketing initiatives companywide. As a result, our sales and marketing initiatives may not adequately respond to our competitors’ sales and marketing initiatives or may not meet customer expectations or demands. Additionally, our marketing, sales, advertising or promotional initiatives can result in significant expenses and in the end the initiatives may not result in the acquisition of new customers or the retention of customers. Further, our business model is premised on achieving and maintaining a low cost structure, of which one component is centralizing certain sales and marketing activities and designing and implementing major sales and marketing efforts across all of the metropolitan areas we serve. Such centralization of our marketing efforts may allow our competitors to offer local or regional marketing initiatives and promotions to which we do not or cannot effectively respond. If we are unable to respond quickly, effectively, or at all, to new marketing and sales initiatives launched by our competitors, we could experience lower sales, lower revenues, increased costs, increased churn, and decreased profitability, any of which could have a material adverse effect on our business, financial condition, and operating results.

Our inability to increase, maintain or strengthen our brands and brand awareness may reduce our ability to attract and retain customers, which could materially adversely affect our business, financial condition and operating results.

We historically have spent less on advertising than our competitors. Many of our competitors have better developed and longer established brands with better name and brand awareness and recognition. With increased competition in the wireless telecommunications industry, in particular for unlimited, paid-in-advance services for a flat rate, we believe brand, brand awareness, advertising, marketing and promotional activities are, and will remain, critical to the success of the business. Developing, promoting and maintaining our brands and brand awareness require consistent capital investment and expense and there can be no assurance that our investment in such or the promotion of our brands and brands awareness will be successful. If we fail to develop, promote and maintain strong brands and images, or our efforts to promote our brands and increase our brand awareness are unsuccessful, it could reduce our ability to attract and retain customers which could lead to greater churn, lower growth, reduced revenues, and lower profitability, all of which could have a material adverse effect on our business, financial condition and operating results.

We may face additional competition from existing or new entrants as a result of future governmental allocations or reallocations of spectrum, future FCC auctions of spectrum, private sales, and/or through legislative change or actions by the FCC allowing the development of new products and services by existing competitors and allowing other non-telecommunications businesses to enter the industry.

The FCC in the past has taken, and may in the future take, steps to make additional spectrum available for terrestrial mobile wireless services. Any auction and licensing of new spectrum, sale of existing spectrum or relaxation of requirements on or flexibility with respect to existing spectrum licenses, may result in new competitors and/or allow existing competitors to acquire additional, or make use of existing, spectrum, which could allow them to offer services competitive with our services or offer services that we may not be able to offer, or offer on a competitive basis, with the licenses we hold. For example, in March 2010, the FCC released its National Broadband Plan which recommends that the FCC make available 500 MHz of spectrum for broadband wireless services within the next ten years of which 300 MHz is recommended to be made newly available for mobile use within five years. Of this 300 MHz of spectrum, 70 MHz is recommended to be made available through the auction of allocated, but unassigned spectrum. In addition, 110 MHz is recommended to become available through the revision of existing technical and service rules for wireless communication services, or WCS, and mobile satellite services. Further, 120 MHz of spectrum may become available from digital television broadcasters through an incentive auction. The FCC recently has adopted changes to the existing technical and services rules for WCS, which may make it more usable to provide services competitive with our services. The FCC also recently adopted a co-primary terrestrial allocation for 40 MHz of mobile satellite services and granted such licensees additional flexibility to lease spectrum under spectrum manager lease arrangements. This 40 MHz of spectrum has been purchased out of bankruptcy by a major satellite services provider and the transfer of this spectrum has been approved. The FCC also adopted an Order allowing the licensee of this spectrum to offer terrestrial-only service. Such additional flexibility allows this satellite provider to have the ability to offer terrestrial mobile broadband wireless services that may compete with the services we offer. In addition, Congress recently passed legislation providing the FCC with authority to conduct incentive auctions, including an incentive auction of DTV spectrum, and which requires the FCC to auction and license up to 65 MHz of spectrum, including AWS-3 and up to 15 MHz of AWS-2, by early 2015 and the FCC has initiated rulemakings to implement such incentive auction authority and to auction 10 MHz of AWS-2 spectrum. In addition, some companies in non-telecommunications businesses, including cable, energy and utility companies, also are expanding their services to offer communications and broadband services. Moreover, some companies in non-regulated portions of the telecommunications industry, such as Internet search engine companies, are offering products and services that compete with our more highly regulated services. Some of these companies also are offering these services using unlicensed spectrum. We cannot control most of these factors and the continuing consolidation and resulting economies of scale and access to greater resources by our competitors and additional competition could result in slower growth, reduced revenues, increased churn and lower profitability, all of which could have a material adverse effect on our business, financial condition and operating results.

FCC build-out requirements may cause competitors to build out spectrum sooner and could cause additional competition sooner.

The FCC has taken actions, and may take further actions, to impose construction requirements on broadband mobile wireless licensees. For example, the revision of the WCS requirements has been, and mobile satellite service rules may be, coupled with more stringent build-out requirements than these licensees previously had or that our spectrum had in the past. Recently, one of the largest holders of WCS licenses reached an agreement with the satellite radio service providers that may allow increased use of WCS spectrum for broadband mobile services. Also, the FCC has taken, and in the future may take, regulatory actions designed to provide greater capacity and flexibility to other licensees, including our competitors, and could allow companies that are not currently our competitors to offer competing products and services. And, as it did in approving a transaction involving satellite service provider SkyTerra (now known as LightSquared), the Commission may condition its approval of a license transfer or additional flexibility by requiring the acquirer or licensee to meet new stringent build-out or construction requirements and other conditions. Stringent construction requirements could be detrimental to us by fostering increased competition or increased competition at an earlier date. If the FCC imposes more stringent build-out requirements, it could lead to increased competition which could reduce our revenue, increase our churn, and reduce our profitability which could have a material adverse effect on our business, financial condition and operating results.

The continuing consolidation in the wireless industry through mergers, acquisitions and joint ventures also is creating increased competition and marketing initiatives.

Joint ventures, mergers and strategic alliances in the wireless industry have resulted in, and if the trend continues, will continue to foster, larger competitors competing for a limited number of customers. Currently, two of the largest national wireless broadband mobile carriers serve in excess of 60% of all wireless customers in the industry and may have dominant market power. The two largest national wireless broadband mobile carriers currently also earn a significant portion of all earnings related to wireless services, and hold commanding spectrum and other resource positions, which may give them the ability to dominate the wireless industry through exclusive handset arrangements and otherwise. In addition, the refusal of these dominant carriers to provide critical inputs, such as roaming services, on reasonable terms to others, including us, could give them market power for wireless broadband mobile services. In addition, one of the largest national wireless broadband mobile carriers recently closed on the acquisition of an additional 20 MHz of AWS spectrum in most metropolitan areas in the United States and the other has received flexibility with respect to certain spectrum it holds. In addition, one of the other largest wireless broadband mobile carriers recently was granted flexibility with respect to wireless communications services spectrum it holds and has acquired and has publicly announced additional transactions to acquire spectrum and other business operations from other wireless broadband mobile carriers. Further, another of the other large wireless broadband mobile carriers has announced a transaction in which a substantial amount of its equity will be acquired by a large foreign corporation with foreign wireless and wireline telecommunications operations and is in the process of trying to acquire the remaining shares of its majority-owned 4G wireless broadband mobile carrier. With the increased competition, industry consolidation, and with the effect of the aggregate penetration of wireless services in all metropolitan areas, which has made it more difficult to attract and retain customers, our operating results could be adversely affected by such larger competitors with greater resources and means to compete and our ability to grow may be hindered which could have a material adverse effect on our business, financial condition and operating results.

We may be unable to successfully develop and profitably incorporate wireless data services into our service offerings in the future.

Wireless broadband mobile data services are increasingly becoming a meaningful component of many wireless broadband mobile carriers’ strategies and financial results, including ours. Considerable demand exists for high-speed data services. The largest national wireless broadband mobile carriers have invested (and we expect will continue to invest) significant resources to develop and deliver these new data services to their customers and to use the ability to provide such services to differentiate their services and to compete against others. Currently, we offer wireless data services that are not in certain metropolitan areas as robust as those offered by some of our competitors, and may never be, and we do not offer certain wireless data services offered by our competitors, such as services for tablets and laptop computers. As market prices for wireless voice services continue to decline, if we are unable to offer such new data services or offer such services on competitive terms, we may not have sufficient revenue to offset the decline in wireless voice revenues. Similarly, as customers increasingly demand wireless broadband mobile data services as part of the core feature set of their wireless services, the failure to offer such services or offer them on a competitive basis with our competitors could reduce sales, slow growth, reduce revenues, and increase churn. If such events occur, it could have a material adverse effect in our business, financial condition and operating results.

While we anticipate that our 4G LTE network will have sufficient capacity to meet our anticipated needs of our customers for the services we currently offer or intend to offer to our customers in the near term, we have limited experience with our customers’ demands for high-speed data services, as well as the number of customers for such services or the effect of any new services that we may plan to launch in the future on our networks. Industry trends, as well as our own experience, suggest that demand for data services and the amount of data consumed by a subscriber will continue to grow. In addition, unless we secure additional spectrum, we may not offer certain wireless data services our customers may desire and demand or we may be unable to do so because of technical, cost or other issues. In order for our 4G LTE deployment to be successful, we will need to continue to effectively increase the capacity of our data networks and to design and implement new data sales and marketing initiatives, including new services to support our deployment of 4G LTE. In addition, we have not, and may not, gain access to certain of the handsets, operating systems, applications or proprietary data content available to our competitors, or have 4G LTE roaming on terms that allow us to continue to offer unlimited services. If we are unable in the future to successfully incorporate the most advanced wireless data services, including certain 4G LTE technologies, into our service offerings or gain access to popular handsets, applications and content, or 4G LTE roaming on prices that allow us to offer it on an unlimited basis, our customer additions and ARPU could decrease and our churn could increase. Third party studies suggest that, while the volume of mobile data use will increase exponentially in the future, the profitability of such services may decline or evaporate and, as a result, we may be unable to maintain or improve our ARPU or our margins. Further, competitors have launched data plans, such as multi-device data plans, which may cause our potential customers to not subscribe to our services or cause our existing customers to churn. We also could experience higher than anticipated usage of our services that could result in not meeting customer expectations in connection with the performance of our services. As a result, we may be required to spend additional capital to increase the capacity of our networks or purchase additional spectrum. Since we have limited spectrum in some of our metropolitan areas, we may be unable to meet customer demand for service, which may lead to us having to limit service in those metropolitan areas, limit the handsets sold or limit usage or applications usable by customers, adopt tiered pricing service plans or lower our prices, forego unlimited plans, raise prices for data plans, or engage in network management technologies and practices our customers may not want or like. If we are unable to meet the customer demand for our data services, it could have a material adverse effect on our business, financial condition and operating results.

Additionally, certain of our content contracts currently have, and future content contracts may have, minimum purchase commitments to purchase content exclusively from a single provider, or other obligations or limitations. If we fail to accurately predict the type and amount of content our customers will demand or prefer, it could result in excess costs and expenses we cannot recover from our customers or in our inability to offer our customers the content they desire or demand, which could have a material adverse effect on our business, financial condition and operating results.

We do not develop or manufacture any products and are dependent on third parties for the development of products, content, applications and services, including access to most data, music and video content, applications, and access to new handsets to deliver these advanced services. As a distributor and not a manufacturer of products, content and applications, we do not control the availability, retail price, design, function, quality, reliability, customer service or branding of these products, content, applications and services, nor do we directly control all of the marketing and promotion of these products and services. The decisions of these third parties could negatively impact our ability to market and sell our products and services, our business plans, goodwill, and reputation. Further, if we are unable to obtain access to such services, content, or applications, incorporate such services, content, or applications into our service offerings, or purchase handsets, applications, content or services from third parties at a reasonable cost and on a timely basis in the future, it could have a material adverse effect on our business, financial condition and operating results. If we do not offer the products, services or content that our customers want or demand, it could result in slower growth, increased churn, and/or reduced revenue, which could have a material adverse effect on our business, financial condition and operating results.

The increasing adoption of smartphones with Android operating system may limit our ability to differentiate our services by features, functions, content or applications.

Historically, one of the ways we have differentiated our services is to offer features, functions, content or applications as part of a bundled service. We are offering an increasing number of smartphones with the Android operating system which includes a number of the features or functions that we previously bundled with our service. Further, the Android operating systems allows customers to download and use applications which substitute for features, functions or services we used to bundle with our services. Finally, with the rise of html browsers and the ready access to content on the Internet, our ability to differentiate our services based on the content that we may make available to our subscribers may be diminishing. If we are unable to differentiate our services using features, functions, content or applications bundled with our service, we may have difficulty competing with competitors which may have services that have broader geographic coverage, faster speeds, or other aspects our customers want, expect, demand, or desire. If we are unable to differentiate our services, we may have increased churn, reduced gross additions, lower revenues, and reduced profitability, which could have a material adverse effect on our business, financial condition or operating results.

We may have difficulty meeting the demands placed on our network by data products.

We are increasingly selling, and may in the future sell even larger numbers of, handsets, devices (such as devices using the Android operating system), services and content that place a higher demand on our existing networks than handsets, devices, services and content we have historically sold. Industry trends, as well as our own experience, suggest that the demand for data services and the amount of data that will be consumed by a subscriber will continue to grow. We may not be able to satisfy the demands that these handsets, devices, services and content place on our network, we may not be able to profitably provide the data services used by these devices, and these devices, services and content may cause network congestion, strain the resources we devote to, and our ability to engage in, network management and limit our ability to meet the demands and expectation of our customers. We predominately offer data services using 1xRTT CDMA while most of our competitors use EVDO or other technologies which offer higher data speeds. In addition, because of our limited bandwidths for 4G LTE, our 4G LTE data speeds will not be as fast as those competitors who are using wider channels to offer 4G LTE or other high-speed services. As a result, customers may not find our data services as attractive as those of our competitors. If we are unable to satisfy the demands of these new devices, services and content on our existing networks, we may be unable to offer these services profitably, these devices, services and content may cause network congestion and issues with respect to our existing customers, or we may have to raise prices or forego our unlimited service model, such that we may lose customers and may have difficulty attracting new customers. In addition, in order to meet the capacity demands of these new devices, services and content for data usage, we may be required to spend significant capital to build additional network capacity, lease additional sites, build additional DAS systems, purchase additional spectrum, redeploy spectrum from 4G LTE to CDMA or EVDO, refarm our CDMA spectrum to 4G LTE, or undertake other expenses or actions which could increase our costs. We also may be required to invest in technologies which have a shorter depreciable life which could increase our depreciation or result in write-offs. These demands also may require us to engage in network management technologies and practices which customers may find undesirable. All of the above could have a material adverse effect on our business, financial condition and operating results.

Our operations require continued capital expenditures and working capital, and we cannot guarantee that we will be able to obtain suitable financing to fund such capital requirements.

Our business strategy involves competing in major metropolitan areas, all of which have significant established competition from other providers. To compete effectively, we must continue to enhance our networks and services, expand our geographic coverage, and increase capacity. If we fail to do so, or our customers or potential customers develop a perception that our services are not on par with our competitors, it could reduce our growth or increase our churn. As a result, we have invested, and expect to continue to invest, a significant amount of capital in the future to construct, maintain, expand, increase capacity, upgrade and operate our networks, billing, customer care and information systems, to implement our business plans, including growing our 4G LTE network, and support future growth of our wireless business. We cannot give any assurance that we can, will or will be able to make such future capital expenditures, or that our future capital expenditures will generate a positive return, or that we will have adequate capital available to finance future expansions, upgrades and enhancements to our networks. Further, our funding needs may increase if we pursue other opportunities such as spectrum acquisitions, acquisitions of assets or other strategic transactions, expansion into new markets or further geographic expansion, or upgrade our networks to new technology. There can be no assurance that sufficient funds will be available to us under our existing indebtedness or otherwise. Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the FCC, and applicable to us, could limit our ability to attract additional equity financing outside the United States. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions, or purchase additional spectrum, thus limiting our ability to expand our business which could have a material adverse effect on our business, financial condition and operating results.

Historically, we have been able to finance our needs and service our debt from cash internally generated from our operations and various debt and equity offerings. Our success and viability therefore now depends on, and may in the future depend on, our ability to maintain and increase revenues and to raise additional capital, when and if needed, on reasonable terms. We may not have the cash or be able to arrange additional financing, whether debt, equity or otherwise, to fund our future needs on terms acceptable to us or at all. In addition, if a change of control triggering event occurs, we may be required to repurchase or repay a significant portion of our outstanding debt. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our working capital and other liquidity needs, or at all. Further, as our operations grow, it may be more difficult to adapt and modify our business plan based on the availability of funding.

If our current cash and excess internally generated cash flows are insufficient for our current and future needs or to service our debt, we may be forced to sell additional equity, seek additional debt financing, borrow additional amounts under our existing Senior Secured Credit Facility or other credit facilities, refinance our existing indebtedness in the capital markets, sell markets, spectrum or our business, curb or moderate our growth, raise our prices, or delay certain of our planned expansion or other initiatives, additions of capacity, and technological advances. However, our Senior Secured Credit Facility and indentures and supplemental indentures governing our Existing Senior Notes and the notes offered hereby limit, and the Deutsche Telekom Notes Indenture is expected to limit, the Issuer’s ability to incur additional indebtedness. The Issuer’s ability to arrange additional financing will depend on, among other factors, its credit ratings, the prospects for its business, its leverage, financial and operating performance, general economic, financial, legislative and regulatory conditions, competitive practices, consumer credit conditions, consumer confidence, unemployment rates and prevailing capital market conditions. Many of these factors are beyond the Issuer’s control. If the Issuer incurs significant additional indebtedness, or if it does not continue to generate sufficient cash from its operations, its credit ratings could be adversely affected, which would likely increase its future borrowing costs and affect its ability to access additional capital.

Failure to obtain suitable financing when needed could, among other things, result in our inability to continue to expand our businesses as planned or to meet competitive challenges; reduced growth; foregone strategic opportunities; delays and/or reduced network deployments, upgrades, capital expenditures, operations, spectrum acquisitions and investments; and restructuring or refinancing our indebtedness prior to maturity or selling additional equity or seeking additional debt financing, all of which could have a material adverse effect on our business, financial condition and operating results, and on an investment in our common stock or in our indebtedness.

We may be unable to acquire additional spectrum in the future at a reasonable cost or at all.

Because we offer predominately unlimited calling and data services for a flat rate, our customers tend, on average, to use our services more than the customers of other wireless broadband mobile carriers. We believe, based on industry trends and our own experience, that the average data usage of our customers may continue to rise. While the combination with T-Mobile will provide us with significant additional spectrum, absent the closing of the Transaction, we anticipate we will need to acquire additional spectrum in order to continue our customer growth, expand into new metropolitan areas, maintain our quality of service, meet increasing customer demands and data usage, or to allow the deployment of new technologies. Over the past several years we have tried to acquire spectrum from a number of sources, including participating in government auctions and private transactions, but we have not been successful. In addition, there is no assurance that additional spectrum will be made available by Congress or the FCC, through auction or otherwise, or through private market transactions, on a timely basis, on terms and conditions or under service rules that we consider to be suitable for our commercial uses, or that any available spectrum will be compatible with our existing spectrum or networks, or that we will be able to acquire additional spectrum from the FCC or from third parties at a reasonable cost or at all. Furthermore, the continued aggregation of spectrum by the largest nationwide carriers may reduce our ability to acquire spectrum from other carriers. In addition, the FCC may impose conditions on the use of new wireless broadband mobile spectrum, such as heightened build-out requirements, limited renewal rights, clearing obligations, or open access requirements that may make it less attractive, or less economical to acquire such spectrum. The FCC has recently initiated a notice of proposed rulemaking to examine whether the current spectrum screen used in acquisitions of spectrum should be changed or whether a spectrum cap should be imposed. Further, the FCC may refuse to approve an acquisition and transfer of spectrum licenses from others or our investments in other license holders. Finally, Congress recently enacted legislation that prohibits the FCC from limiting participation in auctions; however, the FCC retains its ability to enforce rules of general applicability such as limits on spectrum aggregation. This provision may circumscribe the FCC’s ability to limit eligibility on an auction by auction basis. If the FCC does not adopt a rulemaking limiting eligibility for the auction of new spectrum, we may have difficulty acquiring such spectrum for prices we can afford, or at all. If additional spectrum is unavailable on reasonable terms and conditions when needed, unavailable at a reasonable cost, or unavailable without conditions that impose significant costs or restrictions on us, we may not be able to continue to increase our customer base, meet the requirements of our customers’ usage of our services or to offer new services and as a result we could lose customers or revenues, which could have a material adverse effect on our business, financial condition, and operating results.

Further, if we participate in a future FCC auction for additional spectrum or other governmental benefits, the FCC anti-collusion rules place certain restrictions on business communications and disclosures by participants in an FCC auction. These anti-collusion rules may restrict the normal conduct of our business and/or disclosures relating to an FCC auction, which historically have lasted between three to six months or more. These restrictions could have an adverse effect on our business, financial condition and operating results.

If we undertake mergers, acquisitions or strategic transactions, including a combination with T-Mobile, that could result in operating difficulties, dilution and distraction from our business.

We presently have announced that we have entered into the Business Combination Agreement with T-Mobile, and if such should not be completed, we may in the future determine to expand our business, the markets in which we operate or the services that we provided, through the acquisition of selected spectrum or operating markets from other communication service providers, the acquisition of additional spectrum from any FCC auctions or auctions in other countries or from third parties, the acquisition of other communication service providers or through business combinations or other strategic transactions. Any such transactions, including the one with T-Mobile, can entail risk, may not be consummated, may require a disproportionate amount of our management and financial resources, may require us to sell additional equity or debt, may divert management’s attention, and may create various operating difficulties and expenditures, among which may include:

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uncertain revenues and expenses, including difficulty in achieving projected synergies, with the result that we may not realize the growth in revenues, anticipated cost structure, profitability, or return on investment that we expect;

•	difficulty integrating the acquired business, technologies, services, spectrum, products, operations and personnel of the acquired businesses;

•	difficulty maintaining uniform standards, controls, policies and procedures;

•	difficulty converting customers to or retaining customers with our network, services, customer care and billing platforms;

•	disruption of ongoing business;

•	impact on our cash and available credit lines for use in financing future growth and working capital needs;

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triggering the change of control provision in our Senior Secured Credit Facility, the indentures and supplemental indentures governing our senior notes, and the change of control agreements of our officers, and acceleration of vesting equity and other incentive awards under our equity incentive plans;

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obligations imposed on us by counterparties in such transactions that limit our ability to obtain additional financing, our ability to compete in geographic areas or specific lines of business, or other aspects of our operational flexibility;

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increasing cost and complexity of assuring the implementation and maintenance of adequate internal control and disclosure controls and procedures, and of obtaining the reports and attestations required under the Exchange Act;

•	potential unknown liabilities, difficulties, business disruptions, and unforeseen increased control in operating expenses or regulatory conditions associated with such transactions;

•	loss of or inability to attract and retain key personnel;

•	delayed implementation of services, products and technology pending any regulatory approval of such transaction;

•	impairment of relationships with employees, customers, suppliers, distribution channels or vendors;

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difficulties in consolidating and preparing our financial statements due to poor accounting records, weak financial controls and, in some cases, procedures at acquired entities not based on U.S. GAAP or in compliance with financial or disclosure controls required under Sarbanes-Oxley;

•	changes to our business, our distribution strategies, our business model or our service plans;

•	inability to predict or anticipate market developments and capital commitments relating to the Transaction; and

•	with respect to any spectrum acquisition in a foreign country, difficulties and expenditures associated with operating in a foreign jurisdiction.

The synergies and anticipated benefits to us of any strategic transaction, acquisition or merger may materialize more slowly than anticipated or may never materialize. Future investments, acquisitions, dispositions, business combinations, or similar arrangements could result in dilutive issuances of our equity securities, the reduction in our cash reserves, the incurrence of additional debt, contingent liabilities or amortization expenses, write-offs of goodwill, complications in our business, changes to our existing business or business model, and triggering of change of control provisions in our Senior Secured Credit Facility, and in the indenture, and the supplemental indentures governing our senior notes and in the change of control agreements of our officers, any of which could have an adverse effect on our business, financial condition and operating results.

Additionally, our expected growth and any acquisitions or business combinations will also require stringent control of costs, the incurrence of costs associated with negotiating and finalizing transactions, costs associated with integration planning and the achievement of projected synergies, diligent management of our network infrastructure and our growth, integration planning, increased capital requirements, increased costs associated with marketing activities, the attraction and retention of qualified management, technical and sales personnel, the training and management of new personnel, and the design and implementation of financial, disclosure and management controls. Our growth will, and any acquisitions or business combinations may, challenge the capacity and abilities of existing employees and future employees at all levels of our business, our networks, and the controls and systems we have implemented. Failure to successfully manage our growth and any acquisitions or business combinations and to consummate such acquisition or business combination could increase our costs and adversely affect our level of service, which could have a material adverse effect on our business, financial condition and operating results.

Our business strategy may not succeed in the long term.

Our business strategy historically has been to offer predominately unlimited wireless broadband mobile services predominately on a paid-in-advance basis for flat monthly rates without requiring a long-term service contract or a credit check. While we anticipate we will continue our strategy for the future, our service plans may not continue to meet our customers’ or potential customers’ needs, expectations or demands, competitive offers could prove to be unprofitable in the long term, we may be unable to continue to offer unlimited services profitably, or our service plans could prove to be unsuccessful in the long term. A number of other wireless broadband mobile carriers, resellers and MVNOs are offering, and in the future may offer, service plans similar to, or competitive with, our service plans with more extensive geographic coverage than ours, better brand awareness, lower prices, more features, greater speeds, more handset or device selection, greater or different distribution channels, and other differentiating features. Certain of our competitors have begun offering data plans which could limit our growth in family plans and could increase churn. If our business strategy is unsuccessful, we may be forced to alter our product and service offerings, distribution strategies, operating methods and processes, cost structure, business model, pricing plans, and geographic focus, which could lead to lower revenues, higher expenses, lower profitability, higher churn, and other adverse financial or operational consequences, all of which may have a material adverse effect on our business, financial condition and operating results.

We plan for a certain amount of and type of usage from our customers and a certain mix of customers on our service plans. If we have a disproportionate number of our customers on our lower priced service plans, if our customers do not purchase our service plans in the mix we anticipate, if we lower our prices to remain competitive, or if our customers use more services, such as data, roaming, domestic or international long distance, than we provide or purchase from third parties it could result in lower revenues, higher expenses, lower profitability, and other adverse financial or operational consequences, which could have a material adverse effect on our business, financial condition, or operating results.

Our tax inclusive plans make us susceptible to increases in taxes and regulatory fees.

We offer service plans that include applicable taxes and regulatory fees for a flat fee and, as a result, we assume the risk of any change in taxes and regulatory fees. The government and regulatory agencies may increase the taxes and regulatory fees applicable or payable on our services and we may be at a greater risk from such increases because of budget shortfalls and regulatory policies. We do not have any control over changes in tax rates, laws, regulations or rulings, or federal and state tax assessments. If the government or regulatory agencies increase the taxes or regulatory fees that are attributable to our services, or change the services on which such taxes or regulatory fees are to be paid, change the methodology used to attribute revenues in a broadband service plan to its various constituent services, or change the characterization of our service, it could increase our costs and negatively impact the profitability of our services. In addition, if we attempted to pass through such increased taxes and regulatory fees to our customers, we could experience increased churn, decreased revenues, or slower customer growth. If we experience lower profitability, lower margins, increased churn, decreased revenues or slower growth or decreased sales, it could have a material adverse effect on our business, financial condition and operating results.

A failure to meet the demands of our customers could adversely affect our business, financial condition and operating results.

Customer demand for our products and services is impacted by numerous factors including, but not limited to:

•	the different types of products, services, applications and content offered and the prices for and range of service plans, products, services, applications and content;

•	service content, features, data speeds, technology, coverage, compatible handset options, distribution, service areas, network speed, capacity, operability and quality;

•	customer perceptions;

•	competition and competitive offers;

•	economic conditions;

•	the pricing structures used by our competitors; and

•	customer care levels.

Managing these factors and customers’ expectations of these factors is essential in attracting and retaining customers. We continually incur capital expenditures and operating expenses in order to improve and enhance our products, services, applications and content to remain competitive and to keep up with our customer demand, which include capital expenditures and expenses to expand the capacity and coverage of our network, to replace older technology or migrate to new technology platforms, vendors or services, to enhance or upgrade our networks, including capital expenditures and expenses to upgrade to future generation technologies, to purchase additional spectrum and necessary infrastructure equipment, to implement new or different services, service plans, handsets and related accessories to meet customer needs, to purchase or license additional services, applications or content, and to secure the necessary governmental approvals and renewals of our licenses necessary for our operations. Delays or failure to improve and enhance our products and services and expand the capacity of and upgrade our network to remain competitive and to keep up with our customer demand could limit our ability to meet our customer demands or customer expectations. Further, even if we improve and enhance our products, services, applications and content and expand the capacity of and upgrade our network, there can be no assurance that our existing customers will not switch to another wireless provider or that we will be able to attract new customers. If we are unable to meet our customer demands or customer expectations, including providing customers with a reliable and compatible network and devices, or manage our sales, marketing, distribution, advertising, customer support, billing and collection, we may have difficulty attracting and retaining customers, which could increase our churn, reduce sales, result in slower growth, increase operating costs, reduce our profitability, and decrease our revenue, all of which could have a material adverse effect on our business, financial condition and operating results.

Similarly, if our vendors deliver new products, services, applications or content that do not work as anticipated, deliver such products, services, applications or content later than expected, fail to meet customer expectations, or fail to operate properly, we may not receive revenue on our investment in such new products, services, applications or content. For example, if a 4G LTE handset is lacking in certain features that our customers expect or the handset does not have the battery life or operating system our customers demand, our existing and potential customers may not purchase the handsets or customers who have purchased such handsets may return such handsets or churn. Further, we presently provide limited subsidies for handsets to our customers, so the price of the handset may also reduce the demand for the handsets and we will incur an expense equal to the difference between the price we pay for the handset and the price we receive from the customer. This could have a material adverse effect on our business, financial condition and operating results.

We may not be successful in continuing to grow our customer base.

Our business plan assumes continued growth in our customer base. Our ability to grow our customer base and achieve the customer penetration levels that we currently believe are possible with our business model in our markets is subject to a number of risks, some of which we do not control, including:

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our customers’ demand for our products and services and our ability, or our suppliers’ ability, to obtain or offer and provide products, services, applications or content which our current or prospective customers demand, want, expect or need, or for prices that they are willing to pay;

•	competition from existing or new competitors;

•	our ability to differentiate our products, services, applications or content from the products, services, applications or content offered by our competitors;

•	higher than anticipated churn, or lower than anticipated gross additions;

•	our ability to increase our network capacity, manage our network, or maintain network reliability to keep up with and meet increasing customer demand;

•	our ability to upgrade our network in the future to provide the products, services, applications or content that our customers want, expect or demand;

•	our ability to offer data services at speeds and prices that our customers want, expect or demand and that are attractive compared to the data services offered by our competitors;

•	limitations in our customer service, billing and other systems;

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our ability to manage our inventory and adequately forecast our inventory needs, such as handset quantity, quality and type, and to meet customer demand for our products, services, applications or content;

•	our ability to provide service in areas or provide applications or content wanted, expected or demanded by our current and prospective customers;

•	our ability to attract, retain and appropriately incentivize our distribution channels, including our indirect agents and dealers for our products and services;

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our ability to increase the relevant coverage areas in our existing markets, to enter into or expand our roaming arrangements to areas that are important to our customers or to allow us to offer services at all or at rates which are attractive to our current and prospective customers;

•	our ability to maintain our desired average revenue per user (ARPU);

•	our ability to overcome market saturation or new competition;

•	our ability to manage the costs and usage of our services;

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unfavorable United States economic conditions, which may have a disproportionately negative impact on certain portions of our customer base including an impact on their ability to buy new handsets or pay for our services;

•	changes in the demographics of our service and product areas; and

•	adverse changes in the legislative and regulatory environment that may limit our ability to differentiate our services or grow our customer base.

If we are unable to grow our customer base at the levels we project, or achieve the aggregate levels of customer penetration that we currently believe are possible with our business model, it could limit our ability to achieve additional economies of scale, and to repay our indebtedness, which could have a material adverse impact on our business, financial condition and operating results.

Our business is seasonal and our operating results for future periods will be affected negatively if we fail to have strong customer growth in the first and fourth quarters.

Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors that arise from our target customer base. Based on historical results, we generally expect the net customer additions to be strongest in the first and fourth calendar quarters each year. Softening of sales and increased customer turnover, or churn, in the second and third calendar quarters of each year usually combine to result in fewer net customer additions in those quarters. However, sales activity and churn can be strongly affected by the launch of new and surrounding metropolitan areas, by the introduction of new price plans, by promotional activity, by competition in the industry, by adverse weather conditions that may dampen sales including during key selling periods, delays or changes in policies relating to income tax refunds and other government payments or benefits, and by existing economic conditions, all of which can reduce or outweigh certain seasonal effects. If we fail to meet our expectations for customer additions in the first or fourth quarter, it could have a material adverse impact on our business, financial condition and operating results for future periods.

Failing to manage our churn rate or experiencing a higher rate of customer turnover than we have forecasted could adversely affect our business, financial condition and operating results.

Our customers do not have long-term contracts and can discontinue their service at any time without penalty or advance notice to us. Our rate of customer churn can be affected by a number of factors, including, but not limited to, the following:

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network issues, including network coverage, network reliability, technology upgrades, data speeds, network capacity, network technology, network responsiveness, network security breaches, network congestion and network availability;

•	poor call quality, lack of in-building coverage and dropped and blocked calls;

•	limitations in our customer service, billing and other systems;

•	geographic coverage, including roaming coverage, for all our services, including 4G LTE, at affordable rates, which has historically been less extensive than our competitors;

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affordability and unfavorable United States economic conditions, which may have a disproportionately negative impact on certain portions of our customer base, particularly our large base of relatively lower income customers, including an impact on their ability to buy new handsets or pay for our services;

•	supplier, vendor and distributor failures;

•	customer perceptions of, demand for, and our prices for, our products, services, content, applications and offerings;

•	customer care concerns, including reliance on automated customer service solutions that may not provide customers with the personal attention they desire;

•	our ability to differentiate our products and services from our competitors;

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our ability to offer products, including smartphones, tablets, connected devices, services, content, applications and data services, with features, applications, content, and operating systems that our customers expect, want or demand at prices our customers will pay;

•	our rate of growth;

•	our rate plans, distribution model, and incentives to our direct dealers and agents;

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handset, application, and content selection and related issues, including lack of access, or early access, to the newest or iconic handsets, innovative wireless applications, and content, and handset prices and handset problems, including greater demand by our customers;

•	the types, make-up and nature of our service plans and our marketing and promotional offers;

•	wireless number portability requirements that allow customers to keep their wireless phone numbers when switching between service providers;

•	our inability to offer bundled services or services offered by our competitors; and

•	competition and competitive offers by other wireless broadband mobile service providers.

We cannot assure you that our churn will be consistent with the levels we have achieved historically or that our strategies to address customer churn will be successful. T-Mobile has experienced significant churn in recent periods. In addition, we may not be able to profitably replace customers who leave our service or replace them at all. If we experience a churn rate higher than we expect, or fail to replace lost customers, we could experience reduced revenues and increased marketing costs to attract replacement customers, which could reduce our profit margin and profitability, and could reduce the cash available to construct and operate new metropolitan areas, to expand coverage and capacity in existing metropolitan areas, or to upgrade our networks to new technologies, all of which could have a material adverse effect on our business, financial condition and operating results.

We may not successfully manage our handset inventories to meet the demands of our customers.

Our marketing and purchasing personnel are required to coordinate their activities to ensure that our distribution channels have adequate sales stock of handsets and other ancillary products to support our sales and marketing initiatives. Management of inventory balances requires accurate forecasting of customer growth and demand. Handsets and other ancillary products also are consumer products and can be subject to unforeseeable or unpredictable consumer trends and demands which may be difficult to accurately forecast or predict. We from time to time enter into purchase commitments related to the supply of our handsets based on such forecasting, historical purchasing trends and current customer demands and expectations. If we fail to predict and maintain an adequate sales stock of the appropriate model and type of handsets to meet the demands and preferences of our customers and to support our sales and marketing initiatives, we could have excess customer demand for handsets with only a limited supply or an excess supply of handsets for which we have limited or no demand. Additionally, if we misjudge consumer preferences or demands or future sales do not reach forecasted levels, we could have excess inventory that could not be sold easily. Further, if we do not have the handsets our customers want, we could fail to meet our customers’ expectations or demands, resulting in lost sales opportunities or churn. Any failure to manage and control our supply inventories, including our purchase commitments, could lead to lower growth, decreased revenues, increased churn or decreased profitability, and could result in significant write-offs of inventory or inventory sold at prices lower than expected, any of which could have a material adverse effect on our business, financial condition, and operating results.

We may not be able to respond to the rapid technological changes occurring in the wireless industry.

The wireless telecommunications industry has been, and we believe will continue to be, characterized by significant and rapid technological change, including the rapid development and introduction of new technologies, products, and services. In order to be successful, we must anticipate these trends and develop new products, services, applications and content in a timely manner. We cannot give any assurance that we will be able to do so. Further, these technological advances, evolving industry standards, ongoing improvements in the capacity and the quality of digital technology, such as the implementation and development of 3G technology, wideband technologies such as WiFi which do not rely on FCC-licensed spectrum, the development of 4G technology, such as 4G LTE or WiMax, and the development of data and broadband capabilities, could cause the technology used by us on our wireless broadband mobile network to become less competitive or obsolete. Furthermore, there is no guarantee that the next-generation technology we have selected, 4G LTE, or the spectrum bands in which we have deployed it will be demanded by customers or will provide the advantages we expect, in which case the technology may not be widely commercially accepted and our competitive position could be materially adversely affected. The prevalence of electronic mail, web applications, content (including streaming audio and video) and non-voice communications may reduce the demand for some of our products and services and may increase the demand for other services. Additionally, VoIP is an emerging technological trend that could result in a decrease in demand for switched telephone services, such as those we currently provide. The resulting technological development of WiFi- or WiMax-enabled handsets permitting customers to communicate using voice and data services with their handset using VoIP technology in any area equipped with a wireless Internet connection, or a hot spot, could potentially allow more carriers to offer larger bundles of minutes, or unlimited services, while retaining low prices and the ability to offer attractive roaming rates or allows carriers to offer unlimited services on WiFi and a limited number of mobile services which compete with our services. The number of hot spots in the U.S. is growing rapidly, with some major cities and urban areas approaching universal coverage. Further, the development of new equipment, such as pico, micro and femtocells, and small cells, could allow our competitors to offer increased usage without increased cost thus reducing our cost advantage. As a result, competitors using more traditional and commercially proven technological advances to provide service or using more efficient, less expensive technologies (including those not yet developed), may have a competitive advantage over us by retaining and increasing their customer base, realizing certain economies of scale, and receiving greater support from equipment and other manufacturers. As the CDMA infrastructure of our network becomes less popular or obsolete, the cost of compatible equipment and technology may also increase and we may also be subject to significant write-offs or changes in estimated useful life and we may have difficulty securing upgrades and improvements in such equipment when needed. (The T-Mobile network utilizes G5M infrastructure.)

Our continued success will depend, in part, on our ability to anticipate or adapt to these and future technological changes and to offer, on a timely basis, products, services, applications and content that meet our customer demands. For us to keep pace with these technological changes and remain competitive, we may continue to make significant capital expenditures in our networks, acquire additional spectrum, and design and offer new products, services, applications and content. Customer acceptance of the products, applications, content, and services that we offer will continually be affected by technology-based differences in our product and service offerings and those offered by our competitors. We cannot assure you that we will obtain access to new technology on a timely basis, on satisfactory terms, or on our spectrum, or that we will have adequate spectrum, be able to acquire additional spectrum, or be able to add capacity to our networks, to offer new services, applications or content, or implement new technologies. If we do not offer these applications, content, or services, we may have difficulty attracting and retaining customers. Further, we cannot predict the effect of technological changes on our business. We also cannot be certain that the choices we make regarding technology and new service offerings will prove to be successful in the marketplace or will achieve their intended results. All of these factors could lead to decreased growth, decreased revenues, increased churn, and decreased profitability, any of which could have a material adverse effect on our business, financial condition and operating results.

We are dependent on certain network technology improvements, which may not occur or may be materially delayed.

Most national wireless broadband mobile carriers have greater spectrum capacity and spectrum with better propagation characteristics than we do that can be used to support 3G and 4G services. These national wireless broadband mobile carriers currently are investing substantial capital to deploy the necessary equipment to deliver 3G or 4G enhanced services, and have invested in additional spectrum to deliver 4G LTE services. The national wireless broadband mobile carriers in many instances have spectrum with better propagation characteristics than our spectrum and on average have more spectrum in each of the metropolitan areas in which we operate, or plan to operate than we have. We have deployed and are selling 4G LTE services in all of our major metropolitan areas, but because of the limited amount of spectrum available to us, we have deployed 4G LTE in selected metropolitan areas on 1.4, 3 and 5 MHz channels, which may be smaller channels than our competitors use for offering 4G LTE. Due to our limited spectrum, our networks have limited capacity and continued capacity increases in our metropolitan areas will require engineering solutions, which may not work as anticipated, or which may take longer to deploy than anticipated. While the combined company would have additional spectrum, we will remain dependent, and to a greater extent than our competitors, on technological improvements to continue to grow and service the demands of our customers, absent the closing of the Transaction. We currently are dependent on a limited number of infrastructure and equipment providers to assist us in the development and deployment of our 4G LTE network and to manufacture equipment for use on our network.

Our limited spectrum and relatively high frequency spectrum may require us to lease more cell sites to provide equivalent service and coverage, spend greater capital compared to our competitors, deploy more expensive network equipment, such as six-sector antennas, make more extensive use of DAS systems, deploy equipment sooner, redeploy spectrum from 4G LTE to CDMA or EVDO, rely more heavily on traffic management tools and solutions, or make us more dependent on technological development, than our competitors. There can be no assurance that we can lease adequate tower sites or additional spectrum, or access DAS systems, or that our suppliers will undertake the necessary and timely technological developments. Moreover, our 4G LTE technology may not perform as expected or deliver the quality and types of services or performance we expect, demand or need. Further, as a result of increased use of our CDMA networks, we may be required to reduce the amount of spectrum used for 4G LTE in order to increase the capacity of our existing CDMA networks. Further, we may be required to deploy solutions that we may need to replace in our network prior to being able to fully depreciate such solutions, which could require us to accelerate depreciation. We cannot assure you that necessary quantities of equipment and compatible devices will be available on commercially reasonable terms, or at all, or will operate on our network or will provide the customer with the quality and quantity of features desired, nor that when delivered such equipment and devices will be at cost-effective prices.

If the anticipated 4G LTE technology improvements are not achieved, or are not achieved in the projected timeframes or at the costs we anticipate or can afford, or are not developed by our existing suppliers, we may not have adequate spectrum in certain metropolitan areas, which may limit our ability to increase our customer base, may cause our churn to increase, may inhibit our ability to achieve additional economies of scale, may limit our ability to offer certain products and services offered by our competitors, may require us to cease offering our services on an unlimited basis, may require us to spend considerably more capital and incur more operating expenses than our competitors with more spectrum or lower frequency spectrum, and may force us to purchase additional spectrum at a potentially material cost. If our network infrastructure vendors do not supply such improvements, or materially delay the delivery of such improvements, and other network equipment manufacturers are able to develop such technology, we may be at a material competitive disadvantage to our competitors and we may have higher costs or be required to change network infrastructure vendors, which would result in lost time and expense. Further, our 4G LTE expansion may result in the degradation of our existing services. There can be no assurance that our 4G LTE services will meet customer expectations, that we will be able to provide wireless broadband mobile data service on a profitable basis, or enter into roaming arrangements for 3G/4G services on economical terms or at all, or that vendors will develop and make available to companies of our size popular applications and handsets with features, functionality and pricing desired by customers. We also are planning to utilize Voice over Long Term Evolution, or VoLTE, technology to improve efficiency in the integration of voice and data services over our LTE networks, but we are dependent upon equipment manufacturers to develop and deploy this advanced voice technology on a timely, cost-effective basis. We can provide no assurance that such technology will be available in a timely or cost effective basis or will provide the benefits we expect it to provide. These risks if they occurred alone or in combination with other risks could reduce our customer growth, increase our costs of providing services and increase our churn, which could have a material adverse effect on our business, financial condition and operating results.

The success of our business is dependent on the development of products compatible with the services deployed by us.

We do not develop or manufacture any products and are dependent on the development of products, content, applications and services by third parties for the services and technology we have deployed and provide on our spectrum. Two of our national wireless broadband mobile competitors acquired a significant portion of the 700 MHz spectrum auctioned by the FCC. We hold a 700 MHz license which is in a different spectrum block than the 700 MHz licenses being developed by the two largest national wireless broadband mobile competitors, which presents certain risks because some equipment manufacturers are focusing their 700 MHz equipment development efforts on the channel blocks held by and/or being developed by the major carriers, and the 700 MHz equipment made by these manufacturers may not be interoperable on the 700 MHz channel block we hold. As a result, we may be unable to use, or may be materially delayed in using, our 700 MHz spectrum. And, we may have higher costs for devices and equipment for our 700 MHz spectrum and the prospects for both inbound and outbound roaming may be limited on 700 MHz spectrum. Further, we are deploying 4G LTE on PCS and AWS spectrum so unless our customers’ handsets are capable of using the 700 MHz spectrum on which our competitors are deploying 4G LTE, our customers will not be able to roam on our competitors’ networks for 4G LTE services even if we are successful in obtaining roaming arrangements with such competitors.

While we have elected to deploy 4G LTE on our AWS and PCS spectrum, several of our competitors have publicly indicated that they plan to deploy, and at least one has deployed, 4G LTE on 700 MHz spectrum. There can be no assurance that other licensees, including the national wireless broadband mobile carriers, will not delay or ultimately not deploy 4G LTE on AWS and PCS spectrum, or, if they do, they may convince manufacturers to only develop 4G LTE equipment for their spectrum. If other wireless broadband mobile licensees, including the large national wireless broadband mobile carriers, do not deploy 4G LTE on AWS and PCS or manufacturers develop equipment for them for this spectrum, we may have to pay higher prices for the products that we sell to our customers due to the limited number of users, we may not have products available to us at all, or such products may be limited in nature and not have the features and functions our customers want, expect or demand, and our customers may have limited roaming. In addition, such limitation could result in less technological development on network equipment that we use to offer 4G LTE services, or delays in any available technological developments, and we could be forced to pay higher prices for any such technological development. In addition, we are dependent on the national wireless broadband carriers continuing to deploy handsets and handset operating systems to which we have access. If the national wireless broadband carriers choose to deploy proprietary handsets, proprietary handset operating systems or handsets with only certain technologies in lieu of, or substantially in lieu of, handsets and handset operating systems to which we have access, we could experience higher prices for handsets and development of applications for the handsets and handset operating systems we deploy may lag the development on other handsets and handset operating systems. Further any handsets and handset operating systems that we deploy may lag behind the development of other handsets and handset operating systems with which we compete, or may not be developed at all. If we are unable to secure the necessary products at prices which will allow us to be competitive with other carriers of 4G LTE services, we may not be able to meet our customer expectations, demands, or needs, which could have a material adverse effect on our business, financial condition, or operating results.

We may be unable to provide 4G LTE roaming.

We do not anticipate being able initially, and may not in the future be able, to provide 4G LTE roaming service to our customers to allow them to have 4G LTE service outside our existing service areas. Since at this time a limited number of carriers have publicly announced that they are planning to deploy 4G LTE in the near future, the number of potential roaming partners for 4G LTE will be extremely limited and certain carriers are currently deploying, and other carriers may deploy, 4G LTE on spectrum that is different than the spectrum on which we are deploying 4G LTE. Other carriers have in the past, and may in the future, be reluctant to provide data roaming to us at all or on terms we consider to be acceptable. In addition, some of the carriers who currently provide roaming to us may be delayed in deploying, decide not to deploy, or be unable to deploy 4G LTE, which would limit our ability to provide 4G LTE services to our customers when they roam. Further, since 4G LTE is relatively new and carriers may attempt to differentiate their services using 4G LTE, carriers may be reluctant to allow roaming at all or at prices that would make roaming cost effective for our customers. If our customers or potential customers demand 4G LTE services on a nationwide basis or our competitors offer 4G services on a nationwide basis, we may be unable to meet customer expectations or demands and we may attract less than the anticipated number of 4G LTE customers or we may experience higher than anticipated levels of churn. If we do not attract the number of 4G LTE customers we anticipate, it could have a material adverse effect on our business, financials and results of operations.

We are increasingly focused on providing nationwide service, but we may be unable to obtain the roaming and other services we need from other carriers at rates that allow us to provide such nationwide service and still remain competitive.

The market for our services increasingly requires that we provide nationwide coverage for such services. Many of our competitors have, or have access to, national networks with substantially larger footprints than we have covering substantially all of the United States population as well as international roaming arrangements, all of which enable them to offer automatic roaming, long distance telephone and 3G and 4G LTE services to their customers at a lower cost than we can offer. This also allows our competitors to sustain unlimited flat-rate local, and nationwide roaming plans on their existing networks over a larger area than we can sustain on an economic basis. We provide a significant portion of our nationwide services utilizing roaming agreements with other third party carriers, which allows our customers to roam on those carriers’ networks to provide voice, text (and some data) services to areas outside our service areas and to improve coverage within select areas of our footprint. We have entered into agreements with other third party carriers who provide such roaming services to us and who carry long distance calls made by our customers. These roaming agreements, however, do not cover all geographic areas where our customers may seek service when they travel, and they generally cover voice and text but may not cover data services or other advanced service features. These agreements are subject to renewal and termination rights, including in certain instances the right to terminate in the event we experience a change of control, and if such agreements are terminated or not renewed, the rates charged to us increase substantially, or our customers increase their use of roaming services, we may be required to pay significant amounts of money for roaming service and we may be unable to provide nationwide coverage to our customers on a cost-effective basis. Additionally, our aggregate roaming costs are highly susceptible to the geographic roaming patterns and usage patterns of our customers. Since our unlimited nationwide service plans do not include any incremental roaming charges, we absorb these costs such that as we add customers our roaming expenses will increase. If customers increase their roaming in amount or frequency our consolidated financial results could be negatively impacted. Upon completion of the Transaction the combined company is expected to be less dependent on roaming than Parent.

Our ability to replicate other carriers’ nationwide offerings at rates that will make us, or allow us to be, competitive is uncertain at this time. The FCC has clarified that broadband commercial mobile radio service, or CMRS, providers must offer automatic roaming for voice and short message service, or SMS, service both in and out of a requesting carrier’s market, on just, reasonable and non-discriminatory terms, but found that a CMRS provider is not required to offer roaming services if the request is not reasonable. Carriers frequently disagree on what constitutes reasonable terms and conditions. The FCC will presume in the first instance that a request for automatic voice and SMS roaming is reasonable if the requesting carrier provides technologically compatible services. However, in finally assessing whether a roaming request is reasonable, the FCC will consider the request based on a totality of the circumstances and may use a number of factors, including the extent of the requesting carrier’s build-out where it holds spectrum, and whether alternative roaming partners are available.

The FCC also has extended roaming rights to roaming services that are classified as information services (such as high-speed wireless Internet access services), and for roaming services that are not classified as CMRS (such as non-interconnected services), or data roaming services. The FCC has not classified these data roaming services as common carrier services. However, the FCC has required carriers to provide data roaming services on commercially reasonable terms and conditions, including price, but such data roaming services are not required to be offered on a non-discriminatory basis. The FCC has established a complaint mechanism, which may include arbitration, to resolve data roaming related disputes.

The wireless broadband mobile wireless industry has continued to experience consolidation and any consolidation would further reduce the carriers from which we could receive roaming services, including 4G LTE roaming services. If we are unable to enter into or maintain roaming agreements for roaming services that our customers desire at reasonable rates, including in areas where we have licenses or lease spectrum but have not constructed facilities, we may be unable to compete effectively and attract and retain customers, and we may lose revenues. At least one of these agreements requires us to prefer that carrier over others which may restrict our ability to receive the benefits of new roaming arrangements or lower prices. Several of our roaming agreements can be terminated for breach or if we experience a change of control such as the one contemplated under the Business Combination Agreement with T-Mobile in the Transaction. We also may be unable to continue to receive roaming services in areas in which we hold licenses or lease spectrum after the expiration or termination of our existing roaming agreements. We also may be obligated to allow customers of other technically compatible carriers to roam automatically on our systems, which may enhance their ability to compete with us.

Further, our roaming agreements and services may be with certain of our competitors and may create actual or potential conflicts of interest, and may cause the parties to make decisions or take actions that do not reflect the other’s best interests. None of these agreements restricts us from entering into similar arrangements with other parties, but certain rights could be lost or agreements terminated if we enter into such a similar relationship. If any of the above risks occur, they may have a material adverse effect on our business, financial condition and operating results.

If we are unable to meet our customers’ expectations for nationwide coverage for the services they want, it could reduce the number of new customers we add to our services and may increase our churn. We also may be unable to provide roaming for certain services at all or the rates may not be acceptable to our customers. If our customers demand roaming services and we are unable to provide such roaming at all or at cost effective rates, we could have increased churn, decreased growth, and lower revenue and profits. Further, if the rates we pay for roaming increase, it could reduce the profits we make on our services, or require us to cease providing such services on an unlimited basis. A termination of existing roaming agreements or a significant increase in the prices we pay for roaming could have a material adverse effect on our business, financial condition and operating results. Some of our roaming agreements also contain provisions allowing the other party to terminate in the event we experience a change of control such as the one contemplated under the Business Combination Agreement with T-Mobile. If we experience a change of control, we may lose the right to roam with certain carriers which could reduce the areas our customers receive services, or the types of services received. The occurrence of any such events could have a material adverse effect on our business, financial contracts and operating results.

The economy and economic conditions have a significant impact on our business.

In the recent past, the United States economy has deteriorated significantly, unemployment rates have increased and such conditions may continue for the foreseeable future. Our business has been, is being, and could be further affected by such economic conditions, including, but not limited to, consumer credit conditions, consumer debt levels, rates of inflation, energy costs, gasoline prices, timing of tax refunds, availability of tax payer loans, unemployment rates, housing foreclosures, as well as consumer confidence and consumer spending. Moreover, the areas in which we operate may experience greater impact from these factors than other areas of the country or may recover more slowly. These factors are outside of our control. If economic conditions and unemployment rates continue to deteriorate, or remain depressed, our existing and future customer base may be disproportionately and adversely affected due to the generally lower per capita income of our customer base (versus the largest national facility-based wireless broadband mobile carriers) and their inability to pay, or obtain adequate access to sufficient credit, and increased potential to terminate a portion or all of their services. In addition, a number of our customers work in industries or in areas of the country which may be disproportionately affected by an economic slowdown or recession. More generally, adverse changes in the economy are likely to negatively affect our customers’ ability to pay for existing services and to decrease their interest in purchasing new services. These same economic conditions may negatively impact our third-party service providers who experience cash flow problems or liquidity concerns or are unable to obtain or refinance credit such that they may no longer be able to operate. The resulting impact of such economic conditions on our customers, on consumer and discretionary spending and on our product and service providers could have a material adverse effect on demand for our products, services and on our business, financial condition and operating results.

Business, political and regulatory and economic factors may significantly affect our operations, and the manner in which we conduct our business and slow our rate of growth.

Most of our handsets and our infrastructure equipment are purchased from vendors who are located outside of the United States and disruptions in trade with these countries or trade agreements could impact our ability to get the products and services we need to operate our business. The communications industry also is facing increasing scrutiny from regulators, Congress, the press and others on customer privacy and the collection, use and dissemination of customer information. There is substantial uncertainty regarding communication carriers’

obligations under the law with regard to customer privacy and personal information and the laws and regulations which may govern a carrier’s obligation to disclose such information to law enforcement. Recent Congressional inquiries and press stories have focused on the information that communications carriers are providing to law enforcement and the information being collected, stored, used and disseminated by communications carriers. There also have been a number of recent consent decrees with other companies outside of the communications industry relating to customer privacy. While the focus of these consent decrees has been on companies outside the communications industry there can be no assurance that it will remain so in the future. If our obligations under the law regarding compliance with law enforcement requests for customer information were to change or we were to become the focus of an inquiry, investigation or press stories into our privacy and customer information policies, it could require us to incur additional expenses, divert management attention, and could damage our reputation with our customers, which could have a material adverse effect on our business, financial condition or operating results.

Recent actions indicate that the FCC will be proactive in and may increase the regulation of wireless services, and we cannot predict with any certainty the nature and extent of the changes in federal, state and local laws, regulations and policy we will face, or the effect of such elections on any pending legislation. For example, changes in the political climate could affect the extent to which further consolidation of wireless carriers will be approved by the government and such changes could reduce our strategic merger and acquisition options. Further, regulatory requirements, such as open network access, could impose costs on us or limit our ability to provide our services in a cost effective or profitable way. Any changes in regulation, new policy initiatives, increased taxes or any other changes in state or federal law may have an adverse effect on our business, financial condition and operating results.

We may be unable to enforce or protect our intellectual property and intellectual property rights.

We own, license, develop and use intellectual property, including patents, copyrights and trade secrets, in our business. While we engage in measures to protect our intellectual property, such measures offer limited protection and may not prevent the infringement or misappropriation of our information or our proprietary rights. Further, the enforcement of our intellectual property rights may require legal action, which may be costly and may not be successful, even if our rights are misappropriated or infringed. Additionally, others may independently develop processes and technologies that are competitive to ours.

We cannot assure you that any patent, trademark or service mark application, whether pending or future, will be granted or that any existing patent, trademark or service mark will not be infringed, challenged or invalidated or that any such registration will adequately protect our brand, products or image. If any of our intellectual property rights are infringed, challenged or invalidated, the costs associated with the protection and attempted enforcement of our rights and the potential loss of such rights could have a material adverse effect on our business, financial condition and operating results.

We and our suppliers may be subject to claims of infringement, or may need to seek third-party licenses to make or expand our offerings.

The technologies used in the communications industry are subject to a wide array of patents and other intellectual property rights. We also are increasingly providing operating systems, applications and content to our customers we license or obtain from others that may be subject to patent, trademark, copyright and other intellectual property rights. As a result, third parties may assert infringement and misappropriation claims against us or our suppliers from time to time based on our or their general business operations or processes, the equipment, software or services we or they use or provide, the products, services, operating systems, applications and content we provide (including products, software, applications, content or services provided by vendors and incorporated into the products, software, applications, content and services we provide), or the specific operation of our wireless networks or service. We and our suppliers have been, and may in the future be, subject to infringement or misappropriation claims that, if successful, could preclude our ability to use, sell or license such product, service, application, content or network feature, preclude the supplier from supplying us with or licensing us the products, software, applications, content and services we require to run our business or offer our product, service, application, or content, require the supplier to change the products, software, applications, content and services they provide or license to us in a way which could have a material adverse effect on us, cause the supplier to increase the charges for their products, software, applications, content and services to us, or require us to pay royalties for a license for such products, software, applications or content or services. We also cannot guarantee that we will be fully protected against all losses associated with an infringement or misappropriation claim involving our manufacturers, licensors and suppliers who provide us with the equipment, software, applications, content, and technology that we use in our business or that we will be able to recoup any royalties paid. In addition, our suppliers may refuse to, or may be unable to, pay any damages or honor their defense and indemnification obligations to us, which may result in us having to bear such losses. We may also have to buy equipment, products, software, applications, content and services from other third party suppliers or pay royalties to the holders of intellectual property rights.

Whether or not an infringement or misappropriation claim is valid or successful, it could divert management’s attention, involve us in costly and time consuming litigation, require us to enter into royalty or licensing agreements (which may not be available on acceptable terms, or at all), require us to pay royalties for prior periods, require us or our suppliers to redesign our or their business operations, processes, systems, software, applications, services or products to avoid claims of infringement or misappropriation, preclude our ability to offer certain products, software, applications, content, and services at all, or require us to purchase products, software, applications, content, and services from different vendors or not sell certain products, software, applications or content, or services. If a claim is found to be valid or if we or our suppliers cannot successfully negotiate a required royalty or license agreement, we could be forced to pay substantial damages, including potentially treble damages, and we could be subject to an injunction that could disrupt our business, prevent us from offering some or all of our products, content, software, applications or services and cause us to incur losses of customers or revenues, any of which could materially adversely affect our business, financial condition and operating results.

Similarly, from time to time, we may need to obtain the right to use certain patents or other intellectual property rights from third parties to be able to enhance our offerings of products and services. If we cannot license or otherwise obtain rights to use any required technology from a third party on reasonable terms or at all, our ability to offer new products and services may be restricted, made more costly or delayed.

We and our suppliers may be subject to claims of product liability.

We do not manufacture or develop the products sold by us and generally rely upon our suppliers to provide us with products that meet all regulatory and safety requirements. We could be held liable along with the manufacturers of the products for any harm caused by products we sell if such products are later found to have design or manufacturing defects. For example, there have been claims made, and lawsuits filed that allege, that the rechargeable batteries in handsets may explode or catch on fire, including claims or lawsuits that name us as a party. Our agreements with our manufacturers, suppliers and vendors generally contain indemnification agreements to protect us from direct losses associated with product liability, but we cannot guarantee that the manufacturers, suppliers and vendors will honor or be able to honor the indemnification upon an assertion of a claim, that we will be able to enforce the indemnification, or that we will be fully protected against all losses associated with the product found to be defective. Any claim could result in losses, divert management’s attention, or otherwise disrupt our business which could result in a material adverse effect on our business, financial condition or operating results.

We currently have an exclusive arrangement with our billing services vendor.

A single billing provider, subject to certain exclusions, is our exclusive vendor for billing services in North America. If this provider does not perform its obligations under the agreement, or ceases to continue to develop, or substantially delays development of, new features or billing services, or ceases to support its existing billing systems, we may be unable to secure alternative billing services from another provider or providers in a timely manner, for a reasonable cost or otherwise, which could cause us, among other things, not to be able to bill our customers, not be able to introduce new products and services or service plans, not be able to respond to promotions and service plans offered by our competitors, provide customer care, grow our business, report financial results, or manage our business and we may have increased churn, all of which could have a material adverse effect on our business, financial condition and operating results.

Substantially all of our network infrastructure equipment on each technology is manufactured or provided by a single network infrastructure vendor.

Substantially all of our broadband PCS and AWS, 1xRTT CDMA network infrastructure equipment is manufactured or provided by a single network infrastructure vendor. We have entered into a non-exclusive agreement with that vendor to provide us with PCS and AWS 1xRTT CDMA system products and services. A substantial portion of the equipment manufactured or provided by this vendor is proprietary, which means that equipment and software from other manufacturers may not work with this vendor’s equipment and software, or may require the expenditure of additional capital, which may be material. The communications equipment market has been subject to recent economic turmoil. In addition, we have chosen to purchase our 4G LTE infrastructure from another vendor. As a result, this vendor may not develop or be unable to develop new products or services necessary to us or offer the same level of support as it has done in the past.

We also have entered into a non-exclusive agreement to purchase and license most of our 4G LTE system products, licensed materials and services from a single network infrastructure vendor. As 4G LTE is a new, complex technology, we cannot assure you that this vendor will develop the products we need, or develop such products in the timeframe or manner we require. In the event that this vendor fails to enhance, maintain, upgrade, or improve the 4G LTE products, software and services we have contracted to purchase from it when and how we need, we may be delayed in launching additional 4G LTE services or in upgrading or enhancing our 4G LTE services or we may fail to meet our customers’ demands or expectations.

If any of our CDMA or 4G LTE network infrastructure vendors cease to develop or substantially delay the development of new products, cease to support existing products, equipment and software, fail to perform under the agreement, or fail to meet our needs or requirements, we may be required to spend significant amounts of money to replace such equipment and software, may not be able to offer new products and services, may be delayed in offering additional services, may not meet our customers’ demands or expectations, and may not be able to compete effectively in our markets. If any of the foregoing risks occur, it could have a material adverse effect on our business, financial condition and operating results.

We use a single provider for most of our domestic and international long distance services.

We currently use a single provider for most of the domestic and international long distance services that we provide to our customers under the terms of a long-term contract with such provider. This arrangement requires us to send a significant portion of our domestic and international long distance traffic to the provider for transmission and termination. If the provider experiences service outages or other problems affecting its services, our customers may have difficulty completing domestic and international calls. As all of our service plans include domestic long distance services, any such disruption could have a significant effect on our customers which may cause them to become dissatisfied with our service. In addition, one of our service plans also includes international long distance and a disruption in that service, or the cessation of service to destinations which our customers want to call, could cause our customers to leave our service. As such, if the long distance services we provide do not meet the needs, demands or expectations of our customers, substantial numbers of customers could be dissatisfied or leave our service or we could have difficulty adding new customers, which could result in reduced growth, higher churn, lower revenues and reduced profitability, all of which could have a material adverse effect on our business, financial condition and operating results.

We rely on third parties to provide products, software, applications and services that are integral to our business.

Sophisticated financial, management, information, network management, cyber security and billing systems are vital to our business. We currently rely on internal systems and third-party vendors to develop and to provide all of these systems. We have entered into agreements with third-party suppliers to provide products, software, applications, services and content that are integral to our business, such as customer care, product distribution, content development, financial reporting, network management, network infrastructure equipment, cyber security and services and billing and payment processing. We purchase a substantial portion of the products, software, services and content from only a few major suppliers and we generally rely on one or two key vendors in each area. Some of these agreements may be terminated upon relatively short notice. In addition, our plans for developing and implementing our financial information and billing systems rely to some extent on the design, development and delivery of products, software, applications, and services by third-party vendors. Our right to use these systems is dependent on agreements with third-party vendors and these systems may not perform as anticipated.

If we fail to renegotiate or extend agreements with our suppliers as they expire, or if our suppliers terminate their agreements with us, experience a disruption or difficulty in raising necessary capital, go bankrupt, do not develop or enhance their products, services, software, or applications at all or in a timely manner, or experience interruptions or other problems delivering quality products, software, applications or services to us on a timely basis or at all, it may result in significantly increased prices or cause us to have difficulty providing services to or billing our customers, developing, delivering, and deploying new products (including sufficient volume and types) and services and/or upgrading, maintaining, improving our networks, generating accurate or timely financial reports and information, providing customer care, or meeting the demands, requirements or expectations of our customers. If alternative suppliers and vendors become necessary, we may not be able to obtain satisfactory and timely replacement services on economically attractive terms, or at all. Our reliance on others to provide essential products, software, applications, and services on our behalf also gives us less control over the efficiency, timeliness and quality of these products, software and services. Any failure of one of the vendors to meet their contractual commitments, to provide the products, software, services or applications we need or our customers demand or expect, the loss, termination or expiration of these agreements, or our inability to renew these arrangements at all or on favorable terms or negotiate agreements with other providers at comparable rates could have a material adverse effect on our business, financial condition and operating results.

We rely heavily on indirect distribution channels.

Unlike many of our competitors that rely upon “big box” retailers, company-owned stores, direct sales forces, and exclusive partners, our business model utilizes and relies predominately on indirect distribution outlets including a range of exclusive and non-exclusive local, regional and national mass-market dealers and retailers allowing us to reach the largest number of potential customers in our metropolitan areas at a relatively low cost. Approximately 90% of the sales of our handsets and services occur through these indirect distribution channels. Many of our dealers own and operate more than one location and may operate in more than one of our metropolitan areas. Because these third party dealers are the primary contact between us and our customers in many instances, including accepting payment for our services on our behalf, they play an important role in our ability to grow our business and in customer retention. There may also be risks associated with the actions taken by our distributors or the failure of our distributors to follow regulatory requirements. Additionally, with the current state of the United States economy, employment rates, mortgage foreclosures, and the credit markets, in addition to our reduced growth, which may continue for the foreseeable future, some of our dealers and vendors have experienced, and may in the future experience, problems and may be unable to continue their operations or secure funds for their continued operations or to grow their operations. Further, due to the present economic conditions, we may be unable to find participants in our local markets that would qualify or be able to open a location to replace closed operations. Moreover, since we rely on such third parties to provide some of our services, any bankruptcy, termination, switch or disruption in service by such third parties or diminution in the number of such third parties could be costly and affect operating efficiencies and our ability to attract and retain customers which could have a material adverse effect on our business, financial condition and operating results.

Additionally, as more of our competitors use third party dealers to market and sell their products and services, competition for dealers is intense and larger competitors are able to offer higher commissions and other benefits. As a result, we may have difficulty attracting and retaining dealers, or getting them to focus on distributing our products and services, and any inability to do so could have an adverse effect on our ability to attract and retain customers, which could have a material adverse effect on our business, financial condition and operating results.

We and our indirect dealers face direct competition with some of our other indirect distribution agents and dealers.

Many of our indirect distribution outlets, primarily local dealers, are not our exclusive dealers, meaning that these dealers may sell other third party products, applications, content and services in direct competition with us and other indirect dealers in the same location. Additionally, we strive to ensure that our customers have access to a wide variety of products and services within their geographic area, which means some of our dealers may be located within close proximity to one another and compete for the same customer base. As a result of the direct competition we encounter in some of our dealer locations, the potential for competition among our local dealers, and competition and other promotional offers for non-exclusive dealers, we may experience reduced sales in certain geographic areas, which could have a material adverse effect on our business, financial condition and operating results.

Our agreements with our indirect distribution agents may be terminated on relatively short notice.

Our agreements with our third party indirect distribution agents to market and sell our products and services can be terminated by us or by such indirect distribution agents on relatively short notice. Our competitors are focused on increasing their distribution, and the relatively short termination period may allow our competitors to switch our indirect distribution agents to their products and services. In addition, if the economy deteriorates or does not further improve, some of these indirect distribution agents may cease to operate. If we lose our indirect distribution, we may have difficulty finding new companies to distribute our products and services, or we may be forced to increase the amount of payments we make to our indirect distribution agents. If any of these occur, it could have a material adverse effect on our business, financial condition and operational results.

We rely on DAS systems to provide our services more so than some of our competitors.

We currently use, and plan to continue to use, DAS systems in lieu of traditional cell sites to provide service to certain critical portions of certain metropolitan areas. In order to construct DAS systems, the DAS provider will be required to obtain necessary authority from the relevant state and local regulatory authorities and to secure certain agreements, such as right of way agreements, in order to construct or operate the DAS systems. To the extent that the costs or rates of obtaining such DAS services increases, our future operating costs could increase. In addition, the DAS system provider may be required to construct a transport network as part of their construction of the DAS systems. These DAS systems may be leased and/or licensed from third party suppliers. Some of the DAS system providers we are using have not previously constructed or been authorized to construct DAS systems in certain of the areas we plan to build DAS systems so there may be unforeseen obstacles and delays in constructing the DAS systems in those areas. DAS systems also pose particular compliance challenges with regard to any regulatory requirements that may be adopted by the FCC, such as back-up power requirements, and may be susceptible to certain weather conditions, such as flooding or power outages. If any of these risks occur, it could have a material adverse effect on our ability to comply with applicable laws, could require us to spend significant amounts of additional capital, could delay or affect our ability to offer our services, and could have a material adverse effect on our business, financial condition and operating results.

We utilize a limited number of cell site and DAS providers.

We utilize a limited number of DAS providers and a significant portion of our cell sites are leased from a small number of cell site providers. In addition, the cell site industry is consolidating. If our master agreement with one of our cell site or DAS providers were to terminate, or if the cell site or DAS system providers were to experience severe financial difficulties or file for bankruptcy, or if one of these cell site or DAS system providers were unable to support our use of its cell sites or DAS systems, we would have to find new sites or rebuild the affected portion of our network. In addition, the concentration of our cell site leases and DAS systems with a limited number of cell site and DAS system providers could adversely affect our business, financial condition and operating results if we are unable to renew our expiring leases or DAS system agreements with these companies either on terms comparable to those we have today or at all. In addition, if any of the companies from which we lease towers or DAS systems were to consolidate with other cell site or DAS systems companies, they may be unable to honor obligations to us or have the ability to raise prices, which could materially affect our profitability. If a material number of cell sites or DAS systems were no longer available for our use, it could have a material adverse effect on our business, financial condition and operating results.

We may incur higher than anticipated intercarrier compensation costs and be drawn into intercarrier compensation disputes.

When our customers use our service to call customers of other carriers, we are required in certain circumstances under the current intercarrier compensation scheme to pay the carrier that serves the called party, and any intermediary or transit carrier, for the use of their networks. And, as a wireless carrier we are not entitled to receive access payments from interexchange carriers who route calls for termination on our network. However, the FCC recently adopted an order that significantly reforms the existing intercarrier compensation scheme, adopting a unified intercarrier compensation regime for all traffic exchanged between all carriers, including CMRS carriers such as us. This new regime includes a transition period in which rates for the termination of non-intra MTA CMRS access will decrease over periods specified by the FCC, and will culminate in all traffic exchanged between carriers being at bill-and-keep, meaning that carriers will not charge each other for the exchange of traffic. Further, the new regime moved all intraMTA traffic exchanged between CMRS and local exchange carriers to bill-and-keep by the middle of 2012. The FCC’s new intercarrier compensation regime is subject to numerous appeals and petitions for reconsideration, and we are unable to predict the outcome of such appeals and petitions for reconsideration at this time. In addition, the FCC has released a Further Notice of Proposed Rulemaking in which it seeks comment on specifics related to the ultimate transition to a bill-and-keep regime.

We resell third party international interexchange services in connection with certain of our international interexchange services. The charges for these services may be subject to change by the terminating or interconnecting carrier, or by the regulatory body or agency having jurisdiction in the applicable foreign country. In the event that the charges change, the terminating or interconnecting carrier may attempt to assess such charges retroactively on us or our third party international interexchange carrier, which charges may be substantial, or we may cease providing service to such foreign country, which may cause prospective customers to not subscribe to our service or current customers to terminate their service from us. If we are assessed additional charges on a retroactive basis, the use of our services results in significant intercarrier costs, we are unable or unwilling to offer services to certain foreign destinations, or prospective customers do not subscribe to our service or current customers terminate service with us, it could limit our ability to grow our customer base which could have a material adverse effect on our business, financial condition and operating results.

Some carriers who terminate calls originated by our customers have sought, and others may seek, to impose termination charges on us that we consider to be unreasonably high and have threatened to pursue, or have initiated or may initiate, claims against us to recover these charges. We have been drawn into multiple state commission proceedings in which local exchange carriers are seeking approval of past wireless termination rates that we consider to be excessive. The outcome of these claims is uncertain. A determination that we are liable for additional or excessive terminating compensation payments could subject us to additional claims by other carriers and while we have reserved funds we believe are appropriate for such claims, litigation is uncertain and the amount determined by a court or regulatory agency could be different than our reserves. Further, legal and business considerations inhibit our ability or willingness to block traffic to telecommunication carriers who demand unreasonable payments. The FCC, in its recent Order on Reconsideration reforming intercarrier compensation, has held that the exchange of intraMTA traffic between local exchange carriers and CMRS providers, when the parties have an interconnection agreement, will be exchanged at a default rate of bill-and-keep as of July 1, 2012. The FCC also held that the exchange of intraMTA traffic between local exchange carriers and CMRS providers, when the parties do not have an interconnection agreement, will be exchanged at a default rate of bill-and-keep as of December 29, 2011. While the impact of these changes in the intercarrier compensation arrangements between LECs and CMRS carriers generally is considered to be favorable to us, it is difficult to quantify the benefit of this. We also may be subject to protracted litigation proceedings pertaining to the new comprehensive intercarrier compensation regime that may subject us to substantial costs and result in uncertainty. In addition, certain transit carriers have taken the position that they can charge “market” rates for transit services, which rates may in some instances be significantly higher than our current rates or the rates we are willing to pay. While the FCC has recently released a Notice of Proposed Rulemaking on this issue, the outcome is uncertain. We may be obligated to pay these higher rates and/or purchase services from others, engage in direct connection, or pay terminating compensation charges in the absence of negotiated agreements, which may result in higher costs, which could have a material adverse effect on our business, financial condition, and operating results.

A portion of our third-party customer service and technical support providers and a portion of our revenue are derived from geographic areas susceptible to political instability and natural and other disasters.

Our focus on major metropolitan areas and our use of third party suppliers and service providers, some of which are located in developing nations, such as Mexico, Panama, Antigua and the Philippines, may make the availability of our products and services more susceptible to certain events, including political upheavals, war, terrorist attacks, strikes, natural disasters, and pandemics. The outsourcing of certain customer and technical support lowers our operating costs and adds flexibility, but also adds risk as we rely on these third-party service providers to work directly on our behalf with our customers. Customers may react negatively to or have certain perceptions about our use of or their receiving direct customer and technical support from outside the U.S., especially with the current political scrutiny and focus on jobs being sent overseas and the security of personal information being sent overseas. In addition, a number of our markets and certain of our centralized network equipment are located in areas which have a history of natural disasters that may adversely affect our operations in those areas such as earthquakes, hurricanes, tornadoes, blizzards, snowstorms, ice storms, or flooding. In certain instances we or our suppliers and service providers do not have redundant facilities. These national disasters could affect our ability to provide our services and cause us to have to stop or limit selling and servicing our customers and products. These events also may cause our networks to cease operating for a substantial period of time while we reconstruct or repair them and our competitors may be less affected than we are. Some network outages give rise to regulatory reporting obligations, which subject us to additional burdens and risks, and if we fail to meet such obligations, it could result in fines, forfeitures, consent decrees, corporate monitors or other adverse actions. We cannot provide any assurance that the business interruption insurance and property insurance we have will cover all losses we may experience as a result of such events, that the insurance carrier will be solvent, that rates will remain commercially reasonable, that the insurance carrier will not drop us, or that the insurance carrier will pay all claims made by us. If we experience any of these events, we may have reduced revenue, lower growth, increased churn, increased expenses, and reduced profitability, and may have difficulty finding new suppliers and vendors, which could have a material adverse effect on our business, financial condition and operating results.

Our success depends on our ability to attract and retain qualified management and other personnel.

Our business is managed by a small number of key executive officers, including our chief executive officer, Roger Linquist. None of our managing key executives has an employment contract, so any such executive officers may leave at any time subject to forfeiture of any unpaid performance awards and any unvested options or restricted stock. In addition, at this time, the exercise price of a substantial portion of the unvested options of our key executive officers is above, and in some cases significantly above, the current trading prices of our common stock. We believe that our future success depends in substantial part on our continued ability to attract and retain highly knowledgeable, qualified executive, technical and management personnel. Competition for highly qualified management, technical and sales personnel is intense, and there can be no assurance that we will retain our key management, technical and sales employees, that we will be successful in attracting, assimilating or retaining other highly qualified management, technical and sales personnel in the future sufficient to support our continued growth, or that we will be successful in replacing any of our key management, technical and sales personnel that may retire or cease to be employed by us. We have experienced occasional difficulties in recruiting qualified personnel and there can be no assurance that we will not experience such difficulties in the future. The departure or retirement of, or our inability to attract or retain, highly qualified executive, technical and management personnel, including the chief executive officer, could have a material adverse effect on our business, financial condition and operating results.

We are, and the combined company will be, exposed to counterparty risk in our Senior Secured Credit Facility and related interest rate protection agreements.

We have entered, and the combined company may enter, into interest rate protection agreements to manage the Company’s or the combined company’s interest rate risk exposure by fixing a portion of the interest expense we pay, or the combined company will pay, under our Senior Secured Credit Facility or a credit facility of the combined company; however, there can be no assurance that these will be effective or that we or the combined company will be able to continue to enter into these agreements at a reasonable cost. If the counterparties to such interest rate protection agreements fail to honor their commitments, we could experience higher interest rates, which could have a material adverse effect on our business, financial condition and operating results.

The investments of our substantial cash balances are subject to risk.

We have substantial cash balances and we can and have historically invested our substantial cash balances in, among other things, securities issued and fully guaranteed by the United States or any state, highly rated commercial paper and auction rate securities, money market funds meeting certain criteria, and demand deposits. As a result of uncertainty in the United States political arena, the United States economy, and the credit and financial markets, together with the potential impact of the failure of the United States government to raise the United States debt ceiling and the possible downgrade of the United States debt credit rating, the stability of the trading market for United States government securities and treasury auctions could be adversely impacted or impaired and the United States government may be unable to satisfy their obligations under any treasury securities we hold. We are also exposed to risks resulting from the deterioration in the financial condition of financial institutions holding our cash deposits, decisions of the investment managers of the money market funds and defaults in securities underlying the funds. All our investments are subject to credit, liquidity, market and interest rate risk. Such risks may result in a loss of liquidity, substantial impairment to our investments, realization of substantial future losses, or a complete loss of the investment in the long term, which may have a material adverse effect on our business, financial condition, operating results and liquidity.

Recent political changes could have an adverse effect on our relationship with our workforce.

None of our employees is covered by a collective bargaining agreement or represented by an employee union. Legislation or regulatory policies, rules and regulations have been proposed and may be enacted or promulgated which could impose additional requirements on us or make it easier for union organizing activities. If our employees become represented by an employee union or are subject to a collective bargaining agreement, it may make it more difficult for us to manage our business and to attract and retain new employees and may increase our cost of doing business. Having our employees become represented by an employee union, having a collective bargaining agreement or having additional requirements related to our employees imposed on us could have a material adverse effect on our business, financial condition and operating results.

We are subject to numerous taxes, surcharges and fees from federal, state and local governments, and the applicability and the amount of these taxes, surcharges and fees is subject to great uncertainty and an increase in the amount of such taxes, surcharges and fees could have an adverse effect on our business.

Communications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services, including federal Universal Service Fund, or USF, fees and common carrier regulatory fees. Some of these fees are based on the division of our services between interstate services and intrastate services, including the divisions associated with the federal USF fees, which is a matter of interpretation and, in the future, may be contested by the FCC or state authorities. The FCC also may change in the future the basis on which federal USF fees are charged. The FCC has released a Further Notice of Proposed Rulemaking in which it seeks comment on the contribution methodology and mechanism for USF. If certain of the proposals are adopted, it could increase the amount of our contribution to USF which we may not be able to recover from our customers. We cannot predict the outcome of this USF reform. The FCC may impose other charges or fees on our business, such as recurring spectrum usage or licensing fees. Many states also apply transaction-based taxes to sales of our products and services and to our purchases of communications services from various carriers. In addition, state regulators and local governments have imposed and may in the future impose various surcharges, taxes and fees on our services. Further, in some instances state legislatures have imposed different taxes, surcharges, fees and requirements on prepaid services than on post-paid services and in some cases it is uncertain which requirements apply to our services and some of the services which we compete with may be subject to lower taxes, surcharges, or regulatory fees. The jurisdictions may contest whether we have assessed and remitted the taxes, fees and surcharges correctly or have complied with such requirements. In addition, state and federal regulators periodically have and may in the future increase or change the taxes, surcharges and fees we currently pay. We believe we remit all applicable federal, state and local taxes, fees, costs and expenses as required, but we do not recover in all instances these regulatory and compliance taxes, fees, costs and expenses directly from our customers and there can be no assurance that we would be found to be fully compliant with the payment of such taxes, fees, costs and expenses. If we were to pass on these taxes, fees, costs and expenses to our customers in the future, it may affect our ability to retain customers and attract new customers. Because of fiscal budget deficits at many state and local jurisdictions, state and local municipalities may increase taxes, surcharges and regulatory fees on our services. Any increase in taxes, fees, surcharges, and expenses could reduce our growth, decrease our revenues, increase our costs, reduce our profitability and increase our churn, all of which could have a material adverse effect on our business, financial condition and operating results.

As a taxpayer, we are subject to frequent and regular audits and examinations by the Internal Revenue Service, as well as state and local tax authorities. These tax audits and examinations may result in tax liabilities that differ materially from those that we have recorded in our consolidated financial statements. Because the ultimate outcomes of these matters are uncertain, we can give no assurance as to whether an adverse result from one or more of them will have a material effect on our business, financial condition or operating results.

Recently enacted health care reform legislation may increase our costs.

Congress recently enacted sweeping health care reform legislation that will be implemented on a staggered basis over the next seven years. Health care reform as mandated and implemented under the legislation, and any future federal or state mandated health care reform, may increase the costs of our employer-sponsored medical plans either directly or as a result of providers passing through their increased costs. If the cost increase is material, our business, financial condition or results of operations could be adversely affected.

Concerns about whether wireless telephones pose health and safety risks may lead to the adoption of new regulations or lawsuits that could adversely affect our business.

Media reports and some studies have given rise to claims that radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, or interfere with various electronic devices, including air bags, hearing aids, pacemakers and other medical devices. The World Health Organization’s International Agency for Research of Cancer has also stated that exposure to wireless handsets may be carcinogenic. Additional studies have been undertaken to determine whether the claims based on these reports and studies are accurate. Further lawsuits have also been filed against various participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. While many of these alleged adverse health lawsuits have been dismissed on various grounds, including a lack of scientific evidence linking wireless handsets with such adverse health consequences, future lawsuits could be filed based on new evidence or in different jurisdictions. Most of these lawsuits allege personal injury claims, although courts have begun to permit claims for economic loss due to omissions or misrepresentations in the marketing of the handsets. If lawsuits regarding any of the above are filed against us, it could be costly to defend, divert management’s attention from the business, and could subject us to substantial liability. If any such suits do succeed, or if plaintiffs are successful in negotiating settlements, it is likely additional suits would follow. In addition to health concerns, safety concerns have been raised with respect to the use of wireless handsets, including texting, while driving. Certain states and municipalities in which we provide service or plan to provide service have passed or proposed laws prohibiting or restricting the use of wireless phones while driving, prohibiting texting while driving, limiting use of wireless devices while driving by persons under the age of 18, or requiring the use of wireless headsets, and other states, municipalities and the federal government may do so in the future. In addition, legislation has been introduced which would require prepaid carriers to collect and verify certain information from their subscribers. We generally do not verify information we collect from our customers. If we are required to do so it could affect our ability to sell our products or the willingness of certain third party distributors to sell our products.

If consumers’ health concerns over radio frequency emissions increase or safety concerns increase, the number of lawsuits filed against us may increase, consumers may be discouraged from using wireless handsets or services and regulators may impose restrictions or increased requirements on the location and operation of cell sites, the use or design of wireless telephones, the use of wireless handsets while driving, or the inclusion of an earpiece on all wireless telephones that would enable the use of wireless telephones without holding them against the user’s head. Such legislation or regulation could increase the cost of our wireless handsets, reduce demand for our products and services, increase other operating expenses, or expose wireless providers to further litigation, including litigation relating to accidents, deaths or serious bodily injury allegedly incurred as a result of wireless telephone use, which, even if not successful, may be costly to defend, could divert management’s attention from our business, and could subject us to significant liability. See also “Settlements, judgments, restraints on our current or future manner of doing business or legal costs resulting from pending or future litigation could have an adverse effect on our business, financial condition, and operating results” under “—General Matters”. In addition, compliance with such new requirements, and the associated costs, could adversely affect our business. The actual or perceived risk of radio frequency emissions could adversely affect us through a reduction in customers or a reduction in the availability of financing in the future. If any of these risks occur, it could have a material adverse effect on our business, financial condition and operating results.

System failures, security breaches and the unauthorized use of or interference with our information technology systems and networks could cause delays or interruptions of service or unauthorized use or dissemination of customer information, increase our cost of operations, and may result in harm to our business reputation, which could cause us to lose customers.

To be successful, we must provide our customers reliable, trustworthy service and protect the communications, location and personal information shared or generated by our customers. We rely upon our systems and networks and the systems and networks of other providers and vendors to provide and support all of our services and, in some cases, to protect our customers’ and our information. Some of the risks to our information technology systems and our networks and infrastructure, which may prevent us from providing reliable service or which may allow for the unauthorized interception, destruction, use or dissemination of our customers’ communications, location or personal information, include:

•	physical damage, power surges or outages or equipment failure;

•	vendor or supplier failures or delays;

•

viruses, malware, worms, software defects, Trojan horses, unsolicited mass advertising, denial of service and other malicious or abusive attacks by third parties, including cyber attacks or other breaches of network or information technology security;

•	fraud, including customer credit card fraud, subscription or dealer fraud;

•	unauthorized use of our or our providers’ networks;

•	unauthorized access to our information technology, billing, customer care and provisioning systems and networks and those of our vendors and other providers;

•	human error;

•	demands placed on our network by devices, services or content demanded by our customers;

•	disruptions, damage or unauthorized access beyond our control, including disruptions or damage, or unauthorized access caused by criminal or terrorist activities, theft,

natural disasters, such as earthquakes, hurricanes, floods, or fire, power surges, or equipment failure; and

•	failures in operational support systems.

Network disruptions (including breaches of our network security) whether from natural causes or manmade, may cause interruptions in service, degradation of service, breaches, dissemination, destruction of or access to customer communications, location information, or personal information, excessive call volumes to call centers, damage to our or our customers’ equipment, theft of or illegal access to customer communications, location information, or personal information, or reduced capacity for customers, any of which could cause us to lose customers, lose revenue, suffer reputational and goodwill damages, embroil us in litigation and cause us to incur remediation costs, including liability for stolen information, repairing systems, or incentives offered to customers after an attack and increased cyber security protection costs, including organizational changes, deploying additional personnel and technologies, and training or engaging consultants. Some portions of our network are not fully redundant and our disaster relief plans may not be adequate or timely. The resulting interruption or failure to provide our services, including the harm to our reputation, could have a material adverse effect on our business, financial condition and operating results.

We also purchase equipment, including handsets, and license software from third parties, including some that may originate in China. While we generally test equipment and software we purchase that we put in our networks, we cannot be assured that such equipment or software does not contain software defects, Trojan horses, malware, or other means by which third parties could access our network or the information, including our customer communications, location information, or information stored or transmitted on such networks or equipment.

As a predominantly unlimited service provider we typically do not have as robust a system to detect customer fraud as other wireless broadband mobile carriers. In addition, we may be subject to fraud by our indirect distribution channel as they are generally paid based on gross additions and on the service plan they sign a customer up for initially. Further, our administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud and illegal attempts to access our systems to destroy or steal our customer information, or the costs to replace or repair the network or facilities (or portions thereof), may be substantial, thus causing our costs to provide service to increase. Fraudulent use of our networks may also impact interconnection and domestic and international long distance costs, capacity costs, roaming costs, administrative costs, fraud prevention costs and payments to other carriers for such fraud. If the safeguards we have instituted to protect, detect and control such fraud and illegal access to our systems and networks are not successful, such fraud, illegal access, or increased costs could impact on our financial results, impair our service resulting in higher churn as our competitors systems may not experience similar problems, and damage our reputation and goodwill, and could have a material adverse effect on our business, financial condition and operating results.

Despite our network security, processes and strategies we have put in place with respect to our systems and networks, including confidential customer data, our physical facilities, information systems and networks are not completely secure and may be vulnerable to physical or on-line break-ins, computer viruses, malware, sabotage, theft, attacks by hackers, cyber attacks or similar disruptive problems. If hackers/cyber thieves gain improper access to our networks, systems, or databases, they may be able to access, steal, publish, delete, misappropriate or modify confidential personal information concerning our customers that could result in harm to our customers and additional harm perpetrated by third parties who are given access to the consumer data, which could give rise to loss of goodwill, customer churn, and litigation against us. Due to the evolving techniques used in cyber attacks and by hackers to sabotage or gain unauthorized access to our systems, we may not be able to anticipate or implement adequate preventive measures in time or prevent such unauthorized access, we may need to expend significant resources to protect against security breaches to address problems caused by breaches, and our insurance may not be adequate to reimburse us for losses caused by such security breaches. The actual or perceived failure of our network’s security could damage our reputation and public perception of our ability to provide a secure service, which could adversely affect our ability to retain or gain new customers, expose us to significant liability, sanctions, fines and litigation, increase churn and have a resulting material adverse effect on our business, financial condition and operating results.

Risks Related to the Transaction

The Transaction is conditioned on the receipt of approvals from various governmental entities, which may delay the approvals, or may impose conditions or restrictions on, jeopardize or delay completion of, or reduce the anticipated benefits of, the Transaction or the parties may amend the terms thereof, and this offering memorandum may not reflect such conditions or restrictions or amended terms.

Completion of the Transaction is conditioned upon filings with, and, in certain cases, the receipt of governmental authorizations, consents, orders or other approvals from, governmental entities, including the FTC, the Antitrust Division of the DOJ, the FCC, the CFIUS and, if applicable, state public utility or service commissions and foreign authorities. The parties have made or plan to make initial filings with each of these governmental entities where required; however, the parties received a request for additional information on November 19, 2012 from the Antitrust Division of the DOJ, to which the parties have responded, and the applicable waiting period under U.S. antitrust laws has not yet expired or been terminated and the other governmental entities have not concluded their review and/or yet provided the requisite authorizations, consents, orders or other approvals.

If these required authorizations, consents, orders and other approvals are obtained, they may require actions or impose restrictions, limitations or conditions on the assets, businesses, licenses or product lines of the Company or T-Mobile. The Business Combination Agreement requires the parties to satisfy any actions, or to agree to any restrictions, limitations or conditions, in each case with respect to any of the assets, businesses, licenses or product lines of the Company, Deutsche Telekom, T-Mobile, any of their respective subsidiaries, or any combination thereof, unless it would have a material adverse effect on the business, assets, liabilities, prospects, outlook, financial condition or results of operations of the Company, T-Mobile and their respective subsidiaries, taken as a whole. It is possible that such actions, restrictions, limitations or conditions may have an adverse effect on the business, assets, liabilities, prospects, outlook, financial condition or results of operations of the Company or T-Mobile, but not qualify as a material adverse effect under the Business Combination Agreement. These required actions, restrictions, limitations and conditions also may jeopardize or delay completion of the Transaction, reduce the anticipated benefits of the Transaction or allow the parties to terminate the Transaction.

In addition, if these required authorizations, consents, orders and other approvals require actions or impose further restrictions, limitations or conditions on the assets, businesses, licenses or product lines of the Company or T-Mobile, or if the parties to the Transaction amend the terms of the Business Combination Agreement, the information in this offering memorandum may not reflect such restrictions, limitations or conditions or such amended terms and may not reflect the assets, businesses, licenses, product lines or capital structure of the combined company following the consummation of the Transaction.

A delay in completing the Transaction could negatively impact the future business, assets, liabilities, prospects, outlook, financial condition and results of operations of the Company, T-Mobile and/or the combined company.

If closing is delayed, including by a delay in receipt of necessary governmental approvals, by the receipt of a competing proposal or due to lawsuits that have been filed challenging the Transaction, the ongoing businesses, financial condition and results of operations of the Company and T-Mobile may be adversely affected. Any delay in completing the Transaction could reduce the benefits, cost and capital expenditure savings and synergies from combining the businesses of the Company and T-Mobile. Risks arising in connection with a delay in completing the Transaction, including the diversion of management attention from pursuing other opportunities and operating the ongoing business during the pendency of the Transaction, may have an adverse effect on the business, assets, liabilities, prospects, outlook, financial condition or results of operations of the Company and/or T-Mobile.

Some of the Company’s and T-Mobile’s existing agreements contain change of control or early termination rights that may be implicated by the Transaction, and exclusivity, commitment or minimum purchase provisions in some of the Company’s existing agreements may limit the combined company’s business.

Some of the Company’s and T-Mobile’s existing contracts contain provisions that allow the counterparty to terminate the agreement after a specified period following a change of control of the Company and/or T-Mobile. If a third party has such a right and were to exercise its right to terminate an agreement as a result of the completion of the Transaction, such termination could disrupt the Company’s and/or T-Mobile’s existing operations and adversely affect the Company’s business, assets, liabilities, prospects, outlook, financial conditions and results of operations. For example, renewal of the Company’s roaming agreements allows the counterparty to terminate or limit the benefits of the roaming agreements in connection with a change of control. If such counterparty were to do so, it could reduce the area in which the Company’s customers can receive service outside of the Company’s network coverage area. In addition, some of the Company’s existing contracts contain exclusivity, commitment or minimum purchase provisions that will continue to apply to the combined company after the completion of the Transaction. These exclusivity, commitment or minimum purchase provisions could limit the combined company’s ability take advantage of certain opportunities in specified geographic areas which could reduce some of the anticipated benefits from the Transaction or its ability to achieve the planned synergies. The combined company may be required to enter into agreements for similar services with other third parties or renegotiate its existing agreements to avoid such a disruption or restrictions.

The Company and T-Mobile are subject to various uncertainties and contractual restrictions while the Transaction is pending that could disrupt their potential businesses and could adversely affect their businesses, assets, liabilities, prospects, outlooks, financial conditions and results of operations.

Uncertainty about the effect of the Transaction on employees, customers, suppliers, vendors, distributors, dealers and retailers may have an adverse effect on the Company and/or T-Mobile. These uncertainties may impair the Company’s and/or T-Mobile’s ability to attract, retain and motivate key personnel, dealers and retailers until the Transaction is completed and for a period of time thereafter, as employees and prospective employees may experience uncertainty about their future roles with the combined company. Additionally, these uncertainties could cause customers, suppliers, distributors, dealers, retailers and others who deal with the Company or T-Mobile to seek to change existing business relationships with the Company or T-Mobile or fail to extend an existing relationship with the Company or T-Mobile. Suppliers, distributors and content and application providers may also delay or cease developing new products for the Company or T-Mobile that are necessary for the operations of their respective businesses due to the uncertainty created by the Transaction. In particular, because the Transaction contemplates a discontinuance of the Company’s existing network technology over time, current suppliers, including handset suppliers, may choose not to invest in, may delay, or may cease developing or supporting, new handsets for the Company that are necessary for the Company to compete effectively or to meet the demands, requirements or expectations of its customers. In addition, existing competitors may target the Company’s or T-Mobile’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the Transaction.

The Company has a small number of key personnel. The pursuit of the Transaction and the preparation for the integration may place a burden on management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could affect the Company’s and/or T-Mobile’s financial results.

In addition, the Business Combination Agreement restricts each of the Company and T-Mobile, without the other’s consent, from taking certain actions outside of the ordinary course of business while the Transaction is pending. These restrictions may prevent the Company and/or T-Mobile from pursuing otherwise attractive business opportunities and making other changes to their respective businesses prior to completion of the Transaction or termination of the Business Combination Agreement.

Certain stockholders have opposed the Transaction, including by filing lawsuits and preliminary proxy materials to solicit proxies in opposition to the Transaction. Stockholder opposition or an adverse ruling in any such lawsuit may delay or prevent the Transaction from being completed.

Since the announcement on October 3, 2012 of the execution of the Business Combination Agreement, Parent, Deutsche Telekom, T-Mobile Global, T-Mobile Holding, T-Mobile and the members of the Parent board including an officer, have been named as defendants in multiple stockholder derivative and class action complaints challenging the Transaction. The lawsuits generally allege, among other things, that the Transaction fails to properly value Parent and that the individual defendants breached their fiduciary duties in approving the Business Combination Agreement and, in some of the lawsuits, that those breaches were aided and abetted by Deutsche Telekom, T-Mobile Global, T-Mobile Holding and T-Mobile. The lawsuits seek, among other things, injunctive relief enjoining the defendants from completing the Transaction on the agreed-upon terms, monetary relief, punitive damages, and attorneys’ fees and costs.

One of the conditions to the closing of the Transaction is that no governmental entity has enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits completion of the Transaction. Consequently, if the court enters injunctive or other relief prohibiting, delaying, or otherwise adversely affecting the defendants’ ability to complete the Transaction, then such injunctive or other relief may prevent the Transaction from becoming effective within the expected time frame, may require additional disclosures which could delay the effectiveness of the Transaction, or may prevent the Transaction from becoming effective at all. In addition, the parties could incur significant costs in connection with the lawsuits, including costs associated with the defense and indemnification of Parent’s directors and officers, and distraction of management from the business.

In addition, one of Parent’s stockholders, P. Schoenfeld Asset Management, has filed preliminary proxy materials to solicit proxies in opposition to the Transaction. Parent’s largest stockholder, Paulson & Co., has publicly stated that it is considering opposing the Transaction as well. The Transaction cannot be completed without the affirmative vote of a majority of Parent’s stockholders. Specifically, the Stock Issuance requires the affirmative vote of the majority of the votes cast (provided that the holders of a majority of the Parent common stock outstanding on the record date vote on the Stock Issuance), and Parent’s certificate of incorporation cannot be approved without the affirmative vote of the majority of the Parent common stock outstanding on the record date. Stockholder opposition may delay the Transaction, or may prevent the Transaction from becoming effective at all.

Any delay could allow the other parties to the Transaction to terminate the Business Combination Agreement if the closing is delayed beyond the outside date provided therein. If the Merger has not been consummated on or before 11:59 p.m., New York City time on January 17, 2014, or if the Business Combination Agreement is terminated prior to such time, all of the notes of each series will be subject to a special mandatory redemption. If completion of the Transaction is prevented or delayed, it could result in substantial costs to the parties.

In connection with the Transaction, the Company, T-Mobile and/or the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively impact the business, assets, liabilities, prospects, outlook, financial condition and results of operations of the Company, T-Mobile and/or the combined company.

Although the Company and T-Mobile have conducted extensive due diligence in connection with the Transaction, they cannot assure you that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s and T-Mobile’s control will not later arise. Even if the Company’s and T-Mobile’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s and T-Mobile’s preliminary risk analysis. Further, as a result of the Transaction, purchase accounting, and the proposed operation of the combined company going forward, the Company, T-Mobile and/or the combined company may be required to make write-offs or write-downs, restructuring and impairment or other charges. As a result, the Company, T-Mobile and/or the combined company may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could negatively impact the business, assets, liabilities, prospects, outlook, financial condition and results of operations of the Company, T-Mobile and/or the combined company.

Risks Related to the Combined Company Following the Transaction

Even following the completion of the Transaction, the combined company will continue to face intense competition from other competitors, some of which have greater resources than the combined company, and such competition may intensify in the future.

The U.S. wireless telecommunications industry is highly competitive with a range of diversified competitors. After the completion of the Transaction, the combined company will have increased spectrum assets, network coverage and capacity, and improved marketing and purchasing scale. However, following the Transaction, the combined company will remain the fourth largest wireless carrier in the United States, and the combined company’s relative competitive position will present risks associated with scale, brand positioning, and perception of network coverage and quality. Several of the combined company’s competitors are larger companies that have better-developed brands and brand awareness; greater spectrum and capital resources; better networks and support systems; substantially greater financial, technical, personnel and marketing resources and bargaining power; greater access to capital on better terms, cash reserves, and spectrum holdings; larger geographic coverage areas, roaming territories, and third-party distribution networks; better in-building coverage; unique intellectual property; greater numbers of customers; exclusive distributorship arrangements for certain popular brands of handsets, applications and content; and more advanced technology. The combined company will face a long-term challenge to compete effectively in terms of pricing, products, coverage, and new technologies and services. Some competitors operate using alternative business models that have the potential to affect negatively the combined company’s ability to attract and retain customers. All of the foregoing may adversely affect the combined company’s ability to compete successfully and the combined company’s revenue, adjusted EBITDA, adjusted EBITDA margin, and free cash flow in future periods.

The failure to integrate successfully the businesses of the Company and T-Mobile in the expected time frame could adversely affect the combined company’s future results following the Transaction.

The success of the Transaction will depend, in large part, on the ability of the combined company to realize the anticipated benefits, including projected synergies and cost savings, from combining the businesses of the Company and T-Mobile. To realize these anticipated benefits, the businesses of the Company and T-Mobile must be successfully integrated. This integration will be complex and time-consuming and may divert management’s time and attention from the business. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the Transaction.

The parties may encounter numerous potential difficulties in the integration process, including the following:

•	being unable to integrate successfully the businesses of the Company and T-Mobile in a manner that permits the combined company to achieve the cost savings anticipated to result from the Transaction;

•

migrating the Company’s customers to the combined company’s T-Mobile based global system for mobile communications, which we refer to as GSM, evolved high speed packet access, which we refer to as HSPA+, and LTE networks;

•	integrating the Company’s and T-Mobile’s existing information and billing systems, cell sites, customer service programs and distributed antenna systems;

•	decommissioning the Company’s networks;

•	integrating and adding T-Mobile’s technology to the Company’s cell sites and distributed antenna systems;

•	combining the Company’s and T-Mobile’s product and service offerings, subscriber plans, customer service, and sales and marketing approaches;

•	preserving subscriber, supplier, vendor, content provider, dealer, retailer, and other important relationships;

•	resolving complexities associated with managing the larger combined company;

•

addressing the potential effect of the Transaction on the Company’s and T-Mobile’s business and relationships with employees, customers, suppliers, vendors, content providers, distributors, dealers, retailers, regulators and the communities in which they operate;

•	addressing the potential difficulty in coordinating geographically dispersed organizations and business unit headquarters;

•	addressing possible differences in corporate cultures and management philosophies;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high quality products and services;

•	retaining key employees and members of management of the Company and T-Mobile;

•	encountering difficulties in consolidating and preparing the combined company’s financial statements, or having to restate the financial statements of the combined company;

•	addressing the potential difficulty in maintaining cost controls during the integration process;

•	discharging and otherwise addressing potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Transaction; and

•

experiencing performance shortfalls at one or both of the Company and T-Mobile as a result of the diversion of management’s attention caused by completing the Transaction and integrating their operations.

Many of the anticipated synergies from the Transaction may not be realized for a significant period of time after the completion of the Transaction, if at all, and will require substantial capital expenditures to be fully realized.

The success of the Transaction will depend, in part, on the ability of the combined company to realize the anticipated synergies as a result of the Transaction. Many of the anticipated synergies are not expected to occur for a significant time period following the completion of the Transaction and will require substantial capital expenditures in the near term to be fully realized. Many of the anticipated synergies will only occur, if at all, after these substantial capital expenditures or expenses have been incurred. Even if the combined company is able to integrate the two companies successfully, this integration may not result in the realization of the full benefits of the synergies that are currently expected or the achievement of these benefits within the anticipated time frame or at all.

The combined company’s future results could suffer if it does not effectively manage its expanded business, operations and employee base following the Transaction.

The size of the combined company’s business, operations and employee base following the Transaction will be greater than the stand alone size of either the Company’s or T-Mobile’s business, operations and employee base prior to the Transaction and will include two separate business units headquartered in different cities. The combined company’s future success depends, in part, upon its ability to manage this expanded business, operations and employee base, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. No assurances can be given that the combined company will successfully manage its expanded business, operations and employee base following the Transaction.

The combined company’s results of operations after the Transaction may be affected by factors different than those currently affecting the Company’s and T-Mobile’s separate results of operations.

T-Mobile’s business differs from the Company’s business. For example, the Company provides wireless services based on a no-annual contract model, while T-Mobile provides wireless services largely based on an annual contract model, in addition to no-contract plans. The combined company’s results of operations may be affected by factors different than those currently affecting the Company’s or T-Mobile’s results of operations. In addition, T-Mobile is a privately-held corporation and, therefore, there is no public valuation of T-Mobile’s business.

The unaudited pro forma financial statements included in this offering memorandum are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Transaction.

The unaudited pro forma financial statements contained in this offering memorandum are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Transaction. The unaudited pro forma financial statements have been derived from the Company’s and T-Mobile’s historical financial statements and certain adjustments and assumptions have been made regarding the combined company. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Transaction. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred in connection with the Transaction. As a result, the combined company’s actual financial condition and results of operations may differ significantly from the unaudited pro forma financial statements.

The combined company is expected to incur substantial expenses related to the Transaction and the integration of the Company and T-Mobile.

The combined company is expected to incur substantial expenses in connection with the Transaction and the integration of the Company and T-Mobile. There are a large number of processes, policies, procedures, operations, staff, functions, technologies and systems that must be integrated, including purchasing, accounting and finance, legal, regulatory, sales, inventory forecasting, billing, payroll, marketing, customer service and benefits. While the Company and T-Mobile have assumed that a certain level of these expenses would be incurred and that such integration could be accomplished within a certain period of time, there are many factors beyond their control that could affect the total amount or the timing of the expenses. Moreover, many of these expenses are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the parties expect to achieve from the elimination of duplicative expenses and the realization of economies of scale. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the Transaction. The amount and timing of such charges are uncertain at present.

Following the completion of the Transaction, the combined company will be controlled by Deutsche Telekom, and Deutsche Telekom will continue to have approval rights over certain actions taken by the combined company as long as it beneficially owns 30% or more of the combined company’s common stock.

Immediately following the completion of the Transaction, Deutsche Telekom will beneficially own and possess voting power over approximately 74% of the fully diluted shares of the combined company’s common stock. Under the stockholder’s agreement to be entered into as provided in the Business Combination Agreement, Deutsche Telekom may acquire additional shares of the combined company’s common stock up to an aggregate of 80.1% of the combined company’s common stock without the combined company board’s approval.

Through its control of the combined company’s voting power and the provisions set forth in the new certificate of incorporation and the stockholder’s agreement, Deutsche Telekom will have the ability to elect a majority of the combined company’s directors, hire or fire the Chief Executive Officer, and control all other matters requiring the approval of the combined company’s stockholders. As a result, the combined company will be a “controlled company” as defined in the NYSE listing rules and will, therefore, not be subject to NYSE requirements that would otherwise require the combined company to have (i) a majority of independent directors, (ii) a nominating committee composed solely of independent directors, (iii) compensation of its executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (iv) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

In addition, the new certificate of incorporation and the stockholder’s agreement will restrict the combined company’s ability to take certain actions without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of the combined company’s common stock, including the ability to enter into acquisitions of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, sale of any division, business, operations or equity interests of the combined company or any of its subsidiaries for consideration in excess of $1 billion or hire or fire the Chief Executive Officer. See “Combined Company Transactions with Related Persons—Stockholder’s Agreement.”

Deutsche Telekom will also have control over all matters submitted to our stockholders for approval, including the election or removal of directors, changes in our capital structure, transactions requiring stockholder approval under Delaware law and corporate governance. As a holder of a substantial amount of equity and debt of the combined company, Deutsche Telekom may have different interests than other investors in the combined company.

The combined company does not have a contractual right to make indemnification claims against Deutsche Telekom for the breach of any representations, warranties or covenants made by Deutsche Telekom or its subsidiaries in the Business Combination Agreement.

Under the Business Combination Agreement, the combined company does not have a right to make contractual indemnification claims against Deutsche Telekom after the closing, including for a breach by Deutsche Telekom or its subsidiaries (including T-Mobile or its subsidiaries) of the representations and warranties made to Parent or for a violation by Deutsche Telekom or its subsidiaries (including T-Mobile or its subsidiaries) of certain covenants and agreements in the Business Combination Agreement.

This limitation does not affect any other entitlement, remedy or recourse permitted by law that the combined company may have against Deutsche Telekom or its subsidiaries, including the right to specific performance set forth in the Business Combination Agreement. Such action may be brought by the combined company at the direction of a majority of the directors of the combined company not affiliated with Deutsche Telekom. However, because Deutsche Telekom will appoint a majority of the directors, including some directors not affiliated with Deutsche Telekom, such Deutsche Telekom appointees that are not affiliated with Deutsche Telekom can vote against such suit. Because such directors may constitute a majority of the unaffiliated directors, the combined company may not bring suit even though it may be in the best interests of the stockholders other than Deutsche Telekom.

A substantial majority of the indebtedness that will be incurred in connection with the Transaction will be subject to significant limitations on redemption, which may impede the refinancing of such indebtedness.

The notes offered hereby, as well as any Deutsche Telekom Notes, may only be redeemed, prior to certain specified dates for each series, if the combined company or T-Mobile pays a customary “make whole” premium at the time of redemption. Such make whole premium may be significant, and may make it financially prohibitive for the combined company to refinance such series prior to such dates to take advantage of lower interest rates which may become available for the combined company’s debt or in connection with pursuing other business opportunities.

A substantial portion of the indebtedness that would be incurred in connection with the Transaction is subject to a pricing “reset” that may materially increase the interest rates applicable to that indebtedness.

Fifty percent of the Deutsche Telekom Notes will be subject to a pricing “reset” at two, two and a half and three years from the issuance date of such notes that will cause their interest rate to be recalculated according to a formula which depends in part upon designated indices and other benchmark debt securities, only a portion of which is calculated based on the trading prices of the Company’s outstanding senior unsecured notes. As a result of the pricing reset feature, as of the reset date for each applicable series of notes, a material increase in the combined company’s interest expense could result, which would increase its interest costs, decrease its net income and further increase the related risks the Company now faces with its current indebtedness, described in detail in Parent’s most recent Annual Report on Form 10-K.

Interest rates for such benchmark indices and debt securities are highly sensitive to many factors, including domestic and international economic and political conditions, policies of governmental and regulatory agencies, developments affecting the results or prospects of the issuer of the benchmark securities or of securities referenced in the benchmark indices, and other factors beyond the combined company’s control. As a result, a significant increase in these interest rates at the time that the interest rates applicable to relevant debt securities are recalculated could have an adverse effect on the combined company’s financial position and results of operations.

The Working Capital Facility will subject the combined company to interest rate changes.

The entire amount of indebtedness outstanding from time to time under the Working Capital Facility will bear interest at floating rates. While the combined company will be permitted to hedge against higher interest rates, there is no assurance it will be able to do so or will do so on commercially reasonable terms. Interest rates are highly sensitive to many factors, including domestic and international economic and political conditions, policies of governmental and regulatory agencies and other factors beyond the combined company’s control. An increase in benchmark interest rates could cause a material increase in the combined company’s interest expense, which would increase its financing costs, decrease its net income and further increase the related risks the Company now faces with its current indebtedness, described in detail in Parent’s most recent Annual Report on Form 10-K.

Deutsche Telekom will be subject to non-compete limitations for a finite period of time, after which it may compete with the combined company.

The stockholder’s agreement will restrict Deutsche Telekom from competing with the combined company in the United States, Puerto Rico and the territories and protectorates of the United States, which we refer to as the territory, during the period beginning on the date of the closing and ending two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of the combined company’s common stock. Specifically, during such period, neither Deutsche Telekom nor any of its other controlled affiliates will be permitted to engage in providing wireless telecommunications services through a facilities-based network in the territory, hold licenses from the FCC related to or necessary to provide such services, act as a reseller, dealer or distributor of such services in the territory, or act as a mobile virtual network operator in the territory. In addition, for the period commencing at the closing and expiring on the first anniversary of the termination of the trademark license in accordance with its terms, Deutsche Telekom may not manufacture, market or distribute any products or services under, or use in any way, the trademark T-MOBILE in connection with any of the activities described in the previous sentence, other than by the combined company and its affiliates in accordance with the terms of the trademark license.

Following the expiration of the periods described above, Deutsche Telekom and its controlled affiliates may compete directly with the combined company in the territory. Because the duration of the covenant not to compete depends on Deutsche Telekom’s equity ownership and not the amount of combined company debt it holds, Deutsche Telekom could be a significant holder of the combined company indebtedness and be able to compete with the combined company. Further, although the combined company can pursue opportunities outside the territory, the covenant not to compete does not prevent Deutsche Telekom from competing with the combined company outside of the territory, even while Deutsche Telekom holds a majority of the combined company’s common stock. Because Deutsche Telekom has significant resources and substantial knowledge and expertise in the wireless telecommunications industry, such competition may be harmful to the business of the combined company.

The combined company will be obligated to pay a royalty for the T-Mobile trademarks equal to a percentage of its net revenue from the products and services sold using the T-Mobile trademarks, and it will not be entitled to use the T-Mobile trademarks indefinitely.

Pursuant to the trademark license, the combined company will receive a limited license to certain T-Mobile trademarks, including the right to use the trademark “T-Mobile” as a name for the combined company, for use in connection with wireless telecommunications, broadband and information services and products used in connection therewith in the territory. Pursuant to the trademark license, the combined company is obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25%, which we refer to as the royalty rate, of net revenue generated by the products and services sold by the combined company under the licensed trademarks. In the event that, during the term of the trademark license, the combined company’s relative use of the licensed trademarks (versus other trademarks not licensed from Deutsche Telekom, such as MetroPCS) expands, increasing the amount of net revenue utilized to calculate the royalty payments, or the amount of revenue attributable to products or services sold using the licensed trademarks increases, then the overall royalty payments due to Deutsche Telekom from the combined company may increase. On the fifth anniversary of the trademark license, the combined company and Deutsche Telekom have agreed to adjust the royalty rate based on the then average commercial royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process. We cannot predict what the adjusted royalty rate will be in five years with any certainty. It is possible that it will be higher than the current royalty rate.

In addition, the term of the trademark license is limited. The initial term of the trademark license is approximately five years. The trademark license automatically renews for an additional five year term unless the combined company provides notice of its intent not to renew the trademark license. Thereafter, the trademark license automatically renews for subsequent five year periods unless the combined company provides 12 months’ notice prior to the expiration of the then-current term. The trademark agreement assigns all goodwill created as a result of the use of the T-Mobile trademark to Deutsche Telekom. The combined company and Deutsche Telekom are also obligated to negotiate a new trademark license in any of the following events: (i) Deutsche Telekom’s ownership of the voting power of the outstanding shares of capital stock of the combined company falls to 50% or less; or (ii) any third party becomes the owner or otherwise comes to control, directly or indirectly, 50% or more of the voting power of the outstanding shares of capital stock of the combined company, or otherwise acquires the power to direct or cause the direction of the management and policies of the combined company. While we cannot predict what the adjusted royalty rate would be under such new trademark license, it is possible that it would be higher than the royalty rate. If the combined company and Deutsche Telekom fail to agree on a new trademark license after such event, either the combined company or Deutsche Telekom may terminate the trademark license to be effective, in the case of clause (i) above, on the third anniversary after notice of termination and, in the case of clause (ii) above, on the second anniversary after notice of termination. Additionally, the combined company may terminate the trademark license at any time upon notice to Deutsche Telekom, with such termination to be effective on the first anniversary after notice of termination is given.

Following the termination of the trademark license, the combined company may not use any T-Mobile trademarks, including the right to use the trademark “T-Mobile” as a name for the combined company. In such a case, the combined company will need to develop, promote and maintain new trademarks and a new brand. Developing, promoting and maintaining new trademarks and a new brand will likely require substantial capital, marketing and other expenditures. There can be no assurance that such new trademark or brand will be as recognizable or valuable as the T-Mobile trademark or brand. If the combined company fails to develop, promote and maintain new trademarks and a new brand, it could reduce the combined company’s ability to attract and retain customers which could lead to greater churn, lower growth, reduced revenues, and lower profitability, all of which could have a material adverse effect on the combined company’s business, assets, liabilities, prospects, outlook, financial condition and results of operations. Further, the combined company will lose all of the investment it has made in the T-Mobile trademark. Any of these results could be harmful to the business, assets, liabilities, prospects, outlook, financial condition or results of operations of the combined company.

Adverse changes in the credit markets could increase the combined company’s borrowing costs and the availability of funding.

The combined company will require a significant amount of capital to operate and grow its business. We anticipate that the combined company will need to fund its capital needs in part through borrowings in the credit markets in the future. Adverse changes in the credit markets, including increases in interest rates, could increase the combined company’s cost of borrowing and make it more difficult for the combined company to obtain future financing for its operations. In addition, the combined company’s borrowing costs could be affected by short and long-term debt ratings assigned by independent rating agencies, which would be based, in significant part, on its performance as measured by customer credit metrics. A decrease in these ratings would likely increase the combined company’s cost of borrowing and/or make it more difficult for it to obtain financing. In addition, a severe disruption in the global financial markets could impact some of the financial institutions with which the combined company would do business, and such instability could affect the combined company’s future access to financing.

If the combined company is unable to take advantage of technological developments in the wireless telecommunications industry on a timely basis, it may experience a decline in the demand for its services, be unable to implement its business strategy, and experience reduced profits.

The incumbent wireless telecommunications industry is experiencing rapid change and disruptive innovation on many fronts as new technologies are developed that offer consumers a broadening array of choices for their communications needs. For example, Apple, Inc. transformed the wireless landscape with the launch of the iPhone handset, Clearwire Corporation hopes to transform the wireless telecommunications industry with fixed mobile convergence, and Google Inc. introduced its open-source Android operating system in 2008. While smartphone use is expected to continue to grow, tablet sales have also increased dramatically. Rapid penetration of smartphones and tablets will require carriers to invest in device subsidization and network improvements. For example, T-Mobile is in the process of transforming and upgrading its network to be the first in the United States to deploy LTE Release 10 and the first to use multimode integrated radios that can handle Global System for Mobile Communications, which we refer to as GSM, Evolved High Speed Packet Access, which we refer to as HSPA+, and LTE. As part of the network upgrade, T-Mobile will install new equipment in approximately 35,000 cell sites and refarm its Personal Communications Service in the PCS 1900 MHz spectrum band from second generation GSM services to HSPA+. Modernizing the combined company’s network will carry significant benefits, but it will also involve some risk, because it involves equipment changes, refarming of spectrum, and migration of customers from existing spectrum bands. In addition, T-Mobile recently announced that it has entered into an agreement with Apple, Inc. to bring products to market together in 2013. This new agreement may result in a decrease in free cash flow, and there is no assurance that the agreement will be economically advantageous for the combined company.

In order to grow and remain competitive, the combined company will need to adapt to future changes in technology, enhance its existing offerings, and introduce new offerings to address its customers’ changing demands. If the combined company is unable to meet future challenges from competing technologies on a timely basis or at an acceptable cost, it could lose customers to its competitors. In general, the development of new services in the wireless telecommunications industry will require the combined company to anticipate and respond to the varied and continuously changing demands of its customers. The combined company may not be able to accurately predict technological trends or the success of new services in the market. In addition, there could be legal or regulatory restraints on its introduction of new services. If the combined company’s services fail to gain acceptance in the marketplace, or if costs associated with these services materially increase, the combined company’s ability to retain and attract customers could be adversely affected, which could have a material adverse effect on the combined company’s business, assets, liabilities, financial condition and results of operations.

The combined company is expected to continue T-Mobile’s network modernization program, which may be subject to additional costs or delay due to factors beyond the combined company’s control.

The combined company will continue T-Mobile’s $4 billion network modernization program, which is intended to improve voice and data coverage and provide 4G LTE service. If the combined company does not develop a competitive 4G LTE network, its ability to attract and retain subscribers and maintain and grow subscriber revenues may be adversely affected. The completion of the network modernization program may be delayed, or subject to additional costs, due to the performance of third-party suppliers, zoning and leasing restrictions, permit issues, technological constrained, or for other reasons that may be beyond our control. If implementation of the network modernization program is subject to delays or costs that exceed expected amounts, the combined company’s margins may be adversely affected, which may negatively impact its financial performance.

The combined company may have a churn rate that is higher than its competitors’ churn rates, which could adversely affect its business, financial condition and operating results.

The economic success of the combined company will depend upon its ability to retain its current and future subscribers. T-Mobile’s average branded churn rate was 3.2% and 3.3% for the years ended December 31, 2012 and December 31, 2011, respectively, which was higher than the rates for its largest competitors, AT&T and Verizon Wireless. In addition, Wireless’ subscriber base is comprised of customers that do not have long-term contracts and therefore may discontinue their service at any time without penalty or advance notice, and the portion of T-Mobile’s subscriber base that is comprised of such customers increased during the year ended December 31, 2012, and such customers historically have a higher churn rate than contract customers. As such, the combined company’s churn rate is likely to be higher than T-Mobile’s historical churn rate, and as a result, the combined company’s financial performance may be impaired, which could lead to reduced revenues and increased marketing expenses. For risks that may affect the combined company’s churn rate, see “Risk Factors—Risks Related to Our Business—Failing to manage our churn rate or experiencing a higher rate of customer turnover than we have forecasted could adversely affect our business, financial condition and operating results.”

Risks Related to Legal and Regulatory Matters

Our ability to provide service to our customers and generate revenues could be harmed by adverse regulatory action.

Our FCC licenses are major assets that are integral to our ability to provide our services. Our FCC licenses need to be periodically renewed and are subject to revocation and we may be subject to fines, forfeitures, penalties or other sanctions, including the imposition of mandatory reporting requirements, license conditions, corporate monitors, forfeiture of existing licenses, denial of renewal, and limitations on our ability to participate in future FCC auctions, if the FCC were to find that we are not in compliance with its rules or the requirements of the Communications Act. The licensing requirements we must meet also are subject to change by the FCC. Many of our licenses are subject to interim or final construction requirements and there is no guarantee that the FCC will find our construction, or the construction of prior licensees, sufficient to meet the applicable construction requirements. If the FCC finds that our construction, or the construction of prior licensees, is insufficient, the FCC could, among other things, find that we are not a qualified licensee and revoke any or all of our licenses, refuse to renew such licenses, and impose other penalties and sanctions. In addition, a failure to comply with applicable license conditions or regulatory requirements could result in revocation or termination of our licenses, the loss of rights to serve unbuilt areas and/or fines and forfeitures, or a refusal to renew the licenses. We have had inquiries from regulatory agencies regarding our compliance with regulatory requirements, and we may in the future receive additional inquiries. We have responded, are in the process of responding, or will respond to such inquiries. The regulatory obligations we have are complex and are subject to interpretation. We cannot give any assurance that the FCC will agree with our compliance efforts or that the FCC will not impose fines, fees, or forfeitures, seek a consent decree, or take other adverse action against us. In addition, we have entered into consent decrees imposing additional requirements on us.

We must renew our FCC licenses periodically. Renewal applications are subject to FCC review and public comment to ensure that licensees meet their licensing requirements and comply with other applicable FCC requirements, rules and regulations. For all PCS, AWS and 700 MHz licenses, the FCC also requires that a licensee provide substantial service in order to receive a renewal expectancy. There is no guarantee that the FCC will find our completed system construction sufficient to meet the build out or renewal requirement. Additionally, while incumbent licensees enjoy a certain renewal expectancy if they provide substantial service, the substantial service standard is not well articulated and there is no guarantee that the FCC will conclude that we are providing substantial service or that we are entitled to a renewal expectancy, or will renew all or any of our licenses, without the imposition of adverse conditions. The FCC has released a Notice of Proposed Rulemaking seeking to create consistent requirements for renewal of licenses and consistent consequences for discontinuance of service, and to clarify certain construction obligations. The proposed changes to the existing renewal and discontinuance of service requirements may be applied retroactively to existing licenses that will be renewed in the future. If the changed requirements are applied retroactively to our existing licenses, the FCC may determine that our construction, or the construction undertaken by prior licensees, or the actions taken by us, or the prior licensees, relating to the buildout or discontinuance of service does not satisfy such changed requirements and determine not to renew our licenses. If we fail to file for renewal of any particular license at the appropriate time, or fail to meet any regulatory requirements for renewal, including construction and substantial service requirements, we could be denied a license renewal or be subject to a competing application. The FCC also may impose additional regulatory requirements or conditions on our licenses or our business and may impose a substantial renewal fee to allow a licensee to continue to use a particular spectrum. Such additional regulatory requirements, fees or conditions could increase the cost of doing business, could cause disruption to existing networks, and could require us to make substantial investments. Any loss or impairment of any of these licenses, failure to renew, fines and forfeitures, the imposition of conditions, the entry into consent decrees, or other actions by the FCC could have a material adverse effect on our business, financial condition and operating results.

We may be unable to obtain necessary governmental authorizations and permits on reasonable terms and conditions.

Our ability to operate our business is dependent on, among other things, our ability to obtain a variety of governmental authorizations and permits in the planning, construction and operation of our networks. Obtaining governmental authorizations and permits can be very time consuming and time sensitive and require compliance with a wide array of administrative and procedural rules. Further, constructing cell sites may require zoning and other variances and permits from local agencies which are subject to public input. Public input on zoning and other variances may be negative, which could lead local agencies to deny permits necessary for us to construct or modify our sites. To remain competitive, we must obtain such authorizations and permits on a timely basis, at a reasonable cost and on acceptable terms and conditions. If we cannot obtain the necessary governmental authorizations and permits at all or on reasonable terms and conditions, we may incur substantial costs associated with finding an alternate, viable resolution, relocating sites and infrastructure and writing off cost and expenses associated with sites we are unable to use, and we may experience a delay or impairment in the provisioning of our services which could have a material adverse effect on our business, financial condition and operating results.

We are subject to significant federal, state and local regulation.

Our business is subject to a wide array of rules, regulations, and orders promulgated by local, state, and federal agencies. The FCC regulates most aspects of our business and the provision of our services, including the licensing, construction, modification, operation, ownership, sale and interconnection of wireless communications systems, as do some state and local regulatory agencies.

For instance, the FCC generally regulates many aspects of interstate and intrastate communications and state utility commissions generally regulate many aspects of intrastate communications. Generally, we must obtain and maintain certificates of authority from the FCC and from regulatory bodies in certain states where we offer regulated services, and we are subject to numerous, and often quite detailed, requirements under federal, state and local laws, rules and regulations. These regulations are complex and subject to interpretation. Accordingly, we cannot ensure that we are always in compliance with all these requirements. The agencies responsible for the enforcement of these laws, rules and regulations may initiate inquiries or actions against us based on customer complaints or on their own initiative.

We cannot assure you that the FCC or any state or local agencies having jurisdiction over our business will not impose new or revised regulatory requirements, new or increased costs, or require changes in our current or planned operations. Indeed, the FCC has initiated a series of inquiries and rulemaking proceedings pertaining to the wireless industry that could result in material changes in the applicable rules and policies and may increase the regulation of the industry and increase our costs and limit our flexibility and ability to compete. In addition, based on the outcome of the FCC proceedings, various state commissions may consider changes to their universal service funds or intrastate access rates. For these reasons, we cannot predict the ultimate impact of these proceedings at this time.

The FCC has adopted an expansive view of the scope of its regulatory authority over wireless carriers which are licensed under Title III of the Communications Act which could enable the FCC to impose regulatory mandates in additional areas. The FCC and state regulatory agencies also are increasingly focused on the quality of service, customer disclosures, customer privacy, and customer support that wireless carriers provide and the FCC and several agencies have proposed or enacted new and potentially burdensome regulations in this area. Recently, several state commissions also took a proactive role in reviewing a major wireless merger transaction and this trend, if it continues, could subject such companies to additional state regulatory requirements in connection with such transactions. The Communications Act, from which the FCC obtains its authority, and state regulatory enabling legislation may be interpreted in a manner that imposes additional costs for compliance or be further amended in a manner that could be adverse to us. Further, with past and possible future changes in the composition of Federal and state legislatures and regulatory commissions, there may be additional legislative or regulatory changes that affect our business. The FCC also may change its rules or make spectrum allocations in bands adjacent or proximate to those licensed to us, which could result in adverse consequences to our business, including harmful interference to our existing networks and spectrum. If, as a result of interference, our customers experience a significant increase in dropped calls or significantly degraded service, we could experience higher churn and we may have difficulty adding additional customers, which could have an adverse effect on our business, our financial condition and operating results. In addition, the interference may cause our networks to have reduced capacity, which may require us to incur additional costs of adding cell sites or DAS nodes and to spend additional capital or may limit our ability to serve our customers, limit our growth, or increase our churn. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on our operations, or that such regulators or third parties will not raise material issues with regard to our compliance or noncompliance with regulations applicable to us.

We also are subject, or potentially subject, to a number of additional federal, state, and local laws, rules, ordinances and requirements, including, but not limited to, common carrier obligations; universal service obligations; number portability requirements; number pooling rules; rules governing billing, subscriber privacy, subscriber personal information, and customer proprietary network information; tower lighting and painting; access to E911 and location accuracy requirements; roaming obligations; rules that require wireless service providers to configure their networks to facilitate electronic surveillance by law enforcement officials; rate averaging and integration requirements; emergency warning requirements; bill shock; rules governing spam, telemarketing and truth-in-billing; equal employment opportunity reporting requirements; tower siting, historic preservation, and outage reporting; open Internet requirements; and rules requiring us to offer equipment and services that are accessible to and usable by persons with disabilities, among others. There are also pending proceedings including, but not limited to, proceedings exploring the imposition of various types of nondiscrimination and open access obligations on our handsets and networks; the prohibition of handset exclusivity; handset interoperability; the possible re-imposition of bright-line spectrum aggregation requirements; further regulation of special access used for wireless backhaul services; requirements relating to information to be provided to customers or information collected by us; allocation of additional spectrum for wireless services, including modifying rules related to use of existing spectrum for wireless use; among others. States may also seek additional authority from the FCC to regulate certain CMRS services if the FCC finds that CMRS services are the functional equivalent of local exchange services. As wireless substitution for local exchange services increases or the percent of the population which uses wireless devices increases, it may become more likely that CMRS services experience further regulation. Additionally, we may be subject to claims for violations of environmental law, regardless of fault, as a lessee or owner of any of our tower sites. Some of these requirements and pending proceedings, including without limitation those described above, pose technical and operational challenges to which we, and the industry as a whole, have not yet developed clear solutions and may require us to spend money to become in compliance. Further, these requirements generally are the subject of pending FCC, federal, state or local administrative or judicial proceedings, and we are unable to predict how they may affect our business, financial condition or results of operations.

Our business also is subject to various other regulations, including certain regulations promulgated by the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration, the Securities Exchange Commission, the Department of Labor, and other federal, state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact our operations and costs of doing business. Because of our smaller size, relatively smaller resources, management structure, more limited spectrum holdings, concentration of operations in a few states in major metropolitan areas, and composition of our current and prospective customer base, governmental regulations and orders can disproportionately increase our costs, divert management attention, require us to change our process or management structure, and affect our competitive position compared to other larger telecommunications providers. For example, legislative and regulatory bodies have raised issues and concerns and proposed new legislation limiting the ability of American companies to use certain foreign vendors to supply equipment, materials and other services used in the operation of our business. Recently members of Congress and certain regulatory agencies have expressed concern with regard to the US trade imbalance with China, the alleged violations of intellectual property rights by Chinese companies and potential security risks purchasing equipment and software from Chinese companies. In October 2012, the U.S. House of Representatives Permanent Select Committee on Intelligence issued a report asserting that network equipment manufactured by Chinese telecommunications companies poses a security threat to the United States and recommending the use of other network vendors. The report also recommends that Congress consider adopting legislation to address the purported risk posed by telecommunications companies with nation-state ties. If new legislation or regulation is passed restricting the purchase of goods and services from certain countries, it could result in significant cost and the loss of certain economies of scale garnered from extensive negotiations. It could also limit our ability to have access to handsets and other subscriber equipment for prices our customers demand. We are unable to predict the scope, pace or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business. As previously noted herein, a variety of changes in regulatory policies are under consideration and depending upon the outcomes, the changes could have a material adverse effect on our business, financial condition and operating results.

Compliance with current or future federal, state, or local laws, regulations, rules, and ordinances could have a material adverse effect on our business, financial condition and operating results, including but not limited to increasing our operating expenses or costs, requiring us to obtain new or additional authorizations or permits, requiring us to change our business and customer service processes, limiting our ability to attract and retain certain customer segments, decreasing our ability to compete or differentiate our services, increasing our costs and expenses to offer services, increasing the costs of our services to our customers, requiring system and network upgrades, requiring process, system or management structure changes, requiring greater transparency for our services and network management techniques, lengthening the time required to develop and deploy new services or products, increasing cost of insurance coverage, requiring us to hire additional employees, requiring us to spend significant additional capital, limiting the capacity of our networks, limiting the services we can offer our customers, and requiring us to change our business strategy and service plans. A failure to meet, or maintain compliance with, federal, state or local regulations, laws, rules or ordinances also could have a material adverse effect on our business, financial condition and operating results, including, but not limited to, subjecting us to fines, forfeitures, penalties, license revocations, or other sanctions, including the imposition of mandatory reporting requirements and corporate monitors, limitations on our ability to participate in future FCC auctions or acquisitions of spectrum, corporate bars, officer or director bars, and compliance programs and corporate monitors. In addition, a material failure to comply with regulations or statutory requirements may limit our ability to draw certain amounts under our Senior Secured Credit Facility or the Working Capital Facility or could result in a default under our Senior Secured Credit Facility, the Working Capital Facility or the indentures or supplemental indentures governing the Existing Senior Notes, the notes offered hereby and the Deutsche Telekom Notes, which could have a material adverse effect on our business, financial condition and operating results.

In addition, there have been several qui tam lawsuits against carriers in the telecommunications industry and, with the passage of federal legislation regarding whistleblowers, such lawsuits may increase. Qui tam lawsuits generally are filed under seal in the first instance and companies may not know that they are a target of such a lawsuit unless and until it is made public. The person bringing the suit may share in any recovery by the government, which encourages lawsuits of this kind. Certain wireless companies who have participated in spectrum auctions as designated entities have become the target of qui tam lawsuits claiming that those wireless companies have defrauded the United States Government by investing in “designated entities”, or DEs, taking bidding credits and otherwise receiving benefits in FCC spectrum auctions to which such wireless companies were not entitled. Another carrier has become the target of a qui tam lawsuit alleging irregularities in-state sales tax payments. Recent legislation also gives whistleblowers a potential financial stake in potential recoveries flowing from violations of securities or other laws. If we become the target of a qui tam lawsuit or whistleblower action, the resulting distraction to management and costs to defend may be material. If we become a target of a qui tam lawsuit and are found to have defrauded the government, the damages may include civil penalties of up to $11,000 for each claim, plus a penalty of three times the amount of the damages sustained by the government, and may include the revocation of any licenses held by us, that were granted as a result of such fraud. If we lost those licenses originally acquired by a DE or if we are required to repay the bidding credits they received, or to pay damages and civil penalties under a qui tam or whistleblower lawsuit, or an audit concluded that we had not complied with the DE requirements, it could have a material and adverse effect on our business, financial condition and operating results.

New rules regarding net neutrality may have a material adverse effect on our business.

In 2010, the FCC enacted new “net neutrality” rules based on three core principles of (1) transparency, (2) no blocking, and (3) no unreasonable discrimination. Mobile broadband Internet providers, such as us, are subject to transparency disclosure requirements and a requirement that such carriers would not block access to lawful web sites or applications that compete with such carriers’ voice or video telephony application. These rules became effective on November 20, 2011. These new rules will permit broadband service providers to exercise “reasonable network management” for legitimate management purposes, such as management of congestion, harmful traffic, and network security. The rules also permit usage-based billing, and permit broadband service providers to offer additional specialized services such as facilities-

based IP voice services, without being subject to restrictions on discrimination. These rules are subject to interpretation and have not been applied by the FCC or reviewed by the courts. The rules have also been challenged before the Court of Appeals for the District of Columbia Circuit by us and others, and we are unable to predict the outcome of these appeals. Prior to the effective date of such rules, we already have been the subject of third party challenges at the FCC to the manner in which we are configuring and managing our wireless broadband mobile Internet access services and network. These challenges, and others that might follow, could limit our ability to offer differentiated services, and to price our services to be competitive with other providers of broadband Internet access services. They have and could in the future subject us to negative publicity and damage to our reputation and good will, and could distract or divert the attention of management and resources of the company. These net neutrality rules will be enforced based on a case-by-case complaint basis and may adversely affect our business by limiting our ability to manage our customers’ use of our network, requiring us to provide third party access to our networks on terms and conditions that jeopardize our flat-rate, unlimited usage pricing plans, constraining our ability to offer innovative differentiated services, limiting our ability to offer our services on a competitive basis with other providers, or requiring us to disclose information that may subject us to further litigation. Our ability to employ network management techniques, or to manage bandwidth-intensive applications or uses, may be impaired in a manner that reduces the quality of our services for all customers. The result could be a decline in the quality of our services. If any of these risks occur, it could have a material adverse effect on our business, financial condition and operating results.

General Matters

If we fail to manage our planned growth effectively or maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience growth in the future. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC, collectively referred to as SOX. SOX requires us to furnish a report of management’s assessment of the design and effectiveness of our internal control over financial reporting as part of our Annual Report on Form 10-K, and our management also is required to report on the effectiveness of our disclosure controls and procedures. We regularly evaluate our internal controls, and our independent auditors annually attest to our internal controls over financial reporting in compliance with SOX. Material weaknesses could result in inaccurate financial statements or other disclosures or failure to prevent fraud. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies and procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, or to successfully remediate any material weaknesses in a timely manner, we may not comply with SOX and our independent auditors would be unable to certify as to the effectiveness of our internal controls over financial reporting and we could be subject to investigations or sanctions by regulatory authorities or delisting from the NYSE. Further, any material weakness or failure of our internal controls, or the effectiveness of our internal controls, could result in a restatement of our financial statements. Inadequate internal controls also could harm our reputation, cause us to lose customers, or cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock, all of which could have a material adverse effect on our business, financial condition and operating results. Any restatement of our financial statements could have adverse consequences, including the triggering of an event of default under our Senior Secured Credit Facility and the indentures and supplemental indentures governing our senior notes, our credit rating could be downgraded, which could result in an increase in our borrowing costs and make it more difficult to borrow funds on reasonable terms or at all, the NYSE could begin delisting proceedings, key executives may depart, and we could have stockholder litigation or SEC enforcement action, any of which could have a material adverse effect on the market price for our securities and on our business, financial condition and operating results.

The value of our FCC licenses may drop in the future as a result of volatility in the marketplace and the sale of additional spectrum by the FCC.

The market value of FCC licenses has been subject to significant volatility in the past and the value of our licenses may continue to fluctuate based on market conditions, the availability of spectrum, whether through consolidation in the industry, FCC regulatory action or auction, the availability of buyers and sellers, changes in our business plans, and the inability to ascertain the value of any license due to such volatility. The impact of the availability of spectrum from any future actions and auctions, or spectrum flexibility relief, on license values is uncertain. While the value of these licenses is determined using an income approach for purposes of our impairment testing, those values differ from what would ultimately be realized in a sales transaction, which could be material. Intangible assets are by their nature not readily saleable and could be subject to significant delays in their liquidation, including FCC approval prior to the sale of our FCC licenses. There can be no assurance of the market value of our FCC licenses or that the market value of our FCC licenses will not be volatile in the future, whether as a result of consolidation in the industry, the sale of spectrum by one or more carriers, the flexibility of options allowed for spectrum not currently used for wireless mobile broadband services, change in our business plans, or an FCC auction. If the value of our licenses was to decline significantly, we could be forced to record non-cash impairment charges that could impact our ability to borrow additional funds. A significant impairment loss could have a material adverse effect on our net income and on the carrying value of our licenses on our balance sheet, which could have a material adverse effect on the market price for our securities and on our business, financial condition and operating results.

Declines in our operating performance could ultimately result in an impairment of our indefinite-lived assets, including FCC licenses, or our long-lived assets, including property and equipment.

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We assess potential impairments to indefinite-lived intangible assets, including FCC licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The estimation of fair values or carrying values requires assumptions by management about factors that are highly uncertain and possibly volatile, including future cash flow, stock prices, discount rates and other factors. If adverse economic conditions, poor consumer confidence, reduced consumer spending, or volatile and decreasing stock prices, including our stock, continues for a period of time or we do not achieve our planned operating results, these factors may ultimately result in a non-cash impairment charge to earnings, which could be material, related to our long-lived assets and/or our indefinite-lived intangible assets. A significant impairment loss could have a material adverse effect on our operating results and on the carrying value of our FCC licenses and/or our long-lived assets on our balance sheet, which could have a material adverse effect on the market price for our securities and on our business, financial condition and operating results.

Changes in interpretations of accounting requirements, changes in industry practice or the identification of errors or changes in management assumptions could require amendments to or restatements of financial information or disclosures included in this offering memorandum or in prior filings with the SEC.

We prepare our consolidated financial statement in accordance with GAAP and file such financial statements with the SEC in accordance with the SEC’s rules and regulations. The preparation of financial statements requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience, our perceptions of historical trends, current conditions, expected future developments and other various assumptions and information that are believed to be reasonable under the circumstances when made, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from estimates under different assumptions or conditions. Changes in accounting requirements or in guidance or interpretations related to such requirements, changes in industry practice or the identification of errors or changes in estimates or assumptions could require restatements of financial information or amendments to disclosures included in this offering memorandum or in prior filings with the SEC. For a discussion of our critical accounting policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MetroPCS Communications—Critical Accounting Policies and Estimates”. If future events or assumptions differ significantly from the judgments, assumptions and estimates in our critical accounting policies, these events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Settlements, judgments, restraints on our current or future manner of doing business or legal costs resulting from pending or future litigation could have an adverse effect on our business, financial condition, and operating results.

We are regularly involved in a number of legal proceedings before various state and federal courts, the FCC, and state and local regulatory agencies. Such legal proceedings can be complex, costly, protracted and highly disruptive to business operations by diverting the attention and energies of management and other key personnel. Also, changes in the law or legal interpretations can affect the outcome of existing rules. The assessment of the outcome of legal proceedings, including our potential liability, if any, is a highly subjective process that requires judgments about future events that are not within our control. The outcome of litigation, including amounts ultimately received or paid upon settlement or other resolution of litigation and other contingencies, may differ materially from amounts accrued in the financial statements. In addition, litigation or similar proceedings could impose restraints on our current or future manner of doing business. Further, litigation could be costly to defend, divert management’s attention from our business, and could subject us to substantial liability. Such potential outcomes could have a material adverse effect on our business, financial condition, operating results, or ability to do business. Further, while we believe that any losses in excess of the amounts we accrue for such potential liability are remote, as litigation is uncertain and any outcome thereof is uncertain, there is the potential for a material adverse effect on our business, financial condition and operating results as a result of one or more proceedings being resolved in a particular period in an amount in excess of that accrued by us.

Conflicts of interest may arise because some of our directors are principals of our stockholders, and we have waived our rights to certain corporate opportunities.

Our board of directors includes representatives of certain of our significant stockholders. Those stockholders and their respective affiliates may invest in entities that directly or indirectly compete with us or in companies with which we transact business; or companies in which they are currently invested may already compete with us. As a result of these relationships, when conflicts between the interests of those stockholders or their respective affiliates and the interests of our other stockholders arise, these directors may not be disinterested. Under Delaware law, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the Transaction are disclosed to our board of directors and a majority of our disinterested directors approves the Transaction; (2) the material facts relating to the director’s or officer’s relationship or interest as to the Transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the Transaction; or (3) the Transaction is otherwise fair to us. Also, pursuant to the terms of our certificate of incorporation, our non-employee directors are not required to offer us any corporate opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them in their capacity as a director of our Company.

Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and other financial or statistical information to vary from our forward-looking estimates by a material amount.

T-MOBILE AND METROPCS COMMUNICATIONS UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information present the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of T-Mobile and Parent, after giving effect to the Transaction between T-Mobile and Parent and adjustments described in the accompanying notes. The Transaction will be accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Because T-Mobile’s indirect stockholder, Deutsche Telekom, will be entitled to designate the majority of the board of directors of the combined company, Parent stockholders will receive the cash payment and Deutsche Telekom will receive a majority of the equity securities and voting rights of the combined company, T-Mobile is considered to be the acquirer of Parent for accounting purposes. This means that T-Mobile will allocate the purchase price to the fair value of Parent’s assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

The unaudited pro forma condensed combined balance sheet as of December 31, 2012 reflects the Transaction, the debt offering, and the debt restructuring as described in Note 5 as if they occurred on December 31, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 reflects the Transaction, the debt offering, and the debt restructuring as described in Note 5 as if they occurred on January 1, 2012, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial statements of each of T-Mobile and Parent and the notes thereto, as well as the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additional information about the basis of presentation of this information is provided in Note 1 hereto.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, and reflect the allocation of the preliminary purchase price to the acquired assets and liabilities based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statement of operations does not include certain nonrecurring charges and the related tax effects which result directly from the Transaction as described in the notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2012

(in millions)

	Historical		Financing Adjustments(5)	Pro Forma Adjustments	Notes		Pro Forma Combined
	T-Mobile	MetroPCS
Assets
Current assets
Cash and cash equivalents	$394	$2,368	$1,056	$(1,500)	(3a	)	$2,318
Other current assets	5,147	819	(900)	—			5,066

Total current assets	5,541	3,187	156	(1,500)			7,384
Property and equipment, net	12,807	4,292	—	(2,542)	(3b	)	14,557
Goodwill	—	—	—	821	(3b	)	821
Spectrum licenses	14,550	2,562	—	1,238	(3b	)	18,350
Other intangible assets, net	79	—	—	650	(3b	)	729
Other assets	645	148	—	—			793

Total assets	$33,622	$10,189	$156	$(1,333)			$42,634

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$3,475	$502	$—	$—			$3,977
Other current liabilities	2,117	346	(1,521)	—			942

Total current liabilities	5,592	848	(1,521)	—			4,919

Long-term payables to affiliates	13,655	—	1,345	—			15,000
Long-term debt, net	—	4,724	1,081	145	(3b	)	5,950
Long-term financial obligation	2,461	—	—	—			2,461
Other long-term liabilities	5,799	1,258	—	107	(3b	)	6,762
				(402)	(3c	)

Total long-term liabilities	21,915	5,982	2,426	(150)			30,173

Total liabilities	27,507	6,830	905	(150)			35,092

Stockholders’ equity
Common stock and paid-in capital	29,197	1,826	(749)	(1,500)	(3a	)	30,624
			—	1,850	(3b	)
Accumulated other comprehensive income (loss)	41	(10)	(40)	10	(3b	)	1
Treasury stock	—	(11)	—	11	(3b	)	—
Accumulated (deficit) earnings	(23,123)	1,554	40	(1,554)	(3b	)	(23,083)

Total stockholders’ equity	6,115	3,359	(749)	(1,183)			7,542

Total liabilities and stockholders’ equity	$33,622	$10,189	$156	$(1,333)			$42,634

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012

(in millions, except share and per share amounts)

	Historical		Financing Adjustments(5)	Pro Forma Adjustments	Notes		Pro Forma Combined
	T-Mobile	MetroPCS
Revenues
Total revenues	$19,719	$5,101	$—	$28	(6)		$24,848
Operating expenses
Network costs, excluding depreciation and amortization	4,661	1,490	—	—			6,151
Cost of equipment sales	3,437	1,440	—	—			4,877
Selling, general and administrative	6,796	697	—	—	(7)		7,493
Depreciation and amortization	3,187	641	—	(296)	(4a	)	3,656
			—	124	(4b	)
Impairment charges	8,134	—	—	—			8,134
Other, net	(99)	9	—	—			(90)

Total operating expenses	26,116	4,277	—	(172)			30,221

Operating (loss) income	(6,397)	824	—	200			(5,373)
Other (expense) income
Other expense, net	(589)	(217)	(589)	(174)	(6)		(1,550)
				19	(4c	)

Total other expense, net	(589)	(217)	(589)	(155)			(1,550)

(Loss) income before income taxes	(6,986)	607	(589)	45			(6,923)
Income tax benefit (expense)	(350)	(213)	222	(19)	(4d	)	(360)

Net (loss) income	$(7,336)	$394	$(367)	$26			$(7,283)

Net (loss) income per common share
Basic	$(25.07)	$1.08			(4e	)	$(10.06)

Diluted	$(25.07)	$1.07			(4e	)	$(10.06)

Weighted average shares
Basic	292,669,971	363,449,061			(4e	)	723,909,315

Diluted	292,669,971	364,880,303			(4e	)	723,909,315

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

1.    Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the Transaction closes, and could result in a significant change to the unaudited pro forma condensed combined financial information, including goodwill.

T-Mobile’s historical results are derived from T-Mobile’s audited consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2012 and audited consolidated balance sheet as of December 31, 2012 under GAAP. Parent’s historical results are derived from the audited consolidated statement of income and comprehensive income for the year ended December 31, 2012 and audited consolidated balance sheet as of December 31, 2012 included in Parent’s Annual Report on Form 10-K, filed on March 1, 2013 with the SEC.

Description of Transaction

On October 3, 2012, Parent entered into the Business Combination Agreement, by and among Deutsche Telekom, T-Mobile Global, T-Mobile Holding, T-Mobile and Parent. Pursuant to the terms set forth in the Business Combination Agreement, including receipt of the required Parent stockholder approval of certain of the proposals described in this offering memorandum, Parent will: (i) effect a recapitalization that includes (a) the Reverse Stock Split of the Parent common stock, pursuant to which each share of Parent common stock outstanding as of the effective time of the Reverse Stock Split will represent thereafter one-half of a share of Parent common stock and (b) the Recapitalization Payment in an amount equal to $1.5 billion (or approximately $4.06 per share pre-Reverse Stock Split), without interest, in the aggregate to the record holders of Parent common stock immediately following the effective time of the Reverse Stock Split; and (ii) immediately following the Recapitalization Payment, issue and deliver to T-Mobile Holding or its designee shares of Parent common stock equal to 74% of the fully-diluted shares of Parent common stock outstanding immediately following the Recapitalization Payment, and T-Mobile Holding will deliver to Parent all of the shares of capital stock of T-Mobile.

In addition, unless otherwise agreed to by the parties, on the business day immediately following the closing of the Transaction, HoldCo, a direct wholly-owned subsidiary of Parent, will merge with and into its direct wholly-owned subsidiary Wireless, with Wireless continuing as the surviving entity and, immediately thereafter, Wireless will merge with and into T-Mobile, with T-Mobile continuing as the surviving entity. In this offering memorandum, we refer to the Reverse Stock Split, the Recapitalization Payment, the Stock Issuance, the mergers and the other transactions contemplated by the Business Combination Agreement, collectively, as the Transaction.

The Transaction is expected to be financed by the issuance by Wireless or T-Mobile of senior unsecured notes, which are assumed to be issued at market on terms substantially the same as the notes offered hereby. Certain expected embedded features of these notes may result in future fair value adjustments and associated impacts to our statement of operations. However, as future changes in fair value are not determinable, an adjustment would not be factually supportable, and therefore no mark-to-market adjustment is made in the unaudited pro forma condensed combined statement of operations. The pro forma adjustments assume that senior unsecured notes in an aggregate principal amount of up to $18.5 billion will be issued or offered as follows:

•

The $15.0 billion notes will be issued by T-Mobile to Deutsche Telekom or its subsidiaries to refinance certain intercompany indebtedness owed by T-Mobile (aggregate principal amount of $14.5 billion) and its subsidiaries to Deutsche Telekom and its subsidiaries (excluding T-Mobile and its subsidiaries).

•	The $3.5 billion of notes will be offered to third party investors, the proceeds of which Parent intends to use to refinance the Senior Secured Credit Facility and for general corporate purposes.

In addition to the notes issued to finance the Transaction, Deutsche Telekom (or one of its subsidiaries if the obligations of such subsidiary thereunder are unconditionally guaranteed by Deutsche Telekom) will make available for the benefit of T-Mobile and its subsidiaries, on the closing date of the Transaction, the Working Capital Facility, which is a revolving unsecured credit facility with a maximum principal amount of no less than $500.0 million to be used for working capital and other general corporate purposes, on terms substantially as set forth in Exhibit H to the Business Combination Agreement. T-Mobile does not anticipate utilizing proceeds from the working capital facility at the time of closing to finance the Transaction, and therefore no pro forma adjustments were presented in the unaudited pro forma condensed combined financial statements related to the working capital facility.

Additionally, an adjustment to the consideration for the Transaction may be made under the terms of the Business Combination Agreement; however, because the conditions for the adjustment as defined in the Business Combination Agreement are not factually supportable as of the date of the unaudited pro forma condensed combined financial information, no adjustment to the consideration for the Transaction is reflected in the unaudited pro forma condensed combined financial information.

Parent and T-Mobile expect to incur approximately $80.0 million of transaction costs, including commitment fees. This estimate excludes financing fees related to the $15.0 billion notes which are expected to be incurred and not estimable as of the date of this offering memorandum. No adjustments have been reflected in the unaudited pro forma condensed combined financial information as such adjustments are considered not material.

Certain nonrecurring charges have been excluded from the unaudited pro forma condensed combined statement of operations in accordance with Article 11. The excluded nonrecurring charges are the acceleration of Parent’s share-based payments and the related severance and change of control payments. The estimated charge relating to the acceleration of Parent’s share-based payments is approximately $63.0 million to be incurred by Parent prior to the combination of the two companies. While integration efforts have not yet occurred and the actual amount of severance, retention, and change of control payments that will ultimately be paid cannot be predicted with any degree of certainty, Parent has committed a minimum of approximately $50.0 million in retention and change in control payments to its employees.

For more details regarding the Transaction, including the financing, see the section entitled “Pending Transactions.”

2.    Calculation of Estimated Purchase Consideration

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer (in this case, T-Mobile, the legal subsidiary) would have had to issue to the owners of the accounting acquiree (Parent, the legal parent) to give them the same percentage interest in the combined entity. A preliminary estimate of the purchase price, assuming the Transaction closed on February 25, 2013, is as follows (in millions, except shares and stock price):

Number of Parent shares outstanding(i)	369,798,685
Adjusted Parent common stock price(ii)	$5.70
Impact of Reverse Stock Split
Estimated number of shares	184,899,342
Estimated adjusted common stock price	$11.40
Fair value of Parent shares	$2,108
Fair value of stock options(iii)	66
Cash consideration paid to stock option holders(iii)	2

Estimated purchase price	$2,176

(i)	Number of Parent common stock shares issued and outstanding as of February 25, 2013, including 4,678,616 shares of Parent unvested restricted stock, which will immediately vest upon closing.
(ii)	Closing price of Parent common stock on the New York Stock Exchange on February 25, 2013, of $9.76 per share is adjusted by the estimated $4.06 per share impact of the $1.5 billion Recapitalization Payment (see Note 3a below). The Recapitalization Payment is a return of capital, made as part of the recapitalization to the Parent stockholders prior to the Stock Issuance to T-Mobile Holding or its designee. Parent will make the Recapitalization Payment in an amount equal to $1.5 billion (or approximately $4.06 per share pre-Reverse Stock Split), without interest, in the aggregate to the record holders of Parent common stock immediately following the effective time of the Reverse Stock Split.
(iii)	Pursuant to the Business Combination Agreement, upon closing, the unvested equity awards will immediately vest and stock option holders will receive stock options of the combined entity upon closing, subject to stockholder’s right for options where exercise price is less than the average closing price for the five days preceding the closing to elect to cash out such options. Stock options with low exercise prices, as defined in the Business Combination Agreement, are assumed to be cancelled in exchange for cash consideration. Therefore, the fair value of stock options contemplates all stock options outstanding, adjusted for those options meeting the definition of low exercise price subject to cash payment.

For pro forma purposes, the fair value of consideration given and thus the estimated purchase price was determined based upon the $9.76 per share closing price of Parent common stock on February 25, 2013. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in Parent’s common stock price as of the closing date of the Transaction. A sensitivity analysis related to the fluctuation in the Parent common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Parent common stock on February 25, 2013 would have on the estimated purchase price and goodwill as of the closing date.

The following table shows the change in stock price, estimated purchase price and goodwill (dollars in millions, except stock price):

Change in stock price	Stock price	Estimated Purchase Price	Goodwill
Increase of 10%	$10.74	$2,537	$1,182
Decrease of 10%	8.78	1,815	460

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Parent will be recorded at the acquisition date fair values and added to those of T-Mobile. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2012 and have been prepared to illustrate the estimated effect of the Transaction. The allocation is dependent upon certain valuation and other studies that will not be completed until after the Transaction has closed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the Transaction. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Parent, with the excess recorded as goodwill (dollars in millions):

Current and other assets(1)	$712
Property and equipment	1,750
Goodwill	821
Spectrum licenses	3,800
Other intangible assets	650

Total assets	$7,733
Current liabilities less current portion of debt	$(811)
Deferred tax liabilities, net(2)	(626)
Other long-term liabilities	(334)
Debt(3)	(2,286)

Total liabilities	$(4,057)

Net assets prior to the Recapitalization Payment	$3,676
Less: Recapitalization Payment to Parent stockholders	(1,500)

Net assets acquired	$2,176

(1)	Current and other assets are presented excluding cash and cash equivalents, short-term investments, and deferred tax assets totaling $2,616.
(2)	Parent’s unadjusted net deferred tax liabilities are $1,028 as of December 31, 2012.
(3)	Debt includes long-term debt, including current portion, net of cash and cash equivalents and short-term investments.

Acquisition date fair values for net property and equipment were calculated utilizing a cost approach that estimates the fair value of property and equipment needed to replace the functionality provided by the existing property and equipment. The estimated acquisition date fair values of property and equipment reflect a significant decrease in the carrying value of Parent’s property and equipment due to advances in telecommunications equipment technology allowing a market participant to utilize a smaller quantity of property and equipment in a wireless network to achieve the same functionality. Additionally, Parent’s cell sites are concentrated in dense urban areas, where a market participant would have significant overlapping coverage, thus the acquisition date fair value is impacted by the accelerated decommissioning of a large number of cell sites.

The final determination of the purchase price allocation upon the closing of the Transaction will be based on Parent’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

3.    Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the $1.5 billion aggregate cash payment made as a return of capital by Parent to its stockholders as part of the recapitalization prior to the Parent stock issuance to T-Mobile Holding or its designee (see Note 2 above).

(b)	Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of Parent as discussed in Note 2 above. Includes the elimination of Parent’s historical stockholders’ equity accounts because Parent is not considered to be the accounting acquirer.

(c)	Represents adjustments to reflect the reduction of net deferred tax liabilities as a result of recording the acquired assets and assumed liabilities of Parent at their fair value as well as recognition of Parent net operating losses related to equity compensation which were previously unrecognized in the financial statements. The valuation allowances, which are included in net deferred tax liabilities, are unchanged from Parent’s and T-Mobile’s respective historical valuation allowances as neither Parent nor T-Mobile anticipates a material change to its valuation allowances due to the Transaction.

4.    Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)	Represents adjustments to record depreciation and amortization expense related to the reduced basis of property and equipment by $2.5 billion (see Note 3b), which have been recorded at estimated fair value on a pro forma basis and will be depreciated and amortized over the estimated remaining useful lives on a straight-line basis utilizing T-Mobile’s useful life assumptions as provided for each class of property and equipment in the table below. The useful life assumptions differ from Parent’s property and equipment useful life assumptions because each company’s assumptions are based on its own historical experience with similar assets and its own intended use for the assets, while also taking into account anticipated technological or other changes.

(dollars in millions)	Useful Lives	Adjusted Basis
Wireless communications systems	3-20 years	$1,642
Furniture and equipment	3-5 years	42
Construction-in-progress		66

		$1,750

Historical depreciation and amortization expense was adjusted for the fair value adjustment decreasing the basis of property and equipment, as well as the useful life assumption changes. The fair value adjustment to basis most significantly impacts certain network-related equipment and construction costs in wireless communication systems. Historically, reported depreciation was reduced in part due to the asset basis adjustment, in particular to network equipment representing 3G or third generation technologies as well as redundant macro cell sites. Offsetting the impact of the adjustment to basis is an increase in depreciation due to generally shorter T-Mobile useful life assumptions as introduced by differences in policy as well as the intended use of the property and equipment. The approximate impact of each is illustrated below:

(dollars in millions)	Year Ended December 31, 2012
Historical depreciation and amortization expense	$641
Adjustments related to change in:
Asset basis of property and equipment, net	(352)
Useful life assumptions	56

Pro forma adjustment	(296)

Adjusted Parent depreciation and amortization expense	$345

(b)	Represents adjustment to record amortization expense related to other identifiable intangible assets calculated on a straight-line basis. These identifiable intangible assets include:

Subscriber relationships ($550 million)—Represents relationships with U.S. domestic subscribers that are expected to have an estimated useful life of approximately five years.

Trade names ($100 million)—Represents the Parent brand that has been estimated to have a useful life of approximately seven years.

Indefinite-lived intangible assets, including spectrum licenses and goodwill, are not subject to amortization but will be tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired.

(c)	Represents adjustment to interest expense due to the amortization of the fair value premium assigned to the Wireless $2.0 billion senior unsecured notes using the effective interest method.

(d)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. Parent and T-Mobile utilized their respective statutory tax rates to compute the income tax expense related to each entity’s pro forma condensed combined statement of operations adjustment as follows:

(dollars in millions)	Year Ended December 31, 2012
	Parent	T-Mobile	Total
Pro Forma Adjustments	$90	$(634)	$(544)
Statutory Rate	38.6%	37.5%
Tax Impact	$(35)	$238	$203

(e)	Represents the loss per share, taking into consideration the pro forma weighted average shares outstanding calculated assuming the acceleration of the vesting of the restricted stock, applying the Reverse Stock Split and the Stock Issuance.

Year Ended December 31, 2012
Weighted average shares outstanding	363,449,061
Unvested restricted shares	4,678,616

368,127,677
Reverse 1:2 stock split	0.50

184,063,838
Issuance of shares to Deutsche Telekom	539,845,477

Pro forma basic and diluted weighted average shares	723,909,315

5.    Financing Agreements

As described in Note 1, the Transaction is expected to be financed in part by the issuance of senior unsecured notes by T-Mobile and Wireless. The adjustments represent the reduction of $15.2 billion to current and long term payables to affiliates of $1.5 billion (including accrued interest) and $13.7 billion, respectively; the settlement and distribution of approximately $900 million of other current assets, which represents net receivables due from affiliates; and a gain of $40 million, net of tax, out of accumulated other comprehensive income (loss) related to cross currency interest rate swaps that are designated as cash flow hedges. The adjustments represent the assumption of T-Mobile’s intercompany indebtedness by Deutsche Telekom, including the settlement of T-Mobile’s existing currency and interest rate swaps related to such indebtedness. The addition of the $15.0 billion notes reflects the notes T-Mobile will issue to Deutsche Telekom or its subsidiaries prior to or upon the closing of the Transaction. Pursuant to the Business Combination Agreement, the net receivable from the exchange of indebtedness will be distributed to Deutsche Telekom. Accordingly, for purpose of the unaudited pro forma condensed combined financial statements, the net receivable of $749 million resulting from the recapitalization of T-Mobile is presented as reduction to common stock and paid in capital as of December 31, 2012.

The estimated committed interest rates for the $15.0 billion senior notes are 8.16% and 7.28% for the permanent notes ($7.5 billion) and reset notes ($7.5 billion), respectively. The estimated committed interest rates are calculated based on current market information and a formula as outlined in the Business Combination Agreement. See “Pending Transactions—Financing the Transaction—Deutsche Telekom Notes to Refinance T-Mobile-Deutsche Telekom Intercompany Indebtedness” and “Pending Transactions—Financing the Transaction—$3.5 Billion in Wireless Notes”. The first component of the formula is a reference yield which is based upon (i) three indices of high-yield bonds issued by telecommunications companies (50% weight), (ii) the prices of comparable bonds issued by Sprint Nextel Corporation (25% weight) and (iii) the prices of Wireless securities (25% weight). In calculating the estimated committed interest rates, the reference yield was adjusted as follows: (1) plus 100 basis points for reset notes or 187.5 basis points for non-reset notes; and (2) plus a combined maturity adjustment and distribution fee of 33 basis points for reset notes or 34 basis points for non-reset notes (assuming an eight-year term). As a result of T-Mobile’s exchange of indebtedness and settlement of the related currency and interest rate swaps, the pro forma adjustments reflect the adjustment to historical interest expense to record the estimated pro forma interest expense under the senior notes of $1.16 billion for the year ended December 31, 2012.

The pro forma adjustments also reflect the issuance by Wireless of $3.5 billion of fixed-rate senior unsecured notes to third-party investors. The $3.5 billion is incremental to $2.0 billion of pre-existing senior unsecured notes, which will remain outstanding with terms amended pursuant to revised supplemental indentures relating thereto entered into on December 14, 2012. The pro forma adjustments assume that the pre-existing $2.4 billion Senior Secured Credit Facility will be repaid from a portion of the proceeds from the issuance of these $3.5 billion of Wireless notes. The interest rate on the Wireless notes used for the purpose of calculating the interest expense presented in the unaudited pro forma condensed combined statement of operations is based on our best estimate of current market conditions for high yield debt. The pro forma adjustments reflect estimated incremental pro forma interest expense of $101 million for the year ended December 31, 2012.

A sensitivity analysis on interest expense for the year ended December 31, 2012, has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate on the $15.0 billion notes and the $3.5 billion of fixed-rate senior unsecured notes offered by Wireless to third-party investors.

The following table shows the change in interest expense for the $15.0 billion notes (in millions):

Interest expense assuming	Year Ended December 31, 2012
Increase of 0.125%	$1,177
Decrease of 0.125%	1,139

The following table shows the change in interest expense for the $3.5 billion of fixed-rate senior unsecured notes offered by Wireless (in millions) hereby:

Interest expense assuming	Year Ended December 31, 2012
Increase of 0.125%	$223
Decrease of 0.125%	214

6.    Tower Transaction

On November 30,2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile owned wireless communication tower sites (the “Tower Transaction”). The adjustments in the unaudited pro forma condensed combined statement of operations assume the Tower Transaction occurred on January 1, 2012, resulting in approximately $28 million in incremental revenue from implied sublease to third parties of the portion of tower sites not leased back by T-Mobile and approximately $174 million in incremental interest expense related to the financial liability for the year ended December 31, 2012. For purposes of the unaudited pro forma condensed combined financial statements, revenues from the implied sublease to third parties were determined based on the excess of third party revenues projected for the period after close of the transaction over revenues reflected in the historical financial statements. The interest rate used for purposes of the unaudited pro forma condensed combined financial statements to calculate imputed interest expense related to the financial liability was approximately 8%, based upon the effective interest rate implicit in the transaction. For further information concerning the Tower Transaction, see Note 4 to the consolidated financial statements of T-Mobile.

7.    Trademark License

Parent and Deutsche Telekom have agreed to enter into a trademark license in connection with the completion of the Transaction, under which the combined company is obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% of the net revenue generated by products and services sold by the combined company under the licensed trademarks. Under the trademark license, products and services sold by the combined company under the Parent brand or trademarks owned by the combined company are excluded from the royalty calculation so long as they are not used in conjunction with the trademarks subject to the trademark license.

On the fifth anniversary of the trademark license, the combined company and Deutsche Telekom have agreed to adjust the royalty rate based on the then average commercial royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process. The adjustment of the royalty rate will depend on the then average commercial royalty rates charged in the field of wireless telecommunication, broadband and information products and services in the territory covered by the trademark license, which can be affected by a number of factors, including the royalty rate charged by others in the relevant field and the relative value of the T-Mobile trademark. Royalty rates vary considerably, are dependent on a number of factors which cannot be known at this time, and can change year-by-year, making it difficult at this time to determine any definitive estimate of what the current average commercial royalty rate will be in five years.

Within the unaudited pro forma condensed combined statement of operations, no pro forma adjustments are presented for the trademark license because it is expected that the expenses associated with the trademark license will be substantially the same as in the T-Mobile consolidated audited financial statements for the year ended December 31, 2012. The financial statements of T-Mobile reflect royalty expenses from an existing licensing agreement between Deutsche Telekom and T-Mobile which management believes approximate the expenses under the new trademark license. Additionally, the combined company expects to continue to sell Parent services and products under the Parent brand or trademarks and not use such Parent brand or trademarks in conjunction with the trademarks subject to the licensing agreements; and, therefore, the combined company is not expected to incur royalty expenses on net revenues generated from the sale of Parent branded services and products.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF T-MOBILE

Company Overview

T-Mobile USA, Inc. (“T-Mobile”) is a wireless telecommunications carrier that offers mobile communications services under the T-Mobile brand in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile operates its business in one reportable segment. T-Mobile’s service offerings include contract and non-contract (“prepaid”) wireless voice, messaging and data services, mobile broadband and wholesale wireless services. As of December 31, 2012, T-Mobile provides service to approximately 33.4 million customers through its nationwide voice and data networks.

As of December 31, 2012, T-Mobile’s nationwide coverage offers wireless voice, messaging, and data services across a service area covering over 280 million people in most metropolitan areas. In addition, T-Mobile has roaming agreements with other mobile communication network operators that allow mobile communication services to be provided beyond the direct coverage area of the T-Mobile network. Services from T-Mobile are provided using Evolved 4G High Speed Packet Access (“HSPA+”), Universal Mobile Telecommunications Systems (“UMTS”), General Packet Radio Service (“GPRS”), Enhanced Data rates for GSM Evolution (“EDGE”), and the Global System for Mobile Communications (“GSM”) technologies. In 2013, T-Mobile expects to launch 4G services using Long Term Evolution (“LTE”) technology in the vast majority of the major metropolitan areas for a total LTE service area covering a population of approximately 200 million people by the end of 2013.

Customers

T-Mobile generates revenue from three primary categories of customers: branded contract, branded prepaid and wholesale. Branded contract customers generally include customers that activated service on a contract, and branded prepaid customers include customers who generally pay in advance or did not activate service on an annual contract. Wholesale customers include Machine-to-Machine (“M2M”) customers and MVNO customers that operate on the T-Mobile network, but are managed by wholesale partners. T-Mobile generates the majority of its revenues by providing wireless communication services to branded contract customers. Therefore, T-Mobile’s ability to acquire and retain branded contract customers is significant to its business, including the generation of service revenues, equipment sales and other revenues. During 2012, 84% of T-Mobile’s service revenues were generated by providing wireless communication services to branded contract customers, compared to 10% for branded prepaid customers, and 6% for wholesale customers, roaming and other services.

Services and Products

T-Mobile offers affordable wireless communication services nationwide through a variety of pricing plans, including contract and no-contract service plans.

In the third quarter of 2011, T-Mobile introduced “Value” plans which bring more choice and value to branded contract customers. Value plans allow customers to subscribe for T-Mobile’s wireless services separately without purchase of or payment for a bundled handset. Customers on T-Mobile Value plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on T-Mobile’s network or purchase a handset from T-Mobile or one of its dealers. Customers who choose to purchase their handset from T-Mobile pay the full suggested retail price for the handset. Depending on their credit profile, qualifying customers have the choice of either paying for a handset at the point-of-sale or financing a portion of the purchase price over a 20-month installment period. For each handset sold, T-Mobile Value plans result in increased equipment revenue, compared to traditional bundled price plans that typically offer a handset discount, but involve higher service charges. As a result, T-Mobile Value plans result in increased net income during the period of activation while monthly service revenues are lower over the service period as further described in “Results of Operations—Equipment Sales.”

In 2011, T-Mobile also introduced “Monthly4G” plans, a branded prepaid service offering that provides customers with a variety of plan choices including unlimited talk, text and web service on the T-Mobile nationwide 4G network at flat monthly rates without the requirement of an annual contract.

T-Mobile sells services, devices and accessories through T-Mobile owned and operated retail stores and independent third party retail outlets and over the Internet through the T-Mobile web site and a variety of third party web locations. T-Mobile offers a wide selection of wireless devices and accessories, including smartphones, wirelessly enabled computers (i.e., notebooks and tablets), and data cards which are manufactured by various suppliers. In December 2012, T-Mobile announced that it had entered into an agreement with Apple, Inc. to bring products to market together in 2013. In the meantime, customers can bring their own “unlocked” iPhone to use on T-Mobile’s network. T-Mobile sells devices directly to consumers, as well as to dealers and other third party distributors for resale. Similar to other wireless service providers, some of T-Mobile’s service plans provide customers substantial equipment subsidies as an incentive to initiate or upgrade service.

Operating Trends

During the three years ended December 31, 2012, T-Mobile experienced declines in revenues primarily as a result of sustained net losses of branded contract customers, which were driven by competitive pressures, including the exclusive launch by other wireless carriers of certain smartphones and other devices not offered by T-Mobile, including the iPhone, the promotion of deeply discounted handsets and the targeting of existing T-Mobile customers by T-Mobile’s competitors. The decline in T-Mobile’s branded contract customer base during the three years ended December 31, 2012, was offset partially by strong growth in branded prepaid customers in 2012 and 2011, and by net additions of wholesale customers during the three years ended December 31, 2012. As a result, there has been a significant shift in T-Mobile’s customer portfolio as branded contract customers declined from 76% of T-Mobile’s 33.8 million total customers at the beginning of 2010 to 61% of its 33.4 million total customers as of December 31, 2012.

Strong growth in data revenues as a result of broad and increasing adoption of smartphones and data plans by T-Mobile’s customers partially offset service revenue declines resulting from sustained branded contract customer losses. Data plan growth and smartphone adoption have positively contributed to T-Mobile’s branded revenues and equipment sales for the past three years. Data revenues for the fourth quarter of 2012 increased 33% compared to the first quarter of 2010. The number of customers using smartphones increased rapidly from approximately 4 million as of January 1, 2010 to 12 million as of December 31, 2012. Given the growing customer demand for 4G mobile broadband data services, T-Mobile expects data usage and smartphone adoption to continue to increase.

Over the same period, T-Mobile has also experienced declines in operating income and Adjusted EBITDA (see definition of “Adjusted EBITDA” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Performance Measures”). These declines were primarily attributable to the declines in revenues and increases in the costs of handsets sold. The increases in costs of handsets sold relates primarily to the increasing number of more costly smartphones sold.

In response to these trends, T-Mobile launched the “Challenger Strategy” described below and entered into strategic initiatives to transform T-Mobile and improve its operational and financial performance. While T-Mobile continued to face intense competition, branded contract customer losses, and revenue declines during 2012, T-Mobile is starting to see improvements in branded net customer losses and branded contract customer churn. In addition, during the year ended December 31, 2012, branded prepaid revenues and customers have increased compared to the respective period in 2011, due primarily to strong prepaid customer additions and improved customer retention as a result of T-Mobile’s Monthly4G plans. Additionally, equipment sales increased by 18% in 2012 compared to 2011 despite the lower quantity of handsets sold in 2012 as a result of customer adoption of T-Mobile’s Value plans. For each handset sold on a Value plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset. T-Mobile anticipates that the Challenger Strategy and initiatives described below will have a positive impact on future results of operations and cash flows.

Competition

The wireless telecommunications industry is highly competitive and T-Mobile faces substantial and increasing competition in all aspects of its business. T-Mobile’s competitors include a wide range of national facilities-based carriers such as AT&T Inc. (“AT&T”), Verizon Wireless (“Verizon Wireless”) and Sprint Nextel Corporation (“Sprint Nextel”) and a large number of regional facilities-based providers of wireless communications services such as MetroPCS Communications, Inc. (“MetroPCS Communications”) and Leap Wireless International, Inc., as well as resellers of those services. Widespread promotions offering consumers discounted handsets, heavy spending on advertising, high capital intensity of network investments, and significant economies of scale all contribute to a highly competitive industry environment. T-Mobile is the fourth largest wireless carrier in the U.S. and as such lacks the size and scale advantages enjoyed by its three larger competitors, AT&T, Verizon Wireless and Sprint Nextel. AT&T and Verizon Wireless, in particular, have been successful in recent years in increasing their share of the market for contract customers. T-Mobile competes for customers based principally on differentiation of its mobile communications network services, such as network quality and coverage area, wireless device offerings, price, and customer service.

As discussed in “Operating Trends,” T-Mobile has experienced significant losses of branded contract customers. In response to these trends, T-Mobile launched the Challenger Strategy that focuses on key strategic initiatives to improve T-Mobile’s business.

Challenger Strategy

T-Mobile continues to aggressively pursue its Challenger Strategy, originally launched in 2011 and developed to reposition T-Mobile and return T-Mobile to growth. The Challenger Strategy is comprised of the following five elements to drive growth and increase profitability:

•	Amazing 4G Services. T-Mobile is currently in the process of upgrading its network with a $4 billion investment designed to modernize the 4G network, improve coverage,

align spectrum bands with other key players in the U.S. market and deploy nationwide LTE services in 2013. T-Mobile currently operates on HSPA+ 21 and dual-carrier HSPA+ 42 network technology which deliver 4G data speeds. Upon completion of the T-Mobile network modernization at the end of 2013, coverage will be further improved through the use of tower top electronics that enhance signal propagation and reception. The timing for the launch of LTE allows T-Mobile to take advantage of the latest and most advanced LTE technology infrastructure, improving the overall capacity and performance of T-Mobile’s 4G network, while optimizing spectrum resources. By the end of 2013, T-Mobile expects to broadly deploy LTE to reach approximately 200 million people.

•

Value Leadership.    T-Mobile plans to extend its position as the leader in delivering distinctive value for consumers in all customer segments. T-Mobile’s Value plans bring even more flexibility and value to customers by allowing customers the option to pay for handsets over an installment period or bring their own device, while receiving affordable nationwide 4G service rates. With spectrum bands aligned to certain other major U.S. carriers, customers can bring their unlocked device from other wireless carriers and receive wireless services consistent with T-Mobile’s value proposition. For prepaid customers, T-Mobile’s Monthly4G services bring T-Mobile’s nationwide 4G network quality and performance to prepaid customers at flat monthly rates without the requirement of an annual contract.

•

Trusted Brand.    T-Mobile intends to position itself as the brand that consumers trust for affordable 4G services. By focusing on unlimited data services and simplified billing, T-Mobile intends to reduce overages and surprise charges as well as eliminate other sources of customer dissatisfaction. Modernization of the network and introduction of Apple products in 2013 is expected to further reposition T-Mobile as offering a dependable high-speed service with a full range of desirable handsets and devices.

•

Multi-segment Player.    T-Mobile will continue to operate in multiple segments to accelerate growth. In B2B, T-Mobile has made significant investments in software and systems. Additionally, T-Mobile will continue to expand its wholesale business through MVNOs and other wholesale relationships where its spectrum depth, available network capacity and GSM technology base help secure profitable wholesale customers.

•

Aligned Cost Structure (Challenger Business Model).    T-Mobile intends to continue to pursue a low-cost business model and has already delivered in excess of $1 billion in annual run-rate cost savings through its Reinvent cost reduction program. These cost programs are on-going as T-Mobile continues to work to simplify its business and drive operational efficiencies.

Acquisitions and Dispositions

In December 2011, Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile’s parent company, acquired the right to the transfer of spectrum licenses from AT&T as part of the break-up consideration in connection with the termination of the proposed acquisition of T-Mobile by AT&T. In May 2012, T-Mobile obtained the spectrum licenses from Deutsche Telekom in a non-cash transaction in return for satisfaction of $1.2 billion in accounts receivable from affiliates. This transfer provided T-Mobile with AWS mobile spectrum in 128 service areas, including 12 of the top 20 metropolitan areas.

In September 2012, T-Mobile completed a spectrum license transaction with Verizon Wireless for the purchase and exchange of certain AWS spectrum licenses in 218 service areas across the U.S. The transaction improves T-Mobile’s spectrum position in 15 of the top 25 metropolitan areas in the U.S. and realigns its existing spectrum holdings. Both of these transactions provide T-Mobile with critical AWS spectrum, enhancing network capacity as well as network performance, and allowing T-Mobile to meet the growing consumer demand for 4G mobile broadband data services.

In September 2012, T-Mobile entered into definitive agreements with Crown Castle International (“CCI”) regarding the sale of rights to operate certain wireless communication towers owned by T-Mobile. On November 30, 2012, the transaction closed and T-Mobile received net proceeds of $2.5 billion of which T-Mobile distributed $2.4 billion to its parent, Deutsche Telekom. Under the terms of the transaction, CCI acquired the sole rights to lease and operate approximately 7,100 wireless communication towers through either purchase of the towers, or under long-term prepaid lease and management agreements. Furthermore, CCI was granted an option to acquire any sites that were not sold to CCI at the end of their respective lease term. T-Mobile has leased back and continues to have rights to space on the towers to operate its wireless communication equipment. The master lease agreement governing the lease-back of tower space provides T-Mobile with an initial term and several optional renewals at lease rental rates that are consistent with those it has for similar sites where T-Mobile leases space on third-party owned towers.

On October 3, 2012, Deutsche Telekom and MetroPCS Communications announced the Business Combination Agreement, which provides for the combination of T-Mobile and MetroPCS Communications. Under the terms of the Business Combination Agreement, Deutsche Telekom will receive 74% of the fully-diluted shares of common stock of the combined company (calculated pursuant to the Business Combination Agreement) in exchange for its contribution of all of T-Mobile’s common stock.

Results of Operations

In this section, T-Mobile discusses the overall results of its consolidated operations.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Set forth below is a summary of certain financial information for the periods indicated:

	Year Ended December 31,
	2012	2011	Change
	(In millions)
Revenues
Branded contract revenues	$14,521	$16,230	(11)%
Branded prepaid revenues	1,715	1,307	31%
Wholesale revenues	544	443	23%
Roaming and other service revenues	433	501	(14)%

Total service revenues	17,213	18,481	(7)%
Equipment sales	2,242	1,901	18%
Other revenues	264	236	12%

Total revenues	19,719	20,618	(4)%

Operating expenses
Network costs, excluding depreciation and amortization	4,661	4,952	(6)%
Cost of equipment sales	3,437	3,646	(6)%
Customer acquisition, excluding depreciation and amortization	3,286	3,185	3%
General and administrative, excluding depreciation and amortization	3,510	3,543	(1)%
Depreciation and amortization	3,187	2,982	7%
Impairment charges	8,134	6,420	27%
Restructuring costs	85	—	100%
Other, net	(184)	169	**

Total operating expenses	26,116	24,897	5%

Operating loss	(6,397)	(4,279)	49%

Other (expense) income
Interest expense to affiliates	(661)	(670)	1%
Income tax (expense) benefit	(350)	216	**
Other, net	72	15	**

Net loss	$(7,336)	$(4,718)	55%

**	Not meaningful

Branded Contract Revenues.    Branded contract revenues decreased by $1.7 billion, or 11%, to $14.5 billion for the year ended December 31, 2012 from $16.2 billion for the year ended December 31, 2011. The decrease was primarily attributable to a 9% year-over-year decline in the number of average branded contract customers. Branded contract revenues were also negatively impacted by the growth of T-Mobile’s Value plans which have lower average revenue per user (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Performance Measures”) than other T-Mobile branded contract rate plans. Compared to other traditional bundled price plans, Value plans result in lower service revenues over the service contract period, but higher equipment revenues at the time of the sale as Value plans do not include a bundled sale of a heavily discounted handsets. These decreases were partially offset by an increase in data revenues from customer adoption of smartphones with accompanying data plans. Smartphone customers accounted for 61% of total branded contract customers at December, 31 2012, up from 49% at December, 31 2011.

Branded Prepaid Revenues.    Branded prepaid revenues increased by $408 million, or 31%, to $1.7 billion for the year ended December 31, 2012 from $1.3 billion for the year ended December 31, 2011. The increase was primarily attributable to the 21% growth of branded prepaid customers in 2012 driven by the success of T-Mobile’s Monthly4G plans, which were introduced in the second quarter of 2011. In addition, branded prepaid average revenue per user (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Performance Measures”) increased by 11% during 2012.

Wholesale Revenues.    Wholesale revenues increased by $101 million, or 23%, to $544 million for the year ended December 31, 2012 from $443 million for the year ended December 31, 2011. The increase was primarily attributable to the 15% growth of average MVNO customers during 2012.

Roaming and Other Service Revenues.    Roaming and other service revenues decreased by $68 million, or 14%, to $433 million for the year ended December 31, 2012 from $501 million for the year ended December 31, 2011. The decrease was primarily attributable to lower data roaming revenues due to rate reductions with certain roaming partners.

Equipment Sales.    Equipment sales increased by $341 million, or 18%, to $2.2 billion for the year ended December 31, 2012 from $1.9 billion for the year ended December 31, 2011. Equipment sales increased in 2012 from higher revenue per unit sold on lower unit sales volumes. The higher revenue per unit sold was primarily attributable to equipment sales changes in connection with T-Mobile’s Value plans. For each handset sold on a Value plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset combined with higher service charges. Additionally, smartphone sales growth contributed to the year-over-year increase in equipment sales as smartphones have higher revenue per unit sold compared to other phones.

Other Revenues.    Other revenues increased by $28 million, or 12%, to $264 million for the year ended December 31, 2012 from $236 million for the year ended December 31, 2011. The increase is primarily due to higher co-location rental income from leasing out space at T-Mobile owned wireless communication towers to third parties.

Network Costs.    Network costs, excluding depreciation and amortization, decreased by $291 million, or 6%, to $4.7 billion for the year ended December 31, 2012 from $5.0 billion for the year ended December 31, 2011. The decrease was attributable to lower roaming expenses related to a decline in customer base and associated usage compared to the year ended December 31, 2011. Additionally, due to the network transition to enhanced telecommunication lines in 2012, T-Mobile was able to accommodate higher data volumes at a lower cost year-over-year resulting in lower network costs.

Cost of Equipment Sales.    Cost of equipment sales decreased by $209 million, or 6%, to $3.4 billion for the year ended December 31, 2012 from $3.6 billion for the year ended December 31, 2011. The decrease was primarily attributable to the 10% decline in handset unit sales volumes, partially offset by higher costs per handset sold from an increased share of smartphones sold in 2012.

Customer Acquisition.    Customer acquisition, excluding depreciation and amortization, increased by $101 million, or 3%, to $3.3 billion for the year ended December 31, 2012 from $3.2 billion for the year ended December 31, 2011. The increase was primarily attributable to higher advertising expenses associated with new promotional campaigns launched in 2012 partially offset by lower commissions costs from fewer branded contract customer gross customer additions in 2012.

General and Administrative.    General and administrative expense, excluding depreciation and amortization, remained relatively consistent at approximately $3.5 billion for each of the years ended December 31, 2012 and 2011. The slight decrease was primarily attributable to lower employee-related expenses in 2012 as a result of restructuring initiatives implemented in the first half of 2012.

Depreciation and Amortization.    Depreciation and amortization expense increased by $205 million, or 7%, to $3.2 billion for the year ended December 31, 2012 from $3.0 billion for the year ended December 31, 2011. The increase was due to additional depreciation of approximately $268 million recorded as a result of adjustments to useful lives on equipment to be replaced in connection with the network modernization efforts (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Critical Accounting Polices and Estimates”).

Impairment Charges.    An impairment charge of $8.1 billion was recorded on goodwill for the year ended December 31, 2012 compared to impairment charges of $6.4 billion recorded on goodwill and spectrum licenses for the year ended December 31, 2011. T-Mobile determined that the business combination with MetroPCS Communications announced in October 2012 was a triggering event for a goodwill impairment assessment. The fair value of T-Mobile implied by using the market value of MetroPCS Communications and the exchange terms contemplated in the Business Combination Agreement was less than the carrying amount, including goodwill, of the T-Mobile’s single reporting unit as of September 30, 2012. T-Mobile used the fair value implied by the Transaction to estimate the fair value of the reporting unit in step one of its goodwill impairment test. Because the first step in the impairment process indicated that the carrying value exceeded the fair value of the reporting unit as of September 30, 2012, T-Mobile performed the second step in the goodwill impairment test. As a result of the second step of the impairment analysis, T-Mobile concluded that the implied goodwill as of September 30, 2012 was $0, and recognized a non-cash impairment charge of $8.1 billion. T-Mobile attributes this impairment to the business impacts from the highly competitive environment in the U.S. wireless telecommunications industry and the ongoing challenges in attracting and retaining branded contract customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Results of Operations Year Ended December 31, 2011 Compared to Year Ended December 31, 2010,” for details of the impairment charges recorded for the year ended December 31, 2011.

Restructuring Costs.    Restructuring costs of $85 million for the year ended December 31, 2012 relate to T-Mobile consolidating its call center operations from 24 to 17 facilities and restructuring and optimized operations in other parts of the business in an effort to reduce operating costs. No restructuring costs were incurred during the year ended December 31, 2011.

Other, net.    Other, net in the operating expenses section reflects the net effect of transaction-related gains and expenses. The net gain of $184 million in 2012 primarily relates to a gain recorded on an AWS spectrum license exchange, partially offset by expenses associated with the terminated AT&T acquisition of T-Mobile. The net expense of $169 million in 2011 primarily related to employee-related costs associated with the terminated AT&T acquisition of T-Mobile.

Interest Expense to Affiliates.    Interest expense to affiliates was consistent at $661 million for the year ended December 31, 2012 compared to $670 million for the year ended December 30, 2011.

Income Tax (Expense) Benefit.    Income tax expense was $350 million for the year ended December 31, 2012 compared to an income tax benefit of $216 million for the year ended December 31, 2011. The increase in income tax expense for the year ended December 31, 2012 compared to 2011 was primarily due to the tax benefit recorded in 2011 related to impairment charges on spectrum licenses. The effective tax rate was (5.0)% and 4.4% for the years ended December 31, 2012 and 2011, respectively. The change in the effective tax rate for 2012 compared to 2011 was primarily due to the impact of the goodwill impairment recorded in 2012.

Net Loss.    Net loss was $7.3 billion for the year ended December 31, 2012 compared to net loss of $4.7 billion for the year ended December 31, 2011. The net losses recorded in 2012 and 2011 were primarily a result of the $8.1 billion impairment charge recorded on goodwill in 2012, and the $6.4 billion impairment charges recorded on goodwill and spectrum licenses in 2011, respectively.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Set forth below is a summary of certain financial information for the periods indicated:

	Year Ended December 31,
	2011	2010	Change
	(In millions)
Revenues
Branded contract revenues	$16,230	$16,538	(2)%
Branded prepaid revenues	1,307	1,384	(6)%
Wholesale revenues	443	199	123%
Roaming and other service revenues	501	612	(18)%

Total service revenues	18,481	18,733	(1)%
Equipment sales	1,901	2,404	(21)%
Other revenues	236	210	12%

Total revenues	20,618	21,347	(3)%

Operating expenses
Network costs, excluding depreciation and amortization	4,952	4,895	1%
Cost of equipment sales	3,646	4,237	(14)%
Customer acquisition, excluding depreciation and amortization	3,185	3,205	(1)%
General and administrative, excluding depreciation and amortization	3,543	3,535	0%
Depreciation and amortization	2,982	2,773	8%
Impairment charges	6,420	—	**
Other, net	169	(3)	**

Total operating expenses	24,897	18,642	34%

Operating (loss) income	(4,279)	2,705	**

Other (expense) income
Interest expense to affiliates	(670)	(556)	21%
Income tax benefit (expense)	216	(822)	**
Other, net	15	30	(50)%

Net (loss) income	$(4,718)	$1,357	**

**	Not meaningful

Branded Contract Revenues.    Branded contract revenues decreased by $308 million, or 2%, to $16.2 billion for the year ended December 31, 2011 from $16.5 billion for the year ended December 31, 2010. The decrease was primarily attributable to declines in the number of branded contract customers, which decreased by 9% during 2011. This decrease in revenues was partially offset by increased data revenues from customer adoption of data plans and a more robust offering of 3G/4G wireless devices. Smartphone customers accounted for 49% of total branded customers at the end of 2011, up from 33% at the end of 2010. In the fourth quarter of 2010, T-Mobile began directly providing handset insurance services, resulting in branded contract revenues of $627 million for the year ended December 31, 2011 and $114 million for the portion of the year ended December 31, 2010. Previously, handset insurance was provided through a third party insurance provider and respective revenues from sales of replacement handsets to the insurance provider were recorded in equipment sales, and commissions earned related to sales of handset insurance were reported within roaming and other service revenues. In addition, the introduction of reconnection fees in the third quarter of 2011 positively impacted branded contract revenues by approximately $171 million in 2011.

Branded Prepaid Revenues.    Branded prepaid revenues decreased by $77 million, or 6%, to $1.3 billion for the year ended December 31, 2011 from $1.4 billion for the year ended December 31, 2010. The decrease was primarily attributable to the decline in the average number of branded prepaid customers due to the strategic phase-out of certain prepaid products, primarily the “FlexPay No Contract” product, due to the higher churn rates from these products. In 2011, T-Mobile introduced flat rate Monthly4G plans and grew data revenues through rising sales of prepaid data plans, which helped partially offset the decline in branded prepaid revenue.

Wholesale Revenues.    Wholesale revenues increased by $244 million to $443 million for the year ended December 31, 2011 from $199 million for the year ended December 31, 2010. The increase was primarily attributable to growth in MVNO customers in 2011 compared to 2010. M2M revenues remained consistent in 2011 and 2010.

Roaming and Other Service Revenues.    Roaming and other service revenues decreased by $111 million, or 18%, to $501 million for the year ended December 31, 2011 from $612 million for the year ended December 31, 2010. The decrease was primarily the result of changes to the handset insurance program, resulting in T-Mobile selling and providing handset insurance services to customers directly rather than having the services provided through a third party. As a result of this change, commencing in the fourth quarter of 2010, all revenues for the handset insurance program have been recorded in branded contract revenues as described above. In 2010, T-Mobile recorded $73 million in roaming and other service revenues related to handset insurance program services billing and other service fees paid to T-Mobile by the third party handset insurance provider.

Equipment Sales.    Equipment sales decreased by $503 million, or 21%, to $1.9 billion for the year ended December 31, 2011 from $2.4 billion for the year ended December 31, 2010. The decline was primarily driven by a 23% decrease in handset unit sales volumes year over year related to a 17% decrease in branded contract gross customer additions as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Performance Measures,” partially offset by higher average revenues per handset sold driven by increased smartphone adoption. In addition, in the fourth quarter of 2010, T-Mobile began directly providing handset insurance services which had previously been provided through a third party. As a result of this change, commencing in the fourth quarter of 2010, all revenues related to the handset insurance program were recorded in branded contract revenues, as described above. In 2010, T-Mobile recorded $149 million in equipment sales for the handset insurance program for handsets sold to the third party provider to fulfill handset insurance claims from T-Mobile’s customers.

Other Revenues.    Other revenues increased by $26 million to $236 million for the year ended December 31, 2011 from $210 million for the year ended December 31, 2010. The increase is primarily due to higher cell site co-location rental income.

Network Costs.    Network costs, excluding depreciation and amortization, increased by $57 million, or 1%, to $5.0 billion for the year ended December 31, 2011 from $4.9 billion for the year ended December 31, 2010. The increase was primarily attributable to higher fixed line costs and lease expense related to upgrading the mobile network to HSPA+.

Cost of Equipment Sales.    Cost of equipment sales decreased by $591 million, or 14%, to $3.6 billion for the year ended December 31, 2011 from $4.2 billion for the year ended December 31, 2010. The decrease was primarily attributable to lower handset unit sales volumes. Also contributing to the decrease in cost of equipment sales was the impact of directly providing handset insurance services which had previously been provided by a third party as described above. Prior to the fourth quarter of 2010, T-Mobile’s handset insurance services were provided by a third party, therefore, handsets used to fulfill T-Mobile’s customers insurance claims were sold to the third party. The decrease in sales volumes was partially offset by a higher average cost per handset driven by increased smartphone adoption.

Customer Acquisition.    Customer acquisition, excluding depreciation and amortization, remained relatively consistent at approximately $3.2 billion for each of the years ended December 31, 2011 and 2010. Lower commission costs, driven by fewer branded gross customer additions, were largely offset by higher advertising costs associated with marketing T-Mobile’s 4G HSPA+ network.

General and Administrative.    General and administrative expense, excluding depreciation and amortization, remained relatively consistent year over year and was approximately $3.5 billion for the years ended December 31, 2011 and 2010. The slight increase in 2011 compared to 2010 was primarily due to higher bad debt expense associated with new products, such as deposit products, and changes in customer mix toward subprime customers that have higher delinquency rates. This increase was partially offset by lower employee-related costs due in part to fewer customer support employees driven by lower customer care call volumes. In addition, the effects of ongoing cost management programs in 2011 helped control expense growth.

Depreciation and Amortization.    Depreciation and amortization expense increased by $209 million, or 8%, to $3.0 billion for the year ended December 31, 2011 from $2.8 billion for the year ended December 31, 2010. The increase in depreciation expense in 2011 compared to 2010 was associated with the build out of the T-Mobile 4G HSPA+ network. In addition, as a result of a study performed over the useful lives of property and equipment, T-Mobile increased the useful lives of certain asset classes effective January 1, 2010, resulting in a reduction of depreciation of approximately $268 million for the year ended December 31, 2010 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Critical Accounting Policies and Estimates”).

Impairment Charges.    Impairment charges of $6.4 billion were recorded for the year ended December 31, 2011 as a result of T-Mobile’s annual assessment for impairment of goodwill and other indefinite-lived assets. The impairment charges were recorded on goodwill and spectrum licenses in the amounts of $3.9 billion and $2.5 billion, respectively. In step one of the 2011 goodwill impairment test, the carrying value of the reporting unit was determined to exceed its fair value due to T-Mobile experiencing legal and regulatory challenges against a planned sale of the reporting unit, customer declines and lower service revenues, which resulted in a reduction in the estimated fair value of the reporting unit as compared to the 2010 estimate of fair value. As the estimated fair value of the reporting unit was lower than its carrying value, T-Mobile performed the second step of the impairment test, as described in Note 2 to the T-Mobile consolidated financial statements for the three years ended December 31, 2011, and recognized the non-cash impairment charge of $3.9 billion as described above. In its annual impairment test of spectrum licenses for 2011, T-Mobile estimated the fair value using the Greenfield approach, which is an income approach. Due to adverse changes in the competitive landscape and regulatory environment in 2011, T-Mobile’s management changed its assumptions on which market participants would be able to transact for the asset leading to declines in the estimated cash flows used to value the spectrum licenses. At December 31, 2011, the estimated fair value of the spectrum licenses was lower than its carrying value therefore T-Mobile recognized the impairment charge of $2.5 billion as described above. There was no impairment recorded for the year ended December 31, 2010. For further discussion on the impairment charges and the annual assessment for impairment of goodwill and other indefinite-lived assets, see Note 7 to the T-Mobile consolidated financial statements for the year ended December 31, 2012.

Other, net.    Other, net operating expenses of $169 million were recorded for the year ended December 31, 2011. These costs were primarily related to employee-related costs associated with the proposed acquisition of T-Mobile by AT&T, which was terminated in December 2011.

Interest Expense to Affiliates.    Interest expense increased by $114 million, or 21%, to $670 million for the year ended December 31, 2011 from $556 million for the year ended December 31, 2010. The increase in interest expense was a result of higher average debt balances with Deutsche Telekom, which are included in payables due to affiliates. In the fourth quarter of 2010, T-Mobile acquired additional debt from Deutsche Telekom of approximately $5.2 billion, which resulted in higher interest expense in 2011.

Income Tax Benefit (Expense).    Income tax benefit was $216 million for the year ended December 31, 2011 compared to income tax expense of $822 million for the year ended December 31, 2010. The decrease in income tax expense of $1.0 billion in 2011 was primarily due to the impairment charges on spectrum licenses recorded in 2011, as described above. The effective tax rate in 2011 was 4.4% compared to 37.8% in 2010. The decrease in the effective tax rate in 2011 compared to 2010 was primarily due to the impairment charges recorded in 2011.

Net (Loss) Income.    Net loss was $4.7 billion for the year ended December 31, 2011 compared to net income of $1.4 billion for the year ended December 31, 2010. The change from net income to net loss from 2010 to 2011 was a result of the $6.4 billion impairment charges recorded on goodwill and spectrum licenses, which was partially offset by the related income tax benefit of $1.0 billion for the year ended December 31, 2011.

Critical Accounting Policies and Estimates

The following discussion and analysis of T-Mobile’s financial condition and results of operations are based upon the T-Mobile consolidated financial statements, which have been prepared in accordance with GAAP. You should read this discussion and analysis in conjunction with the T-Mobile consolidated financial statements and the related notes thereto contained elsewhere in this offering memorandum. The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. T-Mobile bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

T-Mobile believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the T-Mobile consolidated financial statements.

Allowances for Uncollectible Accounts

T-Mobile maintains an allowance for estimated losses resulting from the failure of customers to make required payments. When determining the allowance, T-Mobile considers the probability of recovery based on past experience taking into account current collection trends and general economic factors. Collection risks are assessed for each type of receivable based upon historical and expected write-offs, net of recoveries, and an analysis of the aged accounts receivable balances with reserves generally increasing as the receivable ages. To the extent that actual loss experience differs significantly from historical trends or assumptions, the required allowance amounts could differ from the estimate. Total allowance for uncollectible accounts receivable as of December 31, 2012 and December 31, 2011 was approximately 9.6% and 11.3%, respectively, of the total amount of gross accounts receivable, including long-term accounts receivable. A 10% change in the amount estimated to be uncollectible as of December 31, 2012, would result in a corresponding change in bad debt expense of approximately $31 million.

Depreciation

The depreciation of assets, including underlying management estimates of useful lives, is described in Notes 6 and 7 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012. Depreciable life studies are performed periodically to confirm the appropriateness of depreciable lives for certain categories of property, plant and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate that an asset’s useful life is different from the previous assessment, the remaining book values are depreciated prospectively over the adjusted remaining estimated useful life.

During 2012, T-Mobile recorded additional depreciation expense of approximately $268 million as a result of adjustments to useful lives of network equipment expected to be replaced in connection with T-Mobile’s network modernization plans.

As a result of a study performed by T-Mobile over the useful lives of its property and equipment, T-Mobile increased the useful lives of certain asset classes effective January 1, 2010, resulting in a reduction of depreciation of approximately $268 million for the year ended December 31, 2010. In connection with an assessment of the reasonably assured lease term of cell site leases T-Mobile shortened useful life assumptions for certain long-lived assets tied to cell sites effective July 1, 2010 resulting in approximately $76 million in additional depreciation expense for the year ended December 31, 2010.

Evaluation of Goodwill and Indefinite-Lived Intangible Assets for Impairment

T-Mobile assesses the carrying value of goodwill and other indefinite-lived intangible assets (including spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such assets might be impaired.

Indicators of impairment include the impacts of significant adverse changes in legal factors, market and economic conditions, T-Mobile’s operational performance and ability to achieve strategic plans, actions by regulators, changes in competition and market share, the potential for the sale or disposal of all or a significant portion of the T-Mobile business, and possible significant adverse changes to the cost or continued availability of capital for the expansion and enhancement of the T-Mobile wireless network.

T-Mobile uses a two-step process to determine a possible impairment of goodwill. In the first step, T-Mobile compares the fair value of the reporting unit, calculated using a market approach and/or a discounted cash flow method, to its carrying value. When using a discounted cash flow method, the future cash flow assumptions are based upon T-Mobile’s estimates of revenues, EBITDA margin and a long-term growth rate taking into consideration expected industry and market conditions. The resulting cash flows are then discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. T-Mobile evaluates each significant assumption, both individually and in the aggregate, to determine the reasonableness of the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any.

In the second step, T-Mobile determines the fair values of all of the assets and liabilities of the reporting unit, including those that currently may not be recorded. The excess of the fair value of the reporting unit over the sum of the fair value of all of those assets and liabilities represents the implied goodwill amount, which is then compared to the recorded goodwill. If the implied fair value of goodwill is lower than the carrying amount of goodwill, then an impairment loss is recognized.

T-Mobile tests its spectrum licenses for impairment on an aggregate basis, consistent with the management of the overall business at a national level. T-Mobile estimates the fair value of the licenses using the Greenfield approach, which is an income approach that estimates the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. The Greenfield approach values the licenses by calculating the cash flow generating potential of a hypothetical start-up company that goes into business with no assets except the asset to be valued (in this case, licenses). The value of the licenses can be considered as equal to the present value of the cash flows of this hypothetical start-up company. T-Mobile bases the assumptions underlying the Greenfield approach on a combination of market participant data and T-Mobile’s historical results, trends and business plans. Future cash flows in the Greenfield approach are based on estimates and assumptions of market participant revenues, EBITDA margin, network build-out period, and a long-term growth rate for a market participant taking into consideration expected industry and market conditions. The cash flows are discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. If the carrying amount of spectrum licenses exceeds the fair value, an impairment loss is recognized.

The valuation approaches utilized to estimate fair value for the purposes of the T-Mobile impairment tests of goodwill and spectrum licenses require the use of assumptions and estimates, which involve a degree of uncertainty, including primarily revenues, EBITDA margins and long-term growth rates. If actual results or future expectations are not consistent with the assumptions, this may result in the recording of significant impairment charges on goodwill or spectrum licenses. The most significant assumptions within the valuation models are the discount rate, revenues, EBITDA margins and the long-term growth rate. As a result of an impairment test performed as of September 30, 2012, T-Mobile recorded an impairment charge on goodwill. For further discussion of the impairment test performed as of September 30, 2012 and the impairment charge recorded, see Note 7 to the T-Mobile consolidated financial statements for the year ended December 31, 2012. As the result of the annual impairment test in 2011, T-Mobile recorded impairment charges on goodwill and spectrum licenses. For further discussion of the annual impairment test and impairment charges recorded for the year ended December 31, 2012 and 2011, see Notes 2 and 7 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

Fair Value of Financial Instruments

T-Mobile accounts for certain assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, T-Mobile uses a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than the quoted prices in active markets that are observable either directly or indirectly, and;

Level 3—Unobservable inputs for which there is little or no market data, which require T-Mobile to develop its own assumptions.

As of December 31, 2012 and 2011, T-Mobile did not have any significant assets or liabilities balances categorized as Level 3 in the three-tier hierarchy.

Derivative instruments are recorded on the balance sheet at their fair values and are classified as Level 2 in the three-tier value hierarchy. T-Mobile’s derivative instruments are comprised of interest rate and currency exchange swaps entered into in connection with long-term borrowings from related parties. T-Mobile uses discounted cash flow techniques to determine the fair value, which incorporates market-based observable inputs such as interest rates, credit spreads, forward currency exchange rates and estimates and assumptions such as instrument’s term, notional amounts, discount rate and credit risk.

Rent Expense

Most of the leases on T-Mobile’s tower sites have fixed rent escalations which provide for periodic increases in the amount of rent payable over time. T-Mobile calculates straight-line rent expense for each of these leases based on the fixed non-cancellable term of the lease plus all periods, if any, for which failure to renew the lease imposes a penalty on T-Mobile in such amount that a renewal appears, at lease inception, to be reasonably assured. T-Mobile is therefore required at lease inception to make significant assumptions in determining and assessing the factors that constitute a “penalty”. In doing so, T-Mobile primarily considers costs incurred in acquiring and developing new sites, the useful life of site improvements and equipment costs, future economic conditions and the extent to which improvements in wireless technologies can be incorporated into a current assessment of whether an economic compulsion will exist in the future to renew a lease.

Income Taxes

T-Mobile’s estimate of income taxes and the significant items giving rise to deferred tax assets and liabilities includes recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Actual income taxes could vary from these estimates due to future changes in income tax law or the final review of T-Mobile tax returns by federal, state or foreign tax authorities.

T-Mobile accounts for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. T-Mobile uses judgment to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjusts the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Performance Measures

In managing the T-Mobile business and assessing financial performance, T-Mobile supplements the information provided by financial statement measures (“GAAP measures”) such as operating income (loss) with non-GAAP measures, including Adjusted EBITDA, Branded CPGA and Branded CPU, which measure the financial performance of operations, and several customer focused performance metrics that are widely used in the wireless communications industry. In addition to metrics involving the numbers of customers, these metrics also include ARPU, which measures service revenue per customer and churn, which measures turnover in T-Mobile’s customer base. For a reconciliation of non-GAAP performance measures and a further discussion of these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Reconciliation of non-GAAP Financial Measures”.

The following table sets forth the number of ending customers and net customer additions (losses) for the years ended December 31, 2012, 2011 and 2010.

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Customers, end of period
Branded contract customers	20,293	22,367	24,574
Branded prepaid customers	5,826	4,819	4,497

Total branded customers	26,119	27,186	29,071

M2M customers	3,090	2,429	1,873
MVNO customers	4,180	3,569	2,790

Total wholesale customers	7,270	5,999	4,663

Total T-Mobile customers, end of period	33,389	33,185	33,734

Net customer additions (losses)
Branded contract customers	(2,074)	(2,206)	(1,069)
Branded prepaid customers	1,007	321	(513)

Total branded customers	(1,067)	(1,885)	(1,582)

M2M customers	660	556	751
MVNO customers	610	780	775

Total wholesale customers	1,270	1,336	1,526

Total T-Mobile net customer additions (losses)	203	(549)	(56)

Note	: Certain customer numbers may not add due to rounding.

Total Customers

A customer is defined as a SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded contract and branded prepaid customers are categorized depending on the type of rate plan selected. Branded contract customers generally include customers that activated service on an annual contract and branded prepaid customers include customers who generally pay in advance or did not activate service with a contract. Wholesale customers include M2M and MVNO customers that operate on the T-Mobile network, but are managed by wholesale partners.

T-Mobile net customer additions were 203,000 for the year ended December 31, 2012, compared to 549,000 net customer losses for the year ended December 31, 2011. At December 31, 2012, T-Mobile had 33.4 million customers, a 1% increase from the customer total as of December 31, 2011. The increase in total customers was primarily driven by lower branded customer churn and higher branded prepaid customer additions.

Net customer losses were 549,000 for the year ended December 31, 2011, compared to 56,000 net customer losses for the year ended December 31, 2010. At December 31, 2011, T-Mobile had 33.2 million customers, a 2% decrease from the customer total as of December 31, 2010. The decrease in total customers was primarily driven by fewer branded contract customer additions and higher wholesale customer churn, specifically MVNO customers.

Branded Customers

Branded contract net customer losses slightly improved to 2,074,000 for the year ended December 31, 2012, compared to 2,206,000 branded contract net customer losses for the year ended December 31, 2011. The decrease in branded contract customer losses is primarily attributable to improved branded contract churn partially offset by fewer branded contract customer gross additions. The decline in customer gross additions was primarily a result of competitive pressure, including T-Mobile competitors’ advertising campaigns and promotional offerings such as handset discounts and the launch of the iPhone 5.

Branded contract net customer losses were 2,206,000 for the year ended December 31, 2011, compared to 1,069,000 branded contract net customer losses for the year ended December 31, 2010. The sharp increase in branded contract customer losses was primarily attributable to fewer branded contract customer gross additions. Branded contract customer gross additions decreased in part due to the discontinuation of certain products as T-Mobile focused on improving overall quality of the branded contract customer base. In addition, increased competitive pressures, including the introduction of two additional national competitors (Verizon Wireless and Sprint Nextel) offering the iPhone in 2011 and the launch of the iPhone 4S by other competitors in the fourth quarter of 2011, contributed to branded contract customer losses.

Branded prepaid net customer additions were 1,007,000 for the year ended December 31, 2012, compared to 321,000 net customer additions for the year ended December 31, 2011. This significant improvement was due to the continued success of T-Mobile’s Monthly4G plans that were launched in the second quarter of 2011.

Branded prepaid net customer additions were 321,000 for the year ended December 31, 2011, compared to 513,000 net customer losses for the year ended December 31, 2010. The significant year-on-year improvement was due primarily to the launch of T-Mobile’s Monthly4G plans in 2011. In addition, the improvement in branded prepaid net customer additions was due to lower churn, including the impacts from discontinuing certain products with higher churn.

Wholesale

Wholesale net customer additions were 1,270,000 for the year ended December 31, 2012, compared to net customer additions of 1,336,000 for the year ended December 31, 2011. The moderate decline in wholesale net customer additions was primarily due to fewer MVNO gross customer additions and higher M2M customer churn. MVNO customers continued to grow, although at a slightly slower rate in 2012 than 2011. MVNO partners often have relationships with multiple carriers and through steering their business towards carriers offering promotions, can impact specific carriers’ results. Increased M2M customer churn resulted primarily from M2M partners adjusting their lines of service to align with their customer demand.

Wholesale net customer additions were 1,336,000 for the year ended December 31, 2011, compared to net customer additions of 1,526,000 for the year ended December 31, 2010. The decrease in wholesale customer net additions was driven primarily by higher MVNO customer deactivations in 2011 compared to 2010. The increase in customer deactivations in 2011 resulted from a relatively consistent rate of churn year-over year being applied against a growing MVNO customer base.

Churn

	Year Ended December 31,
	2012	2011	2010
Branded churn	3.2%	3.3%	3.2%
Branded contract churn	2.4%	2.7%	2.4%
Branded prepaid churn	6.4%	6.7%	7.6%

Churn is defined as the number of customers whose service was discontinued, expressed as a rounded monthly percentage of the average number of customers during the specified period. T-Mobile believes that churn, which is a measure of customer retention and loyalty, provides relevant and useful information and is used by management to evaluate the operating performance of T-Mobile’s business.

Branded churn was 3.2% for the year ended December 31, 2012, compared to 3.3% for the year ended December 31, 2011 and 3.2% for the year ended December 31, 2010. The decrease in branded churn in 2012 was primarily driven by the strategic phase-out of certain products that had historically higher churn and the continued strategic focus on churn reduction.

Branded contract churn was 2.4% for the year ended December 31, 2012, compared to 2.7% for the year ended December 31, 2011 and 2.4% for the year ended December 31, 2010. The year-over-year decrease in branded contract churn in 2012 was the result of the strategic phase-out of certain products that historically had higher churn and the continued focus on churn reduction initiatives. The year-over-year increase of branded contract churn in 2011 over 2010 was primarily due to higher churn of branded contract customers as a result of competitive market conditions including promotions by our competitors offering handset discounts and the impact of large national competitors such as Verizon Wireless, AT&T and Sprint Nextel, offering the iPhone. Additionally, in 2011 T-Mobile experienced customer losses which it believes may relate to uncertainty caused by the proposed, but ultimately terminated, acquisition of T-Mobile by AT&T.

Branded prepaid churn was 6.4% for the year ended December 31, 2012, compared to 6.7% for the year ended December 31, 2011 and 7.6% for the year ended December 31, 2010. The improvement in branded prepaid churn in 2012 and 2011 was primarily attributed to the success of the T-Mobile Monthly4G plans and the strategic phase-out of the certain products, which historically had higher churn.

Average Revenue Per User

	Year Ended December 31,
	2012	2011	2010
	(in dollars)
ARPU (blended)	$43.12	$45.86	$46.33
ARPU (branded contract)	$56.79	$57.56	$54.78
ARPU (branded prepaid)	$26.85	$24.27	$24.18
Data ARPU (branded contract)	$19.37	$17.07	$13.92

ARPU represents the average monthly service revenue earned from customers. Blended ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period. Branded contract ARPU is calculated by dividing branded contract service revenues for the specified period by the average branded contract customers during the period, and further dividing by the number of months in the period. Branded prepaid ARPU is calculated by dividing branded prepaid service revenues for the specified period by the average branded prepaid customers during the period, and further dividing by the number of months in the period. Branded contract data ARPU is calculated by dividing branded contract data revenues for the specified period by the average branded contract customers during the period, and further dividing by the number of months in the period. T-Mobile believes ARPU provides management with useful information to evaluate the service revenues generated from T-Mobile’s customer base.

Blended ARPU, which represents ARPU attributable to T-Mobile’s entire business, was $43.12 and $45.86 for the year ended December 31, 2012 and 2011, respectively, a decrease of $2.74. The decrease in blended ARPU was primarily attributable to the change in customer portfolio mix towards Value plans, branded prepaid and wholesale customers, all of which traditionally have lower ARPU. Blended ARPU was $46.33 for 2010 compared to $45.86 in 2011. The $0.47 decrease in blended ARPU from 2010 was primarily attributable to the change in customer portfolio mix towards branded prepaid and wholesale customers, which traditionally have lower ARPU.

Branded contract ARPU was $56.79 for the year ended December 31, 2012, a decrease from $57.56 for the year ended December 31, 2011 but up from $54.78 for the year ended December 31, 2010. The decrease in branded contract ARPU was primarily due to the branded contract customer base migration to Value plans introduced in the third quarter of 2011, which have lower ARPU, partially offset by higher data revenues from the continued adoption of data plans and smartphone penetration. The year-over-year increase in branded contract ARPU in 2011 from 2010 was a result of data revenue growth, partially offset by lower voice revenues.

Branded prepaid ARPU was $26.85 for the year ended December 31, 2012, an increase from $24.27 for the year ended December 31, 2011, and $24.18 for the year ended December 31, 2010. The increases in branded prepaid ARPU were primarily due to the growth of the Monthly4G plans, which include data services. T-Mobile’s Monthly4G plans were introduced in the second quarter of 2011.

Branded contract data ARPU for the year ended December 31, 2012 was $19.37 compared to $17.07 for the year ended December 31, 2011 and $13.92 for the year ended December 31, 2010. Significant increases in branded contract data ARPU of $2.30, or 13%, for the year ended December 31, 2012 compared to the year ended December 31, 2011 were driven by the continued growth in the number of customers using smartphones with data plans. Smartphone customers accounted for 61% of branded contract customers at the end of 2012, up from 49% of branded contract customers at the end of 2011 and 33% at the end of 2010. Additionally, the continued upgrade of the T-Mobile 3G and 4G networks helped drive Internet access revenue growth through the increased customer adoption of mobile broadband data plans in 2012 and 2011.

Adjusted EBITDA

	Year Ended December 31,
	2012	2011	2010
	(dollars in millions)
Adjusted EBITDA	$4,886	$5,310	$5,478
Adjusted EBITDA margin	28%	29%	29%

T-Mobile defines “Adjusted EBITDA,” a non-GAAP financial measure, as earnings before interest expense (net of interest income), tax, depreciation, amortization and transactions that are not reflective of T-Mobile’s ongoing operating performance. Adjusted EBITDA is detailed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Reconciliation of non-GAAP Financial Measures”. In a capital-intensive industry such as wireless telecommunications, T-Mobile believes Adjusted EBITDA to be a meaningful measure of T-Mobile’s operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. T-Mobile uses Adjusted EBITDA and Adjusted EBITDA margin as an integral part of its planning and internal financial reporting processes, to evaluate the performance of its business by senior management and to compare its performance with that of many of its competitors. T-Mobile believes that net (loss) income is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to Adjusted EBITDA. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total service revenues expressed as a percentage. The GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating (loss) income divided by total revenues. Adjusted EBITDA in 2012 and 2011 excludes AT&T transaction-related costs, gains/losses on the sale of intangible assets, restructuring costs and other material transactions that are not reflective of T-Mobile’s ongoing operating performance.

Adjusted EBITDA for the year ended December 31, 2012 decreased to $4.9 billion from $5.3 billion for the year ended December 31, 2011 and $5.5 billion for the year ended December 31, 2010. The decrease was primarily due to a decline in service revenues, offset partially by equipment sales growth and operating expense reductions. The decline in services revenues was primarily the result of losses of branded contract customers and impacts from customers adopting Value plans. Equipment sales improved in 2012 due to T-Mobile’s Value plans for which T-Mobile does not offer subsidies (discounts) on devices. Additionally, operating expenses decreased slightly in 2012 primarily due to lower cost of equipment sales driven by lower handset unit sales volumes, lower employee-related expenses and the effects of ongoing cost management programs. These combined operating expense reductions were partially offset by higher advertising and marketing expenses associated with new promotional campaigns and T-Mobile’s rebranding initiatives.

Branded Cost Per Gross Addition and Branded Cost Per User

	Year Ended December 31,
	2012	2011	2010
	(in dollars)
Branded CPGA	$394	$424	$409
Branded CPU	$28	$28	$26

Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the subsidy loss related to acquiring new customers for the specified period, by gross branded customer additions during the period. The subsidy loss related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the equipment subsidy loss associated with retaining existing customers, is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers.

Branded CPGA for the year ended December 31, 2012 was $394 compared to $424 for the year ended December 31, 2011 and $409 for the year ended December 31, 2010. Branded CPGA decreased in 2012 compared to 2011 due primarily to decreases in the equipment subsidy loss related to customer acquisition as customers adopt Value plans. For each handset sold on the Value plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset combined with higher service charges. This decrease in branded CPGA was partially offset by increases in advertising associated with new promotional campaigns launched in 2012. In 2011, branded CPGA increased from 2010 related to higher advertising costs associated with marketing T-Mobile’s 4G HSPA+ network.

Branded Cost Per User (CPU) is determined by dividing network costs and general and administrative expenses plus the subsidy loss unrelated to customer acquisition, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services.

Branded CPU was $28 for the year ended December 31, 2012 and 2011. CPU was consistent year-over-year, however the cost of serving customers decreased by $435 million or 5% in 2012. The decrease in costs was primarily attributable to lower network costs in 2012, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Results of Operations.” This decrease in costs was fully offset by the impact of a 1.4 million decline in the average branded customer base during 2012. Branded CPU was $28 in the year ended December 31, 2011, compared to $26 for the year ended December 31, 2010. The increase in CPU in 2011 was primarily due to the impact of a 1.9 million decline in the average branded customers during 2011.

Reconciliation of non-GAAP Financial Measures

A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, Branded CPGA, and Branded CPU are non-GAAP financial measures utilized by T-Mobile’s management to judge our ability to meet our liquidity requirements and to evaluate our operating performance. T-Mobile believes these measures are important in understanding the performance of operations from period to period, and although every company in the wireless industry may not define each of these measures in precisely the same way, T-Mobile believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile T-Mobile’s non-GAAP financial measures with our financial statements presented in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of its operations. This measurement, together with GAAP measures such as revenue and operating income, assists management in its decision-making process related to the operation of the business. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate T-Mobile’s personnel and management for their performance, and as a benchmark to evaluate its operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure, from period-to-period, T-Mobile’s ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements and fund future growth. T-Mobile believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate our overall operating performance and that this metric facilitates comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, other wireless carriers may calculate this measure differently. Adjusted EBITDA excludes transactions that are not reflective of our ongoing operating performance and is detailed in the tables below.

The following table illustrates the calculation of Adjusted EBITDA and reconciles Adjusted EBITDA to net (loss) income which T-Mobile considers to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Year Ended December 31,
	2012	2011	2010
	(dollars in millions)
Calculation of Adjusted EBITDA:
Net (loss) income	$(7,336)	$(4,718)	$1,357
Adjustments:
Interest expense to affiliates	661	670	556
Interest income	(77)	(25)	(14)
Other (income) expense, net	5	10	(16)
Income tax expense (benefit)	350	(216)	822

Operating (loss) income	$(6,397)	$(4,279)	$2,705

Depreciation and amortization	3,187	2,982	2,773
Impairment charges	8,134	6,420	—
Restructuring costs	85	—	—
Other, net[1]	(123)	187	—

Adjusted EBITDA	$4,886	$5,310	$5,478

(1)

Other, net for the year ended December 31, 2012 represents a net gain on an AWS spectrum license purchase and exchange, transaction-related costs incurred for the terminated AT&T acquisition of T-Mobile, and transaction-related costs incurred from the proposed business combination with MetroPCS Communications. Other, net for the year ended December 31, 2011 represents AT&T transaction-related costs incurred from the terminated AT&T acquisition of T-Mobile. Other, net transactions may not agree in total to the other, net classification in the

Consolidated Statements of Operations and Comprehensive Income (Loss) due to certain routine operating activities, such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore not excluded from Adjusted EBITDA.

T-Mobile utilizes ARPU to evaluate our per-customer service revenue realization and to assist in forecasting T-Mobile’s future service revenues. Blended ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period. Branded contract ARPU is calculated by dividing branded contract service revenues for the specified period by the average branded contract customers during the period, and further dividing by the number of months in the period. Branded prepaid ARPU is calculated by dividing branded prepaid service revenues for the specified period by the average branded prepaid customers during the period, and further dividing by the number of months in the period. Branded contract data ARPU is calculated by dividing branded contract data revenues for the specified period by the average branded contract customers during the period, and further dividing by the number of months in the period. T-Mobile believes ARPU provides management with useful information to evaluate the service revenues generated from T-Mobile’s customer base. The following tables illustrate the calculation of ARPU and reconcile to related service revenues, which T-Mobile considers to be the most directly comparable GAAP financial measure to ARPU.

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Revenue Per Customer (Blended ARPU):
Service revenues (in millions)	$17,213	$18,481	$18,733
Divided by: Average number of customers (in thousands)	33,264	33,587	33,695

Blended ARPU	$43.12	$46.86	$46.33

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Revenue Per Branded Contract Customer (Branded Contract ARPU):
Branded contract service revenues (in millions)	$14,521	$16,230	$16,538
Divided by: Average number of branded contract customers (in thousands)	21,306	23,496	25,159

Branded Contract ARPU	$56.79	$57.56	$54.78

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Revenue Per Branded Prepaid Customer (Branded Prepaid ARPU):
Branded prepaid service revenues (in millions)	$1,715	$1,307	$1,384
Divided by: Average number of branded prepaid customers (in thousands)	5,325	4,488	4,770

Branded Prepaid ARPU	$26.85	$24.27	$24.18

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Data Revenue Per Branded Contract Customer (Branded Contract Data ARPU):
Branded contract data revenues (in millions)	$4,951	$4,813	$4,204
Divided by: Average number of branded contract customers (in thousands)	21,306	23,496	25,159

Branded Contract Data ARPU	$19.37	$17.07	$13.92

T-Mobile utilizes Branded CPGA to assess the initial capital invested in customers and determine the number of months to recover customer acquisition costs. This measure also allows T-Mobile to compare average acquisition costs per new customer to those of other wireless telecommunications providers, although other providers may calculate this measure differently. Equipment sales related to new customers are deducted from customer acquisition expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with retaining existing customers are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of Branded CPGA to customer acquisition expenses, which T-Mobile considers to be the most directly comparable GAAP financial measure to Branded CPGA.

	Year Ended December 31,
(Dollars in millions, except gross additions and branded CPGA)	2012	2011	2010
Calculation of Cost Per Branded Gross Addition (CPGA):
Customer acquisition expenses	$3,286	$3,185	$3,205
Add: Subsidy loss
Less: Equipment sales	(2,242)	(1,901)	(2,404)
Add: Cost of equipment sales	3,437	3,646	4,237

Total subsidy loss	1,195	1,745	1,833
Less: Subsidy loss unrelated to customer acquisition	(903)	(1,014)	(926)

Subsidy loss related to customer acquisition	292	731	907

Cost of acquiring new branded customers	$3,578	$3,916	$4,112

Divided by: Gross branded customer additions (in thousands)	9,083	9,234	10,057

Branded CPGA	$394	$424	$409

T-Mobile utilizes Branded CPU as a tool to evaluate the non-acquisition related cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-acquisition related cash costs over time, and to help evaluate how changes in business operations affect non-acquisition related cash costs per customer. In addition, Branded CPU provides management with a useful measure to compare non-acquisition related cash costs per customer with those of other wireless telecommunications providers. The following table reconciles total costs used in the calculation of Branded CPU to network costs, which T-Mobile considers to be the most directly comparable GAAP financial measure to CPU.

	Year Ended December 31,
(Dollars in millions, except average customers and branded CPU)	2012	2011	2010
Calculation of Cost Per Branded User (CPU):
Network costs	$4,661	$4,952	$4,895
Add: General and administrative expenses	3,510	3,543	3,535
Add: Subsidy loss unrelated to customer acquisition	903	1,014	926

Total cost of serving customers	$9,074	$9,509	$9,356

Divided by: Average number of branded customers (in thousands)	26,631	27,984	29,929

Branded CPU	$28	$28	$26

Liquidity and Capital Resources

T-Mobile’s principal sources of liquidity are existing cash and cash equivalents, short-term money market investments with Deutsche Telekom (accounts receivable from affiliates), and cash generated from operations. At December 31, 2012, T-Mobile’s liquid assets were $1.0 billion, consisting of $394 million cash and cash equivalents and $650 million short-term investments with Deutsche Telekom. At December 31, 2011, T-Mobile’s liquid assets were $2.2 billion, consisting of $390 million cash and cash equivalents and $1.8 billion short-term investments with Deutsche Telekom. T-Mobile evaluates its cash position on a regular basis and invests amounts that exceed short term cash requirements in U.S. dollars with Deutsche Telekom.

T-Mobile determines future liquidity requirements, for both operations and for capital expenditures, based in large part upon projected financial and operating performance. T-Mobile regularly reviews and updates these projections for changes in current and projected financial and operating results, general economic conditions, the competitive landscape and other factors. T-Mobile believes that its existing liquid assets, anticipated cash flows from operations, and ability to access additional financing through Deutsche Telekom will be sufficient to meet its anticipated liquidity requirements in the near term.

There are a number of risks and uncertainties that could cause T-Mobile’s financial and operating results and capital requirements to differ materially from its projections and that could cause its liquidity to differ materially from the assessment set forth above. See the section entitled “Risk Factors”.

Compared to December 31, 2011, T-Mobile’s cash and cash equivalents and short-term investments with Deutsche Telekom decreased by $1.2 billion to $1.0 billion as of December 31, 2012. The decrease was primarily due to the non-cash purchase and transfer in May 2012 of spectrum licenses of $1.2 billion from Deutsche Telekom in exchange for short-term investments (accounts receivable from affiliates) held with Deutsche Telekom. As part of the break-up consideration of the terminated transaction for the proposed sale of T-Mobile to AT&T, Deutsche Telekom received the right to transfer $1.2 billion of spectrum licenses from AT&T.

Compared to December 31, 2010, T-Mobile’s cash and cash equivalents and short-term investments with Deutsche Telekom increased by $1.8 billion to $2.2 billion at December 31, 2011. The increase was primarily a result of fewer intercompany notes payable with Deutsche Telecom maturing during 2011 compared to the prior year. T-Mobile settled maturing notes payable to affiliates balances of $500 million in 2011 compared to $2.6 billion in 2010, utilizing short-term investments (receivables from affiliates) held with Deutsche Telekom. The settlement of T-Mobile’s notes payable to affiliates with short-term investments held with Deutsche Telekom is a non-cash transaction and does not appear on the consolidated statements of cash flows.

Capital Expenditures

The construction of T-Mobile’s network and the marketing and distribution of its wireless communications products and services have required, and will continue to require, substantial amounts of liquidity (see also ”—Contractual Obligations”). Historically, T-Mobile’s liquidity requirements have been driven primarily by capital expenditures for spectrum licenses and the construction, expansion and upgrade of its network infrastructure. T-Mobile’s cash capital expenditures for property and equipment for the year ended December 31, 2012 were $2.9 billion. The expenditures related to spectrum licenses for the year ended December 31, 2012 were $0.4 billion, excluding non-cash exchanges to acquire spectrum licenses of $1.2 billion described above. T-Mobile’s cash capital expenditures for property and equipment for the years ended December 31, 2011, and 2010 were $2.7 billion and $2.8 billion, respectively. The expenditures related to spectrum licenses for the years ended December 31, 2011 and 2010 were $23 million and $18 million, respectively.

The property and equipment capital expenditures for the year ended December 31, 2012 primarily relate to T-Mobile’s network modernization plans to deploy 4G LTE in 2013. The capital expenditures for the year ended December 31, 2011 were primarily associated with continued expansion of T-Mobile’s network coverage and the upgrade of T-Mobile’s UMTS network to HSPA+ 42 technology. The capital expenditures for the years ended December 31, 2010 were primarily associated with the expansion of T-Mobile’s network coverage and the upgrade to HSPA+.

T-Mobile expects capital expenditures for property and equipment and spectrum licenses to be in the range of $3.3 billion to $3.4 billion during 2013.

Capital Resources

T-Mobile’s sources of funds, primarily from operations and, to the extent necessary, from financing arrangements with Deutsche Telekom or its affiliates, are sufficient to meet ongoing operating and investing requirements. T-Mobile expects that its capital spending requirements will continue to be financed primarily through internally generated funds. Should additional debt or equity financing be needed to fund additional development activities or to maintain an appropriate capital structure to ensure T-Mobile’s financial flexibility, T-Mobile historically has negotiated and expects that it would continue to negotiate the necessary financing with Deutsche Telekom.

T-Mobile’s total capital consists of notes payable to affiliates (current and long-term) and stockholder’s equity. At December 31, 2012, T-Mobile’s notes payable to affiliates totaled $14.9 billion and stockholder’s equity was $6.1 billion. Stockholder’s equity decreased from $15.8 billion at December 30, 2011 due to the net loss recorded in the year ended December 31, 2012, primarily a result of a non-cash impairment charge recorded against goodwill as described above in “Results of Operations”. As of December 31, 2011 and 2010, T-Mobile’s notes payables to affiliates totaled $15.6 billion and $16.3 billion, respectively, and stockholder’s equity was $15.8 billion and $20.5 billion, respectively. The decrease in stockholder’s equity in 2011 was primarily due to the net loss recorded in 2011, largely attributable to a non-cash impairment charge against goodwill and spectrum licenses as described above in “Results of Operations”.

On October 3, 2012, Deutsche Telekom and MetroPCS Communications announced the signing of the Business Combination Agreement to combine T-Mobile and MetroPCS Communications. Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, T-Mobile will refinance its net intercompany indebtedness (net of notes payable to affiliates and accounts receivable from affiliates) by issuing to Deutsche Telekom $15.0 billion of unsecured senior notes.

T-Mobile had a $150 million unsecured credit facility with U.S. Bank National Association available for working capital and other corporate purposes that was not extended and expired on December 31, 2011.

In September 2012, T-Mobile entered into definitive agreements with CCI regarding the sale of rights to operate certain wireless communication towers owned by T-Mobile. On

November 30, 2012, the transaction closed and T-Mobile received net proceeds of $2.5 billion of which T-Mobile distributed $2.4 billion to its parent, Deutsche Telekom. Under the terms of the transaction, CCI acquired the sole rights to lease and operate approximately 7,100 wireless communication towers through either purchase of the towers, or under long-term prepaid lease and management agreements. Furthermore, CCI was granted an option to acquire any sites that were not sold to CCI at the end of their respective lease term. T-Mobile has leased back and continues to have rights to space on the towers to operate its wireless communication equipment. The master lease agreement governing the lease-back of tower space provides T-Mobile with an initial term and several optional renewals at lease rental rates that are consistent with those it has for similar sites where T-Mobile leases space on third-party owned towers.

Cash Flows

The following table shows cash flow information for the three years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
	(In millions)
Net cash provided by operating activities	$3,862	$4,980	$4,905
Net cash used in investing activities	$(3,915)	$(4,699)	$(5,126)
Net cash provided by financing activities	$57	$—	$123

Operating Activities

Cash provided by operating activities decreased by $1.1 billion to $3.9 billion for the year ended December 31, 2012 from $5.0 billion for the year ended December 31, 2011. The decrease in cash flow provided by operating activities in 2012 was driven by several factors. T-Mobile’s operating income before non-cash items such as impairment charges, depreciation and amortization, and other non-cash charges declined compared to the prior year primarily as a result of decreases in branded contract revenues described in “Result of Operations”. In addition, T-Mobile made payments of $193 million primarily for employee-related expenses as a result of the terminated AT&T transaction and paid $53 million for restructuring charges during 2012. Also contributing to the decrease in cash flows provided by operating activities year-over-year, was the significant increase in T-Mobile’s customers choosing to finance their wireless handset purchases through T-Mobile’s equipment installment plans during 2012 compared to 2011.

Cash provided by operating activities increased by $0.1 billion to $5.0 billion for the year ended December 31, 2011 from $4.9 billion for the year ended December 31, 2010. The increase was primarily attributable to cash inflows from changes in working capital accounts, mainly accounts receivable. The improvement in cash flows from the above was largely offset by the decrease in operating income, exclusive of non cash items such as depreciation and amortization, impairment and other non-cash charges in 2011 compared to the prior year.

Investing Activities

Cash used in investing activities was $3.9 billion during the year ended December 31, 2012 compared to $4.7 billion during the year ended December 31, 2011. The decrease was primarily due to $1.4 billion less invested with Deutsche Telekom on a net basis (short term affiliate loan receivable, net) during 2012 compared to 2011. The decrease in funds invested with Deutsche Telekom in 2012 was the result of utilizing $1.2 billion accounts receivable from affiliates in exchange for rights to spectrum licenses from Deutsche Telekom. The rights to the spectrum licenses were received from AT&T as part of the break-up consideration of the terminated AT&T transaction for the sale of T-Mobile. The decrease in funds invested with Deutsche Telekom was offset by higher capital expenditures and expenditures for spectrum licenses in 2012 as a result of T-Mobile’s network modernization plan launched in 2012 (see “Company Overview—Challenger Strategy”).

Cash used in investing activities was $4.7 billion during the year ended December 31, 2011 compared to $5.1 billion during the year ended December 31, 2010. The decrease was primarily due to $310 million less invested with Deutsche Telekom as short term investments on a net basis (short term affiliate loan receivable, net) during 2011 compared to 2010.

Financing Activities

Cash provided by financing activities was $57 million during the year ended December 31, 2012 compared to no cash provided by financing activities during the year ended December 31, 2011. During 2012, T-Mobile completed a transaction to sell the rights to operate its wireless communication towers (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Capital Resources” above) resulting in net cash proceeds received of $2.5 billion of which T-Mobile distributed $2.4 billion as a distribution to its parent, Deutsche Telekom.

There was no cash provided by financing activities during the year ended December 31, 2011 compared to cash provided by financing activities of $123 million during the year ended December 31, 2010. The financing activities in 2010 related primarily to $116 million in additional long-term debt borrowings from Deutsche Telekom. During the years ended December 31, 2011 and 2010, T-Mobile settled notes payable to affiliates with Deutsche Telekom through a non-cash transaction by offsetting borrowings from Deutsche Telekom with short-term investments held by Deutsche Telekom of $0.5 billion and $2.6 billion, respectively.

Off-Balance Sheet Arrangements

T-Mobile does not participate in, or secure, financing for any unconsolidated entities.

Contractual Obligations

Current accounting standards require disclosure of material obligations and commitments to making future payments under contracts, such as debt, lease agreements, and purchase obligations. T-Mobile discloses its payables to affiliates in Note 12 and commitments and contingencies in Note 19 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

The following table provides aggregate information about T-Mobile’s contractual obligations as of December 31, 2012. Other commitments and obligations are included in the table based on the year of required payment or an estimate of the year of payment.

	Payments Due by Period as of December 31, 2012
	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years	Total
	(In millions)
Payables to affiliates(1)	$1,273	$4,253	1,000	$7,956	$14,482
Interest on payables to affiliates	599	1,318	1,088	4,720	7,725
Financial obligation(2)	162	324	324	1,613	2,423
Non-dedicated transportation lines	540	1,051	785	248	2,624
Operating leases, including dedicated transportation lines	1,695	3,185	2,893	5,864	13,637
Purchase obligations(3)	1,206	614	2,825	—	4,645

Total contractual obligations	$5,475	$10,745	8,915	$20,401	$45,536

(1)	Represents principal amounts of payables to affiliates at maturity.
(2)	Future minimum payments, including principal and interest payments and imputed lease rental income related to the financial obligation recorded in connection with the Tower Transaction (See Note 4 of T-Mobile’s consolidated financial statements for the year ended December 31, 2012).
(3)	T-Mobile calculated the minimum obligation for certain agreements to purchase goods or services based on termination fees that can be paid to exit the contract. Termination penalties are included in the above table as payments due in less than one year, as this is the earliest T-Mobile could exit these contracts. If T-Mobile elects to exit these agreements, termination fees for all such contracts could be approximately $387 million. This table does not include open purchase orders as of December 31, 2012.

The tables do not include the payments to be made on T-Mobile’s interest rate swaps and cross currency interest rate swaps. Certain of T-Mobile’s other noncurrent liabilities have been excluded from the tables due to the uncertainty of the timing of payments, combined with the absence of historical trending to be used as a predictor of such payments.

The purchase obligations reflected in the table above are primarily commitments to purchase handsets and accessories, equipment, software, programming and network services, and marketing activities, which will be used or sold in the ordinary course of business. These amounts do not represent T-Mobile’s entire anticipated purchases in the future, but represent only those items for which T-Mobile is contractually committed. Where T-Mobile is committed to make a minimum payment to the supplier regardless of whether it takes delivery, T-Mobile has included only that minimum payment as a purchase obligation.

Related Party Transactions

See Note 16 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

Restructuring Costs

T-Mobile consolidated its call center operations from 24 to 17 facilities during year ended December 31, 2012. In addition, T-Mobile restructured and optimized operations in other parts of the business to strengthen T-Mobile’s competiveness in the U.S. marketplace. For further discussion, see Note 17 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

Effect of New Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-2, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The standard requires entities to present information about reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. The standard also requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, the entity should instead cross reference to the related footnote for additional information. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

In July 2012, the FASB issued ASU 2012-2, “Testing Indefinite-Lived Intangible Assets for Impairment.” This guidance revises the requirements around how entities test indefinite-lived intangible assets, other than goodwill, for impairment. The guidance allows companies to perform a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more likely than not greater than the carrying amount, a quantitative calculation would not be needed. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities.” The guidance enhances disclosure requirements about the nature of an entity’s right to offset and related arrangements associated with its financial instruments and derivative instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. In January 2013, the FASB issued ASU 2013-1, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-1 limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. The new guidance under ASU 2011-11 and ASU 2013-1 will be effective for T-Mobile for the year ending December 31, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

Quantitative and Qualitative Disclosures about Financial, Credit, Market and Liquidity Risk

T-Mobile is exposed to various types of market risks in the normal course of business, primarily from changes in interest rates and foreign currency exchange rates. These risks, along with other business risks, impact T-Mobile’s cost of capital. T-Mobile’s policy is to manage exposure related to fluctuations in interest rates and foreign exchange in order to manage capital costs, control financial risks and maintain financial flexibility over the long term. In managing market risks, T-Mobile employs derivatives according to documented policies and procedures, including interest rate swap agreements for fluctuation in interest rates and cross currency interest rate swap agreements to manage foreign currency risk along with interest rate risk. The cross currency interest rate swap agreements manage foreign currency risk and interest rate risk related to T-Mobile’s notes payable to affiliates denominated in Euros. T-Mobile does not use derivatives for trading or speculative purposes. T-Mobile does not foresee significant changes in the strategies used to manage market risk in the near future.

Interest Rate Risk

T-Mobile is exposed to changes in interest rates, primarily on its notes payable to affiliates. As of December 31, 2012, T-Mobile had $14.9 billion in notes payable with Deutsche Telekom. Changes in interest rates can lead to significant fluctuations in the fair value of T-Mobile’s debt instruments. To manage interest expense, T-Mobile utilizes interest rate swaps. T-Mobile has established interest rate risk limits that are closely monitored by measuring interest rate sensitivities of its debt and interest rate derivatives portfolios.

To perform the sensitivity analysis on its notes payable to affiliates balances, T-Mobile assessed the risk of a change in the fair value from the effect of a hypothetical interest rate change of 100 basis points on T-Mobile’s variable and fixed rate debt. As of December 31, 2012, the change in the fair value of T-Mobile’s notes payable to affiliates is shown in the table below:

December 31, 2012	Fair Value	Fair Value assuming +100 basis point shift	Fair Value assuming -100 basis point shift
	(in millions)
Current and long-term notes payables to affiliates	$14,721	$13,991	$15,531

To perform the sensitivity analysis on its interest rate swaps not designated as hedges, T-Mobile assessed the risk of loss in fair values from the effect of a hypothetical interest rate change of 100 basis points on T-Mobile’s portfolio of interest rate swaps. As of December 31, 2011, the change in the fair value of T-Mobile’s interest rate swaps is shown in the table below:

December 31, 2012	Fair Value	Fair Value assuming +100 basis point shift	Fair Value assuming -100 basis point shift
	(in millions)
Interest rate swaps	$106	$26	$187

Foreign Exchange Risk

While the vast majority of T-Mobile’s financial transactions are conducted in U.S. dollars, T-Mobile is exposed to foreign currency exchange risk through its Euro denominated notes payable to affiliates. T-Mobile hedges exchange risk involved with its Euro denominated notes payable to affiliates through cross currency interest rate swaps. As of December 31, 2012, T-Mobile’s notes payable to affiliates denominated in Euros have been economically hedged at issuance through cross currency interest rate swaps. Risks related to both interest rate risk and foreign currency exchange fluctuations associated with the underlying interest and principal payments were eliminated through swaps from fixed-rate foreign currencies to fixed-rate U.S. dollars at terms exactly mirroring those of the underlying Euro borrowing arrangements. At the time of maturity or payment, T-Mobile expect the gains or losses from its cross currency interest rate swaps to offset the losses and gains on its Euro denominated notes payable to affiliates.

COMBINED COMPANY BUSINESS

In this section, unless the context indicates otherwise, references to “we,” “our” and “us” refer to T-Mobile USA, Inc. as the surviving corporation resulting from its merger with Wireless and give effect to the Transaction.

The combined company will be a wireless telecommunications carrier that will offer contract and no-contract, prepaid mobile communications services through the T-Mobile and MetroPCS brands. If the Transaction had been completed as of December 31, 2012, the combined company would have provided services to more than 42 million customers. The combined company will be headquartered in Bellevue, Washington.

Competitive Strengths

We believe the following strengths as a combined company will foster our ability to compete against our principal wireless competitors:

•

Value leadership in wireless.    The combined company will be a leading value-oriented wireless carrier in the United States. We will be the largest no-contract carrier, as measured by revenue and the third largest no-contract carrier as measured by subscribers.

•

Significant spectrum assets.    The combined company will have a robust spectrum position that will support the anticipated continued acceleration in mobile data demand and position us for future growth in data services. As of December 31, 2012, the combined company would have held licenses for wireless spectrum suitable for wireless broadband mobile services (including both HSPA+ and LTE) covering a population of approximately 310 million people in the United States. The combined company will have an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and approximately 76 MHz of spectrum in the top 25 major metropolitan areas. The aggregate spectrum position is expected to enable contiguous 20x20 MHz channels for LTE deployment in many major metropolitan areas, which is expected to improve capacity to support our product offerings by increasing the data speeds available to our customers.

•

Advanced nationwide high-speed network.    By the end of 2013, we intend to cover a population of approximately 200 million people in the United States with our LTE network. The combination of our spectrum position and advanced network technology will provide us with a high-capacity, high-speed network. Upon completion of the migration of the MetroPCS customer base, the combined company would have approximately 55,000 equivalent cell sites including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network. Approximately 35,000 sites are planned to be enhanced over three years with multi-mode radios, tower-top electronics, and new antennas. This will allow for more robust coverage in buildings and at the cell edge and greater data capacity, which we believe will enhance the customer experience for the combined company’s subscriber base.

•

Strong financial profile.    For 2012, the combined company would have had $24.8 billion of revenue on a pro forma basis. Our current goals are for the combined company to deliver five-year compounded annual growth rates in the range of 3% to 5% for revenues, 7% to 10% for adjusted EBITDA and 15% to 20% for free cash flow, which is greater than either MetroPCS or T-Mobile is expected to deliver on a standalone basis. We are targeting an adjusted EBITDA margin in the range of 34% to 36% at the end of the five-year period. See “Prospective Financial Information.” For purposes of this paragraph, “free cash flow” means adjusted EBITDA minus capital expenditures (excluding spectrum purchases); “adjusted EBITDA” means earnings before interest expense (net of interest income), tax, depreciation and amortization and as adjusted for expected synergies for the combined company; and “adjusted EBITDA margin” means adjusted EBITDA as a percentage of service revenues, in each case for the relevant period.

•

Seasoned executive leadership.    The combined company brings together a seasoned executive leadership team with significant industry expertise, led by John Legere, currently the President and Chief Executive Officer of T-Mobile, who will serve as the President and Chief Executive Officer of the combined company. Mr. Legere has over 32 years of experience in the U.S. and global telecommunications and technology industries. J. Braxton Carter, currently MetroPCS’ Chief Financial Officer, will serve as Chief Financial Officer of the combined company. The combined company’s board of directors will include current and former executives of AT&T, Dell, Rockwell International Corporation and Madison Dearborn Partners, LLC and will bring extensive experience in operations, finance, governance and corporate strategy.

Business Strategy

The combined company will seek to expand upon and provide new opportunities for the “Challenger Strategy” launched by T-Mobile in 2011, and MetroPCS and T-Mobile continue to evaluate new strategic initiatives to further strengthen our businesses and the combined business. We believe the following components of the planned combined company strategy will allow for growth and increased profitability in the future:

•

Expand nationwide 4G services.    T-Mobile is investing approximately $4 billion to modernize its 4G network, improve coverage, align spectrum bands to the standard U.S. bands (HSPA+ in PCS, LTE in AWS) and deploy nationwide LTE services. T-Mobile is the only carrier that presently offers nationwide unlimited 4G to new customers. T-Mobile has deployed HSPA+ 21 and dual-carrier HSPA+ 42 which deliver 4G data speeds. With the completion of the network modernization, which is anticipated to occur at the end of 2013, coverage will be further improved through the use of tower top electronics that enhance signal propagation and reception. With the addition of the MetroPCS spectrum, the combined company anticipates being able to deploy a leading 20x20 MHz LTE configuration in the vast majority of the major metropolitan areas we serve.

•

Extend value leadership position.    The combined company will target the value space by extending the MetroPCS brand and distribution to geographic areas where MetroPCS does not currently have a network and offering customers simple, predictable, affordable and flexible service plans. We plan to offer a variety of unlimited wireless broadband mobile service plans that provide customers with a compelling value proposition.

•

Focus on branding and enhanced value propositions.    The combined company will offer its services under at least two unique brands, including T-Mobile and MetroPCS. We plan to focus our advertising efforts on making these brands the leading value brands by offering simple, affordable and predictable service plans. In particular, under the T-Mobile brand, we will provide customers the opportunity to bring their own devices (BYOD) so they can gain access to rate plans that do not have embedded handset subsidies. Modernization of the network and partnership with Apple is expected to strengthen the T-Mobile brand through high-speed service and an enhanced selection of handsets and devices.

•

Multi-segment player.    We plan to offer a full suite of services, and we expect to deliver significant value to customers. As a part of the approach to offer a full suite of services, the combined company plans to ramp up its B2B capability and invest in new capabilities to support expanded MVNO business.

•

Capitalize on projected cost synergies.    The combination of MetroPCS and T-Mobile, after an initial integration period estimated to be between two and a half to four years, and significant related expenditures, is expected to yield projected annual run-rate cost synergies of $1.2-1.5 billion, driven primarily by the convergence of both customer bases to a single network. We expect that after approximately two and a half years following the closing of the Transaction, substantially all MetroPCS customers will have been migrated to the new network and the old MetroPCS network will be shut down, saving the majority of the operating and capital expenses associated with operating and expanding the MetroPCS legacy network. Additional savings are expected to come from reduced tower, backhaul and roaming expenses and capacity and expansion capital expenses, as well as certain non-network savings. The combined company will operate on a single network, which is expected to increase asset utilization and reduce per customer expense. See “Prospective Financial Information.”

Products and Services

The combined company will offer its three primary categories of customers enhanced choice by providing services directly to customers under two major brands, as well as wholesale services:

•	Contract/postpaid customers, including B2B customers, under the T-Mobile brand;

•	No contract, prepaid customers, who pay for service in advance, under both the T-Mobile and MetroPCS brands; and

•	Wholesale customers, including Machine-to-Machine customers and Mobile Virtual Network Operators, which will operate on the combined company network but will be managed by wholesale partners.

The combined company’s greater scale is expected to allow it to provide a wide selection of mobile handsets at lower costs. The combined company will also have a partnership with Apple as T-Mobile announced in December 2012, which may include certain Apple products. In addition to offering devices to wireless service subscribers, the combined company is expected to allow customers to bring their own devices (BYOD) when subscribing to a wireless plan.

Service Areas

The combined company will provide service in all major metropolitan areas and will have addressable POPs coverage in excess of 280 million:

Upon completion of the migration of the MetroPCS customer base, the combined company would have approximately 55,000 equivalent cell sites including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network, yielding an average 765 subscribers per cell site (based upon total subscriber of the combined company as of December 31, 2012, with cell sites adjusted for DAS network nodes). Following the closing of the Transaction, the combined company will decommission redundant cell sites and the MetroPCS CDMA network, while also integrating select MetroPCS assets (primarily DAS nodes) in certain metropolitan areas into its overall network .

Distribution

The combined company will have approximately 70,000 total points of distribution, including approximately 7,500 branded locations, 10,000 third-party locations and 50,000 national retailer locations. The combined company’s distribution density in major metropolitan areas will provide customers with the convenience of having retail and service locations close to where they live and work.

Network Modernization and Migration

The T-Mobile network, which is currently undergoing a $4 billion modernization program that includes site upgrades and spectrum re-farming, is expected to become the network of the combined company. MetroPCS’ subscribers will be transitioned to the combined company’s network through MetroPCS’ historically high handset upgrade rate, with the transition process expected to be completed in the second half of 2015. The T-Mobile network currently has the capacity to support the MetroPCS customer migration, and MetroPCS LTE customers will be able to use the T-Mobile network for data services without replacing their handsets. As MetroPCS’ existing subscribers are transitioned to the combined company’s network, MetroPCS’ spectrum will be re-farmed to create capacity for increasing demand for HSPA+ and LTE services. It is anticipated that MetroPCS’ PCS spectrum will be migrated to HSPA+ and

MetroPCS’ available AWS spectrum will be migrated to LTE. In addition, T-Mobile’s AWS spectrum will be repurposed from HSPA+ to LTE over time. Through this process, the combined company will emerge with one common LTE network with AWS as the primary LTE band.

The combined company will have a robust spectrum position, with an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and 76 MHz of spectrum in the top 25 major metropolitan areas. The complementary spectrum of T-Mobile and MetroPCS is expected to allow for greater 4G LTE bandwidth, including at least 20X20 MHz in many metropolitan areas, which is expected to yield high levels of efficiency and throughput. The combined company is expected to use its strong spectrum position to expand its high capacity 4G HSPA+ and LTE services, allowing it to offer customers better coverage, greater network reliability and faster speeds.

Competition

The wireless telecommunications industry is expected to remain highly competitive and the combined company is expected to face substantial competition. The combined company will be the fourth largest facilities-based wireless telecommunications carrier in the United States based on the number of customers it serves. Its competitors will include larger national carriers, such as AT&T, Verizon Wireless and Sprint Nextel, which offer predominantly contract-based service plans, smaller regional carriers, many of which offer no-contract, prepaid service plans, and many MVNOs, including TracFone. AT&T and Verizon Wireless are significantly larger than the combined company and may enjoy greater resources and scale advantages as compared to the combined company, while Softbank, a large Japanese company, recently announced a deal to acquire 70% of the equity of Sprint Nextel. Other competitors may also compete effectively, including new entrants and companies using alternative business models.

Employees

As of December 31, 2012, the combined company would have employed approximately 37,700 personnel.

Regulation

The regulation applicable to the combined company will be as described in this offering memorandum under “T-Mobile Business—Government Regulation.”

Liquidity and Capital Resources of the Combined Company

The combined company’s principal sources of liquidity are anticipated to be existing cash and cash equivalents, short-term investments, and cash generated from operations. At December 31, 2012, on a pro forma basis giving effect to the Transaction, the combined company’s liquid assets would have been $2,563 million, consisting of $2,318 million of cash and cash equivalents and $245 million of short-term investments.

We believe that the combined company’s liquid assets and anticipated cash flows from operations will be sufficient to meet its anticipated liquidity requirements in the near term.

There are a number of risks and uncertainties that could cause the combined company’s financial and operating results and capital requirements to differ materially from projections and that could cause its liquidity to differ materially from the assessment set forth above. See the section entitled “Risk Factors” beginning on page 27. The combined company’s liquidity and ability to fund its capital requirements will be dependent on its future financial performance, which is subject to general economic, financial and other factors that will be beyond its control. If those factors significantly change or other unexpected factors adversely affect the combined company, its business may not generate sufficient cash flows from operations or it may not be able to obtain future financings to meet its liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund the combined company’s operations, it would be funded through borrowings under the Working Capital Facility, the incurrence of other indebtedness, additional equity issuances or a combination of these potential sources of liquidity. The combined company may not be able to obtain this additional liquidity when needed on terms acceptable to it.

If the Transaction is consummated, the combined company will have a significant amount of debt. As of December 31, 2012 and after giving effect to the consummation of the Transaction, the issuance of the notes in this offering and the application of a portion of the net proceeds therefrom as described herein, and the issuance by T-Mobile of the Deutsche Telekom Notes to Deutsche Telekom or its designated subsidiaries, the combined company would have had approximately $18.5 billion of outstanding indebtedness under the Deutsche Telekom Notes and the notes offered hereby. In addition to the notes issued to finance the Transaction, Deutsche Telekom or its designated subsidiaries, will make available to T-Mobile and its subsidiaries the Working Capital Facility with a maximum of $500 million available for working capital and other general corporate purposes. T-Mobile does not anticipate utilizing proceeds from the Working Capital Facility at the time of closing to finance the Transaction, and therefore no pro forma adjustments were presented in the unaudited pro forma condensed financial statements. See “Pending Transactions—Financing the Transaction,” “T-Mobile and MetroPCS Communications Unaudited Pro Forma Condensed Combined Financial Information” and “Description of Other Indebtedness and Certain Lease Obligations.”

The combined company’s debt could limit the combined company’s financial and operating flexibility. See “Risk Factors—Risks Related to the Notes.” Following the Transaction, the combined company will be required to comply with various covenants contained in the agreements governing its indebtedness. These covenants will limit our discretion in the operation of our business. See “Risk factors—Risks Related to the Notes,” “Description of Notes” and “Description of Other Indebtedness and Certain Lease Obligations.”

Notes Offered Hereby

The indenture governing the notes offered hereby will contain customary events of default, covenants and other terms, including, among other things, covenants that restrict the ability of the issuer and its subsidiaries to, inter alia, pay dividends and make certain other restricted payments, incur indebtedness and issue preferred stock, create liens on assets, sell or otherwise dispose of assets, enter into transactions with affiliates and enter new lines of business. See “Description of Notes.”

Combined Company Debt Maturities

Below is a summary of long-term debt maturities, on a pro forma basis after giving effect to the Transaction, not including the notes offered hereby and any Additional Deutsche Telekom Notes, based on balances as of December 31, 2012:

Contractual Obligations

In addition to the debt maturities shown above, the combined company will have other debt obligations, off-balance sheet arrangements and contractual obligations, which it expects to fund with projected operating cash flows, available credit facilities or future financing transactions, if necessary. The historical obligations, arrangements and commitments for each company as of December 31, 2012 are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MetroPCS Communications” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile” included elsewhere in this offering memorandum which are subject to the disclosures included therein and should be referred to for additional information. The historical contractual obligations should not be considered a complete representation of the anticipated contractual obligations of the combined company.

The following table summarizes, as of December 31, 2012, the respective contractual obligations, arrangements and commitments excluding the long-term debt and the related interest expense, as disclosed in the consolidated financial statements of MetroPCS Communications and the consolidated financial statements of T-Mobile. The following table is not provided on a consolidated pro-forma basis giving effect to the Business Combination Agreement and therefore should not be considered a representation of the anticipated contractual obligations of the combined company as of December 31, 2012 (amounts in millions):

As reported separately by MetroPCS Communications and T-Mobile, as of December 31, 2012. All items presented in millions.	MetroPCS Communications	T-Mobile
Contractual Obligations:
Purchase obligations(1)	$144
Handset purchase obligations	75
Contractual tax obligations(2)	3
Other contractual obligations(3)	206
Capital lease obligations	570
Operating leases	2,434
Financial obligation(4)		2,423
Non-dedicated transportation lines		2,624
Operating leases, including dedicated transportation lines		13,637
Purchase obligations(5)		4,645

Total cash contractual obligations	$3,432	$23,329

(1)	Includes expected commitments for future capital lease obligations and purchases of network equipment.
(2)	Represents the liability reported in accordance with the provisions of ASC 740. For further information related to unrecognized tax benefits, see Note 15 to the consolidated financial statements of MetroPCS Communications for the year ended December 31, 2012.
(3)	Includes various broadband services, sponsorship and managed service agreements with various vendors.
(4)	Future minimum payments, including principal and interest payments and imputed lease rental income related to the financial obligation recorded in connection with the Tower Transaction.
(5)	T-Mobile calculated the minimum obligation for certain agreements to purchase goods or services based on termination fees that can be paid to exit the contract. Termination penalties are included in the above table as payments due in less than one year, as this is the earliest T-Mobile could exit these contracts. If T-Mobile elects to exit these agreements, termination fees for all such contracts could be approximately $387 million. This table does not include open purchase orders as of December 31, 2012.

On November 30, 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile owned wireless communication tower sites in exchange for net proceeds of $2.5 billion (the “Tower Transaction”). As part of the arrangement, T-Mobile agreed to lease back space at all of the tower sites involved in the Tower Transaction for an initial term of ten years, followed by eight optional five-year renewal terms for a total potential term of up to 50 years. Lease-back related contractual future minimum payments of $162 million per year will escalate annually based on the increase in the consumer price index. Furthermore, as of December 31, 2012, T-Mobile was contingently liable for approximately $670 million in future ground lease payments as T-Mobile remains an obligor on the ground leases related to the sites.

Capital Expenditures

The construction of the combined company’s network and the marketing and distribution of its wireless communications products and services will require substantial amounts of liquidity. MetroPCS Communications capital expenditures for the year ended December 31, 2012 were

$845.9 million. T-Mobile capital expenditures for property and equipment for the year ended December 31, 2012 were $2.9 billion. T-Mobile expenditures related to spectrum licenses for the year ended December 31, 2012 were $0.4 billion, excluding a non-cash exchange to acquire spectrum licenses of $1.2 billion. The historical capital expenditures should not be considered a representation of the anticipated capital expenditures of the combined company.

The historical capital expenditures for each company as of December 31, 2012 are more fully described in “Selected Historical Consolidated Financial Data of MetroPCS Communications”, “Selected Historical Consolidated Financial Data of T-Mobile”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MetroPCS Communications” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile” included elsewhere in this offering memorandum and should be referred to for additional information.

Capital Resources

The combined company’s sources of funds, primarily from operations and, to the extent necessary, from financing arrangements, are anticipated to be sufficient to meet ongoing operating and investing requirements. The combined company is expected to finance its capital spending requirements primarily through internally generated funds.

The combined company’s total capital will consist of notes payable to Deutsche Telekom (current and long-term), the Existing Senior Notes, the notes offered hereby and stockholder’s equity. At December 31, 2012, on a pro forma basis giving effect to the Transaction, the combined company’s notes payable to Deutsche Telekom, the Existing Senior Notes and the notes offered hereby would have totaled $23.3 billion and stockholder’s equity would have been $7,542 million.

Cash Flow Activities

The historical cash flow results from operating, investing, and financing activities for each company for the year ended December 31, 2012 are more fully described in “Selected Historical Consolidated Financial Data of MetroPCS Communications,” “Selected Historical Consolidated Financial Data of T-Mobile,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MetroPCS Communications” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile” included elsewhere in this offering memorandum and should be referred to for additional information.

Quantitative and Qualitative Disclosures about Market Risk

The combined company will be exposed to various types of market risks in the normal course of business, primarily from changes in interest rates and foreign currency exchange rates. These risks will impact the combined company’s cost of capital. In managing market risks, the combined company may employ derivatives according to documented policies and procedures, including interest rate swap agreements for fluctuation in interest rates and cross currency interest rate swap agreements to manage foreign currency risk along with interest rate risk.

Interest Rate Risk

The combined company will be exposed to changes in interest rates, primarily on its notes payable to Deutsche Telekom. As of December 31, 2012, on a pro forma basis giving effect to the Transaction, the combined company would have had at least $15 billion in notes payable with Deutsche Telekom. Changes in interest rates could lead to significant fluctuations in the fair value of the combined company’s debt instruments. $7.5 billion of the notes to be purchased by Deutsche Telekom will be subject to a pricing “reset” that will cause the interest rate of the relevant debt securities to be recalculated according to a formula which depends in part upon designated indices and other benchmark debt securities. This reset will occur, for each series of the debt securities, either two, two and a half or three years after the issue date of the debt securities. As a result of the pricing reset feature, as of the reset date for each applicable series of debt securities, a material increase in the combined company’s interest expense could result with respect to such series as of the reset date, which would increase its interest and financing costs, decrease its net income and further increase the related risks the combined company will faces with its indebtedness. See “Pending Transactions—Financing the Transaction.”

New Working Capital Facility

In connection with the Transaction, Deutsche Telekom (or one of its subsidiaries if the obligations of such subsidiary thereunder are unconditionally guaranteed by Deutsche Telekom) will make available for the benefit of T-Mobile and its subsidiaries, on the Closing Date, the Working Capital Facility. See “Description of Other Indebtedness and Certain Lease Obligations—Working Capital Facility.”

T-MOBILE BUSINESS

Company Overview

T-Mobile, a Delaware corporation which is currently an indirect wholly-owned subsidiary of Deutsche Telekom, is a wireless telecommunications carrier that offers mobile communications services under the T-Mobile brand in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile operates its business in one reportable segment. T-Mobile’s service offerings include contract and non-contract (“prepaid”) wireless voice, messaging and data services plans, mobile broadband plans and wholesale wireless services. As of December 31, 2012, T-Mobile provides service to approximately 33.4 million customers through its nationwide networks.

As of December 31, 2012, T-Mobile’s network provides voice, messaging, and data services across a service area covering over 280 million people in most metropolitan areas. In addition, T-Mobile has roaming agreements with other mobile communications network operators that allow mobile communications services to be provided to more than 300 million people in total.

T-Mobile is headquartered in Bellevue, Washington. T-Mobile’s web site address is www.T-Mobile.com. Information contained on, or accessible from, the web site is not incorporated by reference into this offering memorandum and should not be considered part of this offering memorandum or any filing made with the United States Securities and Exchange Commission.

Customers

T-Mobile generates revenue from three primary categories of customers: branded contract, branded prepaid and wholesale. Branded contract customers generally include customers that activated service on a contract, and branded prepaid customers include customers who generally pay in advance or did not activate service on an annual contract. Wholesale customers include M2M customers and MVNO customers that operate on the T-Mobile network, but are managed by wholesale partners. T-Mobile generates the majority of its revenues by providing wireless communications services to branded contract customers. T-Mobile’s ability to acquire and retain branded contract customers is significant to its business, including the generation of service revenues, equipment sales and other revenues. For the year ended December 31, 2012, 84% of T-Mobile’s service revenues were generated by providing wireless communications services to branded contract customers, compared to 10% for branded prepaid customers, and 6% for wholesale customers, roaming and other services.

During the three years ended December 31, 2012, T-Mobile experienced declines in revenues primarily as a result of sustained net losses of branded contract customers, which were driven by competitive pressures, including the exclusive launch by other wireless carriers of certain smartphones and other devices not offered by T-Mobile, including the iPhone, the promotion of deeply discounted handsets and the targeting of existing T-Mobile customers by T-Mobile’s competitors. The decline in T-Mobile’s branded contract customer base during the three years ended December 31, 2012, was offset partially by strong growth in branded prepaid customers in 2012 and 2011, and by net additions of wholesale customers during the three years ended December 31, 2012. As a result, there has been a significant shift in T-Mobile’s customer portfolio as branded contract customers declined from 76% of T-Mobile’s 33.8 million total customers at the beginning of 2010 to 61% of its 33.4 million total customers as of December 31, 2012.

In response to these trends, T-Mobile launched the “Challenger Strategy” described below and entered into strategic initiatives to transform T-Mobile and improve its operational and financial performance. While T-Mobile continued to face intense competition, branded contract customer losses, and revenue declines, during 2012, T-Mobile is starting to see improvements in branded net customer losses and branded contract customer churn. In addition, during the year ended December 31, 2012, branded prepaid revenues and customers have increased compared to the respective period in 2011, due primarily to strong prepaid customer additions and improved customer retention as a result of T-Mobile’s Monthly4G plans. Additionally, equipment sales increased by 18% in 2012 compared to 2011, despite the lower quantity of handsets sold in 2012, as a result of customer adoption of T-Mobile’s Value plans. For each handset sold on a Value plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset. T-Mobile anticipates that the Challenger Strategy and initiatives described below will have a positive impact on future results of operations and cash flows.

Services and Products

T-Mobile offers nationwide wireless voice and data services through a variety of service plans under the T-Mobile brand.

Voice services:    Voice services allow customers to place voice calls to, and receive calls from, telephones all over the world, including local, domestic long distance, and international calls. T-Mobile’s voice services also allow customers to receive and make calls when they are in geographic areas served by T-Mobile’s organic network as well as in those geographic areas served by certain carriers with whom T-Mobile has roaming arrangements.

Data services:    T-Mobile provides data services that include SMS text messaging, mobile internet access applications, music and video content and social networking services. Data plan growth and smartphone adoption have significantly increased in the last three years, positively contributing to T-Mobile’s branded revenues and equipment sales. Data revenues for the fourth quarter of 2012 increased 33% compared to the first quarter of 2010. The number of customers using smartphones increased rapidly from approximately 4 million as of January 1, 2010 to 12 million as of December 31, 2012. Given the growing customer demand for 4G mobile broadband data services, T-Mobile expects data usage and smartphone adoption to continue to increase.

Service plans:    T-Mobile offers affordable 4G nationwide wireless communications services through a variety of pricing plans, including contract and no-contract service plans. Our offerings are tailored to meet the needs of targeted customer segments, including families, youths, professionals and businesses. We offer these services using a wide variety of devices including smartphones, mobile broadband device, hotspots, and tablets and laptops manufactured by various suppliers.

In the third quarter of 2011, T-Mobile introduced “Value” plans which bring more choice and value to branded contract customers. Value plans provide wireless services on a subscription contract basis without customers needing to purchase a bundled handset. Customers on T-Mobile Value plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on T-Mobile’s network or they can purchase a handset from T-Mobile or one of its dealers. Customers who choose to purchase their handset from T-Mobile pay close to the full suggested retail price for the handset. Depending on their credit profile, qualifying customers have the choice of either paying for a handset fully at the point-of-sale or financing a portion of the purchase price over a 20-month installment period. For each handset sold, T-Mobile Value plans result in increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset combined with higher service charges. As a result, T-Mobile Value plans resulted in increased equipment sales during the period of activation while service revenues are lower over the service contract service period as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile—Equipment Sales.”

In 2011, T-Mobile also introduced “Monthly4G” plans, a branded prepaid service offering that provides customers with a variety of plan choices including unlimited talk, text and web service on the T-Mobile nationwide 4G network at flat monthly rates without the requirement of an annual contract.

T-Mobile is a party to Isis, a joint venture with AT&T and Verizon Wireless that is developing a mobile commerce platform that will enable customers to pay for point of sale purchases using mobile devices rather than by using cash or credit cards.

Equipment:    T-Mobile sells a wide variety of wireless devices and accessories, including smartphones, wirelessly enabled computers (i.e., notebooks and tablets), and data cards which are manufactured by various suppliers. T-Mobile sells devices directly to consumers, as well as to dealers and other third party distributors for resale. Similar to other wireless service providers, some of T-Mobile’s service plans provide customers substantial equipment subsidies to initiate or upgrade service. In December 2012, T-Mobile announced that it has entered into an agreement with Apple, Inc. to sell its products in 2013.

Sales, Marketing and Customer Care

T-Mobile uses a variety of sales channels to attract new subscribers, including:

•	T-Mobile-owned retail stores

•	T-Mobile premium retail stores, which look and feel identical to T-Mobile-owned stores but are operated by a third party

•	Partnerships with national retailers such as Wal-Mart and Costco

•	Indirect sales channels, which are primarily comprised of local and national non-affiliated dealers that sell T-Mobile services and are generally compensated through commissions

•	T-Mobile web site and telesales

•	Direct sales representatives who are largely focused on selling our products and services to small, medium, and large businesses and government agencies

T-Mobile markets its services using print, television, radio and Internet advertising. In addition, exposure to the T-Mobile brand name and wireless services is promoted through various sponsorships. The objective of these programs is to improve the awareness of T-Mobile’s products within target segments.

T-Mobile’s customer service organization works to improve customers’ experiences, with the goal of retaining customers. Customer service call centers, some of which are operated by T-Mobile and some of which are operated by unrelated parties subject to T-Mobile standards of operation, receive and resolve inquiries from customers and proactively address customer needs. Automated voice response service is also provided to assist customers with certain routine information requests. Applications on certain handsets are also available to allow users to engage in certain routine customer care functions.

Competition

The wireless telecommunications industry is and will continue to be highly competitive and T-Mobile faces substantial and increasing competition in all aspects of its business. T-Mobile’s competitors include national facilities-based carriers such as AT&T, Verizon Wireless and Sprint Nextel and a greater number of regional facilities-based carriers such as MetroPCS and Leap Wireless International, Inc. (“Leap”), as well as resellers of wireless communications services.

T-Mobile’s competitors offer local and long distance voice, high-speed data, messaging, and location-based and other value-added services that compete directly with T-Mobile’s core products and services. Each of T-Mobile’s three largest competitors—AT&T, Verizon Wireless and Sprint Nextel—is significantly larger and may have significantly more resources available to them than T-Mobile. T-Mobile, as the fourth largest wireless carrier in the U.S., lacks the size and scale advantages enjoyed by its larger competitors whose scale could afford them significant structural and competitive advantages. AT&T and Verizon Wireless, in particular, have been successful in recent years in increasing their share of contract customers and in retaining contract customers. This situation presents T-Mobile with a long-term challenge to compete effectively in terms of pricing, products, coverage and the introduction of new technologies and services. Also, AT&T and Verizon Wireless continue to have greater spectrum capacity than T-Mobile and to be better positioned to leverage economies of scale with regard to capital investments and marketing messages. In addition, intense competition from various regional and other smaller operators also exists in the geographic areas T-Mobile serves. Some of these competitors operate on successful alternative business models, posing the potential to negatively affect T-Mobile’s ability to attract and retain customers.

T-Mobile competes for customers based principally on differentiation of its mobile communications network services, such as network quality and coverage area, wireless device offerings, price, and customer service. Attractive promotions offering consumers discounted handsets and service pricing, heavy spending on advertising and increasing wireless market penetration all contribute to a highly competitive industry environment. Competition in the industry will also intensify with the development of new technologies and the availability and use of additional spectrum, both licensed and unlicensed. The introduction of new products and services by T-Mobile’s competitors continues to add competitive pressures; these services may combine voice, data and messaging services, allow multiple lines to share service plans, or offer contract or no-contract plans. Additionally, the market for offering data services, including exclusive or non-exclusive content, is likely to become more competitive as consumers increase use of wireless data and handsets become more capable of data-enabled services. New entrants, including MVNOs, are taking advantage of the increased demand for connectivity and network availability to offer competitive service plans without being burdened by intense capital investment requirements. In addition to such traditional competitive pressures, the entrance and influence of non-wireless carriers, such as manufacturers, service providers and cable and satellite television providers, could cause further pressure on the wireless industry and T-Mobile. For example, Microsoft, Google, Apple and others are offering alternative means for making wireless voice calls and data transmissions (such as email or SMS) that, in certain cases, can be used in lieu of the wireless provider’s voice or data service.

As discussed above, T-Mobile has experienced significant losses of branded contract customers since 2009. In response to these trends, T-Mobile launched the Challenger Strategy that focuses on key strategic initiatives to improve T-Mobile’s business.

Business Strategy

T-Mobile continues to aggressively pursue its Challenger Strategy, originally launched in 2011 and developed to reposition T-Mobile and return T-Mobile to growth. The Challenger Strategy is comprised of the following five elements to drive growth and increase profitability:

•

Amazing 4G Services.    T-Mobile is currently in the process of upgrading its network with a $4 billion investment designed to modernize the 4G network, improve coverage, align spectrum bands with other key players in the U.S. market and deploy nationwide LTE services in 2013. T-Mobile currently operates on HSPA+ 21 and dual-carrier HSPA+ 42 network technology which deliver 4G data speeds. Upon completion of the T-Mobile network modernization at the end of 2013, coverage will be further improved through the use of tower top electronics that enhance signal propagation and reception. The timing for the launch of LTE allows T-Mobile to take advantage of the latest and most advanced LTE technology infrastructure, improving the overall capacity and performance of T-Mobile’s 4G network, while optimizing spectrum resources. By the end of 2013, T-Mobile expects to broadly deploy LTE to reach approximately 200 million people.

•

Value Leadership.    T-Mobile plans to extend its position as the leader in delivering distinctive value for consumers in all customer segments. T-Mobile’s Value plans bring even more flexibility and value to customers by allowing customers the option to pay for handsets over an installment period or bring their own device, while receiving affordable nationwide 4G service rates. With spectrum bands aligned to certain other major U.S. carriers, customers can bring their unlocked device from other wireless carriers and receive wireless services consistent with T-Mobile’s value proposition. For prepaid customers, T-Mobile’s Monthly4G services bring T-Mobile’s nationwide 4G network quality and performance to prepaid customers at flat monthly rates without the requirement of an annual contract.

•

Trusted Brand.    T-Mobile intends to position itself as the brand that consumers trust for affordable 4G services. By focusing on unlimited data services and simplified billing, T-Mobile intends to reduce overages and surprise charges as well as eliminate other sources of customer dissatisfaction. Modernization of the network and introduction of Apple products in 2013 is expected to further reposition T-Mobile as offering a dependable high-speed service with a full range of desirable handsets and devices.

•

Multi-segment Player.    T-Mobile will continue to operate in multiple segments to accelerate growth. In B2B, T-Mobile has made significant investments in software and systems. Additionally, T-Mobile will continue to expand its wholesale business through MVNOs and other wholesale relationships where its spectrum depth, available network capacity and GSM technology base help secure profitable wholesale customers.

•

Aligned Cost Structure (Challenger Business Model).    T-Mobile intends to continue to pursue a low-cost business model and has already delivered in excess of $1 billion in annual run-rate cost savings through its Reinvent cost reduction program. These cost programs are on-going as T-Mobile continues to work to simplify its business and drive operational efficiencies.

Network Technology

T-Mobile provides voice and data services using the following technologies: GSM, GPRS, EDGE, UMTS, and 4G HSPA+.

GSM, GPRS, and EDGE are broadly categorized as 2G technologies while UMTS and 4G HSPA+ are broadly categorized as 3G and 4G technologies, respectively. T-Mobile’s 4G HSPA+ network technology provides higher throughput and better spectrum efficiencies than its 3G and 2G technologies. Dual-carrier 4G HSPA+ enables customers with compatible devices to enjoy reliable voice, messaging and mobile broadband services. 4G HSPA+ devices, services and applications are largely backwards compatible with 3G and 2G service and roaming partners.

T-Mobile launched its 4G HSPA+ network in 2010 and is the only major network operator to offer 4G HSPA+ dual-carrier in the United States. Prior to 2012, T-Mobile had deployed 3G and 4G services in the AWS frequency band and 2G services in the PCS 1900 frequency band.

Starting in 2012, T-Mobile announced a multi-year $4 billion plan to modernize its network and enable 4G LTE. This investment is aimed at improving coverage reliability, network performance and reducing cost per used Megabytes and minutes-of-use. T-Mobile began deploying 4G HSPA+ technology in the PCS band to (i) increase compatibility with existing device ecosystems throughout North and South America, (ii) increase network capacity, and (iii) enable a path to allocating larger portions of AWS spectrum for 4G LTE use.

As of January 2013, T-Mobile had deployed 4G HSPA+ technology in PCS spectrum covering 46 metropolitan areas and 126 million people. T-Mobile’s goal is to continue to expand 4G HSPA+ coverage and capacity to more metropolitan areas and people throughout 2013 and beyond.

T-Mobile is currently in the process of installing a 4G LTE network capability. 4G LTE provides higher throughput and improved efficiencies compared to 4G HSPA+ technology. 4G LTE will provide enhanced mobile broadband performance in terms of higher throughput and reduce connection latency. T-Mobile is installing 4G LTE infrastructure initially in the AWS spectrum band. The AWS band is the emerging dominant band for 4G LTE deployment in North America. T-Mobile anticipates that the alignment of 4G LTE deployments in the AWS band will provide T-Mobile with a broader and more cost effective selection of smartphones and mobile broadband devices. It is currently anticipated that, by the end of 2013, 4G LTE coverage will be deployed by T-Mobile to reach approximately 200 million people.

On November 30, 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile owned wireless communication tower sites (the “Tower Transaction”). T-Mobile and CCI contemporaneously entered into a master lease agreement under which T-Mobile agreed to lease back space at all of the tower sites involved in the tower transaction for the purposes operating its existing wireless communications equipment and deployment of its 4G LTE network. The leaseback has an initial term of ten years, followed by eight optional five-year renewal terms for a total potential term of up to 50 years. Leaseback rentals will escalate annually based on changes in the Consumer Price Index. For further information concerning the Tower Transaction, see Note 4 to the consolidated financial statements of T-Mobile.

Spectrum Licenses

T-Mobile holds licenses for wireless spectrum suitable for wireless broadband mobile services covering a total population of 310 million people in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile has licenses to provide its services using paired PCS and AWS spectrum. In addition, T-Mobile holds a license for 25 MHz of paired cellular spectrum in the A Block (824-835; 845-846.5; 869-880; 890-891.5 MHz) in the South Carolina 5—Georgetown Cellular Market Area (“CMA”). T-Mobile holds between 10 MHz and 100 MHz of paired spectrum in each CMA and on average has approximately 57 MHz of paired spectrum across the country, with an average of 63 MHz in the top 100 metropolitan areas. The spectrum licenses held by T-Mobile can be used for mobile wireless voice and data communications services, including text and multi-media messaging, location based services and broadband Internet access.

The broadband PCS and cellular licenses held by T-Mobile have an initial license term of ten years and the AWS licenses have an initial license term of fifteen years. Each FCC broadband spectrum license T-Mobile has constructed is material to its ability to operate and conduct its business in the area covered by that license. T-Mobile also has other licenses, such as microwave licenses, which T-Mobile uses to backhaul traffic from its cell sites to its switch locations.

Subject to applicable conditions, all of T-Mobile’s licenses may be renewed at the end of their terms. The FCC will award a renewal expectancy with respect to licenses held by broadband CMRS licensees if the licensee meets specific performance standards. To receive a renewal expectancy, T-Mobile must show that it has provided substantial service using such license during the past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. If T-Mobile receives a renewal expectancy with respect to its existing licenses, it is very likely that the FCC will renew its existing licenses. If T-Mobile does not receive a renewal expectancy with respect to its existing licenses, the FCC, in certain instances, may accept competing applications for the license renewal period, subject to a comparative hearing, and may award the license for the next term to another entity. The FCC also may deny license renewal applications for cause after appropriate notice and hearing.

In 2010, the FCC released a Notice of Proposed Rulemaking (“NPRM”) proposing to establish more consistent requirements for renewal of licenses, uniform policies governing discontinuances of service, and to clarify certain construction obligations across all of the wireless service bands. T-Mobile is unable to predict with any certainty the likely timing or outcome of this wireless renewal standards proceeding. The proposed changes to the applicable renewal and discontinuance of service requirements may be applied to existing licenses that will be renewed in the future. If more stringent requirements are applied retroactively to T-Mobile’s existing licenses, the FCC may determine that prior actions, or inactions, of T-Mobile, or of its predecessors in interest, jeopardize the renewal of T-Mobile’s licenses. The FCC has not indicated when it may take action on this NPRM.

Employees

As of December 31, 2012, T-Mobile employed approximately 34,000 personnel.

Legal Proceedings

Various suits, inquiries, proceedings and claims, either asserted or unasserted, including purported class actions typical for a large business enterprise and intellectual property matters,

are possible or pending against T-Mobile or its subsidiaries. If T-Mobile’s interpretation of certain laws or regulations, including those related to various state matters such as sales, use or property taxes, were found to be mistaken, it could result in payments by T-Mobile. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with T-Mobile’s beliefs, T-Mobile expects that the outcome of such proceedings, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

Government Regulation

Pursuant to its authority under the Communications Act of 1934 as amended (“Communications Act”), the Federal Communications Commission (“FCC”) regulates many key aspects of T-Mobile’s business, including licensing, construction, the operation and use of T-Mobile’s network, any modification of T-Mobile’s network, control and ownership of its business, the sale of certain business assets, roaming arrangements and interconnection arrangements. The FCC has a number of complex requirements and proceedings that affect T-Mobile’s operations and that could increase its costs or diminish its revenues. For example, the FCC has rules regarding provision of 911 and E911, porting telephone numbers, interconnection, roaming, internet openness, and the universal service and Lifeline programs. Many of these and other issues are being considered in ongoing proceedings, and T-Mobile cannot predict whether or how such actions will affect its business, financial condition, or results of operations. T-Mobile’s ability to provide services and generate revenues could be harmed by adverse regulatory action or changes to existing laws and regulations. In addition, regulation of companies that offer competing services can impact T-Mobile’s business indirectly.

Wireless communications providers must be licensed by the FCC to provide communications services at specified spectrum frequencies within specified geographic areas and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. The FCC issues each license for a fixed period of time, typically 10 years in the case of cellular, PCS services and point-to-point microwave licenses. AWS licenses have an initial term of 15 years, with successive 10-year terms thereafter. While the FCC has generally renewed licenses given to operating companies like T-Mobile, the FCC has authority to both revoke a license for cause and to deny a license renewal if a renewal is not in the public interest. Furthermore, T-Mobile could be subject to fines, forfeitures and other penalties (including, in extreme cases, revocation of its licenses) for failure to comply with FCC regulations, even if any such non-compliance was unintentional. The loss of any licenses, or any related fines or forfeitures, could adversely affect T-Mobile’s business, results of operations and financial condition.

Additionally, Congress’ and the FCC’s allocation of additional spectrum for CMRS, which includes cellular and personal communication services and specialized mobile radio, could significantly increase competition. T-Mobile cannot assess the impact that any developments that may occur in the U.S. economy or any future spectrum allocations by the FCC may have on license values. FCC auctions and other market developments may adversely affect the market value of T-Mobile’s licenses in the future. A significant decline in the value of T-Mobile’s licenses could adversely affect the carrying value of T-Mobile’s licenses on its balance sheet and its results of operations and financial condition.

Congress and the FCC have imposed limitations on foreign ownership of CMRS licensees that exceeds 20% direct ownership or 25% indirect ownership. The FCC has ruled that higher levels of indirect foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. Consistent with that established policy, the FCC has issued a declaratory ruling authorizing 100% ownership of T-Mobile by Deutsche Telekom AG. This declaratory ruling—and the T-Mobile licenses—are conditioned on Deutsche Telekom’s compliance with a network security agreement with the Department of Justice, the Federal Bureau of Investigation and the Department of Homeland Security. Failure to comply with the terms of this agreement could result in fines, injunctions and other penalties, including potentially revocation of T-Mobile’s spectrum licenses. The loss of any licenses, or any related fines or forfeitures, could adversely affect T-Mobile’s business, results of operations and financial condition.

While the Communications Act generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, certain state and local governments regulate other terms and conditions of wireless service, including billing, termination of service arrangements and the imposition of early termination fees, advertising, network outages, the use of handsets while driving, zoning and land use. Further, the FCC and Federal Aviation Administration regulate the siting, lighting and construction of transmitter towers and antennae. Tower siting and construction are also subject to state and local zoning as well as federal statutes regarding environmental and historic preservation. The future costs to comply with all relevant regulations are to some extent unknown and could result in higher operating expenses in the future.

COMBINED COMPANY TRANSACTIONS WITH RELATED PERSONS

Stockholder’s Agreement

In connection with the closing of the Transaction, Parent and Deutsche Telekom will enter into the stockholder’s agreement, a form of which is attached as Exhibit C to the Business Combination Agreement. The following is a summary of the material provisions of the stockholder’s agreement. The summary in this section and elsewhere in this offering memorandum is qualified in its entirety by reference to the stockholder’s agreement. This summary does not purport to be complete and may not contain all of the information about the stockholder’s agreement that is important to you.

Pursuant to the Business Combination Agreement, Parent and Deutsche Telekom have agreed to enter into the stockholder’s agreement at the completion of the Transaction. The stockholder’s agreement will govern Deutsche Telekom’s ownership of debt and equity securities of the combined company following the completion of the Transaction.

Board Representation

Pursuant to the stockholder’s agreement, Deutsche Telekom generally will have the right to designate a number of individuals, each of which we refer to as a Deutsche Telekom designee, to the combined company’s board and any committees thereof equal to the percentage of the combined company’s common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on the combined company’s board (or the number of members of any committee thereof), in each case, rounded to the nearest whole number. The combined company and Deutsche Telekom will use their reasonable best efforts to cause Deutsche Telekom designees to be elected to the combined company’s board. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of the combined company’s common stock. If at any time the number of Deutsche Telekom designees then serving as directors on the combined company’s board or as members of any committee of the combined company’s board exceeds the number of Deutsche Telekom designees that Deutsche Telekom is entitled to designate, Deutsche Telekom will be required to cause the number of Deutsche Telekom designees then serving as directors on the Parent board or as members of such committee of the combined company’s board representing such excess to resign immediately as directors or committee members, as applicable.

The parties have agreed to use their reasonable best efforts to cause at least three members of the combined company’s board to be considered “independent” under the rules of the SEC and under applicable listing standards. In addition, each Deutsche Telekom designee must not be prohibited or disqualified from serving as a director on the combined company’s board pursuant to any rule or regulation of the SEC, the NYSE or any other or additional exchange on which securities of the combined company are listed or by applicable law. Deutsche Telekom will, and will cause any Deutsche Telekom designee to, provide such information as the combined company reasonably requests.

Specified Actions

Pursuant to the stockholder’s agreement, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of the combined company’s common stock, the combined company will not take the following actions without Deutsche Telekom’s prior written consent, which consent Deutsche Telekom may withhold in its sole discretion:

•

create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any indebtedness (excluding any permitted debt, as defined in the stockholder’s agreement) that would result in the combined company and its subsidiaries, on a consolidated basis, having or being liable for indebtedness in an aggregate principal amount that would result in the debt to cash flow ratio, as defined in the Deutsche Telekom Notes Indenture, for the combined company’s most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional indebtedness had been incurred at the beginning of such four-quarter period;

•

take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which Deutsche Telekom or any of its affiliates is a party or is bound;

•

acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any person, or make any investment in or loan to any person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business), for consideration in excess of $1 billion;

•

sell, lease, transfer, encumber (other than permitted liens, as defined in the stockholder’s agreement) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the combined company or any of its subsidiaries, or any equity interests of the combined company or any of its subsidiaries, in any single transaction or series of related transactions, for consideration in excess of $1 billion;

•	change the size of the combined company’s board;

•

issue any equity or equity-linked securities or other voting securities of the combined company or any of its subsidiaries, in any single transaction or series of related transactions, (i) constituting 10% or more of the then outstanding shares of the combined company’s common stock (other than grants of incentive awards to officers or employees of the combined company or its subsidiaries that are approved by the combined company’s board or the applicable committee thereof or issuances of securities to the combined company or any of its wholly-owned subsidiaries) or (ii) for the purpose of redeeming or purchasing any indebtedness of the combined company held by Deutsche Telekom or its affiliates;

•

(i) except as required in the combined company’s governing documents, repurchase or redeem any equity (or equity-based) securities of the combined company or any of its non-wholly-owned subsidiaries, or (ii) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the combined company or any of its subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the combined company, or a dividend to the combined company or any of its wholly-owned subsidiaries; or

•	hire, or terminate without cause, the combined company’s chief executive officer, or agree to do so.

In addition, the combined company will not be permitted to amend its governing documents in any manner that could adversely affect Deutsche Telekom or its rights under the stockholder’s agreement as long Deutsche Telekom beneficially owns 5% or more of the outstanding shares of the combined company’s common stock.

Debt Defaults

Pursuant to the stockholder’s agreement, the combined company will be required to notify Deutsche Telekom any time it is reasonably likely that the combined company will default on any indebtedness with a principal amount greater than $75 million, which we refer to as a potential default. Thereupon, Deutsche Telekom will have the right, but not the obligation, to provide new debt financing to the combined company up to the amount of the indebtedness that is the subject of the potential default plus any applicable prepayment or other penalties, on the same terms and conditions as such indebtedness (together with any waiver of the potential default). If Deutsche Telekom elects to provide the combined company with new debt financing, the combined company must take any actions reasonably requested by Deutsche Telekom (i) to prepare documentation reflecting the terms and conditions of the new debt financing; (ii) to repay the indebtedness that is the subject of the potential default; and (iii) to take any other action necessary or desirable to avert the potential default.

Information

As long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of the combined company’s common stock, the combined company will provide Deutsche Telekom with the following information and consultation rights: (i) Deutsche Telekom will be entitled to consult with the officers of the combined company with respect to the combined company’s business and financial matters, including management’s proposed annual operating plans, and, upon request, members of management will meet with representatives of Deutsche Telekom at mutually agreeable times and places for such consultation, including to review progress in achieving said plans; (ii) the combined company will furnish Deutsche Telekom with such available financial and operating data and other information with respect to the business and properties of the combined company and its subsidiaries as Deutsche Telekom may reasonably request; and (iii) Deutsche Telekom will be entitled to inspect all books and records and facilities and properties of the combined company at reasonable times and intervals.

Subject to the requirements of applicable law, regulations and rules, Deutsche Telekom generally has agreed to, and to cause its representatives and its Deutsche Telekom designees to, keep confidential all information of the combined company and its affiliates obtained by Deutsche Telekom and its Deutsche Telekom designees. Deutsche Telekom also will, and will cause its controlled affiliates, representatives, and directors on the Parent board that are its affiliates to, comply with applicable law regarding insider trading in the combined company’s securities to the extent any of them is in possession of information of the combined company and its affiliates.

Deutsche Telekom also has agreed to use its commercially reasonable efforts to, until the next subsequent filing of the combined company’s Annual Report on Form 10-K, assist the combined company with the integration of T-Mobile and its subsidiaries into the combined company’s internal control structure and procedures for financial reporting compliance with the requirements of Rule 404 of the Sarbanes-Oxley Act.

Director Consent Rights

During the term of the stockholder’s agreement, Deutsche Telekom will not be permitted to, and will be required to cause the Deutsche Telekom designees then serving as directors on the combined company’s board not to, support, enter into or vote in favor of any transaction between, or involving both (A) the combined company and (B) Deutsche Telekom or an affiliate of Deutsche Telekom, unless such transaction is approved by a majority of the directors on the combined company’s board, which majority includes a majority of the directors on the combined company’s board that are not affiliates of Deutsche Telekom. In addition, Deutsche Telekom has agreed that the directors on the combined company’s board that are not affiliates of Deutsche Telekom will direct and make any determinations with respect to the combined company’s post-closing actions relating to the adjustment of consideration under the Business Combination Agreement.

Acquisitions of the Combined Company’s Common Stock

Pursuant to the stockholder’s agreement, Deutsche Telekom and its affiliates will generally be prohibited from acquiring more than 80.1% of the outstanding shares of the combined company’s common stock unless it makes an offer to acquire all of the then remaining outstanding shares of the combined company’s common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the combined company, which is either (i) accepted or approved by the majority of the directors, which majority includes a majority of the directors that are not affiliates of Deutsche Telekom, or (ii) accepted or approved by disinterested stockholders.

Lock-Up Period

Deutsche Telekom will be prohibited from transferring any shares of the combined company’s common stock during the six-month period after the closing.

Transfers of the Combined Company’s Common Stock

Following the lock-up period, Deutsche Telekom and its affiliates may freely transfer any shares of the combined company’s common stock, subject to applicable law, provided that Deutsche Telekom will be prohibited from transferring any shares of the combined company’s common stock in any other transaction that would result in the transferee owning more than 30% of the outstanding shares of the combined company’s common stock unless such transferee offers to acquire all of the then outstanding shares of the combined company’s common stock at the same price and on the same terms and conditions as the proposed transfer.

Registration Rights

The stockholder’s agreement will include certain registration rights for equity securities of Parent(including the combined company’s common stock) and debt securities, which we refer to, collectively, as registrable securities, of the combined company beneficially owned by Deutsche Telekom and acquired in connection with the Transaction or in the future. The combined company must file a shelf registration statement covering all registrable securities within 30 days after the closing, and Deutsche Telekom generally will have the right to request that the combined company file, from time to time, a registration statement or prospectus supplement to a registration statement (i) with respect to equity securities so long as it owns 5% or more of the combined company’s common stock and (ii) with respect to debt securities so long as it holds any debt securities issued by the combined company.

Notwithstanding the foregoing, Deutsche Telekom will be subject to the following limitations with respect to its registration rights:

•	the expected proceeds from the sale of registrable securities to be included in any requested registration statement or prospectus supplement must be $100 million or greater;

•	with respect to equity securities, Deutsche Telekom must wait 90 days between requests; and

•

the combined company will be entitled to postpone and delay, for reasonable periods of time not in excess of 60 days, and in no event more than twice in any 12-month period, the filing or effectiveness of any such requested registration statement or prospectus supplement, if one or more executive officers of the combined company determines in good faith that any such filing or the offering or sale of any equity securities thereunder would (i) impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or other similar material transaction involving the combined company, (ii) based upon advice from the combined company’s investment banker or financial advisor, materially and adversely impede, delay or otherwise interfere with any pending or contemplated financing, offering or sale of any class of securities by the combined company, (iii) require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the combined company and its stockholders, or (iv) have a material adverse effect on the combined company.

In addition, Deutsche Telekom has piggyback registration rights with respect to any offering initiated by the combined company or any of its other stockholders. These piggyback registration rights will be subject to cutback procedures in the event the piggyback offering is oversubscribed.

Any transferee of Deutsche Telekom who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 without volume limitations at the time when such transferee seeks to exercise its registration rights.

Non-Competition

The stockholder’s agreement will restrict Deutsche Telekom’s ability to compete with the combined company in the United States, Puerto Rico and the territories and protectorates of the United States during the period beginning on the date of the closing and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of the combined company’s common stock. Specifically, during such period, neither Deutsche Telekom nor any of its controlled affiliates will be permitted to engage in providing wireless telecommunications services through a facilities-based network in the United States, Puerto Rico and the territories and protectorates of the United States, hold licenses from the FCC related to or necessary to provide such services, act as a reseller, dealer or distributor of such services in the United States, Puerto Rico and the territories and protectorates of the United States, or act as a mobile virtual network operator in the United States, Puerto Rico and the territories and protectorates of the United States. In addition, for the period commencing at the closing and expiring on the first anniversary of the termination of the trademark license in accordance with its terms, Deutsche Telekom may not manufacture, market or distribute any products or services under, or use in any way, the trademark T-MOBILE in connection with any of the activities described in the previous sentence, other than by the combined company and its affiliates in accordance with the terms of the trademark license. The trademark license is more fully described under “—Trademark License”.

Trademark License

In connection with the completion of the Transaction, Parent and Deutsche Telekom will enter into a trademark license, a form of which is attached as Exhibit D to the Business Combination Agreement. The following is a summary of the material provisions of the trademark license. The summary in this section and elsewhere in this offering memorandum is qualified in its entirety by reference to the trademark license. This summary does not purport to be complete and may not contain all of the information about the trademark license that is important to you.

Pursuant to the Business Combination Agreement, Parent and Deutsche Telekom have also agreed to enter into the trademark license, pursuant to which the combined company will receive (i) a limited, exclusive, non-revocable and royalty-bearing license to certain T-Mobile trademarks (including Internet domains) for use in connection with telecommunications and broadband products and services in the United States, (ii) a limited, non-exclusive, non-revocable and royalty-bearing license to use certain other trademarks for use in connection with telecommunications and broadband products and services in the United States and (iii) free of charge, the right to use the trademark “T-Mobile” as a name for the combined company. The parties have agreed to finalize the list of licensed trademarks prior to the closing.

Term

The initial term of the trademark license is five years. The trademark license automatically renews for an additional five year term unless the combined company provides notice of its intent not to renew the trademark license. Thereafter, the trademark license automatically renews for subsequent five year periods unless either the combined company or Deutsche Telekom provides 12 months’ notice prior to the expiration of the then-current term. Additionally, the combined company may terminate the trademark license at any time upon prior notice, and Deutsche Telekom can terminate the trademark license if the combined company abandons the trademarks licensed thereunder.

Royalty

The combined company is obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25%, which we refer to as the royalty rate, of the net revenue generated by products and services sold by the combined company under the licensed trademarks. “Net revenues” includes all revenues generated by the combined company in connection with the sale of products and services using the licensed trademarks, including inbound roaming revenue earned by the combined company, but products and services sold by the combined company under the Parent brand or trademarks owned by the combined company are excluded from the net revenue so long as licensed trademarks are not used in conjunction therewith, other than to non-prominently refer to the name of the company. On the fifth anniversary of the trademark license, the combined company and Deutsche Telekom have agreed to adjust the royalty rate to the royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process.

Quality Control Requirements

The trademark license contains certain quality control requirements that the combined company is obligated to maintain. For instance, the combined company is obligated to use the licensed trademarks in accordance with the Deutsche Telekom trademark standards and guidelines and Deutsche Telekom has the right to review representative samples of products that use the licensed trademarks. Further, Deutsche Telekom must approve each advertising campaign that uses the licensed trademarks, whether in print, online or on television. Additionally, the trademark license establishes a brand advisory committee comprising two representatives from the combined company and two representatives from Deutsche Telekom. The brand advisory committee’s purpose is to implement the trademarks standards and guidelines and establish procedures for approving advertising campaigns.

Renegotiation

The combined company and Deutsche Telekom are obligated to negotiate a new trademark license in any of the following events: (i) Deutsche Telekom has 50% or less of the voting power of the outstanding shares of capital stock of the combined company or (ii) any third party owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding shares of capital stock of the combined company, or otherwise has the power to direct or cause the direction of the management and policies of the combined company. If the combined company and Deutsche Telekom fail to agree on a new trademark license, either the combined company or Deutsche Telekom may terminate the trademark license and such termination shall be effective, in the case of clause (i) above, on the third anniversary after notice of termination and, in the case of clause (ii) above, on the second anniversary after notice of termination.

Wind Down

The combined company has the right to continue to sell products under the licensed trademarks for a period of one year after termination or expiration of the trademark license. Additionally, Parent has the right to continue to use advertising materials bearing the licensed trademarks for a period of up to six months after termination or expiration of the trademark license.

Indemnification and Liability Limits

Deutsche Telekom is obligated to indemnify the combined company against trademark infringement claims with respect to certain licensed T-Mobile trademarks and has the right (but not the obligation) to indemnify the combined company against trademark infringement claims with respect to certain other licensed trademarks. If Deutsche Telekom chooses not to defend the combined company against trademark infringement claims with respect to certain other licensed trademarks, the combined company has the right to defend itself against such claim. The combined company is obligated to indemnify Deutsche Telekom against third party claims due to the combined company’s advertising or anti-competitive use by the combined company of the licensed trademarks. Except for indemnification obligations and intentional misconduct, the liability of the combined company and Deutsche Telekom is limited to EUR 1 million per calendar year.

Noteholder Agreement

In connection with the closing of the Transaction, Parent and Deutsche Telekom will enter into a noteholder agreement containing the terms attached as Exhibit J to the Business Combination Agreement. The following is a summary of the material provisions of the noteholder agreement.

Pursuant to the noteholder agreement, Deutsche Telekom and any of its subsidiaries (other than the combined company and any of its subsidiaries), to the extent they are from time to time holders of the Deutsche Telekom Notes, including any Additional Deutsche Telekom Notes, will have certain special rights, and will be subject to certain special restrictions, that do not apply to other holders of those notes or the notes offered hereby, including among other things:

(i)	a right to put their Deutsche Telekom Notes to T-Mobile for cash equal to 101% plus accrued and unpaid interest, even if a change of control triggering event has not occurred, upon the occurrence of certain events (“DT Redemption Events”), including:

(x)	the occurrence of a change of control as defined in the Deutsche Telekom Notes Indenture, regardless of whether a ratings downgrade has occurred,

(y)	the consummation of certain transactions that result in Deutsche Telekom ceasing to own, directly or indirectly, more than 50% of the voting stock of T-Mobile, or

(z)	the consummation of certain transactions that result in the owners of T-Mobile prior to the transaction owning, directly or indirectly, 50% or less of the voting stock of T-Mobile after the transaction, except that Deutsche Telekom and its subsidiaries (other than the combined company or any of its subsidiaries) will not have such put rights if any such transaction constitutes a transfer by Deutsche Telekom or its subsidiaries (other than the combined company and its subsidiaries) of common stock of the combined company to a third party that would otherwise result in a DT Redemption Event, unless all holders of common stock of the combined company are required or entitled to participate on the same terms (such a transfer, a “Specified Change of Control”),

(ii)	a prohibition on Deutsche Telekom or any of its subsidiaries (other than the combined company or any of its subsidiaries) tendering Deutsche Telekom Notes into a change of control offer following a Specified Change of Control,

(iii)	a prohibition on equity issuances by T-Mobile or the combined company the proceeds of which would be used to redeem Deutsche Telekom Notes, and

(iv)	a prohibition on any redemption of the Deutsche Telekom Notes with the proceeds of any equity sale by T-Mobile or the combined company, or of any contribution to the common equity capital of T-Mobile or the combined company from equity sales of Parent or any other person.

In addition, under the noteholder agreement, for so long as Deutsche Telekom holds, directly or indirectly, a majority in principal amount of any series of the Deutsche Telekom Notes, T-Mobile will be prohibited from agreeing to any waiver or amendment of any provision or term of such series of Deutsche Telekom Notes or the indenture or other instrument governing such series of Deutsche Telekom Notes without the prior written consent of Deutsche Telekom, which may be withheld in Deutsche Telekom’s sole discretion. After such time as Deutsche Telekom no longer holds, directly or indirectly, a majority in principal amount of any series of the Deutsche Telekom Notes, T-Mobile will be prohibited from agreeing to any waiver or amendment of any provision or term of such series of Deutsche Telekom Notes or the indenture or other instrument governing such series of Deutsche Telekom Notes without the consent of holders of at least 50.1% of the aggregate principal amount of such series of Deutsche Telekom Notes.

Other Agreements

The Business Combination Agreement provides that in connection with the Transaction, Parent and Deutsche Telekom shall agree, acting reasonably and in good faith, as to which agreements and other obligations between T-Mobile or one or more of its subsidiaries, on the one hand, and Deutsche Telekom or one or more of its subsidiaries, (other than T-Mobile and its subsidiaries) on the other hand (the “Intercompany Contracts”), shall continue in effect following the closing of the Transaction and which shall be terminated on or prior to the Closing Date. The Business Combination Agreement also provides that until the Closing Date, T-Mobile may not (a) enter into any Intercompany Contract involving aggregate consideration payable by either party thereto of greater than $10,000,000 individually or $50,000,000 in the aggregate or on terms and conditions other than arm’s length terms and conditions, or (b) amend, extend, renew, modify or waive any Intercompany Contract in any manner that would result in T-Mobile or its subsidiaries paying to the other parties thereto aggregate consideration per applicable period greater than $10,000,000 individually or $50,000,000 in the aggregate than provided for in such Intercompany Contract as of the date of the Business Combination Agreement or, if later, the date of such Intercompany Contract, subject to certain exceptions. Following the Closing Date, under the stockholder’s agreement, Deutsche Telekom may not enter into any transaction involving both the combined company and Deutsche Telekom or its affiliate unless such transaction is approved by a majority of the Board of Directors of the combined company, which majority includes a majority of the directors who are not also officers, employees, directors or affiliates of Deutsche Telekom.

Those Intercompany Contracts that continue in effect following the closing of the Transaction will be agreements between the combined company and Deutsche Telekom, its controlling stockholder. The cooperation between Parent and Deutsche Telekom is continuing at this time and, as a result we cannot assure which, if any, Intercompany Contracts will continue in effect following the Closing of the Transaction.

DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN LEASE OBLIGATIONS

Deutsche Telekom Notes

Deutsche Telekom has committed, pursuant to the terms of the Business Combination Agreement, to purchase (or to cause one or more of its subsidiaries to purchase) the Deutsche Telekom Notes. The economic terms, including the interest rate, the tenor, the no-call period and the redemption premium, of each series of Deutsche Telekom Notes will be determined as set forth in the pricing schedule attached as Exhibit F to the Business Combination Agreement.

The Deutsche Telekom Notes will be issued by T-Mobile to Deutsche Telekom or a subsidiary of Deutsche Telekom pursuant to the Deutsche Telekom Notes Indenture, containing the terms set forth in the Deutsche Telekom Description of Notes. The Deutsche Telekom Notes will be unsecured. If the Transaction is consummated, the Deutsche Telekom Notes will be guaranteed by Parent and by all of T-Mobile’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of T-Mobile’s restricted subsidiaries that guarantee certain of T-Mobile’s indebtedness, and any future subsidiary of the combined company that directly or indirectly owns any equity interests of T-Mobile.

The Deutsche Telekom Notes, other than any Additional Deutsche Telekom Notes, will have maturities ranging from six to eleven years. In addition, the Deutsche Telekom Notes will be divided into (i) six series of senior unsecured notes having interest rates that remain constant through maturity, (the “non-reset notes”), and (ii) six series of senior unsecured notes, one-third of which will be re-priced every six months, beginning two years after the date of issuance and ending three years after the date of issuance (the “reset notes”). The no-call period with respect to each series of non-reset notes will range from two to five years after the issuance thereof. The no-call period with respect to each series of reset notes will range from four to six years after the issuance thereof, or two or three years after the applicable reset date of such series. Each series of the Deutsche Telekom Notes will be in a principal amount of $1.25 billion. In addition, any Additional Deutsche Telekom Notes will be divided equally into non-reset notes and reset notes, and will have maturities varying between three and seven years.

Both the reset notes and non-reset notes will be priced at the closing of the Transaction, and the reset notes will be re-priced at the applicable time, according to a formula, the first component of which is a reference yield which is based upon (i) three indices of high-yield bonds issued by telecommunications companies (50% weight (or 2/3s weight, if qualifying securities of the type described in either (but not both) of the following clauses (ii) and (iii) are not available at the time of calculation, or 100% weight, if qualifying securities of the type described in both of the following clauses (ii) and (iii) are not available at the time of calculation)), (ii) the prices of comparable bonds issued by Sprint Nextel or any successor or assign thereof (25% weight (or 1/3 weight, if qualifying securities of the type described in the following clause (iii) are not available at the time of calculation or zero weight if qualifying securities of the type described in this clause (ii) are not available at the time of calculation)) and (iii) the prices of Wireless securities (25% weight (or 1/3 weight, if qualifying securities of the type described in the previous clause (ii) are not available at the time of calculation or zero weight if qualifying securities of the type described in this clause (iii) are not available at the time of calculation)), all as of the applicable time (and provided that the yield of each index, bond or other qualifying security shall be increased (or decreased) for purposes of this calculation by 12.5 basis points per year, calculated to the day, by which the effective tenor of such index, bond or security (calculated as the tenor resulting in the yield to worst) is less than (or greater than) eight years. The reference yield will then be adjusted as follows: (1) plus 100 basis points for reset notes or 187.5 basis points for non-reset notes, (2) plus or minus 12.5 basis points per year, calculated to the day, by which the remaining tenor of the series of notes being repriced is longer or shorter than eight years; (3) plus a distribution fee of 200 basis points (spread in the coupon based upon the tenor of the applicable note).

The Deutsche Telekom Notes Indenture will contain customary events of default, covenants and other terms, including, among other things, covenants that restrict the ability of the issuer and its subsidiaries to, inter alia, pay dividends and make certain other restricted payments, incur indebtedness and issue preferred stock, create liens on assets, sell or otherwise dispose of assets, enter into transactions with affiliates and enter new lines of business, all as described in the Deutsche Telekom Description of Notes. These covenants include certain customary baskets, exceptions and incurrence-based ratio tests. The Deutsche Telekom Notes Indenture will not contain any financial maintenance covenants. The covenants, events of default, and other non-economic terms of the notes offered hereby will be, upon completion of the Transaction, substantially identical to the covenants, event of default, and other non-economic terms of the Deutsche Telekom Notes.

The Deutsche Telekom Notes, including any Additional Deutsche Telekom Notes, are not subject to any contractual transfer restrictions.

Pursuant to certain provisions of a noteholder agreement to be entered into by T-Mobile and Deutsche Telekom on the closing date and described in Exhibit J to the Business Combination Agreement, Deutsche Telekom or any of its Subsidiaries (other than the combined company or any of its Subsidiaries), to the extent they are from time to time holders of the Deutsche Telekom Notes, including any Additional Deutsche Telekom Notes, will have certain special rights, and will be subject to certain special restrictions, that do not apply to other holders of those notes. See “Combined Company Transactions with Related Persons—Noteholder Agreement”.

This offering memorandum does not constitute an offering to sell or solicitation of a purchase or offer to purchase any Deutsche Telekom Notes or Additional Deutsche Telekom Notes.

Our Existing Senior Notes

On September 21, 2010, we consummated the sale of $1.0 billion principal amount of our 7 7/8% Senior Notes due 2018 (the “7 7/8 senior notes”). The 7 7/8% senior notes are unsecured obligations and are guaranteed by Parent, HoldCo, and all of our current direct and indirect subsidiaries. Interest is payable on our 7 7/8% senior notes on March 1 and September 1 of each year. We may, at our option, redeem some or all of our 7 7/8% senior notes at any time on or after September 1, 2014 for the redemption prices set forth in the indenture governing our 7 7/8% senior notes. In addition, prior to September 1, 2013, we may also redeem up to 35% of the aggregate principal amount of our 7 7/8% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes being offered herein will be issued under different indentures from those under which our 7 7/8% senior notes were issued, will not vote together with our 7 7/8% senior notes, will not be required to be redeemed on a pro rata basis with our 7 7/8% senior notes and will not trade with our 7 7/8% senior notes.

On November 17, 2010, we consummated the sale of $1.0 billion principal amount of our 6 5/8% Senior Notes due 2020 (the “6 5/8% senior notes”). The 6 5/8% senior notes are unsecured obligations and are guaranteed by Parent, HoldCo, and all of our current direct and indirect subsidiaries. Interest is payable on our 6 5/8% senior notes on May 15 and November 15 of each year. We may, at our option, redeem some or all of our 6 5/8% senior notes at any time on or after November 15, 2015 for the redemption prices set forth in the indenture governing our 6 5/8% senior notes. In addition, prior to November 15, 2013, we may also redeem up to 35% of the aggregate principal amount of our 6 5/8% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes being offered herein will be issued under different indentures from those under which our 6 5/8% senior notes were issued, will not vote together with our 6 5/8% senior notes, will not be required to be redeemed on a pro rata basis with our 6 5/8% senior notes and will not trade with our 6 5/8% senior notes.

On December 5, 2012, we commenced a consent solicitation, seeking to amend the indentures governing each series of the Existing Senior Notes. On December 14, 2012, following the receipt of the requisite consents in the consent solicitation, we, the guarantors named therein and the trustee entered into revised supplemental indentures that now govern the Existing Senior Notes. Among other things, the revised supplemental indentures modified the definition of “Change of Control” (as such term is defined in the indentures governing the Existing Senior Notes) so that the consummation of the Transaction will not be considered a change of control under the indentures governing the Existing Senior Notes. The revised supplemental indentures also conformed the covenants, events of default and other non-economic terms previously applicable to the Existing Senior Notes upon the closing of the Transaction to certain covenants, events of default and other non-economic terms that are anticipated to apply to the Deutsche Telekom Notes. Further, the supplemental indentures also made certain other changes to the covenants, events of default and other non-economic terms of the Existing Senior Notes that will apply only until such time, if any, as such notes are assumed by T-Mobile upon the consummation of the Transaction, but that will be permanent if the Transaction is not consummated.

Working Capital Facility

The Business Combination Agreement provides that Deutsche Telekom or one of its subsidiaries will make the Working Capital Facility available to T-Mobile and its subsidiaries on the closing date of the Transaction. It is expected that the Working Capital Facility will be unsecured but will be guaranteed by Parent, by all of T-Mobile’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), by all of T-Mobile’s subsidiaries that guarantee certain of T-Mobile’s indebtedness, and by any future subsidiary of Parent that directly or indirectly owns any of T-Mobile’s equity interests.

The Working Capital Facility will have an availability period of up to five years. Borrowings under the Working Capital Facility will bear interest at a variable rate based on the London Inter Bank Offered Rate plus a spread of between 250 and 300 basis points, to be determined by reference to the borrower’s debt-to-cash flow ratio. Also in connection with the Working Capital Facility, T-Mobile will pay Deutsche Telekom (1) an upfront fee equal to 50 basis points of the maximum principal amount of the Working Capital Facility, payable within one business day after the closing of the Transaction, and (2) an unused commitment fee, payable quarterly, ranging from 25 to 50 basis points of any undrawn portion of the Working Capital Facility, to be determined by reference to the borrower’s debt-to-cash flow ratio.

The Working Capital Facility will contain events of default, representations, warranties, covenants and other terms that are customary and substantially consistent with Wireless’ existing Senior Secured Credit Facility, with changes to reflect certain baskets and exceptions and other terms provided in Exhibit H to the Business Combination Agreement. The Working Capital Facility will also include a financial covenant requiring that the borrower’s debt-to-cash flow ratio shall not exceed 4.0 to 1.0, which applies as a condition to borrowing (tested at the time of the borrowing giving pro forma effect to the borrowing) and at any time there are borrowings outstanding (tested on a quarterly basis).

Tower Transaction

Prior to the date of the Business Combination Agreement, T-Mobile entered into an agreement with respect to the transfer of certain of its tower assets. Pursuant to the Business Combination Agreement, the parties agreed that T-Mobile will be permitted to consummate such agreement or any other transfer on terms that, taken as a whole, have an equivalent or more favorable economic cost to T-Mobile and its subsidiaries as compared to such agreement. On November 30, 2012, an initial closing was consummated pursuant to which nearly all of such tower assets were transferred, and the associated proceeds were received by T-Mobile. On December 7, 2012, in accordance with the Business Combination Agreement, such proceeds (net of fees and expenses) were distributed to Deutsche Telekom.

Our Senior Secured Credit Facility

We have a Senior Secured Credit Facility with JPMorgan Chase Bank N.A., as administrative agent, pursuant to which we may borrow up to $2.6 billion. The Senior Secured Credit Facility consists of a $2.5 billion term loan facility and a $100 million revolving credit facility. The term loan facility consists of $974.0 million outstanding as of December 31, 2012 of $1.0 billion of original principal amount of Tranche B-2 Term Loans that mature on November 3, 2016, approximately $1.5 billion outstanding as of December 31, 2012 of $1.5 billion of original principal amount of Tranche B-3 Term Loans that mature on March 17, 2018 and a $100 million revolving credit subfacility that terminates on March 17, 2016. If the notes offered hereby are issued and the Transaction is consummated, we plan to use part of the proceeds to repay in full our outstanding indebtedness under the Senior Secured Credit Facility.

The term loans are payable in quarterly installments. The interest rate applicable to the Tranche B-2 Term Loans is LIBOR plus 3.821%, the interest rate applicable to the Tranche B-3 Term Loans is LIBOR plus 3.75% and the interest rate under the revolving credit subfacility, at our option, is either LIBOR plus 2.50% or a base rate, consisting of the greater of either the prime rate or the federal funds effective rate, plus 1.50%. In March 2009, we entered interest rate protection agreements that covered a notional amount of $1.0 billion and effectively converted this portion of our variable rate debt to fixed rate debt at a weighted average annual rate of 5.927%. These agreements provided for monthly interest settlement periods from February 1, 2010 until February 1, 2012. In October 2010, we entered into additional interest rate protection agreements that cover a notional amount of $950 million and effectively convert this portion of our variable rate debt to fixed rate debt at a weighted average annual rate of 4.908%. These agreements provide for monthly interest settlement periods from February 1, 2012 until February 2014. In April 2011, we entered into additional interest rate protection agreements that cover a notional amount of $450 million and effectively convert this portion of our variable rate debt to fixed rate debt at a weighted average annual rate of 5.242%. These agreements provide for monthly interest settlement periods from April 15, 2011 until April 15, 2014. As of December 31, 2012, the weighted average interest rate on the outstanding debt under our Senior Secured Credit Facility was 4.624%, including the effects of interest rate protection agreements. See Note 5 to the consolidated financial statements of Parent for the year ended December 31, 2012.

The Senior Secured Credit Facility is guaranteed by Parent, HoldCo and each of our direct and indirect subsidiaries. Our obligations under the Senior Secured Credit Facility are also secured by the capital stock of Wireless and all of its wholly-owned domestic restricted subsidiaries as well as substantially all of our present and future assets and those of each of our current and future wholly-owned domestic restricted subsidiaries (except as required by law or pursuant to certain permitted exceptions).

Under the Senior Secured Credit Facility, we are subject to certain limitations, including limitations on our ability to incur additional debt, sell assets, make certain investments or acquisitions, grant liens and pay dividends. Under certain circumstances, we are also subject to certain financial covenants, including a maximum senior secured consolidated leverage ratio. The Senior Secured Credit Facility also contains customary events of default, including cross defaults. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MetroPCS Communications—Liquidity and Capital Resources—Senior Secured Credit Facility”.

If the Transaction is consummated, we intend to use the net proceeds from this offering to repay the outstanding amounts owed under our existing Senior Secured Credit Facility, to pay liabilities under related interest rate protection agreements, to pay related fees and expenses and for general corporate purposes.

Report of Independent Auditors

To the Board of Directors and

Stockholder of T-Mobile USA, Inc.

We have audited the accompanying consolidated financial statements of T-Mobile USA, Inc., which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), of stockholder’s equity, and of cash flows for each of the three years in the period ended December 31, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T-Mobile USA, Inc. at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

Seattle, Washington

March 1, 2013

T-MOBILE USA, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

(dollars in millions, except per share amounts)	2012	2011
Assets
Current assets
Cash and cash equivalents	$394	$390
Accounts receivable, net of allowances for uncollectible accounts of $289 and $347, respectively	2,678	2,697
Accounts receivable from affiliates	682	1,820
Inventory	457	455
Current portion of deferred tax assets, net	655	668
Other current assets	675	572

Total current assets	5,541	6,602

Property and equipment, net of accumulated depreciation of $17,744 and $15,599, respectively	12,807	12,703
Goodwill	—	8,134
Spectrum licenses	14,550	12,814
Other intangible assets, net of accumulated amortization of $243 and $216, respectively	79	61
Investments in unconsolidated affiliates	63	35
Long-term investments	31	22
Other assets	551	238

Total assets	$33,622	$40,609

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$2,161	$1,826
Accrued liabilities	1,314	1,232
Current payables to affiliates	1,619	1,046
Deferred revenue	290	257
Other current liabilities	208	143

Total current liabilities	5,592	4,504

Long-term payables to affiliates	13,655	15,049
Long-term financial obligation	2,461	—
Deferred tax liabilities	3,618	3,282
Deferred rents	1,884	1,672
Other long-term liabilities	297	317

Total long-term liabilities	21,915	20,320

Commitments and contingencies (Note 19)
Stockholder’s equity
Common stock, par value $0.000001 per share, and paid-in capital; 500,000,000 shares authorized, 292,669,971 shares issued and outstanding	29,197	31,600
Accumulated other comprehensive income (loss)	41	(28)
Accumulated deficit	(23,123)	(15,787)

Total stockholder’s equity	6,115	15,785

Total liabilities and stockholder’s equity	$33,622	$40,609

The accompanying notes are an integral part of these consolidated financial statements.

T-MOBILE USA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2012, 2011 and 2010

(dollars in millions, except per share amounts)	2012	2011	2010
Revenues
Branded contract revenues	$14,521	$16,230	$16,538
Branded prepaid revenues	1,715	1,307	1,384
Wholesale revenues	544	443	199
Roaming and other service revenues	433	501	612

Total service revenues	17,213	18,481	18,733
Equipment sales	2,242	1,901	2,404
Other revenues	264	236	210

Total revenues	19,719	20,618	21,347

Operating expenses
Network costs, excluding depreciation and amortization	4,661	4,952	4,895
Cost of equipment sales	3,437	3,646	4,237
Customer acquisition, excluding depreciation and amortization	3,286	3,185	3,205
General and administrative, excluding depreciation and amortization	3,510	3,543	3,535
Depreciation and amortization	3,187	2,982	2,773
Impairment charges	8,134	6,420	—
Restructuring costs	85	—	—
Other, net	(184)	169	(3)

Total operating expenses	26,116	24,897	18,642

Operating (loss) income	(6,397)	(4,279)	2,705

Other (expense) income
Interest expense to affiliates	(661)	(670)	(556)
Interest income	77	25	14
Other (expense) income, net	(5)	(10)	16

Total other expense, net	(589)	(655)	(526)

(Loss) income before income taxes	(6,986)	(4,934)	2,179
Income tax (expense) benefit	(350)	216	(822)

Net (loss) income	(7,336)	(4,718)	1,357
Net income attributable to noncontrolling interest	—	—	(3)

Net (loss) income attributable to T-Mobile USA, Inc.	$(7,336)	$(4,718)	$1,354

Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on derivatives held as cash flow hedges, net of tax of $57, $28 and $42, respectively	95	(47)	(71)
Unrealized (loss) gain on foreign currency translation, net of tax of $16, $29 and $23, respectively	(27)	49	40
Unrealized gain (loss) on available-for-sale securities, net of tax of $0, $5 and $0, respectively	1	9	—

Total comprehensive (loss) income attributable to T-Mobile USA, Inc.	$(7,267)	$(4,707)	$1,323

Net (loss) income per common share (Note 15)
Basic and diluted	$(25.07)	$(16.12)	$4.63

Weighted average shares
Basic and diluted	292,669,971	292,669,971	292,669,971

The accompanying notes are an integral part of these consolidated financial statements.

T-MOBILE USA, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Years Ended December 31, 2012, 2011 and 2010

(dollars in millions)	Number of Common Shares	Par Value and Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total T-Mobile USA, Inc. Stockholder’s Equity	Noncontrolling Interest	Total Stockholder’s Equity
Balances at December 31, 2009	292,669,971	$36,593	$(8)	$(12,436)	$24,149	$101	$24,250
Equity distribution of paid-in capital in exchange for payables to affiliates	—	(5,000)	—	—	(5,000)	—	(5,000)
Income tax expense on share-based compensation awards and loss from conversion to cash-settled awards	—	7	—	(2)	5	—	5
Net income attributable to noncontrolling interest	—	—	—	—	—	3	3
Derecognition of noncontrolling interest	—	—	—	15	15	(104)	(89)
Net income attributable to T-Mobile USA, Inc.	—	—	—	1,354	1,354	—	1,354
Other comprehensive loss, net of tax	—	—	(31)	—	(31)	—	(31)

Balances at December 31, 2010	292,669,971	31,600	(39)	(11,069)	20,492	—	20,492
Net loss	—	—	—	(4,718)	(4,718)	—	(4,718)
Other comprehensive income, net of tax	—	—	11	—	11	—	11

Balances at December 31, 2011	292,669,971	31,600	(28)	(15,787)	15,785	—	15,785
Net loss	—	—	—	(7,336)	(7,336)	—	(7,336)
Equity distribution of paid-in-capital	—	(2,403)	—	—	(2,403)	—	(2,403)
Other comprehensive income, net of tax	—	—	69	—	69	—	69

Balances at December 31, 2012	292,669,971	$29,197	$41	$(23,123)	$6,115	$—	$6,115

The accompanying notes are an integral part of these consolidated financial statements.

T-MOBILE USA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2012, 2011 and 2010

(dollars in millions)	2012	2011	2010
Operating activities
Net (loss) income	$(7,336)	$(4,718)	$1,357
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Impairment charges	8,134	6,420	—
Depreciation and amortization	3,187	2,982	2,773
Income tax expense (benefit)	350	(216)	822
Amortization of debt discount and premium, net	(81)	(84)	(59)
Bad debt expense	702	713	619
Deferred rent expense	206	218	219
(Gains) losses and other, net	(258)	(43)	(52)
Changes in operating assets and liabilities
Accounts receivable	(700)	(558)	(862)
Inventory	(2)	166	19
Other current and long-term assets	(316)	(182)	62
Accounts payable	(113)	(51)	(14)
Other current and accrued liabilities	89	333	21

Net cash provided by operating activities	3,862	4,980	4,905

Investing activities
Purchases of property and equipment	(2,901)	(2,729)	(2,819)
Expenditures related to spectrum licenses	(387)	(23)	(18)
Short term affiliate loan receivable, net	(651)	(2,005)	(2,315)
Proceeds from disposals of property and equipment and intangible assets	51	2	17
Payments to acquire and proceeds from disposals of financial assets, net	(5)	73	20
Investments in unconsolidated affiliates, net	(22)	(17)	(11)

Net cash used in investing activities	(3,915)	(4,699)	(5,126)

Financing activities
Proceeds from financial obligation	2,469	—	—
Repayments of financial obligation	(9)	—	—
Equity distribution to stockholder	(2,403)	—	—
Long-term borrowings from affiliates	—	—	116
Other, net	—	—	7

Net cash provided by financing activities	57	—	123

Change in cash and cash equivalents	4	281	(98)
Cash and cash equivalents
Beginning of year	390	109	207

End of year	$394	$390	$109

The accompanying notes are an integral part of these consolidated financial statements.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

1.    Organization

T-Mobile USA, Inc. (“T-Mobile” or the “Company”) is Deutsche Telekom AG’s (“Deutsche Telekom”) wholly-owned U.S. mobile communications segment. T-Mobile provides mobile communications services under the T-Mobile brand in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile provides services using Evolved 4G High Speed Packet Access (“HSPA+”), Universal Mobile Telecommunications Systems (“UMTS”), General Packet Radio Service (“GPRS”), Enhanced Data rates for GSM Evolution (“EDGE”), and Global System for Mobile Communications (“GSM”) technologies. T-Mobile’s voice and data networks covers over 280 million people. At the end of 2012, T-Mobile’s most advanced 4G HSPA+ network covered over 225 million people. Additionally, T-Mobile provides reinsurance for handset insurance policies and extended warranty contracts offered to T-Mobile’s mobile communications customers through a wholly-owned single-parent captive insurance company established in 2010.

2.    Summary of Significant Accounting Policies

Consolidation and Basis of Presentation

The consolidated financial statements (“financial statements”) of T-Mobile include the accounts of all wholly-owned and all majority-owned subsidiaries over which T-Mobile exercises control, as well as variable interest entities (“VIEs”) where T-Mobile is deemed to be the primary beneficiary (Note 9) and VIEs that cannot be deconsolidated according to other US GAAP guidance. Entities over which T-Mobile exercises significant influence, but does not control and is not the primary beneficiary are accounted for using the equity method. Entities over which T-Mobile is not able to exercise significant influence are accounted for under the cost method. Intercompany transactions and balances have been eliminated in consolidation.

Operating Segments

The Company operates in a single operating segment and a single reporting segment as a wireless communications carrier. As of December 31, 2012 and 2011, and for the years ended, December 31, 2012, 2011 and 2010, all of the Company’s revenues and long-lived assets relate to operations in the United States, Puerto Rico and the U.S. Virgin Islands.

Cash and Cash Equivalents

T-Mobile includes highly liquid interest-earning investments with remaining maturities of three months or less at the date of purchase as cash equivalents. Cash equivalents are stated at cost, which approximates fair value. As of December 31, 2012 and 2011, outstanding checks of $271 million and $222 million, respectively, are included in accounts payable.

Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable consist of amounts billed and currently due from customers, other carriers and third-party retail channels (“dealers”), as well as revenues earned but not yet billed at the end of each period. T-Mobile maintains an allowance for estimated losses resulting from uncollectible balances based on a number of factors, including collection experience, aging of the accounts receivable portfolio, credit quality of the customer base and other qualitative

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

factors such as macro-economic conditions. The Company writes off account balances if collection efforts are unsuccessful and future collection is unlikely, based on customer credit ratings and the length of time from the original billing date.

The Company offers certain retail customers the option to pay for their handset and other purchases in installments over a period of up to 20 months. At the time of sale, the Company imputes interest on the transaction and records the deferred interest as a reduction to equipment revenues and the related accounts receivable. Interest income is recognized over the payment term of the customer installment contract. T- Mobile maintains an allowance for estimated losses resulting from uncollectible balances based on the aging of the Company’s equipment installment plan balances and expected write-off experience (Note 5).

The following table summarizes the changes in the Company’s allowance for uncollectible accounts related to its short-term accounts receivable balances:

(dollars in millions)	2012	2011	2010
Allowances at beginning of year	$347	$302	$278
Bad debt expense	702	713	619
Write-offs	(818)	(698)	(598)
Change in deferred interest on short-term installment receivables (Note 5)	58	30	3

Allowances at end of year	$289	$347	$302

Inventory

The Company’s inventory consists primarily of wireless handsets and accessories, which are valued at the lower of cost or market. Cost is determined using standard cost which approximates average cost. T-Mobile sells handsets and other mobile communication devices separately and in connection with service contracts. As part of the strategy to acquire and retain new customers the Company sometimes sells wireless handsets and other mobile communication devices, in connection with a service contract, at prices below cost. Because the handset discount is part of the Company’s strategy for acquiring and retaining customers, the loss on the sale of the handset (“handset subsidy”) is recognized at the time of the sale. The handset subsidy is expected to be recovered through future service revenue on the customer contract. Shipping and handling costs paid to wireless handset, device and accessory vendors are included in the standard cost of inventory. T-Mobile records inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Long-Lived Assets

Long-lived assets include assets such as property and equipment and intangible assets that do not have indefinite lives. The Company assesses potential impairments to its long-lived assets when events or changes in circumstances indicate that the carrying value may not be recoverable and exceeds the fair value of the respective asset or asset group. The carrying value of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Property and equipment are recorded at cost less accumulated depreciation and impairments, if any. Costs of major replacements and improvements are capitalized. Expenditures that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Construction costs, labor and overhead incurred in the expansion or enhancement of T-Mobile’s wireless network are capitalized. Capitalization commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases at the point at which the asset is ready for its intended use. T-Mobile capitalizes interest associated with the acquisition or construction of property and equipment. Capitalized interest is reported as a reduction in interest expense and depreciated as part of the cost of the related asset. The Company recognized capitalized interest of $9 million, $24 million and $35 million for the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation commences once assets have been placed in service and is computed using the straight-line method over the estimated useful life of each asset. Depreciable life studies are performed periodically to confirm the appropriateness of useful lives for certain categories of property and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate that an asset’s useful life is different from the previous assessment, the remaining book value is depreciated prospectively over the adjusted remaining estimated useful life. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease term.

T-Mobile records a liability for the fair value of legal obligations associated with the retirement of tangible long-lived assets and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the estimated useful life of the asset. The Company’s obligations relate primarily to certain legal obligations to remediate leased property on which the Company’s network infrastructure and administrative assets are located. The Company’s liability associated with the retirement of long-lived assets was $136 million and $115 million as of December 31, 2012 and 2011, respectively. The corresponding asset related to the liability for the retirement of long-lived assets was $64 million and $59 million as of December 31, 2012 and 2011, respectively. The Company recognized accretion expense in network costs of $7 million, $7 million and $6 million for the years ended December 31, 2012, 2011 and 2010, respectively. During the years ended December 31, 2012 and 2011, no significant liabilities related to the asset retirement obligation have been incurred or settled.

Software Capitalization

The Company capitalizes certain costs incurred in connection with developing or acquiring internal use software. Capitalization of software costs commences once the final selection of the specific software solution has been made and management authorizes and commits to funding the software project; capitalization ceases at the point at which the software is ready for its intended use. Capitalized costs include direct development costs associated with internal use software, including internal direct labor costs and external costs of materials and services. Capitalized software costs are included in property and equipment, net and are being amortized on a straight-line basis over a period of up to seven years. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Goodwill

Goodwill consists of the excess of the purchase price over the fair value of net identifiable assets acquired in purchase business combinations. The Company did not have any goodwill as of December 31, 2012 as the entire balance of goodwill was determined to be impaired as of September 30, 2012 (Note 7). As of December 31, 2011, the carrying value of T-Mobile’s goodwill was $8.1 billion, which was related primarily to Deutsche Telekom’s acquisition of VoiceStream Wireless Corporation and Powertel, Inc. (now jointly T-Mobile) on May 31, 2001.

Spectrum Licenses

As of December 31, 2012 and 2011, the carrying value of T-Mobile’s spectrum licenses was $14.6 billion and $12.8 billion, respectively. The Company has determined that its spectrum licenses should be treated as indefinite-lived intangible assets. Spectrum licenses are carried at costs incurred to acquire the licenses and the costs, if any, to prepare the licenses for their intended use. The Federal Communications Commission (“FCC”) issues spectrum licenses that authorize wireless carriers to provide service in specific geographic service areas for up to fifteen years. The spectrum licenses provide the Company with the exclusive right to utilize designated radio frequency spectrum to provide mobile communication services. The FCC has specific standards applying to wireless spectrum license renewals which provide that it will award a spectrum license renewal to a licensee that has met certain standards based on past performance. Historically, the FCC has granted license renewals routinely and at a nominal cost. The spectrum licenses held by the Company expire at various dates; however, the Company believes it will be able to meet all requirements necessary to secure renewal of its spectrum licenses. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of its spectrum licenses and therefore treats the spectrum licenses as indefinite-lived intangible assets.

Spectrum licenses acquired as part of an exchange of nonmonetary assets are valued at fair value at the time the exchange occurs. If the transaction lacks commercial substance or the fair value is not measurable, the acquired spectrum licenses are recorded at the book value of the assets tendered.

Impairment Tests of Goodwill and Indefinite-Lived Intangible Assets

The Company assesses the carrying value of its goodwill and other indefinite-lived intangible assets (spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such assets might be impaired.

The Company uses a two-step process to determine impairments of goodwill. The first step involves determining the fair value of the reporting unit (calculated using a market approach and/or a discounted cash flow method) and comparing that measurement to the carrying value. If the fair value is less than the carrying value, there is a potential impairment and step two is performed. In the second step, a determination of the fair values of all of the assets and liabilities of the reporting unit is made, including those that may not be currently recorded, such as assets or liabilities related to unfavorable/favorable leases and intangible assets related to customer relationships. The excess of the fair value of the reporting unit over the sum of the fair

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

value of all of those assets and liabilities represents a new implied goodwill amount, which is then compared to the recorded goodwill. If the implied fair value of goodwill is lower than its carrying amount, then an impairment loss is recognized for the difference.

The Company tests its spectrum licenses for impairment on an aggregate basis, consistent with the Company’s management of the overall business at a national level. The Company estimates fair value using the Greenfield approach, which is an income approach to estimate the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. If the estimated fair value of the spectrum licenses is lower than their carrying amount, an impairment loss is recognized for the difference.

Fair Value of Financial Instruments

As of December 31, 2012 and 2011, the carrying values of cash and cash equivalents, accounts receivable, accounts receivable from affiliates and accounts payable approximate fair value due to the short-term maturities of these instruments. There were no financial instruments with a carrying value materially different from their fair value, based on quoted market prices or rates for the same or similar instruments, or internal valuation models.

Investments

Investment securities consist of securities held in a grantor trust related to the Company’s nonqualified deferred compensation plan. T-Mobile classifies its investment securities as available for sale. As of December 31, 2012 and 2011, the securities related to the Company’s nonqualified deferred compensation plan are included in long-term investments (Note 13).

Derivative Instruments and Hedging Activities

Derivative instruments are recorded on the balance sheet at their fair values (Note 11). Changes in the fair value of derivative instruments are recorded each period in interest expense or other comprehensive (loss) income, depending on the type of derivative and whether the derivative is designated as part of an effective hedge transaction. T-Mobile does not enter into derivatives for trading or speculative purposes. The Company maintains derivative agreements to manage exposure to fluctuations in interest rates, through interest rate swap agreements. These interest rate swap agreements are not designated as hedging instruments and, accordingly, changes in fair value related to such agreements are reflected within interest expense.

The Company also maintains derivative agreements to manage foreign currency risk along with interest rate risk, through cross currency interest rate swap agreements. These cross currency interest rate swap agreements manage foreign currency risk and interest rate risk related to the Company’s Euro-denominated notes payable to affiliates. The cross currency interest rate swaps are designated as cash flow hedges and meet the criteria to qualify for hedge accounting. The effective portion of the change in fair value of the cross currency interest rate swaps is recorded in other comprehensive (loss) income and reclassified to interest expense in the period in which the hedged transaction affects earnings. At the inception of the cash flow hedges and quarterly thereafter, the Company performs an assessment to determine

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

whether changes in the cash flows of the derivatives are deemed highly effective in offsetting changes in the cash flows of the hedged transaction. If at any time subsequent to the inception of the cash flow hedges, the assessment indicates that the derivative is no longer highly effective as a hedge, the Company will discontinue hedge accounting and recognize all subsequent derivative gains and losses in results of operations.

Revenue Recognition

Service revenues are earned from providing access to and usage of the Company’s mobile communications network and are recognized when the service is rendered. Service revenues also include revenues earned for providing value added services to customers, such as handset insurance services. Branded contract service revenues may be billed in advance or in arrears depending on the plan or contract entered into by the customer. Branded prepaid service revenues include revenues earned from pay-in-advance customers generally not originated under contract; recognition of prepaid revenue is deferred until services are rendered or the prepaid balance expires. Access revenue from customers paying a recurring charge for specified services is recognized ratably over the service period. Usage revenue, including roaming revenue and long-distance revenue is recognized when the service is rendered. Wholesale revenues are earned for providing services to mobile virtual network operators and machine-to-machine customers and are recognized when the service is provided. Roaming and other service revenues primarily include revenues from other wireless carriers for roaming by their customers on the Company’s network. Equipment sales, including those on installment plans (Note 5), are composed of revenues from the sale of mobile communication devices and accessories and are recognized when the products are delivered to and accepted by the customer or dealer.

The Company sells both wireless services and equipment to customers through its company-owned sales channels. For contracts that involve multiple components, such as wireless services and equipment, revenue is allocated between the separate units of accounting, based on such components’ relative selling prices on a standalone basis, subject to the requirement that revenue recognized is limited to the amounts already received from the customer that are not contingent upon the delivery of additional products or services to the customer in the future. For sales made by third parties, the Company defers nonrefundable, up-front activation fees and associated costs to the extent of the related revenues and amortizes these over the estimated term of the customer relationship.

Federal Universal Service Fund (“USF”) and other fees, which are assessed on companies by various governmental authorities in connection with the services that the Company provides to its customers, are reported on a gross basis in service revenues and network costs on the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). For the years ended December 31, 2012, 2011 and 2010, the Company recorded approximately $455 million, $463 million and $460 million, respectively, of USF and other fees on a gross basis. Sales, use and excise taxes for all service plans are reported on a net basis in general and administrative expenses on the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Lease Accounting

The Company has operating leases for its cell sites, retail locations, corporate offices and dedicated transportation lines, some of which have escalating rentals during the initial lease term and during subsequent optional renewal periods. The Company recognizes rent expense on a straight-line basis, over the initial lease term and renewal periods that are considered reasonably assured at the inception of the lease (Note 19).

Advertising Expense

T-Mobile expenses the cost of advertising and other promotional expenditures to market the Company’s brand as incurred. Advertising expense was $949 million, $711 million and $582 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company accounts for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company uses judgment to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjusts unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Other Comprehensive (Loss) Income

Other comprehensive (loss) income for the years ended December 31, 2012, 2011 and 2010 consisted of adjustments, net of tax, related to unrealized gains (losses) on available-for-sale securities, unrealized gains (losses) on cash flow hedging derivatives and unrealized (losses) gains on foreign currency translation. These are reported in accumulated other comprehensive income (loss) as a separate component of stockholder’s equity until realized in earnings. There were no significant reclassifications from accumulated other comprehensive income (loss) to net (loss) income in the years ended December 31, 2012, 2011 and 2010.

The following table summarizes the components included in accumulated other comprehensive income (loss) as of December 31, 2012 and 2011:

(dollars in millions)	2012	2011
Unrealized loss on derivatives held as cash flow hedges, net of tax	$(23)	$(118)
Unrealized gain on foreign currency translation, net of tax	62	89
Unrealized gain on available-for-sale securities, net of tax	2	1

Accumulated other comprehensive income (loss)	$41	$(28)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Stock-Based Compensation

At December 31, 2012, T-Mobile did not have any authorized stock option plans except for suspended legacy plans, of which no options remained authorized or available for future grants. Stock options outstanding represent options to purchase shares of Deutsche Telekom American Depository Receipts. In 2010, Deutsche Telekom ceased listing its American Depository Receipts on the New York Stock Exchange, and as a result, all outstanding options were converted into cash settled stock appreciation rights with equivalent terms. There were no balances of cash-settled stock appreciation rights remaining at December 31, 2012. Cash-settled stock appreciation rights of $66 million were included in long-term payables to affiliates at December 31, 2011.

Concentrations of Risk

The Company sells handsets, wireless data devices and prepaid cards to T-Mobile’s dealer network. T-Mobile’s policy is to limit the amount of credit granted to individual dealers and to regularly monitor the dealer accounts receivable balances and activity. No dealer or customer accounted for greater than 10% of revenues or accounts receivable at December 31, 2012 or 2011.

T-Mobile purchases a substantial portion of its wireless infrastructure equipment and handsets from only a few major suppliers. Loss of any of these suppliers could adversely affect operations until a comparable substitute could be found.

Local and long-distance telephone and other companies provide certain communication services to T-Mobile. Disruption of these services could adversely affect operations until an alternative telecommunication provider could be found.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingencies at the date of the consolidated financial statements. Significant estimates include service revenues earned but not yet billed, allowances for uncollectible accounts and sales returns, tax liabilities, deferred income taxes, the estimated useful lives of the Company’s wireless communications equipment and other long-lived assets, reasonably assured renewal terms for operating leases, and fair value measurements related to goodwill, spectrum licenses, intangible assets, investments and derivatives. T-Mobile bases estimates on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. These estimates are inherently subject to judgment and actual results may differ from such estimates if management’s assumptions prove invalid or conditions change.

Variable Interest Entities

Variable Interest Entities (“VIEs”) are entities that (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity. The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are generally structured to insulate investors from claims on the SPE’s assets by creditors of other entities, including the creditors of the seller of the assets.

The primary beneficiary of a VIE (i.e., the party that has a controlling financial interest) is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company performs an assessment to determine the primary beneficiary of the VIEs. T-Mobile consolidates VIEs when it is deemed to be the primary beneficiary or when the VIE cannot be deconsolidated according to other US GAAP guidance. The Company has two VIEs, Master Prepaid Lease (“MPL”) Site SPEs and Cook Inlet/VoiceStream GSM VII PCS Holdings LLC (“CIVS VII”) described in Note 4 and Note 9, respectively.

Recently-Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-2, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The standard requires entities to present information about reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. The standard also requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, the entity should instead cross reference to the related footnote for additional information. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

In July 2012, the FASB issued ASU 2012-2, “Testing Indefinite-Lived Intangible Assets for Impairment.” This guidance revises the requirements around how entities test indefinite-lived intangible assets, other than goodwill, for impairment. The guidance allows companies to perform a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more likely than not greater than the carrying amount, a quantitative calculation would not be needed. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities.” The guidance enhances disclosure requirements about the nature of an entity’s right to offset and related arrangements associated with its financial instruments and derivative

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. In January 2013, the FASB issued ASU 2013-1, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-1 limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. The new guidance under ASU 2011-11 and ASU 2013-1 will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

3.    Proposed Transaction with MetroPCS

On October 3, 2012, Deutsche Telekom AG (“Deutsche Telekom) and MetroPCS Communications, Inc. (“MetroPCS”) announced the signing of a business combination agreement (“business combination agreement”) to combine T-Mobile and MetroPCS. The transaction will be accounted for as a reverse acquisition under the acquisition method of accounting with T-Mobile considered to be the accounting acquirer based upon the terms of the transaction which include the ability of T-Mobile’s stockholder, Deutsche Telekom, to nominate the majority of the board of directors of the combined company, and Deutsche Telekom receiving a majority of the voting rights in the combined company. Based on the determination that T-Mobile is the accounting acquirer in the transaction, T-Mobile will allocate the purchase price to the fair value of MetroPCS’ assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill. The transaction is expected to close in the first half of 2013 subject to shareholder approval, regulatory approvals and other customary closing conditions. Pursuant to the terms and subject to the conditions set forth in the business combination agreement, the key elements of the agreement are:

•

MetroPCS will effect a recapitalization that includes a reverse stock split of the MetroPCS common stock, pursuant to which each share of MetroPCS common stock outstanding as of the effective time of the reverse stock split will represent therefore one-half of a share of MetroPCS common stock and an aggregate cash payment of $1.5 billion to the MetroPCS stockholders.

•

MetroPCS will acquire all of T-Mobile’s common stock in exchange for issuing to Deutsche Telekom 74% of the fully diluted shares of MetroPCS’ common stock (calculated pursuant to the business combination agreement).

•

T-Mobile will refinance its existing intercompany debt with Deutsche Telekom by issuing Deutsche Telekom $15.0 billion senior unsecured notes. Deutsche Telekom will provide the combined company with a $0.5 billion unsecured revolving credit facility and purchase up to $5.5 billion in additional senior unsecured notes under certain circumstances.

Since the announcement on October 3, 2012 of the execution of the business combination agreement, MetroPCS, Deutsche Telekom (and certain of its subsidiaries), T-Mobile and the members of the MetroPCS board, including an officer of MetroPCS, have been named as defendants in multiple stockholder derivative and class action complaints challenging the transaction. The lawsuits generally allege, among other things, that the transaction fails to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

properly value MetroPCS and that the individual defendants breached their fiduciary duties in approving the business combination agreement and, in some of the lawsuits, that those breaches were aided and abetted by Deutsche Telekom (and certain of its subsidiaries), and T-Mobile. The lawsuits seek, among other things, injunctive relief enjoining the defendants from completing the transaction on the agreed-upon terms, monetary relief and attorneys’ fees and costs. The Company intends to defend these lawsuits vigorously.

For the year ended December 31, 2012, T-Mobile incurred $7 million costs associated with this transaction included in general and administrative, primarily consisting of professional service fees.

4.    Tower Transaction

On November 30, 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile owned wireless communication tower sites in exchange for net proceeds of $2.5 billion (the “Tower Transaction”)—of which the Company distributed $2.4 billion as a dividend to its parent, Deutsche Telekom. Rights to approximately 6,200 of the tower sites were transferred to CCI via a Master Prepaid Lease with site lease terms ranging from 23 to 37 years (“MPL Sites”); the remaining tower sites were sold to CCI (“Sale Sites”). In connection with the Tower Transaction, assets that are essential to operate the tower sites (including ground lease agreements or deeds for the land on which the towers are situated, the towers themselves, and existing subleasing agreements with other mobile network operator tenants, who lease space at the tower sites) and liabilities associated with the operation of the tower sites (including the obligation to pay ground lease rentals, property taxes and other executory costs) were transferred to bankruptcy-remote special purpose entities (“SPEs”). Upon closing of the transaction, CCI acquired all of the equity interests in the SPEs containing the Sale Sites and an option to acquire the MPL Sites at the end of their respective lease terms. T-Mobile and CCI contemporaneously entered into a master lease agreement under which T-Mobile agreed to lease back space at all of the tower sites involved in the Tower Transaction for an initial term of ten years, followed by eight optional five-year renewal terms for a total potential term of up to 50 years. Leaseback rentals will escalate annually based on changes in the Consumer Price Index.

The Company determined that the SPEs containing the MPL Sites (“MPL Site SPEs”) are variable interest entities (“VIEs”) because the Company’s equity investment lacks (i) the power to direct the activities that most significantly impact the economic performance of the VIEs (such as managing existing tenants, finding new tenants, managing the underlying ground leases, and performing repair and maintenance on the towers); (ii) the obligation to absorb expected losses (such as credit risk associated with current and future tenants); and (iii) the right to receive the expected future residual returns of the SPEs (because CCI holds a purchase option whereby it may purchase the leased properties at a fixed price at the end of the Master Prepaid Lease term). For the aforementioned reasons, the Company determined that it does not have a controlling financial interest in the SPEs and is not the primary beneficiary of the MPL Site SPEs.

Due to its continuing involvement with the tower sites, T-Mobile determined that it was precluded from applying sale-leaseback accounting to either the MPL Sites or the Sale Sites and has accounted for the transaction as a financing. Consequently, the Company did not derecognize the tower site assets or accrued ground leases that had a carrying value of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

$806 million or $135 million, respectively. Tower site assets continue to be reported on the Company’s balance sheet in property and equipment and continue to be depreciated. Upon closing of the transaction, the Company recorded on its balance sheet a long-term financial obligation in the amount of the net proceeds received from CCI. T-Mobile records interest on the financial obligation at a rate of approximately 8% using the effective interest method. The financial obligation is increased by accrued interest expense and amortized through contractual leaseback payments made by T-Mobile to CCI and through estimated future net cash flows generated and retained by CCI from operation of the tower sites. Due to timing of the Tower Transaction closing on November 30, 2012, the impact of the Tower Transaction on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2012 was not material.

Future minimum payments of T-Mobile related to the financial obligation as of December 31, 2012, are summarized below:

(dollars in millions)	Total
2013	$162
2014	162
2015	162
2016	162
2017	162
Thereafter	1,613

$2,423

In addition, as of December 31, 2012, the Company was contingently liable for approximately $670 million in future ground lease payments through the remaining term of the MPL as the Company remains an obligor on the ground leases related to the sites. This contingent rent is not included in the above table as any amount due under ground leases is contractually owed by CCI based on the T-Mobile’s subleasing arrangement with CCI.

5.    Equipment Installment Plan Receivables

The Company offers certain retail customers the option to pay for their handsets and other purchases in installments over a period of up to 20 months. At the time of sale, the Company imputes interest on the installment receivables and records the deferred interest as a reduction to equipment revenues and the related accounts receivable. Interest income is recognized over the financed term of the customer contract. The current portion of the Company’s equipment installment plan receivables is included in accounts receivable, net and was $475 million and $159 million as of December 31, 2012 and 2011, respectively. The long-term portion of the equipment installment plan receivables is included in other assets and was $216 million and $96 million as of December 31, 2012 and 2011, respectively.

Credit Quality

The Company assesses the collectability and credit quality of the equipment installment plan receivables based upon a variety of factors, including aging of the accounts receivable portfolio, credit quality of the customer base, historical write-off experience, payment trends and other qualitative factors such as macro-economic conditions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Based upon customer credit profiles, the Company classifies customers into the categories of “Prime” and “Subprime”. Prime customers are those with lower delinquency risk and Subprime customers are those with higher delinquency risk. Some customers within the Subprime category are required to pay an advance deposit for wireless service and equipment financed under the equipment installment plan.

The balance and aging of the equipment installment plan receivables on a gross basis by credit category for the year ended December 31, 2012 are as follows:

	Credit Category
(dollars in millions)	Prime	Subprime	Total
Unbilled	$337	$432	$769
Current	13	21	34
Past due	3	10	13

Total equipment installment plan receivables	$353	$463	$816

The balance and aging of the equipment installment plan receivables on a gross basis by credit category for the year ended December 31, 2011 are as follows:

	Credit Category
(dollars in millions)	Prime	Subprime	Total
Unbilled	$124	$164	$288
Current	5	7	12
Past due	3	3	6

Total equipment installment plan receivables	$132	$174	$306

The Company records bad debt expense based on an estimate of the percentage of equipment revenue that will not be collected. This estimate is based on a number of factors including historical write-off experience, credit quality of the customer base, and other factors such as macro-economic conditions. The Company monitors the aging of its equipment installment plan receivables and writes-off account balances if collection efforts are unsuccessful and future collection is unlikely based on customer credit ratings and the length of time from the original billing date.

Activity in the allowance for credit losses for the equipment installment plan receivables was as follows:

(dollars in millions)	2012	2011	2010
Allowances at beginning of year	$51	$34	$16
Change in deferred interest on short-term and long-term installment receivables	69	36	5
Bad debt expense	85	35	65
Write-offs	(80)	(54)	(52)

Allowances at end of year	$125	$51	$34

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Included in the allowance for credit losses is deferred interest of $110 million, $41 million and $5 million for the years ended December 31, 2012, 2011 and 2010 respectively.

6.    Property and Equipment

(dollars in millions)	Useful Lives	2012	2011
Buildings and improvements	Up to 40 years	$676	$998
Wireless communications systems	3–20 years	21,147	20,068
Capitalized software	3–7 years	5,078	4,222
Equipment and furniture	3–5 years	1,991	2,007
Construction in progress		1,659	1,007
Accumulated depreciation and amortization		(17,744)	(15,599)

Property and equipment, net		$12,807	$12,703

Depreciation expense relating to property and equipment was $3.2 billion, $2.9 billion and $2.7 billion for the years ended December 31, 2012, 2011 and 2010, respectively. For the year ended December 31, 2012, the Company recorded additional depreciation expense of $268 million as a result of adjustments to useful lives of network equipment expected to be replaced in connection with T-Mobile’s network modernization plans.

As a result of changes in useful life assumptions for property and equipment based on performance of a useful life study, the Company increased the useful lives of certain asset classes effective January 1, 2010, resulting in a reduction of depreciation of approximately $268 million for the year ended December 31, 2010.

As a result of a reassessment of cell site lease renewal options reasonably assured of exercise (Note 19), the Company shortened useful life assumptions for certain long-lived assets related to cell sites effective July 1, 2010, resulting in approximately $76 million additional depreciation expense in 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

7.    Goodwill, Spectrum Licenses and Other Intangible Assets

Goodwill and Spectrum Licenses

The change in carrying values of goodwill and spectrum licenses for the years ended December 31, 2012 and 2011 is as follows:

(dollars in millions)	Balances at December 31, 2010	Additions and Disposals	Impairment	Balances at December 31, 2011	Additions and Disposals	Impairment	Balances at December 31, 2012
Goodwill (at cost)	$18,465	$—	$—	$18,465	$—	$—	$18,465
Accumulated impairment	(6,421)	—	(3,910)	(10,331)	—	(8,134)	(18,465)

Goodwill	12,044	—	(3,910)	8,134	—	(8,134)	—

Spectrum licenses (at cost)	23,213	38	—	23,251	1,701	—	24,952
Accumulated impairment	(7,931)	4	(2,510)	(10,437)	35	—	(10,402)

Spectrum licenses	$15,282	$42	$(2,510)	$12,814	$1,736	$—	$14,550

The Company assesses the carrying value of its goodwill and other indefinite-lived intangible assets (spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such assets might be impaired.

2012 Goodwill Impairment and Indefinite-Lived Intangible Assets Assessment

On October 3, 2012, Deutsche Telekom and MetroPCS announced a business combination agreement, which provides for the combination of T-Mobile and MetroPCS. Under the terms of the business combination agreement, Deutsche Telekom will receive 74% of the fully-diluted shares of common stock of the combined company (calculated pursuant to the business combination agreement) in exchange for its contribution of all of T-Mobile’s common stock (Note 3).

The Company determined that the announced transaction was a triggering event for a goodwill impairment assessment as of September 30, 2012. The fair value of T-Mobile implied by using the market value of MetroPCS and the exchange terms contemplated in the business combination agreement was less than the carrying amount, including goodwill, of the Company’s single reporting unit as of September 30, 2012. The Company used the fair value implied by the transaction to estimate the fair value of the reporting unit in step one of its goodwill impairment test as it incorporates observable inputs that are considered as Level 2 in the fair value hierarchy. In determining the fair value of the reporting unit, the Company also considered alternative valuation methodologies, including valuation based upon earnings-multiples and discounted cash flow. Historically, the Company estimated the fair value of the reporting unit using a discounted cash flow approach due to the absence of comparable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

observable market data. Because the first step in the impairment process indicated that the carrying value exceeded the fair value of the reporting unit as of September 30, 2012, the Company performed the second step in the goodwill impairment test.

As a result of the second step impairment analysis, the Company concluded that the implied goodwill was $0, and recognized a noncash impairment charge of $8.1 billion as of September 30, 2012. The Company also recorded a related deferred tax benefit of $74 million to reflect the impact on the respective deferred tax liability due to the reduced book to tax basis difference of goodwill. The Company attributes this impairment to the business impacts from the highly competitive environment in the U.S. wireless telecommunications industry and the ongoing challenges in attracting and retaining branded contract customers.

The Company’s annual impairment assessment of indefinite-lived intangible assets (spectrum licenses) as of December 31, 2012 resulted in no impairment.

2011 Goodwill and Spectrum Licenses Impairment Assessment

In connection with its annual assessment for impairment of goodwill and indefinite-lived intangible assets spectrum licenses as of December 31, 2011, the Company recorded a noncash impairment charge of $3.9 billion against the carrying value of goodwill and $2.5 billion against the carrying value of its spectrum licenses. Both amounts are included in impairment charges in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2011. The Company also recorded a related deferred tax benefit of $1.0 billion to reflect the impact on the respective deferred tax liability due to the reduced book to tax basis difference of goodwill and spectrum licenses.

In step one of the 2011 goodwill impairment test, the carrying value of the reporting unit was determined to exceed its fair value due to the Company experiencing legal and regulatory challenges against a planned sale of the reporting unit, subscriber declines and lower service revenues, which resulted in a reduction in the estimated fair value of the reporting unit as compared to the 2010 estimate of fair value.

The Company estimated the fair value of the reporting unit using an income approach, specifically based on the present value of estimated future cash flows. Future cash flows were based on the Company’s estimates of revenues, earnings before interest, tax, depreciation and amortization as a percentage of service revenues (“EBITDA margin”), and a long-term growth rate taking into consideration expected industry and market conditions. The cash flows were discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows.

The estimated fair value of the reporting unit was lower than its carrying value, so the Company performed the second step of the impairment test, to determine the amount of the goodwill impairment.

In its annual impairment test of spectrum licenses the Company estimated the fair value using the Greenfield approach, which is an income approach. Future cash flows were based on the Company’s estimates and assumptions of revenues, EBITDA margin, network build-out period, and a long-term growth rate for a market participant taking into consideration expected

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

industry and market conditions. The cash flows were discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. Due to adverse changes in the competitive landscape and regulatory environment in 2011, management changed its assumptions on which market participants would be able to transact for the asset leading to declines in the estimated cash flows used to value the spectrum licenses. At December 31, 2011, the estimated fair value of the spectrum licenses was lower than its carrying value so the Company recognized the impairment charge as described above.

Acquisition of Spectrum Licenses

During the year ended December 31, 2012, the carrying value of T-Mobile’s spectrum licenses increased primarily as a result of spectrum acquisition activities. T-Mobile acquired spectrum licenses valued at $1.2 billion from Deutsche Telekom, which Deutsche Telekom had received from AT&T Inc. (“AT&T”) as a component of the break-up consideration related to the failed acquisition of T-Mobile by AT&T in 2011. In addition, T-Mobile completed a transaction to purchase from and exchange with Verizon Communications Inc. (“Verizon”) certain Advanced Wireless Services (“AWS”) spectrum licenses. As a result of the transaction, the Company received AWS spectrum licenses and transferred certain of its AWS spectrum licenses along with a cash payment to Verizon. A gain of $156 million was recognized as a result of this transaction and is recorded in other, net.

Other Intangible Assets

The components of intangible assets subject to amortization are as follows:

(dollars in millions)	Useful Lives	2012	2011
Customer list	1–6 years	$209	$209
Other	Up to 25 years	113	68
Accumulated amortization		(243)	(216)

Other intangible assets, net		$79	$61

Amortization Expense

Amortization expense for intangible assets subject to amortization was $27 million, $51 million and $52 million for the years ended December 31, 2012, 2011 and 2010, respectively. Estimated aggregate future amortization expense for intangible assets subject to amortization is $16 million in 2013, $12 million in 2014, $12 million in 2015, $12 million in 2016, $7 million in 2017 and $20 million thereafter.

8.    Investments in Unconsolidated Affiliates

T-Mobile makes contributions to JVL Ventures LLC, a joint venture created in 2010 with AT&T Mobility and Verizon Wireless chartered with implementing a national mobile commerce payment network. The Company accounts for its investment in this joint venture on an equity basis based on its 20% share of the joint venture and records its share of the joint venture’s net losses. The Company’s share of the losses is not material to the financial statements. The Company contributed $43 million and $18 million to the joint venture during the years ended

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

December 31, 2012 and 2011, respectively for a total contribution to date of $71 million. In accordance with the terms of the joint venture agreement, certain performance measures may be triggered in 2013 and the Company may opt to contribute additional capital ratably based on its equity ownership percentage over the operating life of the joint venture.

9.    Variable Interest Entities

CIVS VII

Cook Inlet/VoiceStream GSM VII PCS Holdings LLC, (“CIVS VII”) is a joint venture funded by contributions from the Company and Cook Inlet Voice and Data Services, Inc. (“Cook Inlet). CIVS VII is managed by Cook Inlet and owns spectrum licenses. The Company utilizes these spectrum licenses under certain operating agreements and compensates CIVS VII based on minutes of use. The maximum aggregate contribution is $80 million for Cook Inlet. The maximum aggregate contribution for T-Mobile is $453 million of which it has contributed $155 million. The results of CIVS VII have been consolidated in the Company’s financial statements, which include $236 million in assets held by the joint venture as of December 31, 2012 and 2011.

In conjunction with the joint venture agreement for CIVS VII, the Company entered into an Exchange Rights Agreement with Cook Inlet. The existing agreement allows Cook Inlet, with advance notice, to exchange its ownership interest in the joint venture for cash equal to the sum of Cook Inlet’s original contribution to the joint venture plus accrued interest. The agreement also provides T-Mobile, with advance notice, the right to terminate Cook Inlet’s exchange right during the first five years, or to cause Cook Inlet to exchange its joint venture interest for cash beginning on the sixth anniversary and continuing for 10 years. The exchange right does not meet the definition of a derivative instrument. The terms of the Exchange Rights Agreement is accounted for as a financing of the Company’s purchase of Cook Inlet’s interest in the joint venture, resulting in the derecognition of a noncontrolling interest.

On February 28, 2013, Cook Inlet and T-Mobile entered into an amended exchange rights agreement in which Cook Inlet would receive approximately $94 million in exchange for its interest in the joint venture in 2013, pending regulatory approval (Note 21).

MPL Site SPEs

The Company’s MPL Site SPEs created in the Tower Transaction described in Note 4 are variable interest entities.

10.    Accrued Liabilities

Accrued liabilities are summarized as follows:

(dollars in millions)	2012	2011
Property and other taxes	$464	$482
Payroll and benefits	351	448
Dealer commissions	138	143
Toll and interconnect	49	39
Advertising	130	29
Other	182	91

	$1,314	$1,232

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

11.    Fair Value Measurements and Derivative Instruments

The Company accounts for certain assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs that reflect quoted prices in active markets for identical assets or liabilities;

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

Level 3	Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions.

T-Mobile uses observable market data, when available. Assets and liabilities of the Company measured at fair value include interest rate swaps, cross currency interest rate swaps designated as cash flow hedges, and investments and obligations related to the Company’s nonqualified deferred compensation plan. During the years ended December 31, 2012 and 2011, the Company did not have any transfers between Levels 1, 2 or 3 in the three-tier value hierarchy.

Interest Rate Swaps

The Company manages interest rate risk by entering into interest rate swaps, which are included in other current assets as of December 31, 2012 and 2011. The total notional amount of such interest rate swaps held by the Company at December 31, 2012 and 2011 was $3.6 billion and $2.8 billion, respectively. Interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument’s term, notional amount, discount rate and credit risk.

The Company’s interest rate swaps are classified as Level 2 in the three-tier value hierarchy. The Company recorded gains on the change in the fair value of the interest rate swaps of $71 million, $73 million and $117 million during the years ended December 31, 2012, 2011 and 2010, respectively, which were included in interest expense.

Cross Currency Interest Rate Swaps

The Company entered into three cross currency interest rate swaps designated as cash flow hedges to exchange the proceeds from approximately $2.3 billion of intercompany Euro denominated notes payable to affiliates assumed on October 1, 2010 into U.S. dollars and to fix the future interest and principal payments in U.S. dollars, as well as mitigate the impact of foreign currency transaction gains or losses over the terms of the payables to affiliates extending to 2025. The fair value of the cross currency interest rate swaps as of December 31, 2012 was $144 million included in other assets. The fair value of the cross currency interest rate swaps as of December 31, 2011 was $8 million included in other assets, and $17 million included in other long-term liabilities. Cross currency interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument’s term, notional amount, discount rate and credit risk.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

The Company evaluates hedge effectiveness at the inception of the hedge prospectively as well as retrospectively and at the end of each reporting period, records any ineffective portion of the hedging instruments in interest expense. In the years ended December 31, 2012 and 2011, the hedges were evaluated as 100% effective, thus no gain (loss) was recognized in interest expense due to hedge ineffectiveness.

The Company’s cross currency interest rate swaps are classified as Level 2 in the three-tier value hierarchy. For the year ended December 31, 2012, a $95 million, net of tax, gain on the cross currency interest rate swaps was recognized in other comprehensive (loss) income. For the year ended December 31, 2011, a $47 million, net of tax, loss on the cross currency interest rate swaps was recognized in other comprehensive (loss) income.

Nonqualified Deferred Compensation Plan

Included in long-term investments and other long-term liabilities are available for sale securities and obligations, respectively, relating to the Company’s nonqualified deferred compensation plan, which are valued using quoted market prices in active markets or broker-dealer quotations. The nonqualified deferred compensation plan assets and liabilities are classified as Level 1 in the three-tier value hierarchy.

The following tables provide a summary by level of the fair value of financial instruments as of December 31, 2012 and 2011 that are measured on a recurring basis:

	2012
(dollars in millions)	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$106	$—	$106
Cross currency interest rate swaps	—	144	—	144
Nonqualified deferred compensation plan	31	—	—	31

	$31	$250	$—	$281

Liabilities
Nonqualified deferred compensation plan	$31	$—	$—	$31

	$31	$—	$—	$31

	2011
(dollars in millions)	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$96	$—	$96
Cross currency interest rate swaps	—	8	—	8
Nonqualified deferred compensation plan	22	—	—	22

	$22	$104	$—	$126

Liabilities
Cross currency interest rate swaps	$—	$17	$—	$17
Nonqualified deferred compensation plan	22	—	—	22

	$22	$17	$—	$39

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

The following table summarizes the fair values of derivatives not designated as hedging instruments in the Consolidated Balance Sheets at December 31, 2012 and 2011:

	Derivatives Not Designated as Hedging Instruments
(dollars in millions)	2012	2011
Assets
Interest rate swaps	$106	$96

	$106	$96

Liabilities
Interest rate swaps	$—	$—

	$—	$—

The following table summarizes the activity related to derivatives not designated as hedging instruments in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010:

	Derivatives Not Designated as Hedging Instruments
(dollars in millions)	2012	2011	2010
Amount of gain recognized in income
Interest rate swaps	$71	$73	$117

	$71	$73	$117

The following table summarizes the fair values of derivatives designated as hedging instruments in the Consolidated Balance Sheets at December 31, 2012 and 2011:

	Derivatives Designated as Hedging Instruments
(dollars in millions)	2012	2011
Assets
Cross currency interest rate swaps	$144	$8

	$144	$8

Liabilities
Cross currency interest rate swaps	$—	$17

	$—	$17

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

The following tables summarizes the activity related to derivatives designated as hedging instruments in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010:

	Derivatives Designated as Hedging Instruments
(dollars in millions)	2012	2011	2010
Amount of loss recognized in other comprehensive income (loss), net of tax
Cross currency interest rate swaps	$95	$(47)	$(71)

	$95	$(47)	$(71)

12.    Payables to Affiliates

Payables to affiliates consist of notes payable, net of discounts and premiums, and other payables to affiliates. T-Mobile has obtained funding from Deutsche Telekom or its affiliates to meet working capital, capital expenditure, and other obligations. Notes payable arrangements with affiliates accrue interest from the date of issuance at stated interest rates or LIBOR plus an applicable margin, with accrued interest payable semi-annually, quarterly or monthly. The applicable interest rate on certain notes payable is subject to periodic change based on changes in the credit rating of Deutsche Telekom.

As of December 31, 2012, payables to affiliates were as follows:

(dollars in millions)	2012
Notes payable to affiliates, due 2013 (1.772%—7.099%)	$1,273
Notes payable to affiliates, due 2014 (2.696%—3.532%)	2,348
Notes payable to affiliates, due 2015 (2.843%)	1,905
Notes payable to affiliates, due 2016 (2.739%)	1,000
Notes payable to affiliates, due 2017	—
Notes payable to affiliates, thereafter (3.652%—8.195%)	7,956

14,482
Unamortized discount and premium, net	463
Other payables to affiliates	329

Total payables to affiliates	15,274
Less: Current portion of long-term notes payable to affiliates	1,290
Less: Other current payables to affiliates	329

Long-term payables to affiliates	$13,655

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

As of December 31, 2011, payables to affiliates were as follows:

(dollars in millions)	2011
Notes payable to affiliates, due 2012 (2.815%)	$644
Notes payable to affiliates, due 2013 (1.770%—7.099%)	1,273
Notes payable to affiliates, due 2014 (2.550%—3.531%)	2,348
Notes payable to affiliates, due 2015 (2.689%)	1,905
Notes payable to affiliates, due 2016 (2.738%)	1,000
Notes payable to affiliates, thereafter (3.992%—8.195%)	7,914

15,084
Unamortized discount and premium, net	543
Other payables to affiliates	468

Total payables to affiliates	16,095
Less: Current portion of long-term notes payable to affiliates	644
Less: Other current payables to affiliates	402

Long-term payables to affiliates	$15,049

The fair value of the Company’s notes payable to affiliates is determined based on a discounted cash flow approach which considers the future cash flows discounted at current rates. The approach includes an estimate for the stand alone credit risk of T-Mobile. The fair value measurements utilized to estimate the fair value of the Company’s notes payable to affiliates are classified as Level 2 in the three-tier value hierarchy described in Note 11. The following table presents the carrying amounts and fair values of the Company’s current and long-term notes payable to affiliates:

	2012		2011
(dollars in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes payable to affiliates	$14,945	$14,721	$15,627	$16,870

Although the Company has determined the estimated fair value amounts using available market information and commonly accepted valuation methodologies, considerable judgment is required in interpreting market data to develop fair value estimates. The fair value estimates are based on information available at December 31, 2012 and 2011. As such, the Company’s estimates are not necessarily indicative of the amount that the Company could realize in a current market exchange and current estimates of fair value could differ significantly.

13.    Employee Savings and Compensation Plans

Employee Retirement Savings Plan

The Company sponsors a retirement savings plan for the majority of its employees under section 401(k) of the Internal Revenue Code and similar plans. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. The plans match a percentage of employee contributions up to certain limits. Employer matching contributions were $59 million, $51 million and $58 million for the years ended December 31, 2012, 2011 and 2010, respectively.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Nonqualified Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan for certain employees. Assets related to the plan are held in a grantor trust and are subject to the claims of creditors in the event of bankruptcy. As of December 31, 2012, assets of $31 million were recorded at market value and classified as long-term investments and the related $31 million deferred liability was included in other long-term liabilities. As of December 31, 2011, assets of $22 million were recorded at market value and classified as long-term investments and the related $22 million deferred liability was included in other long-term liabilities. Realized investment gains and losses are recognized in earnings and changes in unrealized gains and losses, not considered to be other than temporary, are recorded in other comprehensive (loss) income.

Executive Compensation Plan

For the years up to 2010, T-Mobile granted performance-based cash bonus awards under its Phantom Share Plan (“PSP”). Under the PSP, awards could be earned, in whole or in part, based upon customer growth on a sliding scale from 60% to 150% of the original number of phantom shares granted.

The value of a phantom share appreciated or depreciated from its $10 per share face value in proportion to the change in the Company’s appraised enterprise value over the performance period. The value of an award was determined by multiplying the number of phantom share awards earned by the appraised value of a phantom share. Awards were earned and paid out ratably over a performance period of up to three years. Achievement of performance targets was determined annually and required approval by the Supervisory Board of Deutsche Telekom.

Effective January 1, 2011, T-Mobile replaced the PSP with a performance-based Long Term Incentive Plan (“LTIP”) that aligns to the Company’s long-term business strategy. LTIP awards are earned over a performance period of three years with 50% of the target value earned on a ratable schedule and 50% of the target value earned at the end of the three year performance period based on achievement of applicable performance metrics.

Compensation expense reported within operating expenses related to the Company’s PSP and executive compensation plan was $82 million, $52 million and $39 million for the years ended December 31, 2012, 2011 and 2010, respectively. Payments of $52 million, $33 million, and $41 million were made to participants related to T-Mobile’s executive bonus plans during the years ended December 31, 2012, 2011 and 2010, respectively.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

14.    Income Taxes

The total income tax expense (benefit) is summarized as follows:

(dollars in millions)	2012	2011	2010
Current tax expense (benefit)
Federal	$8	$(15)	$25
State and foreign	34	32	38

Total current tax expense	42	17	63
Deferred tax expense (benefit)
Federal	332	(383)	729
State and foreign	(31)	(65)	(14)

Deferred tax expense (benefit) exclusive of the effect of the change in valuation allowance	301	(448)	715
Change in valuation allowance	7	215	45

Total deferred tax expense (benefit)	308	(233)	760
Other noncurrent tax contingencies	—	—	(1)

Total income tax expense (benefit)	$350	$(216)	$822

The reconciliation between the United States federal statutory income tax rate and T-Mobile’s effective income tax rate is as follows:

	2012	2011	2010
Federal statutory income tax rate	35.00%	35.00%	35.00%
State taxes, net of federal benefit	2.49	2.56	2.21
Change in valuation allowance	(0.10)	(4.36)	2.07
Impairment charges	(43.45)	(28.27)	—
Other, net	1.05	(0.54)	(1.52)

Effective income tax rate	(5.01)%	4.39%	37.76%

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Significant components of deferred income tax assets and liabilities, tax effected, are as follows:

(dollars in millions)	2012	2011
Deferred tax assets
Loss carryforwards	$2,210	$2,426
Leases	755	672
Reserves and accruals	256	296
Federal alternative minimum tax credits	182	171
Other	184	164

Total deferred tax assets	3,587	3,729

Deferred tax liabilities
Intangible assets	(3,789)	(3,542)
Property and equipment	(2,222)	(2,271)
Other	(42)	(39)

Total deferred tax liabilities	(6,053)	(5,852)
Less: Valuation allowance	(497)	(491)

Net deferred tax liabilities	$(2,963)	$(2,614)

(dollars in millions)	2012	2011
Current deferred tax asset, net	$655	$668
Non-current deferred tax liability, net	(3,618)	(3,282)

Net deferred tax liability	$(2,963)	$(2,614)

As of December 31, 2012, the Company has approximately $4.9 billion in federal net operating loss (“NOL”) carryforwards. These federal NOL carryforwards will expire between 2018 and 2031. The Company’s ability to utilize NOL carryforwards in any given year may be limited by certain events, including a significant change in ownership interest. The Company has available federal Alternative Minimum Tax credit carryforwards for tax purposes of approximately $182 million which may be used indefinitely to reduce regular federal income taxes.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the ability to generate sufficient income of the appropriate character within the carryforward period available under tax law and in the appropriate taxing jurisdictions. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carryforward periods available for tax reporting purposes, and other relevant factors. As of December 31, 2012, the Company’s valuation allowance relates to certain state NOL carryforwards of $460 million that have been determined not to be more likely than not realizable. Furthermore, $37 million of valuation allowance relates to stock option deductions included in the NOL carryforwards which will be reversed as an increase to equity when the related deferred tax assets are ultimately realized.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

As of December 31, 2012, the Company has $12 million in unrecognized tax benefits that, if recognized, would affect the Company’s annual effective tax rate. The Company reports interest and penalties separately from income tax expense. During 2012, accrued interest and penalties associated with unrecognized tax benefits were insignificant. The Company does not anticipate any significant increases or decreases to unrecognized tax benefits during the next twelve months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(dollars in millions)	2012	2011	2010
Gross tax contingencies at beginning of year	$97	$19	$121
Gross decreases to tax positions in prior periods	(10)	—	(102)
Gross increases to current period tax positions	2	78	—

Gross tax contingencies at end of year	$89	$97	$19

Due to T-Mobile’s NOL carryforwards, all tax years remain subject to examination by the Internal Revenue Service, although years prior to 2009 are closed for assessment. State tax examination/assessment laws operate in a manner similar to Federal.

15.    Earnings Per Share

Basic and diluted (loss) earnings per share is computed as net (loss) income divided by the weighted-average number of common shares outstanding for the period. Previously granted stock options for Deutsche Telekom stock were granted as part of the Company’s legacy stock option incentive plan and therefore resulted in stock-based compensation expense to the Company. However, these awards do not affect the Company’s equity structure and, therefore, do not represent potentially dilutive securities of the Company. As the Company has not issued any potentially dilutive securities, basic and diluted net (loss) income calculations are identical.

The computation of basic and diluted (loss) earnings per share (“EPS”) was as follows:

(dollars in millions, except per share amounts)	2012	2011	2010
Basic and Diluted EPS:
Net (loss) income	$(7,336)	$(4,718)	$1,357
Net income attributable to noncontrolling interest	—	—	(3)

Net (loss) income attributable to T-Mobile USA, Inc.	$(7,336)	$(4,718)	$1,354

Weighted average shares outstanding—basic and diluted	292,669,971	292,669,971	292,669,971

Net (loss) income per common share—basic and diluted	$(25.07)	$(16.12)	$4.63

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

16.    Related Party Transactions

T-Mobile has obtained funding from Deutsche Telekom or its affiliates to meet working capital, capital expenditure, and other obligations. As of December 31, 2012, 2011 and 2010, the Company had significant payables due to Deutsche Telekom or its affiliates (Note 12). On October 1, 2010, T-Mobile distributed additional paid-in capital of $5.0 billion to Deutsche Telekom, funded through the assumption of $5.2 billion of notes payable to affiliates, net of $0.2 billion due for cross currency interest rate swaps entered into as economic hedges in connection with the debt assumption (Note 11). The Company had information technology service commitments with Deutsche Telekom or its affiliates of $16 million as of December 31, 2012 (Note 19).

The Company received net proceeds of $2.5 billion related to the Tower Transaction (Note 4) and distributed $2.4 billion of this amount to Deutsche Telekom during the year end December 31, 2012.

Transactions associated with Deutsche Telekom or its affiliates are included in various items in the accompanying Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Income (Loss), and Consolidated Statements of Cash Flows. The following tables summarize the transactions with Deutsche Telekom or its affiliates:

(dollars in millions)	2012	2011	2010
Related party revenues related to roaming agreements	$15	$20	$22
Related party expenses related to roaming agreements	6	11	14
Fees incurred for use of the T-Mobile brand	50	52	54
Interest expense to affiliates, excluding amounts capitalized	670	680	569
Net gains related to changes in fair value of interest rate swaps	71	73	117
Net gain (loss) related to changes in the fair value of cash flow hedges recorded in other comprehensive (loss) income	95	(47)	(71)
Purchases of telecommunications and IT services	105	108	61

(dollars in millions)		2012	2011
Amount owed to the Company for affiliate receivables and cash management agreement		$682	$1,820

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

The Company has intercompany interest rate swap agreements (“swaps”) and cross currency interest rate swaps with Deutsche Telekom or its affiliates (Note 11). The cross currency interest rate swaps are designated as cash flow hedges:

	2012		2011		2010
(dollars in millions for notional amounts)	Number of Contracts	Notional Amounts	Number of Contracts	Notional Amounts	Number of Contracts	Notional Amounts
Interest rate swaps entered into during the year	3	$2,300	—	$—	5	$1,750
Interest rate swaps terminated during the year	1	500	—	—	—	—
Interest rate swaps matured during the year	3	1,050	5	2,000	2	900
Interest rate swaps outstanding at year-end	7	3,550	8	2,800	13	4,800
Cash flow hedges entered into during the year	—	—	—	—	3	2,300
Cash flow hedges outstanding at year-end	3	2,300	3	2,300	3	2,300

As of December 31, 2012, the intercompany interest rate swaps outstanding had an aggregate net fair value of $106 million and the cash flow hedges have an aggregate negative net fair value of $144 million. As of December 31, 2011, the intercompany interest rate swaps outstanding had an aggregate net fair value of $96 million and the cash flow hedges have an aggregate negative net fair value of $8 million.

For the purposes of securing T-Mobile’s obligations to provide handset insurance services (Note 1), Deutsche Telekom issued a $58 million letter of credit on the Company’s behalf in 2010. As of December 31, 2012 and 2011, there was no balance outstanding on the letter of credit.

17.    Restructuring Costs

In 2012, T-Mobile consolidated its call center operations from 24 to 17 facilities. In addition, T-Mobile restructured and optimized operations in other parts of the business to strengthen T-Mobile’s competiveness in the U.S. marketplace. Major costs incurred primarily related to lease buyout costs, severance payments and other personnel-related restructuring costs. In regards to these restructuring activities, the Company recognized total costs of approximately $85 million during year ended December 31, 2012 as restructuring costs. Substantially all costs related to this consolidation effort have been incurred as of December 31, 2012. As of December 31, 2012, $32 million of costs incurred were included in accrued liabilities.

Activity associated with restructuring costs in accrued liabilities was as follows:

(dollars in millions)	2012
Balance as of December 31, 2011	$—
Personnel related restructuring costs	50
Nonpersonnel related restructuring costs	35
Cash payments	(53)

Balance as of December 31, 2012	$32

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

18.    Supplemental Cash Flow Information

(dollars in millions)	2012	2011	2010
Interest and income tax payments
Interest payments-affiliates	$828	$831	$678
Interest payments-other	17	4	5
Income tax payments, net of refunds received	42	16	70

Noncash investing and financing activities
Increase (decrease) in accounts payable for purchases of property and equipment	465	(294)	(17)
Relinquishment of accounts receivable from affiliates in satisfaction of notes payable to affiliates	644	500	2,615
Equity distribution in exchange for payables to affiliates (Note 16)	—	—	5,000
Assumption of payables to affiliates in exchange for derivatives	—	—	166
Rollover of current payables to affiliates	—	—	3,150
Acquisition of the remaining interest in a rural wireless carrier in exchange for spectrum licenses	—	—	32
Noncash portion of spectrum license swap transactions	470	50	—
Spectrum licenses received in exchange for accounts receivable from affiliates	1,163	—	—

19.    Commitments and Contingencies

Operating Leases

T-Mobile operates cell sites, switch sites, retail stores and office facilities, which are leased with contractual terms expiring between 2013 and 2028. The majority of cell site leases have an initial term of five years, with renewal options for varying additional five-year periods. The Company considers renewal options on leases that are reasonably assured of exercise only up to a total term ending closest to 15 years from inception or acquisition of the lease.

The Company continues to recognize rent expense, including the effect of fixed increases in rent, on a straight-line basis over the term estimated at inception or acquisition of the lease. Beginning in 2010, the Company assessed reasonably assured renewals for all new leases and began recording rent expense on a straight-line basis over a term ending closest to 15 years. The disclosure of the future minimum lease payments under operating leases have been modified to exclude rentals during periods covered by renewal options that are no longer considered to be reasonably assured of exercise.

T-Mobile has operating leases with local exchange carriers for dedicated transportation lines. The original terms of these commitments vary from five years up to ten years.

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Future minimum payments required under dedicated transportation lines and other operating leases over their remaining terms, including reasonably assured renewals are summarized below:

(dollars in millions)	Dedicated Transportation Lines	Other Operating Leases
Years Ending December 31,
2013	$196	$1,499
2014	127	1,501
2015	82	1,475
2016	39	1,444
2017	20	1,390
Thereafter	11	5,853

	$475	$13,162

Aggregate rental expense for cell sites, switch sites, retail stores and office facilities, including accounting for lease expense on a straight line basis was $1.8 billion for the year ended December 31, 2012 and $1.7 billion for the years ended December 31, 2011 and 2010. Aggregate rental expense for transportation lines under operating leases was $546 million, $670 million and $779 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Other Commitments

T-Mobile has commitments with local exchange carriers for non-dedicated transportation lines. The original terms of these commitments vary from five years up to ten years. Additionally included within the table below, the Company has entered into marketing sponsorship agreements and various other commitments with a variety of suppliers primarily to purchase handsets, network services, equipment, software and other items in the ordinary course of business, with various terms, through 2017. These amounts are not reflective of the Company’s entire anticipated purchases under the related agreements, but are generally determined based on the non-cancelable quantities or termination amounts to which the Company is contractually obligated.

During the year ended December 31, 2012, T-Mobile signed various agreements with suppliers under which it has incurred purchase commitments totaling $4.4 billion relating to LTE-capable network equipment and handsets.

Future minimum payments required under non-dedicated transportation lines and other purchase commitments over their remaining terms are summarized below:

(dollars in millions)	Non-Dedicated Transportation Lines	Other Purchase Commitments
Years Ending December 31,
2013	$540	$1,206
2014	533	528
2015	518	86
2016	450	95
2017	335	2,730
Thereafter	248	—

	$2,624	$4,645

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

Bank Line of Credit

T-Mobile had a $150 million unsecured credit facility with U.S. Bank National Association available for working capital and other corporate purposes. The credit facility had variable interest rates based on LIBOR, plus a specified margin. The credit facility contained provisions to maintain compliance with certain covenants. The Company had no borrowings outstanding and the credit facility expired as of December 31, 2011.

Capital Contribution Commitments

T-Mobile, AT&T and Verizon have partnered to create a national mobile commerce payment network. In accordance with the terms of the joint venture agreement, certain performance measures may be triggered in 2013 and the Company may opt to contribute additional capital ratably based on its equity ownership percentage over the operating life of the joint venture.

Contingencies and Litigations

T-Mobile is party to various claims, legal actions and complaints from time to time in the ordinary course of business. While the Company cannot predict the outcome of these matters with absolute certainty, the Company believes that all such matters are adequately indemnified by third parties, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not likely have a material adverse effect on the Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Income (Loss) or Consolidated Statements of Cash Flows. These statements are based on the Company’s current understanding of relevant facts and circumstances. As such, the Company’s view of these matters is subject to inherent uncertainties and may change in the future.

20.    Termination of Agreement for Sale of T-Mobile to AT&T

On March 20, 2011, Deutsche Telekom and AT&T entered into a definitive agreement (the “Stock Purchase Agreement”) under which AT&T would have acquired T-Mobile from Deutsche Telekom in a cash and stock transaction valued at approximately $39 billion, subject to adjustment in accordance with the agreement. On August 31, 2011, the U.S. Department of Justice (“DOJ”) filed a complaint in the Federal District Court of Washington, D.C. to block the acquisition. On November 24, 2011, AT&T and Deutsche Telekom withdrew their pending applications at the FCC for the transfer of T-Mobile spectrum licenses to AT&T as part of AT&T’s acquisition of T-Mobile. On December 20, 2011, AT&T and Deutsche Telekom jointly announced the termination of the Stock Purchase Agreement. AT&T agreed to provide Deutsche Telekom with additional consideration (“break-up consideration”) under the terminated Stock Purchase Agreement. As a result, AT&T made a $3.0 billion cash payment to Deutsche Telekom in December 2011. The break-up consideration also included the right to the transfer of AWS spectrum and a long-term agreement on UMTS roaming within the U.S. that was subsequently received in 2012. None of the components of the break-up consideration were reflected in T-Mobile’s consolidated financial statements as of December 31, 2011.

During the year ended December 31, 2012, T-Mobile acquired spectrum licenses valued at $1.2 billion from Deutsche Telekom related to the break-up consideration (Note 7).

T-MOBILE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

In connection with this terminated transaction, T-Mobile incurred AT&T transaction-related costs of $20 million and $187 million for the years ended December 31, 2012 and 2011, respectively, primarily consisting of employee-related expenses.

21.    Subsequent Events

On February 28, 2013, Cook Inlet and T-Mobile entered into an amended exchange rights agreement in which Cook Inlet would receive approximately $94 million in exchange for its interest in the joint venture in 2013, pending regulatory approval (Note 9).

Subsequent events were evaluated for disclosure through March 1, 2013, the date on which the financial statements were issued.

Additional Information and Where to Find It

This document relates to a proposed transaction between MetroPCS and Deutsche Telekom AG (“Deutsche Telekom”). In connection with the proposed transaction, MetroPCS filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on February 25, 2013, which will be superseded by a new definitive proxy statement to be filed by MetroPCS with the SEC. MetroPCS investors and security holders are urged to read carefully the definitive proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed transaction. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting MetroPCS’ Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information about MetroPCS’ directors and executive officers is available in MetroPCS’ annual report on Form 10-K, filed March 1, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials filed with the SEC regarding the proposed transaction. Investors should read the definitive proxy statement carefully before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, and statements about our beliefs, opinions, projections, strategies, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions. Forward looking statements include statements regarding the prospects and value creation capability of the combined company, the projected synergies and our ability to achieve them, the value the transaction represents, the potential earnings of the combined company, the projected share upside, the projected financing costs, and any statements made regarding our strategy, prospects or future performance.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile USA, Inc. (“T-Mobile”) and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required stockholder approvals or required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the proposed transaction, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in MetroPCS’ 2012 Annual Report on Form 10-K, filed March 1, 2013 and other filings with the SEC available at the SEC’s website (www.sec.gov). The results for any prior period may not be indicative of results for any future period.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements. MetroPCS, Deutsche Telekom and T-Mobile do not undertake a duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.